SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Westside Energy Corporation

(Name of Registrant as Specified In Its Charter)

NA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSED BUSINESS COMBINATION—YOUR VOTE IS VERY IMPORTANT

The board of directors of Westside Energy Corporation has agreed upon a transaction to combine Westside with the Crusader Energy group, which includes the following seven privately held companies engaged in the oil and gas business:

•	Knight Energy Group, LLC;

•	Knight Energy Group II, LLC;

•	Hawk Energy Fund I, LLC;

•	RCH Upland Acquisition, LLC;

•	Knight Energy Management, LLC;

•	Crusader Energy Group, LLC; and

•	Crusader Management Corporation.

We refer to these seven companies as the Crusader entities. Pursuant to the contribution agreement entered into between Westside and the Crusader entities, Westside will acquire each of the Crusader entities. At the annual meeting, you will be asked to consider and vote on proposals related to this business combination, as further described in the accompanying proxy statement.

If the business combination is consummated,

•

Westside will issue approximately 171.7 million shares of its common stock to the owners of the Crusader entities, which will represent approximately 87% of the shares of common stock outstanding after the transaction,

•	Westside will grant options to purchase 35 million shares of common stock to the management and employees of the Crusader entities,

•	the members of the board of directors of Westside will resign and be replaced by nominees of the Crusader entities,

•	the members of our management team will resign and be replaced by executive officers of the Crusader entities, and

•	Westside will change its name to Crusader Energy Group Inc.

After careful consideration, the board of directors of Westside has unanimously determined that the combination with the Crusader entities and the issuance of our common stock in the transaction are advisable and in the best interests of Westside and its stockholders and has unanimously approved the proposals described in the accompanying proxy statement. Our board of directors unanimously recommends that you vote FOR each of the proposals to be voted on at the annual meeting.

The Westside common stock is listed on the American Stock Exchange, or AMEX, under the symbol “WHT.”

Your vote is very important. We cannot complete the business combination unless the Westside common stockholders vote to approve certain proposals related to the transaction.

This document contains answers to frequently asked questions and a summary of the important terms of the transaction and related matters, followed by a more detailed discussion. We encourage you to read this document carefully.

For a discussion of certain significant matters that you should consider before voting on the matters described in the proxy statement, see “ Risk Factors” beginning on page 13.

This document is dated                     , 2008 and is first being mailed to stockholders of Westside on or about                     , 2008.

WESTSIDE ENERGY CORPORATION

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

(214) 522-8990

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2008

To the stockholders of Westside Energy Corporation:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Westside Energy Corporation will be held at         , on                     , 2008 at                     , Dallas, Texas time, for the following purposes:

1.	to consider and vote upon a proposal to issue an aggregate of approximately 171.7 million shares of common stock to the owners of Knight Energy Group, LLC, Knight Energy Group II, LLC, Hawk Energy Fund I, LLC and RCH Upland Acquisition, LLC in exchange for all of the equity ownership interests in such entities pursuant to a contribution agreement among the foregoing entities, Crusader Energy Group, LLC, Knight Energy Management, LLC, Crusader Management Corporation, the owners of such entities and Westside;

2.	to consider and vote upon a proposal to adopt the Westside 2008 Long Term Incentive Plan (the “2008 LTIP”) and the grant of options to purchase 35 million shares of common stock under the 2008 LTIP;

3.	to consider and vote upon a proposal to amend Westside’s articles of incorporation to increase the number of authorized shares of common stock to 500 million;

4.	to consider and vote upon a proposal to amend Westside’s articles of incorporation to change its name to “Crusader Energy Group Inc.”;

5.	to consider and vote upon a proposal to authorize the Westside board of directors to effect a one-for-two reverse split of Westside’s common stock;

6.	to elect seven nominees of the Crusader entities to serve on the board of directors commencing on the date of, and subject to, the closing of the contribution agreement, or to elect five Westside alternate nominees to serve on the board of directors if the contribution agreement is not closed, in either case, until their successors are duly elected and qualified or until their earlier, death, resignation or removal; and

7.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on                     , 2008 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof. Each share of Westside common stock is entitled to one vote per share. The approval of proposals 1 and 2 above require the affirmative vote of a majority of the shares of Westside common stock voting at the annual meeting on such proposals. The approval of proposals 3, 4 and 5 above requires the affirmative vote of a majority of the outstanding shares of Westside common stock. The election of directors requires the affirmative vote of a plurality of shares of Westside’s common stock present and voting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at Westside’s offices in Dallas, Texas during normal business hours by any holder of Westside common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any Westside stockholder may inspect it for any purpose relevant to the annual meeting.

The board of directors of Westside has unanimously approved the business combination, the issuance of common stock to the owners of the Crusader entities, the 2008 LTIP and the grant of options to purchase 35 million shares of common stock under the 2008 LTIP and the other transactions contemplated by the contribution agreement and unanimously recommends that Westside stockholders vote at the annual meeting “FOR” proposals 1-6 above.

By Order of the Board of Directors,

/s/ DOUGLAS G. MANNER
Douglas G. Manner Chief Executive Officer

Dallas, Texas

                    , 2008

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may revoke your proxy by voting your shares.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Westside from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Westside at the following address:

Westside Energy Company

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

Attention: Sean J. Austin

Telephone: (214) 522-8990

www.westsideenergy.com

You will not be charged for any of these documents that you request. If you would like to request documents from Westside, please do so by                     , 2008 to receive timely delivery of the documents in advance of the meeting.

See “Where You Can Find More Information” on page 127.

Westside has furnished all information in this document concerning itself and its subsidiaries. The Crusader entities have furnished all information in this document concerning themselves.

For an explanation of certain oil and gas industry terms used in this document, you should read “Glossary of Oil and Gas Terms” beginning on page 128.

i

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Set forth below are commonly asked questions and answers about the proposed business combination of Westside and the Crusader entities, including, if applicable, parenthetical page references to the more complete discussion in this document of the questions answered in this section. For a more complete description of the legal and other terms of the proposed business combination, please read carefully this entire document and the other available information referred to in “Where You Can Find More Information” on page 127.

Q:	What will happen if the business combination occurs?

A:	Under the contribution agreement, we will acquire all of the equity interests in the Crusader entities in exchange for approximately 171.7 million newly issued shares of our common stock and a cash payment of approximately $500,000. As a result of the business combination, the Crusader entities will become our wholly-owned subsidiaries and the owners of the Crusader entities will own approximately 87% of the outstanding shares of our common stock. All of our directors and executive officers will resign at the closing and will be replaced by Crusader director nominees and executive officers. Crusader management and employees will be granted options to purchase 35 million shares of our common stock under our 2008 Long Term Incentive Plan, which we refer to in the proxy statement as the 2008 LTIP. The exercise price of these options will be $3.00. In addition, we will change our name to Crusader Energy Group Inc., and relocate our principal executive offices to Oklahoma City, Oklahoma. We are also proposing a one-for-two reverse split of our common stock. Unless otherwise indicated, the number of shares of our common stock and options to acquire our common stock and the exercise price of such options in this proxy statement are stated without giving effect to the reverse stock split.

Q:	Why is it important for Westside stockholders to vote?

A:	We cannot complete the business combination contemplated by the contribution agreement unless our stockholders vote to approve the issuance of common stock to the owners of the Crusader entities and the amendment to our articles of incorporation to increase our authorized shares of common stock. Also, the Crusader entities may terminate the contribution agreement if our stockholders do not approve any of the other matters submitted for approval at the annual meeting, other than the reverse stock split. We refer to these proposals that will be submitted for approval at the annual meeting, other than the proposal for the reverse stock split, as the required proposals.

Q:	Who are the Crusader entities?

A:	The Crusader entities are the following seven privately owned companies engaged in the acquisition, exploration, development and production of oil and gas properties:

•	Knight Energy Group, LLC;

•	Knight Energy Group II, LLC;

•	Hawk Energy Fund I, LLC;

•	RCH Upland Acquisition, LLC;

•	Knight Energy Management, LLC;

•	Crusader Energy Group, LLC; and

•	Crusader Management Corporation.

Senior management of these entities include Robert J. Raymond, who will become the non-executive Chairman of our Board of Directors, and David D. Le Norman, who will become a director and our Chief Executive Officer, if the transactions contemplated by the contribution agreement are consummated.

Q:	Why is Westside proposing the business combination? (see page 64)

A.	Our board of directors unanimously approved the business combination, and recommends that our stockholders vote to approve the required proposals, for the following reasons:

Larger, More Diversified Asset Base. Following the business combination, we will have a substantially larger, more diversified asset base, which will diversify the risks associated with our operations and provide us with additional opportunities for exploration and development activities.

Better Access to Capital. We believe that our combined asset base and operations following the business combination will make raising the capital necessary to develop our assets easier and less expensive.

Larger, More Experienced Technical Staff. We will have a much larger, more experienced technical staff following the business combination, which we believe is particularly important for development operations in non-conventional reservoirs such as the Barnett Shale in which we operate.

Q:	How will the business combination affect Westside’s common stockholders?

A:	The business combination will not affect the number of shares of our common stock held by our existing stockholders, unless the reverse stock split is effected. Because we will issue approximately 171.7 million shares of our common stock to the owners of the Crusader entities, the closing of the contribution agreement will constitute a change of control of Westside.

Q.	What will happen if the one-for-two reverse stock split is approved and effected?

A:	If the reverse stock split is approved and effected by the Westside board of directors, and the business combination is consummated, the number of shares owned by each Westside stockholder will be reduced by one-half, and the number of shares issued to the owners of the Crusader entities will be reduced by one-half. In addition, the aggregate number of shares of our common stock subject to issuance pursuant to the 2008 LTIP will be reduced from 37,310,000 to 18,655,000, and the number of shares subject to options to be granted pursuant to the 2008 LTIP upon consummation of the business combination to Crusader employees and management will be reduced to 17.5 million and the exercise price for each such option will be increased to $6.00 per share.

Q:	Have any Westside stockholders agreed to vote in favor of the proposals submitted for approval pursuant to this proxy statement?

A:	Yes, all of our directors and executive officers, who collectively own 14.4% of our outstanding common stock, have agreed to vote in favor of the proposals submitted for approval pursuant to this proxy statement.

Q:	What will happen to Westside’s restricted stock if the proposed business combination occurs?

A:	Most unvested and outstanding restricted shares of common stock issued pursuant to Westside’s stock incentive or other equity award plans will vest upon consummation of the business combination transaction contemplated by the contribution agreement.

Q:	Where will my shares be traded after the consummation of the proposed business combination?

A:	We expect that our common stock will continue to be traded on the AMEX. In connection with our name change to “Crusader Energy Group Inc.”, we plan to change our trading symbol from “WHT” to “KRU”.

Q:	When do you expect the closing of the business combination to occur?

A:	We expect to complete the business combination promptly following the annual meeting of stockholders.

v

Q:	Who can vote at the annual meeting?

A:	Only Westside stockholders of record as of the close of business on , 2008 will be entitled to vote at the annual meeting. On this record date, there were outstanding 25,761,273 shares of Westside common stock.

Q:	How do I vote my shares at the annual meeting? (see page 25)

A:	After carefully reading this document and the information incorporated by reference, you may attend the annual stockholders meeting and vote in person, or you may indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the annual meeting. To assure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend the annual meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the issuance of Westside common stock and the other proposals to be voted on at the annual meeting. You may revoke your proxy on or before the day of the annual meeting by following the instructions on page 26. You then may either change your vote or attend the annual meeting and vote in person.

Q:	How many votes are needed to approve each proposal?

A:	Proposal 1 and 2: Approval of the issuance of common stock to the owners of the Crusader entities and the approval of our 2008 LTIP and the grant of options under the 2008 LTIP upon consummation of the business combination must receive a “FOR” vote by the holders of a majority of our shares of common stock voting at the annual meeting on such proposals. Abstentions from voting and broker non-votes will have no effect on these proposals other than reducing the number of affirmative votes required to approve these proposals.

Proposals 3, 4 and 5: Approval of amendments to our articles of incorporation to increase our authorized common stock to a total of 500,000,000 shares and to change our name to “Crusader Energy Group Inc.” and approval of the one-for-two reverse stock split each must receive a “FOR” vote from the holders of a majority of our outstanding shares of common stock. If you “ABSTAIN” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes also will have the same effect as an “AGAINST” vote.

Proposal 6: Election of nominees to serve on our board of directors will require a plurality of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the election of directors.

Q:	What vote does the Westside board of directors recommend?

A:	Your board of directors unanimously recommends that stockholders vote at the annual meeting “FOR” the proposals, including the issuance of the common stock to the owners of the Crusader entities and the other proposals submitted for approval pursuant to this proxy statement. As described on page 76, some Westside directors will receive substantial financial benefits as well as other valuable consideration as a result of the closing of the business combination contemplated by the contribution agreement.

Q:	If my broker holds my shares in “street name,” will my broker vote them for me without my instructions?

A:	Brokers may not exercise their voting discretion with respect to the approval of the issuance of Westside common stock as a result of the business combination contemplated by the contribution agreement or the approval of the 2008 LTIP and the grant of options under the 2008 LTIP. Brokers may vote your shares of Westside common stock in connection with the election of directors, the amendments of our articles of incorporation to increase our authorized shares of common stock and to change our name, and the proposal to effect the reverse stock split. You should instruct your broker to vote your shares, following the procedure your broker provides.

Q:	What should I do if I want to change my vote? (see page 26)

A:	You can change your vote at any time before your proxy card is voted at the annual meeting. You can do this in one of three ways:

•	you can send a written notice to our corporate secretary, or such other person appointed by us to count stockholder votes, stating that you revoke your proxy;

•	you can complete and submit a later dated proxy card to us; or

•	you can attend the annual meeting and vote in person.

However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

Q:	Are stockholders entitled to dissenter’s rights?

A:	Stockholders are not entitled to dissenter’s rights with respect to any actions submitted for approval or related to the business combination contemplated by the contribution agreement.

Q:	Are there any risks in the proposed business combination that I should consider?

A:	Yes. There are risks associated with all business combinations, including the proposed business combination. We have described these risks and other risks in more detail under “Risk Factors” beginning on page 13.

Q:	Where can I find more information about Westside?

A:	Westside files periodic reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy this information at the SEC’s public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the AMEX. In addition, you may obtain some of this information directly from Westside at its website http://www.westsideenergy.com. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 127.

Q:	Who can help answer my questions?

A:	If you have more questions about the contribution agreement, please call Sean J. Austin at (214) 522-8990.

Q.	What will happen if the business combination does not occur?

A:	Westside will continue as an independent public company. Because the stockholders meeting is our annual meeting of stockholders, if the business combination does not occur we are asking that you approve an alternate slate of directors that will serve until our next annual meeting. In addition, the amendments to our articles of incorporation, the reverse stock split and the 2008 LTIP will not be implemented if the business combination does not occur.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the contribution agreement fully and for a more complete description of the terms of the business combination provided for in the contribution agreement, you should read carefully this entire document and the other available information referred to under “Where You Can Find More Information” on page 127. We encourage you to read the contribution agreement, the legal document governing the business combination, which is included as Annex A to this document and incorporated by reference herein. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.

The Companies

Westside Energy Corporation

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

(214) 522-8990

Westside is an independent exploration and production company based in Dallas, Texas. Our operations are focused in the Barnett Shale in North Central Texas. As of December 31, 2007, we owned 82,071 gross (66,622 net) acres in the Barnett Shale, 78,166 gross (65,877 net) of which 94% of our gross acreage and 98% of our net acreage were undeveloped and our estimated net proved reserves were 17,388 MMcf of natural gas and 213.6 MBbls of oil with a standardized measure of $28.6 million.

Crusader Energy Group

210 Park Avenue, Suite 3000

Oklahoma City, Oklahoma 73102

(405) 285-7555

The Crusader entities are seven privately held companies engaged in the oil and gas business. The following table sets forth the name of each Crusader entity which owns oil and gas properties, its date of formation, the estimated net proved reserves owned by such entity and the standardized measure of such reserves, each as of December 31, 2007. Because the Crusader entities are not currently subject to income taxes, standardized measures presented below are not reduced for estimated income taxes.

	Formation Date	December 31, 2007	December 31, 2007
Name		Estimated Net Proved Reserves Mcfe	Standardized Measure
Knight Energy Group, LLC	08/29/2006	99,339,180	$304,460,162
Knight Energy Group II, LLC	05/07/2007	14,199,250	$26,610,020
Hawk Energy Fund I, LLC	03/07/2005	18,438,640	$42,912,612
RCH Upland Acquisition LLC	12/15/2005	4,736,780	$8,979,830

Total		136,713,850	$382,962,624

We are also acquiring all of the capital stock of Crusader Management Corporation for approximately $500,000. Crusader Management has a personnel services contract with each of Knight Energy Group, RCH Upland Acquisition, Crusader Energy Group, Knight Energy Group II and Hawk Energy Fund, pursuant to which Crusader Management provides day to day management services. Crusader Management’s assets include vehicles, computer systems and other assets used to provide the services pursuant to the personnel services contracts. All of the employees who provide services to the Crusader entities are currently employed by Crusader Management.

In addition, we are acquiring the equity interests of Crusader Energy Group, LLC and Knight Energy Management, LLC for aggregate consideration of $2,000. Crusader Energy Group acts as contract operator for some of the oil and gas properties owned by the other Crusader entities and Knight Energy Management previously held an equity interest in Knight Energy Group II. Neither of these companies has material assets or liabilities.

Business Strategy of the Pro Forma Combined Company

The following is a description of the business strategy we expect to follow upon consummation of the business combination.

Our objective will be to enhance stockholder value through consistent growth in reserves and production on a cost-effective basis. Our strategy will be to use our technical core competencies in our existing areas of operation as well as areas in which we have amassed appreciable leasehold positions to achieve internally generated drillbit growth and to identify and complete complementary acquisitions. Our strategy will require us to execute on the development of our existing inventory which, at the currently contemplated drilling program pace, would take approximately 13.7 years to develop. Also, we intend to continue to make significant investments in technical staff, acreage, seismic data and technology to develop and add to our drilling inventory. In implementing our strategy, we will employ the following principal elements:

•

Focus in Core Operating Areas. Crusader currently operates in four core areas; the Anadarko Basin, the Williston Basin of Eastern Montana and Western North Dakota, the Permian Basin of West Texas, and the Fort Worth Basin of North Texas. We expect to concentrate our drilling and producing activities in these core areas to allow us to continue to transfer our horizontal drilling expertise and new horizontal multistage stimulation completion assemblies from area to area. All the areas focus on the development of unconventional reservoirs, lending themselves to this type of development. We expect that operating in multiple core areas will allow us to combine the production characteristics of each area to balance our portfolio toward our goal of consistent production and reserve growth while providing for a diversification of exposure to different product pricing risks on an area by area basis.

•

Execute on the Existing Drilling Inventory. We intend to focus on areas where both unconventional targets such as tight western gas sands and shale are coupled with an array of conventional productive horizons which also represent significant economic opportunities. Multiple prospective productive horizons and development opportunities exist across our entire asset base, and we have used our technical expertise to build and maintain a multi-year drilling inventory. A large inventory of drilling projects should increase our ability to consistently grow production and reserves. Currently, we have approximately 4,800 identified drilling locations in inventory.

•

Continuing Complementary Acquisitions. The Crusader entities historically have targeted complementary acquisitions in their existing core areas and focused on acquisition candidates that increase their ownership in existing, identified drilling sites as well as the expansion of those areas through contiguous acquisitions. We will continue this program to capitalize on our technical expertise, regional experience and core competency transfer to achieve our growth goals.

•

Managing Risk. We intend to reduce our risk exposure by allocating the majority of our capital spending to long-term development projects in areas where multiple productive horizons and repeatable success rates exist. By equipping our geo-scientists and engineers with state-of-the-art seismic, well logging, completion systems and techniques, and other new technologies we believe that we will continue our drilling and development successes while adding inventory, increasing the rates of return on existing projects, and improving our efficiencies.

•

Equity Ownership. Crusader’s employees are owners. The Crusader employees own an indirect interest in the Crusader entities that are being acquired by us. These employees have invested significant capital and time in these entities and will receive a substantial equity position in us as a result of the business combination. We intend to continue to reward and provide incentives to our employees through additional equity awards based upon service and performance to align their interests with that of our stockholders.

The Contribution Agreement

Pursuant to the contribution agreement, Westside will acquire all of the outstanding equity interests in the Crusader entities in exchange for approximately 171.7 million shares of our common stock, and approximately $500,000 in cash.

The following table sets forth the consideration we will pay to the owners of the Crusader entities to acquire each Crusader entity:

Name	Consideration
Knight Energy Group, LLC	100,100,000 shares
Knight Energy Group II, LLC	53,223,684 shares
Hawk Energy Fund I, LLC	14,700,000 shares
RCH Upland Acquisition, LLC	3,700,000 shares

Total	171,723,684 shares

Crusader Management Corporation	$499,261
Crusader Energy Group, LLC	1,000
Knight Energy Management, LLC	1,000

Total	$501,261

We have also agreed to grant options to purchase our common stock under the 2008 LTIP to the management and employees of the Crusader entities (who will become our management and employees following the closing of the business combination contemplated by the contribution agreement). Subject to the eligibility to participate in the 2008 LTIP upon consummation of the transaction, we will grant options to purchase an aggregate of 35 million shares of our common stock to these individuals with an exercise price of $3.00 per share.

The following table sets forth the structure of Westside prior to the closing of the business combination contemplated by the contribution agreement:

The Crusader entities that own oil and gas assets were previously primarily owned by institutional investors. Prior to executing the contribution agreement, the Crusader entities implemented an internal restructuring pursuant to which each of the Crusader entities, other than Crusader Management Corporation, was made a wholly owned subsidiary of a holding company. We refer to these owners of the Crusader entities as the Crusader Parent Entities. The following table sets forth the structure of the Crusader entities prior to the closing of the business combination contemplated by the contribution agreement. We have omitted Crusader Energy Group, LLC and Knight Energy Management, LLC from the following table since they are immaterial to the business combination:

Pursuant to the business combination, each of the Crusader entities will become a subsidiary of Westside and Hawk Energy Fund Holding Company, LLC, Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Company, LLC and RCH Energy Opportunity Fund I, L.P. will become stockholders of Westside. See “Security Ownership of Principal Stockholders” on page 109 for information regarding the ultimate beneficial ownership of Westside’s common stock following the closing of the business combination. The following table sets forth the structure of the combined entities following the closing of the business combination contemplated by the contribution agreement:

Recommendations of Westside’s Board of Directors

(see page 64)

The board of directors of Westside has unanimously approved the contribution agreement and the transactions contemplated by the contribution agreement, including the business combination, and unanimously recommends that Westside stockholders vote at the annual meeting “FOR”

•	the issuance of approximately 171.7 million shares of Westside common stock to the owners of the Crusader entities;

•	the adoption of the 2008 LTIP and the grant of options to purchase 35 million shares of common stock upon consummation of the business combination pursuant to the 2008 LTIP;

•	the amendments to Westside’s articles of incorporation to increase Westside’s number of authorized shares of common stock to 500,000,000 and to change Westside’s name to “Crusader Energy Group Inc.”;

•	the one-for-two reverse stock split; and

•	the Crusader entities’ nominees for directors.

Opinion of Financial Advisor

(see page 65)

Westside received a written opinion from its financial advisor, Tudor, Pickering, Holt & Co. Securities, Inc., to the effect that, as of the date of such opinion, the consideration to be paid to the owners of the Crusader entities and the grant of the options under the 2008 LTIP are fair from a financial point of view to holders of our outstanding common stock, other than Knight Energy Group II Holding Company, LLC and the holders of its equity interests.

The full text of this opinion describes the basis and assumptions on which it was rendered and is attached as Annex B. We urge you to read this opinion in its entirety.

Board of Directors and Management of Westside Following the Closing

(see page 72)

If the business combination contemplated by the contribution agreement is closed, the size of our board of directors will be increased from five to seven members. All of our current directors will resign effective as of the closing, and the nominees of the Crusader entities identified in this proxy statement will become our directors. In addition, our executive officers will resign at the closing, and will be replaced by executive officers of the Crusader entities.

The Stockholders Meeting

(see page 24)

Our annual meeting will be held for the following purposes:

•	to consider and vote upon a proposal for our stockholders to approve the issuance of common stock to the owners of the Crusader entities;

•	to consider and vote upon Westside’s 2008 Long Term Incentive Plan and the grant of options under the 2008 LTIP;

•	to consider and vote upon a proposed amendment to our articles of incorporation to increase the number of authorized shares of common stock to 500,000,000;

•	to consider and vote upon a proposed amendment to Westside’s articles of incorporation to change its name to “Crusader Energy Group Inc.”;

•	to consider and vote upon a proposal to authorize the Westside board of directors to effect a one-for-two reverse stock split of our common stock; and

•

to elect seven nominees of the Crusader entities to the board of directors effective upon and subject to the closing of the business combination contemplated by the contribution agreement or to elect five alternate nominees to the board of directors if the contribution agreement does not close, in either case to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Record Dates

You may vote at the annual meeting of Westside stockholders if you owned common stock at the close of business on                     , 2008.

Vote Required

(see page 25)

Each share of Westside common stock will be entitled to one vote for each proposal at the annual meeting.

The approval of the issuance of our common stock to the owners of the Crusader entities and the approval of the 2008 LTIP and the grant of options under the 2008 LTIP upon consummation of the business combination require the affirmative vote of a majority of the shares of our common stock voting at the annual meeting. Abstentions and broker non-votes will have no effect on these proposals, other than reducing the number of affirmative votes required to approve these proposals. The adoption of the amendments to our articles of incorporation and the one-for-two reverse stock split require the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against these proposals. The election of directors requires the affirmative vote of a plurality of shares of common stock present and voting, in person or by proxy. Abstentions and broker non-votes will have no effect on determinations of plurality.

Conditions to Closing of the Contribution Agreement

(see page 81)

We will close the business combination and other matters contemplated by the contribution agreement only if the conditions to our obligations and the obligations of the Crusader entities are satisfied or waived, if such waiver is allowed by the rules of the AMEX and applicable law. Our obligation to close the contribution agreement is subject to, among other things,

•

approval by our stockholders of the issuance of common stock to the owners of the Crusader entities and the amendment to our articles of incorporation to increase the authorized number of shares of common stock; and

•	there being no material adverse effect in the Crusader entities, taken as a whole.

The obligations of the Crusader entities to close the contribution agreement are subject to, among other things,

•

approval by our stockholders of the issuance of common stock to the owners of the Crusader entities and the amendment to our articles of incorporation to increase the number of authorized shares of common stock;

•	approval by our stockholders of the 2008 LTIP and the grant of options under the 2008 LTIP upon consummation of the business combination;

•	approval by our stockholders of the change of our name to Crusader Energy Group Inc.;

•	the election by our stockholders of the director nominees of the Crusader entities;

•

the receipt of an opinion from an accounting or law firm that the business combination contemplated by the contribution agreement qualifies as a transaction described under Section 351 of the Internal Revenue Code; and

•	there being no material adverse effect to Westside.

Termination of the Contribution Agreement

We can agree with the Crusader entities to terminate the contribution agreement at any time. In addition, either of us can unilaterally terminate the contribution agreement if the business combination has not been completed by June 30, 2008, and if the terminating company has not materially breached its obligations under the contribution agreement that proximately contributed to the failure to consummate the business combination on or prior to such date. In addition, the Crusader entities may terminate the agreement if our stockholders fail to approve the issuance of shares of common stock and other matters required by the contribution agreement. The contribution agreement can be terminated in other circumstances which are described on pages 82 and 83.

Termination Fees

(see page 83)

Upon the occurrence of certain termination events in connection with an offer or proposal regarding a competing business combination, Westside may be required to pay the Crusader entities a termination fee of $2.0 million and pay up to $500,000 of their expenses.

Share Ownership of Management

(see page 109)

As of the record date for the annual meeting, there were 25,761,273 shares of common stock outstanding. Our directors and executive officers beneficially owned approximately 14.4% of our outstanding common stock on the record date. In addition, the owners of one of the Crusader entities owns 1,192,983 shares, or 4.6%, of our outstanding common stock as of the record date.

Risks Associated with the Contribution Agreement

You should be aware of and carefully consider the risks relating to the business combination contemplated by the contribution agreement described under “Risk Factors” beginning on page 13. These risks include possible difficulties in combining companies that have previously operated independently.

Accounting Treatment

(see page 72)

The business combination will be accounted for as a “reverse acquisition” by Knight Energy Group, LLC, which uses the full cost method of accounting. The acquisition of Westside and the other Crusader entities will be recorded as business combinations using the “purchase” method of accounting. Therefore, following the business combination the historical financial statements of Knight Energy Group will be our financial statements. In addition, the combined company will use the full cost method of accounting for its oil and gas properties following the closing of the contribution agreement.

Interests of Certain Persons in the Transactions that Differ from Your Interests

(see page 76)

Some of our directors and executive officers have interests in the transactions to be voted on that differ from, or are in addition to, your interests as stockholders. These interests include:

•	certain unvested, common stock awards owned by our directors and executive officers will vest as a result of the closing of the contribution agreement;

•	our directors and executive officers will be indemnified by us following the closing of the contribution agreement; and

•	our executive officers will receive payments in the amounts necessary to pay health insurance premiums for twelve months.

As of the date of this document, there are no agreements with the Crusader entities for the employment of any of Westside’s directors or the continuing employment of any of Westside’s executive officers. Other than as set forth above, the interests of Westside’s directors and executive officers in the transactions are limited to their interests as stockholders of Westside.

Our board of directors was aware of these interests and considered them in approving the contribution agreement and the transactions contemplated by the contribution agreement.

Westside’s directors and executive officers beneficially owned approximately 14.4% of the fully diluted shares of common stock as of the record date for the annual meeting. As of the record date, the direct owners of the Crusader entities owned 1,192,983 shares of Westside common stock. In addition, we entered into an $8,000,000 credit facility with the Crusader entities on September 20, 2007, which is due and payable on March 31, 2009.

Acquisition Proposals

Until the termination of the contribution agreement, Westside, and our officers, directors and agents, will not (i) solicit, initiate or encourage an acquisition proposal or any inquiries or the making of any proposal that constitutes or reasonably could be expected to lead to an acquisition proposal, (ii) enter into any agreement with respect to an acquisition proposal or (iii) encourage or participate in discussions or negotiations with, or disclose any nonpublic information with respect to, or otherwise cooperate in any way with, an acquisition proposal. We may, however, under certain circumstances and upon satisfaction of certain requirements, communicate with third parties that make bona fide unsolicited written acquisition proposals that, in our board’s good faith determination after consultation with its financial advisors and outside legal counsel, could result in a transaction more favorable from a financial point of view to our stockholders. For a more detailed discussion of such conditions, see “Terms of the Contribution Agreement—Additional Provisions—Acquisition Proposals (No—Shop Provisions)” on page 80.

Summary Pro Forma Financial Data

The following tables show information about Westside’s financial condition and results of operations, including per share data and financial ratios, on a pro forma basis after giving effect to the business combination with the Crusader entities. This information is called pro forma financial information in this document. The table sets forth the information as if these transactions had become effective on December 31, 2007, with respect to balance sheet data, and January 1, 2007, with respect to statement of operations data. This unaudited pro forma financial information assumes that the transactions will be accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma financial information includes adjustments to record the assets and liabilities of Westside and the Crusader entities at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed.

The contribution agreement was announced on January 2, 2008. Pursuant to the contribution agreement Westside will issue approximately 171.7 million shares of common stock and pay approximately $500,000 in cash as consideration to the owners of the Crusader entities. This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Westside incorporated by reference in this proxy statement, of the Crusader entities included elsewhere in this proxy statement and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-1.

The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of all possible factors that may result as a consequence of the business combination and, accordingly, does not attempt to predict or suggest future results.

It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

Pro Forma Balance Sheet Data

As of December 31, 2007
Total Assets	$565,387,586
Long-Term Debt	$91,825,152
Stockholders Equity	$404,593,743

Pro Forma Statement of Operations Data

Year Ending December 31, 2007
Revenues	$56,982,015
Net Income	$2,213,855
Net Income Per Share
Basic and Diluted pre-split	$.01
Basic and Diluted post-split	$.02

Summary Pro Forma Oil and Gas Reserve Data

The following table sets forth summary pro forma information with respect to Westside and the Crusader entities’ combined estimated net proved oil and gas reserves as of December 31, 2007.

December 31, 2007
Estimated net proved reserves (at end of period):
Oil (MBbl)(1)	5,045
Gas (MMcf)	125,111
Total (MMcfe)	155,383
Percent gas	80.5%
Percent proved developed	36.6%
Standardized measure (in thousands)(2)	$356,158
Reserve/Production ratio (years)	22.5

(1)	Includes oil, condensate and plant product barrels.
(2)	Represents the present value, discounted at 10%, of future net cash flows attributable to estimated net proved reserves less estimated production costs, future development costs and the effects of estimated future income taxes. Based on year-end prices of $92.40 per Bbl of oil and $6.88 per MMBtu of gas.

Summary Comparative Per Share Data

The following table sets forth (a) the historical income from continuing operations, dividends and book value per share of Westside common stock in comparison with the pro forma income from continuing operations, dividends and book value per share after giving effect to the business combination as a purchase of the Crusader entities and (b) the pro forma income from continuing operations, dividends and book value per share of each Crusader entity (based upon the number of shares of Westside common stock to be issued to each entity) and, with respect to Knight Energy Group II, as adjusted to give effect to capital contributions made or anticipated to be made to Knight Energy Group II after December 31, 2007 as described in note 2 below. The information presented in this table should be read in conjunction with the pro forma consolidated financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

	Year Ending December 31, 2007
	Not Giving Effect to the Proposed Reverse Split	Giving Effect to the Proposed Reverse Split
Historical—Westside
Earnings (Loss) Per Share	$(.71)	$(1.42)
Dividends Per Share	N/A	N/A
Book Value Per Share	$.47	$.94
Pro Forma Combined
Earnings Per Share	$.01	$.02
Dividends Per Share	N/A	N/A
Book Value Per Share	$2.04	$4.08
Equivalent Pro Forma Per Share—Knight Energy Group(1)
Earnings Per Share	$.09	$.18
Dividends Per Share	N/A	N/A
Book Value Per Share	$1.91	$3.82
Equivalent Pro Forma Per Share—Knight Energy Group II(2)
Earnings (Loss) Per Share	$(.02)	$(.03)
Dividends Per Share	N/A	N/A
Book Value Per Share	$2.89	$5.77
Equivalent Pro Forma Per Share—Hawk Energy Fund I(3)
Earnings Per Share	$.11	$.22
Dividends Per Share	N/A	N/A
Book Value Per Share	$2.52	$5.23
Equivalent Pro Forma Per Share—RCH Upland Acquisition(4)
Earnings Per Share	$.31	$.62
Dividends Per Share	N/A	N/A
Book Value Per Share	N/A	N/A

(1)	Based upon the issuance of 100,100,000 shares of Westside common stock to the owner of Knight Energy Group.
(2)	Based upon the issuance of 53,223,684 shares of Westside common stock to the owner of Knight Energy Group II. Adjusted to give effect to the receipt, but not use, of the $57.87 million capital contribution made by or anticipated to be made by Knight Energy Group II’s owner after the date of the contribution agreement, resulting in an additional 19.29 million shares to be issued to the owner, as discussed on page 78.
(3)	Based upon the issuance of 14,700,000 shares of Westside common stock to the owner of Hawk Energy Fund I.
(4)	Based upon the issuance of 3,700,000 shares of Westside common stock to the owner of RCH Upland Acquisition.

RISK FACTORS

In deciding whether to approve the business combination and other transactions contemplated by the contribution agreement, you should consider carefully the following risks along with the other information in this document related to the transactions and to your investment in Westside following the business combination.

Risks Relating to the Business Combination

We may not realize the benefits of integrating our companies.

To be successful after the business combination, Westside and the Crusader entities will need to combine and integrate the operations of their separate companies into one company. Integration will require substantial management attention and could detract attention away from the day-to-day business of the combined company. Westside and the Crusader entities could encounter difficulties in the integration process, such as the loss of key employees or suppliers. If Westside and the Crusader entities cannot integrate their businesses successfully, they may fail to realize the benefits they expect to realize from the business combination contemplated by the contribution agreement.

The interests of Westside stockholders may not be represented in the contribution agreement because some directors and executive officers of Westside have interests in the transactions different from the interests of other stockholders.

Some of our directors and executive officers are parties to agreements or participate in other arrangements that give them interests in the transactions contemplated by the contribution agreement that are different from your interests as a stockholder of Westside. These interests may have influenced these directors and executive officers to recommend or support the business combination contemplated by the contribution agreement. You should consider these interests in voting on the matters described in this proxy statement. The receipt of compensation or other benefits in connection with the business combination contemplated by the contribution agreement, or the continuation of indemnification arrangements and directors’ and officers’ insurance policies for current directors and executive officers of Westside following completion of the business combination, may influence these directors and executive officers in making their recommendation that you vote in favor of the proposals related to the business combination contemplated by the contribution agreement. We have described these different interests under “The Proposed Business Combination—Interests of Certain Persons in the Transactions” beginning on page 76.

We have borrowed money from one of the Crusader entities and one of the Crusader entities purchased shares of common stock from us during 2007, which may have created conflicts of interest in our determination to pursue the business combination.

We began discussing the business combination with representatives of the Crusader entities in August 2007. On September 20, 2007 we entered into an $8,000,000 credit facility with one of the Crusader entities, which loan has not been repaid, and on November 9, 2007, one of the Crusader entities purchased 1,192,983 shares of our common stock for aggregate consideration of $3,400,000, or $2.85 per share. We used the proceeds of the loan and stock purchase to fund our operations. In addition, on August 25, 2006 and March 14, 2008, we entered into agreements with the Crusader entities covering the drilling of certain wells in the Barnett Shale. These transactions with the Crusader entities may create conflicts of interest in our decision to pursue the business combination.

If the business combination contemplated by the contribution agreement does not close, Westside will not benefit from the expenses we have incurred in the pursuit of the business combination.

The business combination contemplated by the contribution agreement may not be completed. If the business combination is not completed, Westside will have incurred substantial expenses for which no ultimate benefit will have been received. Westside currently expects to incur out of pocket expenses of $2.4 million for services in connection with the business combination, consisting of investment banking, legal and accounting fees, and financial printing and other related charges, much of which will be incurred even if the business combination is not completed. In addition, if the contribution agreement is terminated under specified circumstances, Westside will be required to pay a $2 million termination fee and up to $500,000 of the Crusader entities’ expenses.

Because the number of shares of our common stock to be issued to the owners of the Crusader entities is fixed, the market value of our common stock that will be issued to the owners of the Crusader entities will depend on the market price of our common stock when the business combination contemplated by the contribution agreement is completed.

The owners of the Crusader entities will receive a fixed number of shares of our common stock pursuant to the contribution agreement, rather than a number of shares with a particular fixed market value. The market price of our common stock when the business combination contemplated by the contribution agreement occurs may vary significantly from its price on the date the contribution agreement was executed, the date of this proxy statement or the date on which Westside stockholders vote on the proposals at the annual meeting.

The number of shares of our common stock that we will issue to the owners of the Crusader entities in the business combination will not be subject to reduction in the event of any increase in the market price of our common stock that may occur prior to completion of the business combination. Because the number of shares of our common stock to be issued to the owners of the Crusader entities will not be adjusted to reflect any changes in the market price of our common stock, the market price of our common stock issued pursuant to the contribution agreement may be higher or lower than the value of these shares on earlier dates. At the time of the annual meeting, you will not know the actual aggregate dollar value of the shares of our common stock we will issue to the owners of the Crusader entities. Stock price changes may result from a variety of factors that are beyond the control of Westside, including:

•	changes in our businesses, operations and prospects;

•	regulatory considerations;

•	market assessments of the likelihood that the business combination will be completed;

•	the timing of the completion of the business combination; and

•	general market and economic conditions as well as market and economic conditions related to the oil and gas industry.

Neither Westside nor Crusader is permitted to terminate the contribution agreement or resolicit the vote of Westside’s stockholders solely because of changes in the market price of our common stock.

The issuance of shares of our common stock to the owners of the Crusader entities in the business combination will result in immediate and substantial ownership dilution to our current stockholders.

The issuance of approximately 171.7 million shares of our common stock to the owners of the Crusader entities in the business combination will significantly dilute the voting power and ownership percentage of our current stockholders. Based on the number of shares of our common stock outstanding as of April     , 2008, the record date for the annual meeting, the shares of our common stock to be issued in the business combination would constitute approximately 87% of the outstanding shares of our common stock immediately following completion of the business combination and our current stockholders would own the remaining 13%.

The interests of the owners of the Crusader entities may not be aligned with the interests of our current stockholders.

Upon the consummation of this offering, the Crusader entities will own approximately 87% of our outstanding common stock. The owners of the Crusader entities will have control over all matters requiring stockholder approval, including the election of our board of directors, the selection of our management team, the determination of our corporate and management policies and certain other decisions relating to fundamental corporate actions. The interests of the owners of the Crusader entities may not be aligned with your interests as a holder of our common stock.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

We may in the future issue our authorized and unissued securities, resulting in the dilution of the ownership interests of our stockholders. If the business combination is consummated we will be authorized to issue 500 million shares of common stock, up to 198,129,957 of which will be outstanding, and 10 million shares of preferred stock with preferences and rights as determined by our board of directors. The potential issuance of additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with the hiring of personnel, future acquisitions, future public offerings or private placements of our securities for capital raising purposes, or for other business purposes. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Risks Relating to the Combined Companies After the Business Combination

We will incur significant charges and expenses as a result of the business combination which will reduce the amount of capital available to fund our operations.

We and the Crusader entities expect to incur approximately $4.15 million of costs related to the contribution agreement. These expenses will include investment banking, bank commitment, legal, accounting and reserve engineering fees, printing costs, transition costs, severance payments to Westside management and other related charges. We may also incur unanticipated costs in carrying out our obligations under the contribution agreement. As a result, we will have less capital available to fund our exploitation, exploration and development activities.

Volatile oil and gas prices could adversely affect our financial condition and results of operations.

Our future success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended declines in the prices of oil or gas will have a material adverse effect on our business operations and future revenues. Moreover, oil and gas prices depend on factors we cannot control, such as:

•	supply and demand for oil or gas and expectations regarding supply and demand;

•	weather;

•	the value of the U.S. dollar in international currency markets;

•	actions by the Organization of Petroleum Exporting Countries;

•	political conditions in other oil-producing and gas-producing countries, including the possibility of insurgency or war in such areas;

•	general economic conditions in the United States and worldwide; and

•	governmental regulations.

With respect to our business after the transaction, prices of oil and gas will affect:

•	our revenues, cash flows and earnings;

•	our ability to attract capital to finance our operations and the cost of such capital;

•	the amount that we are allowed to borrow; and

•	the value of our oil and gas properties.

Any prolonged, substantial reduction in the demand for oil or gas could adversely affect our business.

Our success is materially dependent upon the demand for oil and gas. The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. We may also have to shut-in some of our wells temporarily due to lack of a market or adverse weather conditions. If the demand for oil and gas diminishes, our financial results would be negatively impacted.

If we are unable to replace the reserves that we produce, our reserves and revenues will decline.

Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline. We may not be able to find or acquire additional reserves at acceptable costs.

We may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.

The successful acquisition, exploitation or development of, or exploration for, oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not realize an acceptable return from properties we acquire. In addition, our exploitation and development and exploration operations may not result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of:

•	inadequate capital or other factors, such as title defects;

•	weather;

•	compliance with governmental regulations or price controls;

•	mechanical difficulties; or

•	shortages or delays in the delivery of equipment.

In addition, exploitation and development costs may greatly exceed initial estimates. In that case, we would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect our business, financial condition and results of operations.

Furthermore, exploration for oil and gas has inherent and historically higher risk than exploitation and development activities. Future reserve increases and production may be dependent on our success in our exploration efforts, which may be unsuccessful.

Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of our oil and gas reserves.

The proved oil and gas reserve information included in this document represents only estimates. These estimates are based on reports prepared or audited by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of our reserves.

Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other comparable producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remediation costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the timing of the recovery of oil and gas reserves;

•	the production and operating costs incurred; and

•	the amount and timing of future development expenditures.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

The discounted future net revenues included in this document should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not intended to reflect the fair market value of our reserves, which would include consideration of the cost of capital in effect from time to time, risks associated with our business and the oil and gas industry in general and other factors.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by insurance.

The oil and gas business involves certain operating hazards such as:

•	well blowouts;

•	cratering;

•	explosions;

•	uncontrollable flows of oil, gas or well fluids;

•	fires;

•	pollution; and

•	releases of toxic gas.

Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose us to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties.

Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities. The insurance market in general and the energy insurance market in particular have been difficult markets over the past several years. If we incur a substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur a liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

Governmental agencies and other bodies might impose regulations that increase our costs and may terminate or suspend our operations.

Our business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies vested with substantial authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Existing laws and regulations could be changed, and any changes could increase costs of compliance, costs of operating or drilling equipment or significantly limit drilling activity.

Environmental liabilities could adversely affect our financial condition.

The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historical disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, we may be liable for environmental damages caused by the previous owners or operators of properties we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:

•	well drilling or workover, operation and abandonment;

•	waste management;

•	land reclamation;

•	financial assurance under the Oil Pollution Act of 1990; and

•	controlling air, water and waste emissions.

Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production.

In addition, environmental laws may, in the future, result in a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

Our growth strategy includes acquiring oil and gas businesses and properties. We may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	the need to integrate acquired operations;

•	potential loss of key employees of the acquired companies;

•	potential lack of operating experience in a geographic market of the acquired business; and

•	an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or realize other anticipated benefits of those acquisitions.

In addition, we could be subject to significant liabilities related to our acquisitions. It generally is not feasible to review in detail every individual property included in an acquisition. Ordinarily, a review is focused on higher valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems in all of the properties, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not always inspect every well we acquire, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is performed.

We intend to continue hedging a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

We reduce our exposure to the volatility of oil and gas prices by actively hedging a portion of our production. Hedging also prevents us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we must pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if we have less production than we have hedged when the floating price exceeds the fixed price, we must make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected. In addition, our hedging agreements expose us to the risk of financial loss if the counterparty to a hedging contract defaults on its contract obligations.

The increase in the number of shares of our common stock outstanding after the closing of the contribution agreement could cause volatility in the market price of our common stock and sales of large amounts of our common stock following the closing could result in a decline of the market value of our common stock.

When the contribution agreement is closed, the owners of the Crusader entities will own approximately 87% of our outstanding common stock. The owners of the Crusader entities have agreed not to sell their common stock for a period of six months following the closing of the contribution agreement. Thereafter, the sale of shares of common stock by the owners of the Crusader entities will be subject to restrictions under the securities laws, unless the sale is registered under the Securities Act. We have agreed to register the shares of common stock owned by the owners of the Crusader entities for resale. Resale of the common stock by the Crusader entities, or the perception that such shares may be resold, may adversely affect the price of our common stock.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

Successfully implementing our strategies will depend, in part, on our Crusader management team. The loss of members of our Crusader management team could have an adverse effect on our business. Our exploration and exploitation success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is intense. If we cannot attract or retain experienced technical personnel, our ability to compete could be impaired.

For information on our executive officers following the business combination see “The Proposed Business Combination—Our Board of Directors and Management Following the Closing of the Contribution Agreement” on page 72.

If oil or gas prices decrease or exploration efforts are unsuccessful, we may be required to take write-downs of our oil and gas properties.

In the past, Westside has been required to write down the carrying value of certain of our oil and gas properties, and there is a risk that the combined entity will be required to take write-downs in the future. This could occur when oil or gas prices are low, or if we have downward adjustments to our estimated proved reserves, increases in our estimates of operating or development costs, deterioration in our exploration results or mechanical problems with wells where the cost to redrill or repair does not justify the expense, which might occur due to hurricanes.

The combined entity will utilize the full cost method of accounting for costs related to our oil and gas properties. Under this method, all costs incurred for both productive and nonproductive properties are capitalized and amortized on an aggregate basis using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net cash flows attributable to proved oil and gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the prices for oil and gas at that date. A significant decline in oil or gas prices from current levels, or other factors, could cause a future writedown of capitalized costs and a non-cash charge against future earnings.

We are subject to financing and interest rate exposure risks.

Our business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in our credit rating. These changes could cause our cost of doing business to increase, limit our ability to pursue acquisition opportunities and place us at a competitive disadvantage.

Many of our current and potential competitors have greater resources than we have and we may not be able to successfully compete in acquiring, exploring and developing new properties.

We face competition in every aspect of our business, including, but not limited to, acquiring reserves and leases, obtaining goods, services and employees needed to operate and manage our business and marketing oil and gas. Competitors include multinational oil companies, independent production companies and individual producers and operators. Many of our competitors have greater financial and other resources than we do.

The demand for field services and their availability to meet that demand may limit our ability to drill and produce our oil and gas reserves.

Due to current industry demands, well service providers and related equipment and personnel are in short supply. This is causing escalating prices, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures will likely increase the actual costs of services, extend the time required to secure such services and add costs for damages due to accidents sustained from the over use of equipment and inexperienced personnel.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement the use of technologies on a timely basis or at a cost that is acceptable to us. If we are not able to utilize technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

We exist in a litigious environment

Any constituent could bring suit or allege a violation of an existing contract. This action could delay when operations can actually commence or could cause a halt to production until such alleged violations are resolved by the courts. Not only could we incur significant legal and support expenses in defending our rights, planned operations could be delayed which would impact our future operations and financial condition. Such legal disputes could also distract management and other personnel from their primary responsibilities.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under “Summary,” “The Combined Company,” “Summary Unaudited Pro Forma Consolidated Financial Data” and elsewhere in this document regarding the financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for the future operations of Westside, and statements regarding integration of the businesses of Westside and the Crusader entities and general economic conditions.

Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” and elsewhere in this document, could affect the future results of the energy industry in general, and Westside after the business combination in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of, and exploration for, oil and gas and in estimating reserves;

•	unexpected difficulties in integrating the operations of Westside and the Crusader entities;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations;

•

the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market or business conditions.

All written and oral forward-looking statements attributable to Westside or persons acting on our behalf are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Where You Can Find More Information” on page 127.

MARKET PRICE AND DIVIDEND INFORMATION

Historical Market Prices

Our common stock is listed on the AMEX under the symbol “WHT.” The following table sets forth the high and low trading prices per share of our common stock on the AMEX for the periods stated.

	High	Low
2006
First Quarter	$4.18	$2.89
Second Quarter	3.90	2.30
Third Quarter	3.41	2.30
Fourth Quarter	2.50	1.04

2007
First Quarter	$2.81	$1.28
Second Quarter	3.91	2.25
Third Quarter	3.62	2.45
Fourth Quarter	3.30	1.74

2008
First Quarter	$3.22	$1.96
Second Quarter (through April 17)	$3.44	$2.62

On December 31, 2007, the last full trading day before the public announcement of the proposed transaction, the closing price per share of Westside common stock on the AMEX was $1.92.

As of April     , 2008, there were approximately      record holders of Westside common stock.

No History of Dividends and No Dividends Expected in the Foreseeable Future

We do not currently pay dividends on our common stock. After the transaction, we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. Therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The existing credit facilities of Knight Energy Group do not allow Knight to pay cash dividends or to make cash distributions without obtaining the consent of the lenders. The existing credit facility of Hawk does not restrict the ability of Hawk to pay cash dividends or make cash distributions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities—Liquidity and Capital Resources—Credit Facilities.” We anticipate that any consolidated credit facility entered into at or after the closing of the business combination will similarly prohibit the payment of cash dividends or the making of cash distributions without the consent of the lenders or maintaining compliance with certain financial covenants.

THE ANNUAL STOCKHOLDERS MEETING

The Westside board of directors is using this document to solicit proxies from Westside stockholders for use at Westside’s annual meeting of stockholders.

Time and Place

The annual meeting will be held at     , on                     , 2008 at                     , Dallas, Texas time.

Purposes of the Stockholder Meeting

The purpose of the annual meeting is as follows:

1.	to consider and vote upon a proposal for the Westside stockholders to approve the issuance of approximately 171.7 million shares of common stock to the owners of the Crusader entities pursuant to the contribution agreement by and among Westside, the Crusader entities and the owners of the Crusader entities;

2.	to consider and vote upon a proposal to adopt Westside’s 2008 Long Term Incentive Plan and the grant of options to purchase 35 million shares of common stock under the 2008 LTIP;

3.	to consider and vote upon a proposed amendment to Westside’s articles of incorporation to increase the number of authorized shares of common stock to 500,000,000;

4.	to consider and vote upon a proposed amendment to Westside’s articles of incorporation to change its name to “Crusader Energy Group Inc.”;

5.	to consider and vote on a proposal to authorize the Westside board of directors to effect a one-for-two reverse stock split;

6.	to elect the seven nominees of the Crusader entities to the board of directors if the business combination is consummated, or to elect five Westside alternate nominees to the board of directors if the business combination is not consummated, in each case to serve until their successors are duly elected and qualified or until their earlier, death, resignation or removal; and

7.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments thereof.

The board of directors of Westside has unanimously approved the contribution agreement and the transactions contemplated by it, and unanimously recommends that Westside stockholders vote at the annual meeting “FOR” proposals 1-6 above.

Each of the foregoing matters will not be effected unless the contribution agreement is closed. We are also soliciting proxies from our stockholders to reelect the five current Westside directors to serve, in the event that the business combination transaction contemplated by the contribution agreement is not closed, until our next annual meeting.

Westside knows of no other matters to come before the annual meeting of stockholders.

Record Date and Outstanding Shares

Only holders of record of Westside common stock at the close of business on             , 2008 are entitled to notice of, and to vote at, the Westside annual meeting. On the record date, there were 25,761,273 shares of Westside common stock issued and outstanding held by approximately          holders of record. Each share of Westside common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Quorum and Vote Necessary to Approve Proposals

The presence at the meeting, in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of a majority of the voting power of the outstanding shares of Westside common stock, is necessary to constitute a quorum at the annual meeting.

Approval of the issuance of the common stock to the owners of the Crusader entities and the approval of the 2008 LTIP and the granting of options under the 2008 LTIP require the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy on such matters. Approval of the amendment to our articles of incorporation to increase the number of authorized shares of common stock to 500,000,000 and to change Westside’s name to “Crusader Energy Group Inc.” and the proposal to authorize the Westside board of directors to effect the one for two reverse stock split requires the affirmative vote of a majority of the outstanding shares of Westside common stock. The election of directors requires the affirmative vote of the holders of a plurality of shares of common stock present and voting, in person or by proxy.

Proxies

A proxy card will be sent to each person who is the named owner of our common stock on the record date. If you receive a proxy card, you may grant a proxy to vote on the proposals by marking and signing your proxy card and returning it to Westside. If you hold your stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of stock represented by properly executed proxies received prior to or at the Westside annual meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been timely and properly revoked will not be counted. If no instructions are indicated on a properly executed and returned proxy, that proxy will be voted “FOR” the matters indicated on the proxy card.

In accordance with the AMEX rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the approval of the issuance of Westside common stock pursuant to the contribution agreement or the approval of the 2008 LTIP and the grant of options under the 2008 LTIP. Therefore, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals and are referred to as “broker non-votes”. However unless they receive instructions from you, the banks, brokers and other nominees who hold shares in street name, upon meeting the requirements of the AMEX rules, may vote your shares of Westside common stock in connection with the election of directors, the amendments of our articles of incorporation to increase our authorized shares of common stock and change our name and the proposal to authorize the Westside board of directors to effect the reverse stock split.

Shares represented by broker non-votes will be considered present at the Westside annual meeting and counted for purposes of determining whether there is a quorum. Broker non-votes will not vote on the proposal to approve the issuance of our common stock to the owners of the Crusader entities and the proposal to approve the 2008 LTIP and the grant of options under the 2008 LTIP, which will have no effect on these proposals other than reducing the number of affirmative votes required to achieve a majority of the shares voting on such proposal. With respect to the amendments to our articles of incorporation and the one-for-two reverse stock split, broker non-votes will have the effect of a vote “AGAINST.” Broker non-votes will have no effect on the election of directors.

Except as noted above, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted on such matter brought before the annual meeting. Abstentions therefore have the same effect as a broker non-vote on the approval of the issuance of common stock to the owners of the Crusader entities and the approval of the 2008 LTIP and the grant of options thereunder and the effect of a vote “AGAINST” the amendments to our articles of incorporation and the reverse stock split. Abstentions will have no effect on the election of directors.

Other Business. We are not currently aware of any business to be acted upon at the annual meeting other than the matters described herein. If, however, other matters are properly brought before the meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment. Adjournments or postponements of a stockholders meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at a stockholders meeting, whether or not a quorum exists, without further notice other than by an announcement made at the stockholders meetings. Proxies from Westside stockholders voted “AGAINST” approving the issuance of Westside common stock under the contribution agreement will not be voted in favor of an adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies.

Revocation of Proxies

You may revoke your proxy before it is voted by:

•	submitting a new proxy bearing a later date;

•

filing with or transmitting to our corporate secretary at our executive offices, located at 3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219, or to such other person appointed to count stockholder votes, an instrument or transmission revoking your proxy; or

•	attending the stockholders meeting and voting in person.

Solicitation of Proxies

In addition to solicitation by mail, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. We will reimburse them for their reasonable expenses in doing so. In addition, the directors, officers and employees of Westside may solicit proxies by telephone, email, telecopy, fax, telegram, in person or through other electronic media. These directors, officers and employees will receive no additional compensation for doing so.

To ensure sufficient representation at the annual meeting, we may request the return of proxy cards by telephone, telegram, or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

Westside will pay the cost of soliciting proxies under this document, including the cost of preparing, printing, filing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners, pro rata in relation to the number of shares of common stock owned by each party upon the closing of the contribution agreement. If the contribution agreement is terminated, each of Westside and the Crusader entities will pay one-half of the costs of preparing, printing, filing and distributing this document, other than legal and investment banking fees.

If the Crusader entities terminate the contribution agreement due to our breach of the agreement, then the Crusader entities will not be obligated to pay for any of Westside’s expenses. If we terminate the contribution agreement due to Crusader entities’ breach of the contribution agreement, then we will not be required to pay for any expenses of the Crusader entities.

THE CRUSADER ENTITIES

The Crusader entities are engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Anadarko Basin, Williston Basin, Permian Basin, and Fort Worth Basin in the United States. The Crusader entities historically have sought to increase reserves and production through internally generated drilling projects, coupled with complementary acquisitions.

At year-end 2007, estimated net proved reserves of the oil and gas properties of the Crusader entities had the following characteristics:

•	136.7 Bcfe of proved reserves (134.7 Bcfe in core areas);

•	79% natural gas;

•	37% proved developed; and

•	a reserve life of 19.7 years (based on fourth quarter 2007 production).

At December 31, 2007, the Crusader entities owned approximately 715,000 gross (248,000 net) acres of leasehold including 682,000 gross (233,000 net) in our core areas. The Crusader entities have built a multi-year inventory of drilling projects with an estimated 4,800 identified drilling locations including approximately 350 locations related to our proved reserves.

Oil and Gas Properties

The table below summarizes certain data for the core operating areas of the Crusader entities as of December 31, 2007:

Basins	Total Reserves (mmcfe)	Developed Reserves (mmcfe)	Standardized Measure ($ in millions)(1)	Total Gross Acreage	Total Net Acreage	Total Net Undeveloped Acreage	Percentage of Total Net Undeveloped Acreage
Anadarko	125,400	42,788	355.0	316,010	124,512	99,991	48.32%
Williston	315	—	0.8	37,760	23,550	23,550	11.38%
Permian	1,708	816	1.6	324,980	82,525	82,237	39.74%
Fort Worth	7,318	4,585	21.5	2,820	2,116	1,140	0.55%

Total	134,741	48,189	378.9	681,570	232,703	206,918	100.00%

(1)	Because the Crusader entities are currently not subject to income taxes, standardized measures presented above are not reduced for estimated income taxes.

Segment reporting is not applicable to the Crusader entities as they have a single company-wide management team that administers all properties as a whole rather than by discrete operating segments. They track only basic operational data by area, and do not maintain complete separate financial statement information by area. The Crusader entities measure financial performance as a single enterprise and not on an area-by-area basis.

Anadarko Basin

The Crusader entities’ development activities in the Anadarko Basin are comprised mainly of the horizontal drilling of the Cleveland Sand in Northwest Oklahoma and the Texas panhandle. The Cleveland Sand leasehold position exceeds 42,000 gross acres. Wells in the Cleveland Sand utilize new horizontal completion, multi-stage stimulation completion assemblies. The Crusader entities’ experience in these drilling and completion techniques has also proved successful in the Granite Wash producing horizon. Various Pennsylvanian age sands and limes also may yield themselves successfully to this type of development. We also plan to develop various conventional horizons.

Williston Basin

The Crusader entities are developing approximately 38,000 gross acres of leasehold in Eastern Montana and Western North Dakota. The Crusader entities plan to drill 10,000 foot true vertical wells with 4,000 foot horizontal laterals targeting the middle Bakken Shale producing horizons. The Crusader entities plan to use the core competencies of the Crusader entities’ staff in drilling horizontal wells employing multi-stage stimulations with completion assembly isolation techniques in this development. They also intend to evaluate another horizon of the Bakken Shale and various conventional limestone targets in the Red River, Lodgepole, and Madison producing horizons for development.

Permian Basin

The Crusader entities’ properties in the Permian Basin are located in the Delaware and Val Verde producing regions. Reserves in these regions produce principally from various shales, including the Woodford, Barnett, Atoka, and Wolfcamp. Various conventional reserve targets also are productive in these regions. This area includes a 192,000 gross acre joint venture with a large independent producer, a 26,000 gross acre farmout from a major integrated producer, and a leasehold positions in excess of 107,000 gross acres. Currently, the Crusader entities are participating in two 3-D seismic programs, one of which covers approximately 250 square miles while the other covers approximately 300 square miles.

Fort Worth Basin

The Crusader entities’ properties in this area are comprised of producing Barnett shale horizons in various counties of North Texas. The development involves the drilling and completion of Barnett Shale wells that are in general located in the oil producing window. The Crusader entities have drilled eight horizontal wells and are evaluating the results. The Crusader entities intend to integrate this overlapping area with Westside’s assets upon completion of the business combination. The Crusader entities expect that following the integration, the combined operations will benefit from economies of scale and the application of the Crusader entities’ core competencies in this region.

Oil and Natural Gas Data

The following table sets forth the estimated proved reserves with respect to the oil and gas properties of the Crusader entities at the end of each of the past two years:

	December 31,
	2007	2006
Natural gas (Mcf)
Developed	40,056,300	28,143,457
Undeveloped	67,667,350	80,613,181

Total	107,723,650	108,756,638

Oil and NGLs (Bbls)
Developed	1,677,030	1,250,324
Undeveloped	3,154,670	5,797,867

Total	4,831,700	7,048,191

Total (Mcfe)(a)	136,713,850	151,045,748

% Developed	37%	24%

(a)	Oil and NGLs are converted to Mcfe at the rate of one barrel equals six Mcfe.

The December 31, 2007 reserve estimates set forth above were evaluated by Crusader’s engineering staff (33%) and LaRoche Petroleum Consultants, Ltd. (67%). The December 31, 2006 reserve estimates were prepared by Crusader’s engineering staff and audited by Pinnacle Energy Services, LLC, independent petroleum consultants, respectively.

The following table sets forth the future net cash flows from estimated net proved reserves, the present value of those net cash flows and the average field prices used in projecting them in 2007 and 2006:

	December 31, 2007	December 31, 2006
Future net cash flows	$769,970,833	$709,031,778
Standardized measure(a)	$382,962,624	$329,209,197

Wellhead prices:
Oil (per Bbl)	$92.38	$57.00
Gas (per Mcf)	$6.66	$6.37

(a)	Because the Crusader entities are not currently subject to income tax, standardized measures presented above are not reduced for estimated income taxes.

Future net cash flows represent projected revenues from the sale of estimated net proved reserves net of production expenses (including operating expenses and production taxes) and development costs. Such calculations, prepared in accordance with Statement of Financial Accounting Standards No. 69, “Disclosures about Oil and Gas Producing Activities,” are based on costs and prices in effect at December 31 of each year. There can be no assurance that the proved reserves will be produced within the periods indicated and prices and costs will remain constant. There are numerous uncertainties inherent in estimating reserves and related information and different reservoir engineers often arrive at different estimates for the same properties. No estimates of our reserves have been filed with or included in reports to another federal authority or agency since year-end.

The following table sets forth information regarding the net production of oil and gas and price and cost information for the oil and gas properties of the Crusader entities for the period indicated:

Year ended December 31, 2007
Net production:
Total production (Mcfe)	5,951,418
Average daily production (Mcfe/day)	16,305

Average sales price per unit:
Oil (per Bbl)	$71.91
Gas (per Mcf)	$6.72

Average unit costs:
Lease operating expense (per Mcfe)	$.73

Producing Wells

The following table sets forth information relating to the combined productive wells in which the Crusader entities own a working interest as of December 31, 2007. Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of producing wells in which the Crusader entities owned an interest, regardless of percentage interest. A net well is not a physical well, but is a concept that reflects the sum of the working interests we hold in all wells. The Crusader entities compute the number of net wells they own by totaling the percentage working interests they hold in all gross wells. The wells owned by the Crusader entities may produce both oil and gas. The Crusader entities classify a well as an oil well if the net equivalent production of oil was greater than gas production from the well.

	Total Wells		Average Working Interest
	Gross	Net
Operated	186	140.40	75.5%
Non-Operated	206	21.80	10.6%

Total	392	162.21	41.4%

The day-to-day operations of oil and gas properties are the responsibility of the operator designated under pooling or operating agreements. The operator supervises production, maintains production records, employs or contracts for field personnel and performs other functions. An operator receives reimbursement for direct expenses incurred in the performance of its duties as well as monthly per-well producing and drilling overhead reimbursement at rates customarily charged by unaffiliated third parties. The charges customarily vary with the depth and location of the well being operated.

Acreage

At December 31, 2007, the Crusader entities owned interests in developed and undeveloped oil and gas acreage as set forth in the table below. These ownership interests generally take the form of working interests in oil and gas leases or licenses that have varying terms. Developed acreage includes leased acreage that is allocated or assignable to producing wells or wells capable of production even though shallower or deeper horizons may not have been fully explored. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of gas or oil, regardless of whether or not the acreage contains proved reserves.

The following table sets forth certain information regarding the developed and undeveloped acreage of the Crusader entities held at December 31, 2007:

	Acres		Average Working Interest
	Gross	Net
Developed	75,637	26,253	35%
Undeveloped	639,133	221,839	35%

Total	714,770	248,092	35%

(1)	Developed areas are acres spaced or assigned to productive wells. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas, regardless of whether such acreage contains proved reserves.
(2)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.
(3)	A net acre is deemed to exist when the sum of the fractional working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Drilling Results

The following table summarizes drilling activity of the Crusader entities for the past two years. Gross wells reflect the sum of all wells in which the Crusader entities own an interest. Net wells reflect the sum of the Crusader entities’ working interests in gross wells.

	2007		2006
	Gross	Net	Gross	Net
Development wells	57	19.78	59	8.03
Productive	56	18.78	58	7.47
Dry	1	1.00	1	0.56
Exploratory wells	24	5.19	17	6.30
Productive	20	3.88	13	4.22
Dry	4	1.31	4	2.08
Total Wells
Productive	76	22.65	71	11.69
Dry	5	2.31	5	2.64

Total	81	24.97	76	14.33

Success ratio	94%	91%	93%	82%

Marketing and Customers

The Crusader entities market nearly all of their oil and gas production from the properties they operate for both their interests and that of the other working interest owners and royalty owners. Gas sales are made pursuant to a variety of contractual arrangements; generally month-to-month and one to seven-year contracts. None of the Crusader entities’ production is subject to contracts longer than seven years. Pricing on the month-to-month and short-term contracts is based largely on the New York Mercantile Exchange, or NYMEX pricing, with fixed or floating basis. For one to seven-year contracts, gas is sold on NYMEX pricing, published regional index pricing or percentage of proceeds sales based on local indices. No gas sales are made under long-term fixed price contracts. Many contracts contain provisions for periodic price adjustment, termination and other terms customary in the industry. Gas is sold to utilities, marketing companies and industrial users. Oil is sold under contracts ranging in terms from month-to-month, up to as long as one year. The pricing for oil is based upon the posted prices set by major purchasers in the production area or upon NYMEX pricing. All oil pricing is adjusted for quality and transportation. Oil and gas purchasers are selected on the basis of price, credit quality and service. For a summary of purchasers of the Crusader entities’ oil and gas production that accounted for 10% or more of the consolidated revenues of the Crusader entities, see Note A to the financial statements of Hawk, Knight and Crusader II. Because alternative purchasers of oil and gas generally are readily available, the Crusader entities believe that the loss of any of these purchasers would not have a material adverse effect on the revenues from production.

The Crusader entities incur gathering and transportation expenses to move their oil and gas from the wellhead and tanks to purchaser specified delivery points. These expenses vary based on volume, distance shipped and the fee charged by the third-party transporters. The Crusader entities’ oil and gas production are transported primarily through third-party trucks, gathering systems and pipelines. Transportation space on these gathering systems and pipelines is occasionally limited.

Competition

The Crusader entities encounter substantial competition in developing and acquiring oil and gas properties, securing and retaining personnel, conducting drilling and field operations and marketing production. Competitors in exploration, development, acquisitions and production include the major oil companies as well as numerous independent oil companies, individual proprietors and others. Although the sizable acreage position and core area concentration of the Crusader entities provide some competitive advantages, many competitors have substantially greater financial and other resources. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Crusader entities or our combined company may allow.

Title to Properties

The Crusader entities believe that they have satisfactory title to all of their producing properties in accordance with generally accepted industry standards. As is customary in the industry, in the case of undeveloped properties, often minimal investigation of record title is made at the time of lease acquisition. Investigations are made prior to the consummation of an acquisition of producing properties and before commencement of drilling operations on undeveloped properties. Individual properties may be subject to burdens that the Crusader entities believe do not materially interfere with the use or affect the value of the properties. Burdens on properties may include:

•	customary royalty interests;

•	liens incident to operating agreements and for current taxes;

•	obligations or duties under applicable laws;

•	development obligations under oil and gas leases; or

•	burdens such as net profit interests.

Environmental Regulation

The Crusader entities are subject to stringent federal, state and local laws, that, among other things, govern the issuance of permits to conduct exploration, drilling and production operations; the amounts and types of materials that may be released into the environment; the discharge and disposition of waste materials; the remediation of sites contaminated by current or historical operations; and the reclamation and abandonment of wells, sites and facilities. Numerous government departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and gas industry increases their cost of doing business and consequently affects their profitability, but these costs are considered a normal, recurring cost of their on-going operations. The Crusader entities’ domestic competitors are generally subject to the same laws and regulations. The Crusader entities believe that they are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on their operations.

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, imposes liability, without regard to fault, on certain classes of persons that are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the cost of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the cost of certain health studies. In addition, companies that incur cleanup liability under CERCLA frequently become the subject of third-party claims, because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a polluted site.

The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, or RCRA, regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and gas from regulation as “hazardous waste.” Disposal of such oil and gas exploration, development and production wastes usually is regulated by state law. Other wastes frequently handled at exploration and production sites or used in the course of providing well services may not fall within the exploration and production waste exclusion and are potentially subject to regulation as hazardous waste. From time to time, legislation is proposed in Congress that would revoke or alter the current exploration and production waste exclusion, thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on the Crusader entities’ operating costs, as well as the oil and gas industry in general. Regardless of whether the RCRA exploration and production waste exclusion is revoked or altered, stricter standards for waste handling and disposal may be imposed on the oil and gas industry in the future. In addition, a number of states have adopted standards for the handling and disposal of oilfield-related wastes that are more stringent than those imposed under RCRA, and these standards also could be made more stringent in the future.

The Crusader entities currently own or lease numerous properties that have been used for oil and gas exploration and production for many years. Although the Crusader entities believe that they have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of the Crusader entities’ properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons were not under their control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, the Crusader entities could be required to remove previously disposed substances and wastes, remediate contaminated property, or perform remedial plugging or pit closure operations to prevent future contamination.

Wastes containing naturally occurring radioactive materials, or NORM, may also be generated in connection with the Crusader entities’ operations. Certain processes used to produce oil and gas may concentrate NORM radioactivity, which may be present in oilfield wastes. NORM is not subject to regulation under the Atomic Energy Act of 1954, or the Low Level Radioactive Waste Policy Act, but it is subject to individual state radiation control regulations. In addition, NORM handling and management activities are governed by regulations promulgated by the Occupational Safety and Health Administration, or OSHA. These state and OSHA regulations impose certain requirements concerning worker protection; the treatment, storage and disposal of NORM waste; the management of waste piles, containers and tanks containing NORM; as well as restrictions on the uses of land with NORM contamination.

The Federal Clean Air Act, or the CAA, and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. Such laws and regulations may require a facility to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase of air emissions; obtain or strictly comply with air permits containing various emissions and operational limitations; or utilize specific emission control technologies to limit emissions of certain air pollutants. In addition, the United States Environmental Protection Agency, or EPA, has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. Moreover, states can impose air emissions limitations that are more stringent than the federal standards imposed by the EPA. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the federal CAA and associated state laws and regulations.

Permits and related compliance obligations under the CAA, as well as changes to state implementation plans for controlling air emissions in regional non-attainment areas, may require us to incur future capital expenditures in connection with the addition or modification of existing air emission control equipment and strategies for oil and gas exploration and production operations. In addition, some oil and gas production facilities may be included within the categories of hazardous air pollutant sources, which are subject to increasing regulation under the CAA. Failure to comply with these requirements could subject a regulated entity to monetary penalties, injunctions, conditions or restrictions on operations and enforcement actions. Oil and gas exploration and production facilities may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, the Crusader entities believe their operations will not be materially adversely affected by any such requirements, and such requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in oil and gas exploration and production activities.

Recent scientific studies have suggested that emissions of certain gases, commonly referred to as “greenhouse gases” and including carbon dioxide and methane, may be contributing to the warming of the atmosphere or other types of climate change. In response to such studies, the United States Congress is actively considering legislation to reduce emissions of greenhouse gases. In addition, at least 17 states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Also, as a result of the U.S. Supreme Court’s decision on April 2, 2007 in Massachusetts, et al. v. EPA, the EPA may be required to regulate greenhouse gas emissions from mobile sources (e.g., cars and trucks) or from stationary sources under certain CAA programs, even if Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. New legislation or regulatory programs that restrict emissions of greenhouse gases in areas where the Crusader entities conduct business could adversely affect their operations and the demand for petroleum products generally. The impact of such future programs cannot be predicted, but the Crusader entities do not expect their operations to be affected any differently than other similarly situated domestic competitors.

The Federal Water Pollution Control Act of 1972, as amended, also referred to as the Clean Water Act or CWA, imposes restrictions and controls on the discharge of produced waters and other wastes into waters of the United States. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the oil and gas industry into certain coastal and offshore waters, unless otherwise authorized. Further, the EPA has adopted regulations requiring certain oil and gas exploration and production facilities to obtain permits for storm water discharges. Under these programs, the Crusader entities may be required to treat certain types of wastewater or develop and implement storm water pollution prevention plans. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the cost of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The CWA and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of the CWA require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture, or leak. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the CWA and analogous state laws and regulations.

The primary federal law imposing liability for oil spills is the Oil Pollution Act, or OPA, which sets minimum standards for prevention, containment, and cleanup of oil spills. OPA applies to vessels, offshore facilities, and onshore facilities, including exploration and production facilities that may affect waters of the

United States. Under OPA, responsible parties, including owners and operators of onshore facilities, may be subject to oil spill cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills.

Underground injection is the subsurface placement of fluid through a well, such as the reinjection of brine produced and separated from oil and gas production. The Safe Drinking Water Act of 1974, as amended, establishes a regulatory framework for underground injection, with the main goal being the protection of usable aquifers. The primary objective of injection well operating requirements is to ensure the mechanical integrity of the injection apparatus and to prevent migration of fluids from the injection zone into underground sources of drinking water. Hazardous-waste injection well operations are strictly controlled and certain wastes, absent an exemption, cannot be injected into underground injection control wells. In Texas, no underground injection may take place except as authorized by permit or rule.

Other environmental protection statutes that may apply to the Crusader entities’ operations include the National Environmental Policy Act, the Marine Mammal Protection Act, the Fish and Wildlife Coordination Act, the Magnuson-Stevens Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and may limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from the Crusader entities’ operations. The permits required for the Crusader entities’ various operations are subject to revocation, modification and renewal by issuing authorities.

Finally, operations associated with the Crusader entities’ properties are subject to the requirements of the federal Occupational Safety and Health Act, or OSH Act, and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSH Act hazard communication standard, EPA community right-to-know regulations under Title III of CERCLA and similar state statues require that the Crusader entities organize and/or disclose information about hazardous materials used or produced in their operations.

The Crusader entities believe that they are in substantial compliance with all existing environmental laws and regulations applicable to their current operations and that their continued compliance with existing requirements will not have a material adverse impact on their financial condition and results of operations. However, accidental spills or releases may occur in the course of the Crusader entities’ operations, and they cannot assure you that they will not incur substantial costs and liabilities as a result of such spills or releases, including those relating to claims for damage to property and persons. Moreover, the Crusader entities cannot assure you that the passage of more stringent laws or regulations in the future will not have a negative impact on their business, financial condition, or results of operations.

Crusader Energy Group, LLC and Knight Energy Management, LLC

Crusader Energy Group, LLC acts as contract operator for some of the oil and gas properties owned by the other Crusader entities. Knight Energy Management, LLC held an equity interest in Knight Energy Group II prior to the internal restructuring completed by the Crusader entities before executing the contribution agreement. These companies do not have any material assets or liabilities and are immaterial to the business combination.

Crusader Management Corporation

Crusader Management Corporation has a personnel services contract with each of Hawk Energy Fund I, RCH Upland Acquisition, Crusader Energy Group, Knight Energy Group and Knight Energy Group II, pursuant to which Crusader Management provides day to day management services. Crusader Management’s assets include vehicles, computer systems, phone systems, office equipment, art work, geographics and accounting systems licenses and other assets used to provide the services pursuant to the personnel service contracts. All of the employees who provide services to the Crusader entities are currently employed by Crusader Management.

Employees

As of March 31, 2008, Crusader Management Corporation had 31 full-time employees who provided services to the Crusader entities. No employees are covered by a labor union or other collective bargaining arrangement. We believe that the relationship with our employees is excellent. We regularly utilize independent consultants and contractors to perform various professional services, particularly in the areas of drilling, completion, field and on-site production operation services.

Office Lease

The Crusader entities lease approximately 10,000 square feet of office space in Oklahoma City, Oklahoma under standard office lease arrangements that expire on April 30, 2008. On December 28, 2007, Crusader Management Corporation entered into an agreement with Le Norman Properties, LLC, to lease approximately 24,000 net square feet of office space located in Oklahoma City, Oklahoma for an initial term of five years. Le Norman Properties is wholly owned by David D. Le Norman, who will be a director, president and chief executive officer of Westside upon consummation of the business combination. Under the lease, Crusader Management Corporation has agreed to pay an annual base rent of $624,000 plus expenses related to maintenance, taxes, insurance and utilities. Crusader Management Corporation has an option to renew the lease for two additional five year terms for a base rent in an amount equal to the fair market rent for comparable buildings in the area. In the first half of 2008, Crusader’s office will be relocated to these facilities in Oklahoma City, Oklahoma pursuant to the new lease. Upon the closing of the business combination contemplated by the contribution agreement, Westside will relocate its principal executive offices to these leased facilities in Oklahoma City. The Crusader entities believe these facilities are adequate to meet the current needs of the combined company and existing space could be expanded or additional space could be leased if required.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF KNIGHT ENERGY GROUP, LLC

The following table sets forth selected historical financial and operating data for Knight Energy Group, LLC, or Knight, and its predecessor Crusader Energy II, LLC, or Crusader II, as of and for the dates and periods indicated. We have derived the selected historical financial data for the year ended December 31, 2007 and period from inception on August 29, 2006 through December 31, 2006 from the audited financial statements of Knight and for the period from inception on February 8, 2005 through December 31, 2005 and the period from January 1, 2006 through September 5, 2006 from the audited financial statements of Crusader II, each of which are included elsewhere in this proxy statement. The Knight period from inception through December 31, 2006 reflects the acquisition of Crusader II and the impact of purchase accounting. Additionally, Knight is not currently directly subject to income taxes. The following selected historical financial and operating data are qualified in their entirety by reference to, and should be read in conjunction with, Knight’s historical financial statements and related notes included elsewhere in this proxy statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities.”

	Predecessor		Knight Energy Group, LLC
	Period from February 8, 2005 through December 31, 2005	Period from January 1, 2006 through September 5, 2006	Period ended December 31, 2006	Year ended December 31, 2007
OPERATING REVENUES
Gas sales	$1,928,423	$6,342,380	$4,993,011	$21,596,053
Oil sales	369,822	2,447,262	3,090,162	19,782,496
Other	—	42,037	262,121	996,511

Total operating revenues	2,298,245	8,831,679	8,345,294	42,375,060

OPERATING COSTS AND EXPENSES
Production expenses	476,615	1,263,827	1,298,319	5,817,011
General and administrative	496,942	1,660,075	857,844	4,028,352
Accretion of asset retirement obligation	10,958	18,582	7,568	45,119
Depreciation, depletion and amortization	600,143	2,519,221	3,490,551	16,943,792

Total operating costs and expenses	1,584,658	5,461,705	5,654,282	26,834,274

Income from operations	713,587	3,369,974	2,691,012	15,540,786

OTHER (EXPENSE) INCOME
Interest expense	(46,899)	(695,661)	(295,635)	(2,992,964)
Interest income and other	102,505	46,408	27,105	(124,859)
Risk management	(18,000)	1,535,217	4,652,268	(3,177,259)

Total other (expense) income	37,606	885,964	4,383,738	(6,295,082)

Net Income	$751,193	$4,255,938	$7,074,750	$9,245,704

	Predecessor		Knight Energy Group, LLC
	Period from February 8, 2005 through December 31, 2005	Period from January 1, 2006 through September 5, 2006	Period ended December 31, 2006	Year ended December 31, 2007
BALANCE SHEET DATA (at period end)
Current assets	$3,629,704		$23,574,709	$30,465,354
Current liabilities	6,945,340		12,313,806	19,566,578
Oil and gas properties, net	51,442,316		183,111,392	243,560,456
Total assets	56,659,842		210,774,542	279,225,009
Bank debt	2,500,000		16,000,000	67,000,000
Members’ equity	46,872,918		182,074,750	191,320,454

CASH FLOW DATA
Net cash provided by (used in) operating activities	$859,238	$(1,770,477)	$(2,742,205)	$27,946,165
Net cash used in investing activities	(48,828,116)	(14,473,096)	(148,088,328)	(75,428,558)
Net cash provided by (used in) financing activities	48,553,929	16,640,000	155,952,916	50,301,673

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF HAWK ENERGY FUND I, LLC

The following table sets forth selected historical financial and operating data for Hawk Energy Fund I, LLC, or Hawk, as of and for the dates and periods indicated. We have derived the selected historical financial data from the audited financial statements of Hawk for the period from inception on March 7, 2005 through December 31, 2005, which are not included in this proxy statement, and as of and for the years ended December 31, 2007 and 2006, which are included elsewhere in this proxy statement. Additionally, Hawk is not currently directly subject to income taxes. The following selected historical financial and operating data are qualified in their entirety by reference to, and should be read in conjunction with, Hawk’s historical financial statements and related notes included elsewhere in this proxy statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities.”

	Hawk Energy Fund I, LLC
	Period from March 7, 2005 through December 31, 2005	Year ended December 31,
		2006	2007
OPERATING REVENUES
Gas sales	$341,764	$3,984,440	$4,789,627
Oil sales	1,544	471,300	1,901,556

Total operating revenues	343,308	4,455,740	6,691,183

OPERATING COSTS AND EXPENSES
Production expenses	37,124	620,705	955,356
General and administrative	362,197	442,106	713,312
Accretion of asset retirement obligation	224	2,836	4,633
Depreciation, depletion and amortization	199,626	2,130,171	3,314,182

Total operating costs and expenses	599,171	3,195,818	4,987,483

(Loss) Income from operations	(255,863)	1,259,922	1,703,700

OTHER (EXPENSE) INCOME
Interest expense	—	—	(90,747)
Interest income and other	359,968	182,523	(29,474)

Total other (expense) income	359,968	182,523	(120,221)

Net Income	$104,105	$1,442,445	$1,583,479

BALANCE SHEET DATA (at period end)
Current assets	$7,421,832	$1,400,132	$3,352,000
Current liabilities	670,213	2,745,565	8,255,680
Oil and gas properties, net	30,165,577	36,178,206	41,933,069
Total assets	37,997,489	38,203,521	45,360,685
Bank debt	—	—	1,250,000
Partners’ capital	37,303,225	35,420,670	37,004,149

CASH FLOW DATA
Net cash provided by operating activities	$23,796	$3,025,253	$6,421,111
Net cash used in investing activities	(30,113,615)	(6,484,316)	(5,654,802)
Net cash provided by (used in) financing activities	37,199,120	(3,325,000)	1,250,000

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

OF KNIGHT ENERGY GROUP II, LLC

The following table sets forth selected historical financial and operating data for Knight Energy Group II, LLC, or Knight II. We have derived the selected historical financial data for the period from inception on May 15, 2007 through December 31, 2007 from the audited financial statements of Knight II included elsewhere in this proxy statement. The following selected historical financial and operating data are qualified in their entirety by reference to, and should be read in conjunction with, Knight II’s historical financial statements and related notes included elsewhere in this proxy statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities.”

Knight Energy Group II, LLC
Period from May 15, 2007 through December 31, 2007
OPERATING REVENUES
Oil and Gas sales	$129,842

OPERATING COSTS AND EXPENSES
Production expenses	16,985
General and administrative	1,111,662
Accretion of asset retirement obligation	273
Depreciation, depletion and amortization	54,547

Total operating costs and expenses	1,183,467

Loss from operations	(1,053,625)

OTHER (EXPENSE) INCOME
Interest expense	(65,095)
Interest income and other	234,024

Total other (expense) income	168,929

Net Loss	(884,696)

BALANCE SHEET DATA (at period end)
Current assets	$12,601,734
Current liabilities	3,076,136
Oil and gas properties, net	81,882,210
Total assets	98,844,027
Bank debt	—
Members’ equity	95,746,304

CASH FLOW DATA
Net cash used in operating activities	$(2,488,493)
Net cash used in investing activities	(88,477,462)
Net cash provided by financing activities	100,031,000

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF RCH UPLAND ACQUISITION, LLC

The following table sets forth selected historical financial and operating data for RCH Upland Acquisition, LLC, or RCH, as of and for the dates and periods indicated. We have derived the selected historical financial data from the audited statement of historical revenues and direct operating expenses of RCH for the period from inception on December 15, 2005 through December 31, 2005, which are not included in this proxy statement, and as of and for the years ended December 31, 2007 and 2006, which are included elsewhere in this proxy statement. The following selected historical financial and operating data are qualified in their entirety by reference to, and should be read in conjunction with, RCH’s historical financial statements and related notes included elsewhere in this proxy statement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities.”

	RCH Upland Acquisition, LLC
	Period from December 15, 2005 through December 31, 2005	Year ended December 31,
		2006	2007
OPERATING REVENUES
Oil and gas sales	$68,642	$1,256,980	$1,345,843

OPERATING COSTS AND EXPENSES
Production expenses	8,480	172,773	207,159

Income from operations	$60,162	$1,084,207	$1,138,684

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE CRUSADER ENTITIES

For purposes of this discussion, unless the context otherwise suggests, references to Crusader or the Crusader entities include the following: Knight, Knight II, Hawk, RCH and Crusader Energy II, LLC, predecessor to Knight.

Introduction

The following discussion and analysis should be read in conjunction with the Crusader entities’ selected historical financial data and their accompanying historical financial statements and the notes to those financial statements included elsewhere in this proxy statement. The following discussion includes forward-looking statements that reflect Crusader’s plans, estimates and beliefs. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those items discussed below and elsewhere in this proxy statement.

Overview

Crusader is engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Anadarko Basin, Williston Basin, Permian Basin, and Fort Worth Basin in the United States. Segment reporting is not applicable to Crusader as it has a single company-wide management team that administers all properties as a whole rather than by discrete operating segments. Crusader tracks only basic operational data by area. Crusader does not maintain complete separate financial statement information by area. Crusader measures financial performance as a single enterprise and not on an area-by-area basis. Crusader seeks to increase reserves and production through internally generated drilling projects, coupled with complementary acquisitions. Crusader uses the full cost method of accounting for its oil and gas activities.

Revenue and Expense Drivers

Revenue Drivers

Crude Oil and Natural Gas Sales. Crusader’s revenues are generated from production of crude oil and natural gas which are substantially dependent on prevailing prices. Crusader’s future production is impacted by its drilling success, acquisitions and decline curves on existing production. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of or demand for oil and gas, market uncertainty and a variety of additional factors beyond Crusader’s control. Crusader enters into derivative instruments for a portion of its oil and gas production to achieve a more predictable cash flow and to reduce its exposure to adverse fluctuations in the prices of oil and gas.

Crusader generally sells its oil and gas at current market prices determined at the wellhead. Crusader is required to pay gathering and transportation costs with respect to substantially all of its products. Crusader markets its products in several different ways depending upon a number of factors, including the availability of purchasers for the product at the wellhead, the availability and cost of pipelines near the well, market prices, pipeline constraints and operational flexibility.

Operating Expenses

Crusader’s operating expenses primarily involve the expense of operating and maintaining its wells.

•

Lease Operating. Crusader’s lease operating expenses include repair and maintenance costs, contract labor and supervision, workover costs, electrical power and fuel costs and other expenses necessary to maintain its operations. Crusader’s lease operating expenses are driven in part by the type of commodity produced, the level of maintenance activity and the geographical location of its properties. Ad valorem taxes represent property taxes.

•

Production Taxes. Production taxes represent the taxes paid on produced oil and gas based on a percentage of market prices (price received from purchaser) or at fixed rates established by federal, state or local taxing authorities.

•

General and Administrative Expenses. General and administrative expenses include employee compensation and benefits, professional fees for legal, accounting and other advisory services and corporate overhead.

•

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization represent the expensing of the capitalized costs of Crusader’s oil and gas properties and Crusader’s other property and equipment.

Other Expenses and Income

Other Expenses and Income consist of the following:

Interest Income. Crusader generates interest income from its cash deposits.

Interest Expense. Crusader’s interest expense reflects its borrowing costs under its credit facility, its senior notes and its senior subordinated notes.

Risk Management. The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, Crusader has entered into certain derivative instruments which have not been designated as cash flow hedges for financial reporting purposes. Generally, Crusader’s derivative instruments are comprised of collars that guarantee a price based on a floor and ceiling as defined by the instrument. These instruments are recorded at fair value and changes in fair value, including settlements, have been reported as risk management in the statement of operations.

Knight Energy Group, LLC and Crusader Energy II, LLC Results of Operations

The following schedule reflects the historical operations of Knight and its predecessor Crusader Energy II, LLC. The 2006 results are on a combined basis for enhanced discussion and analysis purposes only.

	Year ended December 31,
	2006	2007
OPERATING REVENUES
Gas sales	$11,335,391	$21,596,053
Oil sales	5,537,424	19,782,496
Other	304,158	996,511

Total operating revenues	17,176,973	42,375,060

OPERATING COSTS AND EXPENSES
Lease operating	1,424,538	3,671,087
Production taxes	1,137,608	2,145,924
General and administrative	2,517,919	4,028,352
Accretion of asset retirement obligation	26,150	45,119
Depreciation, depletion and amortization	6,009,772	16,943,792

Total operating costs and expenses	11,115,987	26,834,274

Income from operations	6,060,986	15,540,786
OTHER (EXPENSE) INCOME	5,269,702	(6,295,082)

Net Income	$11,330,688	$9,245,704

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues. Revenues for the year ended December 31, 2007 increased $25.2 million, to $42.4 million as compared to $17.2 million for the year ended December 31, 2006. Revenue growth was primarily due to continued drilling success and to a lesser extent additions from acquisitions. Production of oil and gas increased by 204% and 65%, respectively, during 2007 to 275,417 bbls of oil and 3,115,884 Mcf of gas, respectively. The following table highlights production growth by certain projects.

			Year ended December 31,
			2006		2007
Project	Operations	Basin	Mcf	Bbls	Mcf	Bbls
Cleveland Sand	Operated	Anadarko	439,701	47,279	880,543	110,943
N. Barnett	Operated	Ft. Worth	—	1,528	177,198	35,095
Biscuit Hill	Operated	Anadarko	4,434	15,998	6,567	84,159
Lard Ranch	Non-Operated	Anadarko	548,452	8,220	709,484	13,618

			992,587	73,025	1,773,792	243,815

Prices received for oil and gas increased by 17% and 15% respectively. The average sales price for oil and gas for the year ended December 31, 2007 were $71.83 per Bbl and $6.93 per Mcf, respectively, as compared to average sales price for oil and gas for the period ended December 31, 2006 of $61.21 per Bbl and $6.02 per Mcf, respectively.

Lease Operating Expenses. Lease operating expenses for the year ended December 31, 2007 increased $2.2 million, or 158%, to $3.7 million as compared to $1.4 million for the period ended December 31, 2006 and increased 31% per Mcfe during the year ended December 31, 2007 to $.77 per Mcfe as compared to $.59 per Mcfe during the year ended December 31, 2006. The increase in lease operating expenses on a gross dollar basis and Mcfe basis was due primarily to increases in produced water volumes and associated hauling and disposal costs, third-party vendor costs rising due to demand for services, increased cost of fuel, raw materials, and labor during 2007.

Production Taxes. Production taxes for the year ended December 31, 2007 increased $1 million, or 89%, to $2.1 million as compared to $1.1 million for the year ended December 31, 2006 which was due to increased oil and gas sales during 2007. Our effective production tax rate was lower in 2007 due to an increase in tax credits received on certain horizontal wells in the state of Oklahoma totaling approximately $542,000.

General and Administrative Expenses. General and administrative expenses, or G&A, for the year ended December 31, 2007 increased $1.5 million, or 60%, to $4.0 million as compared to $2.5 million for the year ended December 31, 2006. The increase in G&A was driven primarily by employee count and employee-related costs as a result of hiring additional professional staff (petroleum engineers, geologists, landmen and other professionals), awarding of annual compensation increases and increases in benefit costs (primarily health insurance premiums) during 2007.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization, or DD&A, for the year ended December 31, 2007 increased $10.9 million, or 182%, to $16.9 million as compared to $6.0 million for the year ended December 31, 2006. DD&A for the year ended December 31, 2007 increased 43% to $3.55 per Mcfe, as compared to $2.48 per Mcfe for the year ended December 31, 2006. The increase in DD&A expense for the year ended December 31, 2007 was due to an increase in depleteable base and production on new fields which have a higher drilling cost per unit than rates of our established fields.

Income from Operations. Due to the factors described above, income from operations increased $9.5 million, or 156%, to $15.5 million for the year ended December 31, 2007 compared to income from operations of $6.1 million for the year ended December 31, 2006.

Other (Expense) Income. Other (expense) income is comprised of the following:

	Year ended December 31,
	2006	2007
Other (expense) income
Interest expense	$(991,296)	$(2,992,964)
Interest income and other	73,513	(124,859)
Risk Management	6,187,485	(3,177,259)

Total other (expense) income	$5,269,702	$(6,295,082)

The increase in interest expense for the year ended December 31, 2007 compared to the same period in 2006 was a result of Knight’s outstanding debt balance, for the respective periods, increasing from $16,000,000 to $67,000,000. The decrease in risk management for the year ended December 31, 2007 compared to the same period in 2006 was a result of the change in fair value of Knight’s open derivative contracts during the respective periods.

Net Income. Due to the factors described above, net income of $9.2 million was recognized for the year ended December 31, 2007 compared to a net income of $11.3 million for the year ended December 31, 2006.

Hawk Energy Fund I, LLC Results of Operations

The following schedule reflects the historical operations of Hawk.

	Year ended December 31,
	2006	2007
OPERATING REVENUES
Gas sales	$3,984,440	$4,789,627
Oil sales	471,300	1,901,556

Total operating revenues	4,455,740	6,691,183
OPERATING COSTS AND EXPENSES
Lease operating	298,551	550,585
Production taxes	322,154	404,771
General and administrative	442,106	713,312
Accretion of asset retirement obligation	2,836	4,633
Depreciation, depletion and amortization	2,130,171	3,314,182

Total operating costs and expenses	3,195,818	4,987,483

Income from operations	1,259,922	1,703,700
OTHER (EXPENSE) INCOME	182,523	(120,221)

Net Income	$1,442,445	$1,583,479

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues. Revenues for the year ended December 31, 2007 increased $2.2 million, to $6.7 million as compared to $4.5 million for the year ended December 31, 2006. This increase was due primarily to increases in production of oil and gas of 240% and 15%, respectively, to 26,054 bbls of oil and 773,631 Mcf of gas, respectively, for the year ended December 31, 2007. The increase in production was due primarily from our non-operated working interest (Operated by Knight) in the Cleveland Sand play within the Anadarko Basin and the North Barnett play within the Fort Worth Basis. During 2007, production from the aforementioned plays increased to 22,778 bbls of oil and 132,810 mcf of gas from 5,410 bbls of oil and 50,450 mcf of gas in 2006, respectively, primarily from wells commencing production during the last half of 2006 and throughout 2007.

Prices received for oil and gas increased by 19% and 4% respectively. The average sales prices for oil and gas for the year ended December 31, 2007 were $72.99 per Bbl and $6.19 per Mcf, respectively, as compared to average sales prices for oil and gas for the year ended December 31, 2006 of $61.58 per Bbl and $5.94 per Mcf, respectively.

Lease Operating Expenses. Lease operating expenses for the year ended December 31, 2007 increased $.3 million, or 84%, to $.6 million as compared to $.3 million for the year ended December 31, 2006 and increased 42% per Mcfe during the year ended December 31, 2007 to $.59 per Mcfe as compared to $.42 per Mcfe during the year ended December 31, 2006. The increase in lease operating expenses on Mcfe basis was due primarily to increased workovers during 2007 compared to 2006 partially reduced by newly drilled properties which have a lower cost per unit than the legacy production.

Production Taxes. Production taxes for the year ended December 31, 2007 increased $.1 million, or 26%, to $.4 million as compared to $.3 million for the period ended December 31, 2006 which was due to increase oil and gas sales during 2007. Our effective production tax rate was lower in 2007 due to an increase in tax credits received on certain horizontal wells in the state of Oklahoma totaling approximately $53,000.

General and Administrative Expenses. G&A for the year ended December 31, 2007 increased $.3 million, or 61%, to $.7 million as compared to $.4 million for the year ended December 31, 2006. The increase in G&A was due primarily driven by employee count and employee-related costs, as discussed above, during the year ended December 31, 2007.

Depreciation, Depletion and Amortization. DD&A for the year ended December 31, 2007 increased $1.2 million, or 56%, to $3.3 million as compared to $2.1 million for the year ended December 31, 2006. DD&A for the year ended December 31, 2007 increased 20% to $3.56 per Mcfe, as compared to $2.97 per Mcfe for the year ended December 31, 2006. The increase in DD&A expense for the year ended December 31, 2007 was due to an increase in depleteable base and production on new fields which have a higher drilling cost per unit than rates of our established fields.

Income from Operations. Due to the factors described above, income from operations increased $.4 million, or 35%, to $1.7 million for the year ended December 31, 2007 compared to income from operations of $1.3 million for the year ended December 31, 2006.

Other (Expense) Income. Other (expense) income is comprised of the following:

	Year ended December 31,
	2006	2007
Other (expense) income
Interest expense	$—	$(90,747)
Interest income and other	182,523	(26,474)

Total other (expense) income	$182,523	$(117,221)

The decrease in interest income for the year ended December 31, 2007 compared to 2006 was a result of Hawk’s average cash balance decreasing. The increase in interest expense for the year ended December 31, 2007 compared to the same period in 2006 was a result of Hawk’s advances on their line of credit throughout 2007. As of December 31, 2007, the outstanding balance was $1,250,000. The balance was retired during the first quarter of 2008.

Net income. Due to the factors described above, a net income of $1.6 million was recognized for the year ended December 31, 2007 compared to a net income of $1.4 million for the year ended December 31, 2006.

Knight Energy Group II, LLC Results of Operations

The following schedule reflects the historical operations of Knight II.

Period ended December 31, 2007
OPERATING REVENUES
Gas sales	$127,804
Oil sales	2,038

Total operating revenues	129,842

OPERATING COSTS AND EXPENSES
Lease operating	7,781
Production taxes	9,204
General and administrative	1,111,662
Accretion of asset retirement obligation	273
Depreciation, depletion and amortization	54,547

Total operating costs and expenses	1,183,467

Income from operations	(1,053,625)
OTHER (EXPENSE) INCOME	168,929

Net Loss	$(884,696)

Knight II was formed on May 15, 2007 through a private placement offering. Total capital commitments received were $142,900,000 and the manager has the right, but not the obligation, to contribute $15,001,000. As of December 31, 2007, the total capital received was $100,031,000.

During 2007, Knight II made several acquisitions of non-producing oil and gas properties totaling approximately $75,600,000 in the following areas: approximately 37,800 acres (24,000 net) in the Bakken Shale play located in the Williston Basin, approximately 20,000 acres (18,000 net) in the Bacca play located in the Anadarko Basin, approximately 33,200 acres (15,389 net) (leased and under option to lease) in South Louisiana play located in the Gulf Coast region and approximately 325,000 acres (82,525 net) in the Delaware and Val Verde plays located in the Permian Basin. Development of the aforementioned properties commenced during the last half of 2007 with anticipation that all properties will have their first well spud by the end of the second quarter of 2008.

Knight II is obligated to pay to Knight Energy Management a management fee equal to 1.5% of committed capital ($142,900,000) for managing Knight II oil and gas properties. The management fee amounted to approximately $1,032,000 for the period ended December 31, 2007 which is reported in General and Administrative in its Statement of Operations. Effective April 1, 2008, this management fee was waived by Knight Energy Management until the expiration or termination of the contribution agreement.

RCH Upland Acquisition, LLC Results of Operations

The following schedule reflects the historical revenues and direct operating expenses of RCH. All of RCH properties are operated by third parties and are located in the Anadarko basin.

	Year ended December 31,
	2006	2007
OPERATING REVENUES
Oil and Gas sales	$1,256,980	$1,345,843

OPERATING COSTS AND EXPENSES
Lease operating	80,687	114,648
Production taxes	92,086	92,511

Total operating costs and expenses	172,773	207,159

Excess of revenues over direct operating expenses	$1,084,207	$1,138,684

The following table reflects production results and operating statistics of RCH.

	Year ended December 31,
	2006	2007
Production
Gas (Mcf)	211,083	218,747
Oil (Bbl)	639	975
Total (Mcfe)	214,917	224,597

Operating Statistics
Average sales price—Gas	$5.75	$5.85
Average sales price—Oil	$67.56	$66.78
Lease operating expense per Mcfe	0.38	0.51

Lease Operating Expenses. Increase in lease operating expenses on a gross dollar basis and on Mcfe basis was due primarily to increased workovers during 2007 compared to 2006 and operating costs rising due to demand for services performed by third-party vendors.

Excess of revenue over direct operating expenses. Excess of revenues over direct operating expenses increased during 2007 primarily due to increased production.

Liquidity and Capital Resources

Overview

Crusader’s business is capital intensive. Historically, Crusader has funded its operations through private equity offerings, bank debt and cash flows from operations. Crusader’s ability to grow its reserve base is dependent upon its ability to obtain additional capital (debt and/or equity) and generate cash flows from operating activities to fund future development of oil and gas properties and complementary acquisitions.

Virtually all of Crusader’s capital expenditures are made based on current economic conditions and expected future oil and gas prices. Crusader makes capital expenditures to develop existing oil and gas reserves as well as to acquire additional reserves. Crusader may also elect to or elect not to participate in capital expenditures on properties operated by others. Crusader may adjust its annual exploration and development capital expenditure levels according to liquidity and the other sources of operating capital as economic conditions change. When Crusader determines that a project involves more risk than it can accept alone or more capital than is commercially prudent to commit, such as certain of its exploration projects, Crusader may take on additional partners.

Crusader’s cash flows from operating activities are significantly affected by changes in oil and gas prices. Accordingly, its cash flows from operating activities would be significantly reduced by lower oil and gas prices, which may reduce its exploration and development capital expenditure levels. Lower oil and gas prices also may reduce Crusader’s borrowing base under its senior credit facility which would further reduce its ability to obtain funds. Consequently, in an effort to minimize fluctuations in Crusader’s cash flows and to reduce its exposure to adverse fluctuations in the prices of oil and gas, Crusader enters into derivative instrument arrangements for a portion of its forecasted oil and gas production.

Cash Flows

	Year ended December 31,
	2006	2007
CASH FLOW DATA:
Net cash provided by (used in) operating activities
Knight (and predecessor)	(4,512,682)	27,946,165
Hawk	3,025,253	6,421,111
Knight II	—	(2,488,493)
Net cash used in investing activities
Knight (and predecessor)	(162,561,424)	(75,428,558)
Hawk	(6,484,316)	(5,654,802)
Knight II	—	(88,477,462)
Net cash provided by (used in) financing activities
Knight (and predecessor)	172,592,916	50,301,673
Hawk	(3,325,000)	1,250,000
Knight II	—	100,031,000

Operating Activities.

Knight—For the year ended December 31, 2007, net cash provided by operating activities increased $32.5 million to $27.9 million as compared to $(4.5) million for the year ended December 31, 2006. The increase in net cash provided by operating activities was primarily due to increased oil and gas production of approximately 204% and 65% while retaining our operating margins during the growth.

Hawk—For the year ended December 31, 2007, net cash provided by operating activities increased $3.4 million, or 112%, to $6.4 million as compared to $3.0 million for the year ended December 31, 2006. The increase in net cash provided by operating activities was primarily due to increased oil and gas production of approximately 240% and 15%, respectively, and higher realized prices partially offset by increasing operating costs.

Knight II—For the period ended December 31, 2007, net cash used in operating activities was $(2.5) million which was primarily due to the management fee paid to Knight Energy Management and change in working capital.

Investing Activities.

Knight—For the year ended December 31, 2007, net cash used in investing decreased $87.1 million, or 54%, to $75.4 million as compared to $162.6 million of net cash used in investing activities for the year ended December 31, 2006. Net cash used in investing in 2006 was comprised of $127 million for an acquisition of a business (Knight purchasing Crusader II and Crusader III) and $35.6 million of expenditures on oil and gas properties as compared to $75.4 million of expenditures on oil and gas properties in 2007.

Hawk—For the year ended December 31, 2007, net cash used in investing decreased $.8 million, or 13%, to $5.7 million as compared to $6.5 million of net cash used in investing activities for the year ended December 31, 2006. All net cash used in investing activities related to the development of oil and gas properties.

Knight II—For the period ended December 31, 2007, net cash used in investing was $88.5 million related to acquisition and development of oil and gas properties.

Financing Activities.

Knight—For the year ended December 31, 2007, net cash provided by financing activities decreased $122.3 million, or 71%, to $50.3 million as compared to $172.6 million of net cash provided by financing activities for the year ended December 31, 2006. This decrease was primarily due to a reduction of capital contributions from its members partially offset by an increase in borrowings.

Hawk—For the year ended December 31, 2007, net cash provided by financing activities increased $4.6 million to $1.3 million as compared to $(3.3) million of net cash used in financing activities for the year ended December 31, 2006. This increase was primarily due to advances received on our line of credit and termination of distributions to its members during 2007.

Knight II—For the period ended December 31, 2007, net cash provided by financing activities was $100.0 million due to capital contributions made by our members. During February of 2008, the owners of the Company made an additional capital contribution of $15,000,000.

Credit Facilities

As of December 31, 2007, Knight had a senior credit facility with Union Bank of California, or UBOC, as agent, which provides a revolving line of credit equal to the lesser of $100,000,000 or the borrowing base. This bank facility is secured by all of the oil and gas assets of Knight. Availability under this facility is subject to a borrowing base set by the lenders semi-annually, with each of Knight and the lenders having the right to request a redetermination once between each such semi-annual redetermination. The borrowing base is dependent on a number of factors, but is based primarily on the lenders’ assessment of future cash flows. As of December 31, 2007, the borrowing base was $60,000,000, and the credit availability was $23 million. The credit agreement bears interest at the London Interbank Offer Rate, or LIBOR, plus 1.75%. The loan is secured by a first mortgage on Knight’s oil and gas properties. The agreement has certain financial covenants which provide for, among other things, maintaining a certain current ratio and leverage ratio and certain reporting requirements. As of December 31, 2007, Knight had $37 million outstanding on this line of credit. This senior credit facility becomes due October 4, 2010.

Knight also has a $30,000,000 subordinated credit facility with UnionBancal Equities, Inc., or UBEI, an affiliate of UBOC, and certain other participating lenders. As of December 31, 2007, $30 million was outstanding under this facility. This subordinated credit facility bears interest at LIBOR plus 5% and becomes due August 31, 2012. Knight’s senior credit facility and subordinated credit facility do not allow Knight to pay a cash dividend or to make a cash distribution without obtaining the consent of the lenders.

On July 1, 2007, Hawk entered into revolving line of credit equal to $2,000,000 with International Bank of Commerce, or IBC. The line of credit had a variable interest rate equal to the prime rate, as defined in the agreement, less .75% and a floor of 6%. Interest was payable monthly with the principal and unpaid interest due on March 31, 2008. Upon IBC’s request, Hawk was required to deliver a mortgage pertaining to its oil and gas properties as collateral. As of December 31, 2007, Hawk had $1,250,000 outstanding on this line of credit. Hawk paid the outstanding balance of this line of credit in full during the first quarter of 2008.

Crusader is in negotiations to obtain a debt financing commitment from UBOC and UBEI to provide financing upon consummation of the business combination. The financing commitment is for new senior and subordinated credit facilities with UBOC and UBEI, respectively. It is anticipated that, pursuant to the financing commitment, UBOC will agree to make available to the combined company a $200 million senior secured revolving credit facility (with an initial borrowing base and lender commitments equal to $100 million at closing) and UBEI will agree to make available to the combined company a $30 million senior subordinated secured term loan facility. UBOC, which would act as exclusive agent for the new senior facility, is anticipated to agree to fund $100 million under the senior facility upon the closing of the business combination. UBEI, which would act as exclusive agent for the new subordinated facility, is anticipated to agree to fund $30 million under the subordinated facility upon the closing of the business combination. Capital from the new senior and subordinated facilities would be used to refinance the current debt of Westside and the Crusader entities and to fund the combined company’s drilling activity and general corporate purposes. As of March 31, 2008, Westside had $26.3 million outstanding under its senior secured loan from four entities managed by Wellington Management Company, LLP. As of March 31, 2008, Knight had approximately $53 million outstanding under its existing senior credit facility and $30 million outstanding under its existing subordinated credit facility. It is anticipated that the availability under the commitment letter will be conditioned upon satisfaction, among other customary conditions, of the following:

•	the consummation of the business combination;

•	the execution and delivery of definitive financing documentation satisfactory to UBOC and UBEI, in their sole discretion;

•

the absence of a material adverse change in or material disruption of the financial, banking or capital markets which UBOC and UBEI, in their reasonable discretion, deem material and adverse in connection with the syndication of the facilities;

•	the absence of a material adverse effect on Westside and the Crusader entities, taken as a whole; and

•	the retention of the pre-business combination management team of Crusader as the management team for Crusader Energy Group Inc. and the borrower and guarantors under the facilities.

It is anticipated that the financing commitment would allow either Crusader Energy Group Inc. or a subsidiary that owns all of the assets of Westside and the Crusader entities to act as the borrower. Each of the subsidiaries of the borrower would act as a guarantor. The new senior and subordinated facilities would be secured by a first and second lien, respectively, on substantially all of the proved oil and gas assets and all personal property assets of the combined company. Interest under the new senior facility is expected to range from LIBOR plus 1.25% to LIBOR plus 1.75%, or from the reference rate to the reference rate plus 0.25%, depending upon the percentage of the borrowing base being used. The subordinated facility is expected to bear interest at LIBOR plus 5% or the reference rate plus 3.5%. It is anticipated that the remaining terms and conditions of the new senior and subordinated facilities (including maturity and financial covenants) would be similar to the terms and conditions of Knight’s current senior and subordinated facilities with UBOC and UBEI, respectively, as described above.

Crusader also is in discussions regarding a potential debt offering by Crusader Energy Group Inc., which is anticipated to close immediately following or soon after the consummation of the business combination. Capital from the debt offering would be used to pay down the outstanding balance under the new senior credit facility with UBOC and retire the new subordinated credit facility with UBEI, with the balance being used for the combined company’s drilling activity, potential acquisition opportunities that may arise and general corporate purposes. It is anticipated that the new senior credit facility would remain in place to be available to fund the combined company’s drilling activity, potential acquisition opportunities that may arise and general corporate purposes. The debt offering will not be registered and the debt instruments may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from registration.

If Crusader fails to obtain financing upon consummation of the business combination with sufficient availability to refinance the current debt of Westside and Knight, then the closing of the business combination may cause an immediate event of default under Westside and Knight’s current credit facilities. Upon the occurrence of an event of default, the lenders could elect to declare all amounts outstanding under the credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If the combined company was unable to repay those amounts, the lenders could proceed against the collateral pledged to them to secure that indebtedness.

Critical Accounting Policies

Oil and Gas Properties

Crusader uses the full cost method of accounting to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, delay lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. Crusader capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

Crusader accounts for seismic costs in accordance with Rule 4-10 of Regulation S-X. Specifically, Rule 4-10 requires that all companies that use the full-cost method capitalize exploration costs as part of their oil and natural gas properties (i.e., full-cost pool). Exploration costs may be incurred both before acquiring the related property and after acquiring the property. Further, exploration costs include, among other things, geological and geophysical studies and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Such costs are capitalized as incurred. Seismic costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties. The Crusader entities review their unproved properties and associated seismic costs on a periodic basis in order to ascertain whether impairment has incurred. To the extent that seismic costs cannot be directly associated with specific unevaluated properties, they are included in the amortization base as incurred.

These costs as well as future development costs on proved undeveloped properties are amortized using the units-of-production method, based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Crusader entities’ unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves plus the lower of cost or estimated fair value of unproved properties), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties unless such dispositions involve a significant alteration in the depletion rate.

Income in connection with contractual services performed on wells in which the Crusader entities have an economic interest is credited to oil and gas properties as a component of the full cost pool.

Revenue Recognition

Oil, gas and NGL revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a pipeline or picked up by the purchaser. Taxes assessed by governmental authorities on oil, gas and NGL revenues are presented separately from such revenues as production taxes in the statement of operations. Well supervision fees and overhead reimbursements from producing properties are recognized as expense reimbursements when the services are performed.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, period end oil and gas sales and expenses and asset retirement obligations. These estimates are subject to change.

Derivative Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that Crusader recognize a derivative as either an asset or a liability measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative and the resulting designation. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of a hedge’s change in fair value will be immediately recognized in income.

The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, the Crusader entities enter into certain derivative instruments which have not been designated as cash flow hedges for financial reporting purposes. These instruments are recorded at fair value and changes in fair value, including settlements, have been reported as risk management in the statement of operations.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This standard was adopted on January 1, 2008, and currently does not impact Crusader’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115,” which provides entities with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of the first fiscal year that begins after November 15, 2007. This standard was adopted on January 1, 2008, and currently does not impact Crusader’s financial position, results of operations or cash flows.

In December 2007, the Financial Accounting Standards Board released FASB 141-R, “Business Combinations.” This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is business combinations in the year ending December 31, 2009 for Crusader. The objective of this statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.

In December 2007, the Financial Accounting Standards Board released FASB 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which for Crusader is the year ending December 31, 2009 and the interim periods within that fiscal year. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This standard currently does not impact Crusader.

Inflation and Changes in Prices

Crusader’s revenues, the value of its assets and its ability to obtain bank loans or additional capital on attractive terms have been and will continue to be affected by changes in oil and gas prices and the costs to produce our reserves. Oil and gas prices are subject to significant fluctuations that are beyond Crusader’s ability to control or predict. Although certain of Crusader’s costs and expenses are affected by general inflation, inflation does not normally have a significant effect on our business. In a trend that began in 2004 and accelerated during 2005 through 2007, commodity prices for oil and gas increased significantly. The higher prices have led to increased activity in the industry and, consequently, rising costs. These costs trends have put pressure not only on Crusader’s operating costs but also on its capital costs. Crusader expects further increases in these costs for 2008.

Derivative Instruments

The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, Crusader has entered into derivative instruments which have not been designated as cash flow hedges for financial reporting purposes. As of December 31, 2007, Crusader’s derivative instruments were comprised of collars and basis protection swaps.

Collars contain a fixed floor price (put) and ceiling price (call). If the market price falls below the put strike price, Crusader receives the difference between the fixed price and the market price. If the market price exceeds the call strike price Crusader pays the difference between the fixed price and the market price. If the market price is between the call and the put strike price, no payments are due from either party.

Basis protection swaps are arrangements that guarantee a price differential for natural gas from a specified delivery point. For Mid-Continent basis protection swaps, which have negative differentials to NYMEX, Knight receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract. These instruments are recorded at fair value and changes in fair value, including settlements, have been reported as risk management in Crusader’s statement of operations.

As of December 31, 2007, Crusader has the following hedging transaction with a financial counterparty in the form of costless collars and basis protection swaps:

•	Collar covering 145,000 Mcf of natural gas per month from January 2008 through December 2008 with a floor of $8.00 and a cap of $10.50 per Mcf.

•	Collar covering 130,000 Mcf of natural gas per month from January 2009 through December 2009 with a floor of $8.00 and a cap of $9.50 per Mcf.

•	Collar covering 11,200 barrels of oil per month from January 2008 through December 2008 with a floor of $67.00 and a cap of $71.60 per Bbl.

•	Collar covering 6,000 barrels of oil per month from January 2009 through December 2009 with a floor of $67.00 and a cap of $79.00 per Bbl.

•	Basis protection swaps covering 145,000 Mcf of natural gas per month from January 2008 through December 2008 with an average location differential of $1.11.

•	Basis protection swaps covering 130,000 Mcf of natural gas per month from January 2009 through December 2009 with an average location differential of $.76.

As of April 16, 2008, Crusader had entered into the following hedging transactions since December 31, 2007:

•	Collar covering 60,000 Mcf of natural gas per month from March 2008 through December 2008 with a floor of $8.00 and a cap of $10.10 per Mcf.

•	Collar covering 17,000 Mcf of natural gas per month from January 2009 through December 2009 with a floor of $8.00 and a cap of $10.05 per Mcf.

•	Collar covering 6,000 barrels of oil per month from February 1, 2008 through December 31, 2008 with a floor of $92.00 and a cap of $99.90 per Bbl.

•	Collar covering 4,000 barrels of oil per month from January 1, 2009 through December 31, 2009 with a floor of $80.00 and a cap of $102.65 per Bbl.

A letter of credit was delivered to Shell Energy North America as collateral for Crusader’s trading activities upon entering into the initial oil and gas derivative instruments. Due to rising oil prices, effective March 1, 2008, Shell transferred its open position in Crusader’s oil derivative instruments to Crusader’s lender. Shell had requested additional collateral related to our trading activities; however, by transferring Crusader’s open oil derivative instruments, additional collateral was not required. This transfer had no impact on Crusader’s financial position, results of operations, cash flows or the aforementioned derivative instruments.

Off Balance Sheet Arrangements

Crusader does not currently have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, Crusader does not engage in trading activities involving non-exchange traded contracts. As a result, Crusader is not materially exposed to any financing, liquidity, market, or credit risk that could arise if it had engaged in these relationships.

Contingencies and Legal Matters

For a detailed discussion of contingencies and legal matters, see notes to the Crusader entities’ financial statements included elsewhere in this proxy statement.

Conversion to Taxable Entity

Currently, the Crusader entities are limited liability companies and therefore all federal income taxes are passed through to the individual members. There are no provisions for federal income taxes in Crusader’s financial statements. Upon the consummation of the business combination, each Crusader entity will convert to a taxable entity and be subject to the provisions of SFAS 109: Accounting for Income Taxes. As of December 31, 2007, Crusader has estimated that it will incur a deferred income tax expense associated with this conversion to be approximately $31,398,000.

OUR BUSINESS FOLLOWING THE BUSINESS COMBINATION

Our Business Strategy

The following is a description of the business strategy we expect to follow upon consummation of the business combination.

Our objective will be to enhance stockholder value through consistent growth in reserves and production on a cost-effective basis. Our strategy will be to use our technical core competencies in our existing areas of operation as well as areas in which we have amassed appreciable leasehold positions to achieve internally generated drillbit growth and to identify and complete complementary acquisitions. Our strategy will require us to execute on the development of our existing inventory which, at the currently contemplated drilling program pace, would take approximately 13.7 years to develop. Also, we intend to continue to make significant investments in technical staff, acreage, seismic data and technology to develop and add to our drilling inventory. In implementing our strategy, we will employ the following principal elements:

•

Focus in Core Operating Areas. Crusader currently operates in four core areas; the Anadarko Basin, the Williston Basin of Eastern Montana and Western North Dakota, the Permian Basin of West Texas, and the Fort Worth Basin of North Texas. We expect to concentrate our drilling and producing activities in these core areas to allow us to continue to transfer our horizontal drilling expertise and new horizontal multistage stimulation completion assemblies from area to area. All the areas focus on the development of unconventional reservoirs, lending themselves to this type of development. We expect that operating in multiple core areas will allow us to combine the production characteristics of each area to balance our portfolio toward our goal of consistent production and reserve growth while providing for a diversification of exposure to different product pricing risks on an area by area basis.

•

Execute on the Existing Drilling Inventory. We intend to focus on areas where both unconventional targets such as tight western gas sands and shale are coupled with an array of conventional productive horizons which also represent significant economic opportunities. Multiple prospective productive horizons and development opportunities exist across our entire asset base, and we have used our technical expertise to build and maintain a multi-year drilling inventory. A large inventory of drilling projects should increase our ability to consistently grow production and reserves. Currently, we have approximately 4,800 identified drilling locations in inventory.

•

Continuing Complementary Acquisitions. The Crusader entities historically have targeted complementary acquisitions in their existing core areas and focused on acquisition candidates that increase their ownership in existing, identified drilling sites as well as the expansion of those areas through contiguous acquisitions. We will continue this program to capitalize on our technical expertise, regional experience and core competency transfer to achieve our growth goals.

•

Managing Risk. We intend to reduce our risk exposure by allocating the majority of our capital spending to long-term development projects in areas where multiple productive horizons and repeatable success rates exist. By equipping our geo-scientists and engineers with state-of-the-art seismic, well logging, completion systems and techniques, and other new technologies we believe that we will continue our drilling and development successes while adding inventory, increasing the rates of return on existing projects, and improving our efficiencies.

•

Equity Ownership. Crusader’s employees are owners. The Crusader employees own an indirect interest in the Crusader entities that are being acquired by us. These employees have invested significant capital and time in these entities and will receive a substantial equity position in us as a result of the business combination. We intend to continue to reward and provide incentives to our employees through additional equity awards based upon service and performance to align their interests with that of our stockholders.

THE PROPOSED BUSINESS COMBINATION

Background

Westside’s board met on September 26, 2006. At that meeting, management stated that Westside’s current financing plan, which contemplated an underwritten public offering, appeared to be no longer viable. A registration statement had been drafted and the proposed underwriter had completed its due diligence. However, the proposed underwriter had decided not to go forward as an underwriter of the offering and shortly thereafter natural gas prices dropped, foreclosing an underwritten deal. The board authorized management to seek a new financial advisor, if it deemed it appropriate, and to seek additional financing through other means, including a private placement of Westside’s common stock. The board discussed the possibility that a buyer of Westside could emerge from its efforts to raise capital, but determined that at this time the best value for stockholders would be to continue to raise capital to finance its growth.

On November 7, 2006, Westside received a letter from Knight offering to acquire 50% of Westside’s assets for $24.7 million in cash. Under this proposed transaction, Knight would take over as operator of all of Westside’s wells. This offer had an expiration date of November 10, 2006 and we did not respond to this offer.

Westside’s board met on November 14, 2006 to discuss strategic alternatives. At this meeting, management reported that over the prior two months they had made significant efforts to raise the capital necessary to fund Westside’s 2007 drilling and development program, but they had been unsuccessful principally due to the decline in Westside’s share price from $3.00 to $1.08. To date, neither management nor its advisors had been successful in identifying either investors or a deal structure that would result in creating value for current stockholders. Management and its advisors stated that the best value creation alternative appeared to be a sale of a significant percentage of Westside’s oil and gas assets or a sale of Westside.

Keith Spickelmier, Chairman of the Board of Westside, informed the board that he had been approached by two companies other than Knight who expressed an interest in purchasing Westside or its assets. The board also discussed the terms of the Knight offer and the counter offer Westside made orally to Knight that would require Knight to put $20 million of the purchase price into escrow. The board agreed that management should pursue price discussions with Knight and the two other interested parties.

On November 14, 2006, Westside received a letter from Knight lowering its offering price for 50% of Westside’s assets from $24.7 million to $20.0 million. Westside received another offer from Knight on December 1, whereby Knight lowered its prior offer of $20.0 million to $18.1 million.

At a meeting of Westside’s board held on January 24, 2007, Mr. Spickelmier reported that Westside had been approached by three companies, including Knight, or their financial advisors regarding possible strategic transactions. Additional meetings with these companies were planned. The board instructed management to begin the process of selecting financial advisors to advise Westside in connection with potential strategic alternatives.

At a meeting held on March 29, 2007, Westside’s board discussed various strategic alternatives. Mr. Spickelmier noted that Westside had experienced a difficult six months and Westside must soon decide whether to be acquired or go forward independently. The board agreed that management should start planning to obtain additional capital, starting with choosing service providers to assist in this effort.

At its May 18, 2007 meeting, Westside’s board discussed, among other things, possible financial advisors to Westside. The board determined that a financial advisor would be determined at a later date. The board also discussed the possibility of additional farmouts to Knight.

On July 10, 2007, Westside and a group of investment banking firms, including Tudor, Pickering, Holt & Company Securities, Inc., began the process of conducting a firm commitment underwriting of a public offering of Westside’s common stock. A registration statement for this offering was drafted but, in early August prior to filing the registration statement with the SEC, the offering was cancelled due to adverse market conditions.

On August 1, 2007, Westside received an indication of interest letter from the Crusader entities concerning a possible combination of Westside and the Crusader entities. This indication of interest was accompanied by a confidentiality agreement, which was executed by the parties. Pursuant to the indication of interest, Crusader proposed to transfer its assets and liabilities, which it valued at $512,000,000, to Westside in exchange for shares of Westside common stock valued at $2.80 per share. This exchange would have resulted in Crusader acquiring 182,096,201 shares of Westside common stock. Based upon an assumed 22,406,526 shares of Westside common stock then outstanding (on a fully diluted basis), this proposed transaction would have left current Westside stockholders owning approximately 11% of the combined companies and Crusader the remaining 89%. This valuation further assumed Crusader debt of $40.5 million (net of working capital) and Westside debt of $12.5 million (net of working capital).

This indication of interest anticipated the issuance of 20 million shares of Westside common stock for a management compensation program, which we refer to as the 2008 LTIP. The indication of interest was a non-binding proposal subject to definitive documentation. The Westside common stock was to be issued in a private placement. Consequently, the indication of interest contemplated that Westside would enter into a registration rights agreement with Crusader whereby Westside would register the resale of the shares of Westside common stock issuable to Crusader pursuant to the Securities Act of 1933.

The confidentiality agreement contained a non-solicitation agreement whereby Westside agreed not to solicit, initiate or otherwise participate in an alternative transaction prior to the earlier of the execution of a definitive agreement regarding the proposed transaction and September 3, 2007, which we refer to as the exclusivity period.

On August 3, 2007, Douglas Manner, Westside’s President and Chief Executive Officer, went to Oklahoma City to conduct a review of the Crusader entities’ assets and reserves. He was provided with extensive information regarding each of the Crusader entities.

On August 4, 2007, the board of Westside received an email from David Le Norman, President of Crusader Energy. The email contained additional information concerning the Crusader entities and expressed Mr. Le Norman’s opinion that the transaction would be beneficial for all of the combined entities.

On August 6, 2007, Mr. Le Norman emailed to Mr. Manner updated reserve information on the Crusader entities as well as extensive additional information regarding Crusader management.

On August 6, 2007, Westside’s board met to consider Westside’s strategic alternatives, including the proposed transaction with the Crusader entities. Mr. Manner stated that he intended to engage LaRoche Petroleum Consultants to assist him in verifying the validity of the reserves reported by Crusader. He then made an extensive presentation to the board concerning Crusader’s assets and their management team. Following this presentation, the board recommended that Mr. Manner continue to pursue the proposed transaction with Crusader.

On August 9, 2007, Mr. Manner and Sean J. Austin, Westside’s Chief Financial Officer, traveled to Oklahoma City to meet with representatives of the Crusader entities to further discuss due diligence issues.

Westside’s board met again on August 13, 2007, to consider Westside’s strategic alternatives, including the proposed Crusader transaction. Representatives of TudorPickering and counsel for Westside attended the meeting. Counsel reviewed with the board their fiduciary duties in connection with the proposed Crusader transaction in light of the change of control and indirect sale of Westside that would occur. Mr. Manner reported that due diligence on Crusader had progressed and that LaRoche Petroleum Consultants had been engaged by both parties to value the reserves of each company. Following a presentation regarding the services that they would provide if engaged as financial advisor, the board approved engaging TudorPickering in that capacity.

Westside executed an engagement letter with TudorPickering on August 13, 2007, providing for the payment of a $1,400,000 fee payable upon the sale of greater than 50% of the business, assets or capital stock of Westside. $250,000 of this fee would be payable upon the delivery of a fairness opinion in connection with such a transaction.

On August 15, 2007, Messrs. Manner and Austin along with representatives of TudorPickering traveled to Oklahoma City to meet with management of the Crusader entities. On August 16, Mr. Manner continued his meetings with Crusader’s management. The purpose of this meeting was to receive additional information concerning the Crusader entities.

On August 29, 2007, Crusader and Westside executed a letter extending the exclusivity period contained in the confidentiality agreement from September 3, 2007 to September 10, 2007.

On September 6, 2007, Crusader and Westside executed a letter extending the exclusivity period contained in the confidentiality agreement to September 17, 2007.

On September 12, 2007, Messrs. Spickelmier, Manner, Austin and Herbert C. Williamson III, lead director for Westside with respect to the Crusader transaction, together with Messrs. Gilliland and Michael with TudorPickering, met Messrs. Le Norman, Robert Raymond, co-manager of Knight Energy and John Heinen, Chief Financial Officer of Crusader Energy, at Crusader’s offices in Oklahoma City to negotiate the terms of the proposed transaction and to review the progress of the parties’ due diligence efforts to date. The parties had a discussion over how each entity should be valued and whether the financial models being used fairly valued the various entities. Crusader made a revised offer pursuant to which the Crusader entities would receive 168.1 million shares and an additional 20 million shares would be reserved at closing to be issued pursuant to the 2008 LTIP. Westside made a counter offer under which Westside would retain ownership of 13.5% of the combined company including the dilution from the 20 million shares reserved for the 2008 LTIP. At the end of the meeting, the parties agreed that, the post-closing ownership of the combined companies would be 24.2 million shares (13%) for Westside and 164.1 million shares (87%) for Crusader including the proposed 20 million share 2008 LTIP.

Crusader and Westside executed a letter dated September 14, 2007 extending the exclusivity period contained in the confidentiality agreement from September 17, 2007 to October 1, 2007.

Between September 16, 2007 and December 31, 2007, numerous members of Crusader’s management made several visits to Westside’s offices to conduct due diligence investigations. Westside’s attorneys and accountants also visited Crusader’s offices to conduct due diligence investigations.

On September 17, 2007 Westside’s board had a meeting to review the progress of the Crusader transaction. Mr. Manner gave a presentation to the board regarding the parameters of the consideration agreed to be paid and the progress of due diligence to date. TudorPickering also gave a presentation of their valuations of the respective companies prepared to date. There followed a discussion of the timeline for the transaction and the need for the board to ensure that they complied with their fiduciary responsibilities in connection with the transaction. The board recommended that management continue to pursue the proposed transaction.

On September 27, 2007 Westside’s board had a meeting to review the progress of the Crusader transaction. Management informed the board that Crusader had asked to extend the exclusivity period so that it would have sufficient time to generate the information that would need to be included in a proxy statement. Company counsel reviewed with the board their fiduciary obligations with respect to the proposed extension of the exclusivity period. Management also reviewed with the board the interim financing provided to Westside by Knight II and the possibility of additional funding in that regard. For a description of this interim financing, see

“Other Transactions Between Westside and Crusader” below. The board approved the extension of the exclusivity period and the negotiation of additional bridge financing with Knight II.

On October 1, 2007, Crusader sent Westside a letter proposing to extend the exclusivity period contained in the confidentiality agreement to April 1, 2008. Westside did not execute this extension.

On October 13, 2007, Mr. Le Norman sent an email to Westside containing descriptions of the Crusader entities and related financial information for use in the planned conference call with attorneys and accountants.

On October 15, 2007, Messrs. Spickelmier and Manner had a meeting with Robert Raymond and Mr. Le Norman to discuss outstanding issues concerning the proposed transaction. This discussion focused mainly on the timing of the transaction and other logistical matters.

Westside and Crusader, along with their respective legal counsel and independent auditors, had conference calls on October 18, 2007 to discuss the timing of executing a contribution agreement and the content of the required regulatory filings with the SEC.

On November 6, 2007, Crusader sent Westside a letter agreement extending the exclusivity period set forth in the confidential agreement to December 2, 2007. The parties’ attorneys negotiated the wording of this proposed extension.

On November 9, 2007, Crusader and Westside executed a letter agreement extending the exclusivity period set forth in the confidentiality agreement to December 2, 2007.

On Friday, November 9, 2007, Westside’s board met and discussed progress made towards completing the transaction with Crusader. Westside’s compensation committee met after the board meeting and approved the issuance of stock grants to its directors and executive officers. On Monday, November 12, 2007, Mr. Spickelmier informed Mr. Le Norman about the stock grants approved at the Friday board meeting. Mr. Spickelmier, Robert Raymond and Mr. Le Norman had extensive discussions regarding the effect of these grants on the capital structure of Westside and how they might affect the consideration to be paid in the proposed transaction.

On Tuesday, November 13, Crusader distributed the initial draft of the contribution agreement providing for the contribution of the ownership interests of all of the Crusader entities to Westside in exchange for Westside common stock.

Beginning on November 20, counsel for Westside and Crusader had numerous discussions regarding due diligence matters. From that date until the signing of the contribution agreement on December 31, counsel for both parties were in daily contact through telephone conferences and emails working out the details of the transaction.

On November 26, Crusader sent Westside a letter proposing to extend the exclusivity period to December 31, 2007.

The draft of the contribution agreement received by Westside on November 29 from Crusader increased the number of shares issued to Knight II’s owner from the 25.6 million shares initially contemplated by 9,526,667. This was to reflect additional capital contributions of $28.6 million made by Knight II’s owner since the initial number of shares was agreed to on September 12, divided by $3.00 per share. This additional amount was later reduced to 8,333,684, to reflect the investment by Knight II of $3.4 million of such additional capital contributions in Westside pursuant to the November 9, 2007 stock purchase.

On December 7, 2007, Messrs. Spickelmier and Robert Raymond had a conference regarding Westside’s indebtedness to Wellington described under “Other Transactions Between Westside and Crusader” below and the change of control covenant contained therein.

Westside distributed a revised draft of the contribution agreement on December 7. The parties negotiated the amount of the termination fee and expenses payable by Westside, if it pursued another transaction, and the circumstances in which the termination fee would be payable in the event the transaction with Crusader didn’t close for other reasons. Crusader initially proposed a $4,000,000 termination fee and no limit on expenses to be reimbursed.

Crusader distributed revised documents on December 12. This draft provided for the payment of $499,261 of cash for the ownership interest in Crusader Management.

On December 17, Crusader distributed a revised draft of the contribution agreement. Westside questioned the addition of the cash payment for Crusader Management, which had not previously been considered. The attorneys exchanged drafts of schedules to the contribution agreement and negotiated over the disclosure contained therein.

Westside proposed that each of its employees that was not a party to an employment agreement be given severance equal to six months pay plus an amount equal to the COBRA payments, grossed up for income taxes payable, that such employee would incur over the 18 months following their termination. Following a discussion between Mr. Spickelmier and Robert Raymond on December 27, the parties agreed that the COBRA payment payable to such employees would be reduced to 12 months, grossed up for income taxes, and that all employees would receive such a payment.

Knight Energy’s primary asset consisted of a performance based award in certain of the Crusader entities. On December 20, Crusader informed Westside that it would be beneficial, from an income tax perspective, to replace the proposed issuance of 7,500,000 shares of Westside common stock to the owner of Knight Energy with a grant of warrants to purchase shares of Westside common stock.

On December 20, Mr. Le Norman contacted TudorPickering to discuss the $499,261 valuation of Crusader Energy proposed by Crusader.

On December 21, Crusader distributed a revised draft of the contribution agreement providing for the issuance of 37,000,000 warrants, exercisable at $3.00 per share, to be issued to the owner of Knight Energy in lieu of the 7,500,000 shares of common stock. The number of shares of common stock issuable pursuant to the 2008 LTIP was reduced from 12,500,000 to 6,250,000. In this draft, the termination fee was reduced to $2,000,000 and the expenses payable upon termination were capped at $500,000.

After discussion, Westside agreed to issue warrants to purchase 35,000,000 shares of common stock, exercisable at $3.00 per share, in lieu of the 7,500,000 shares of common stock previously issuable to the owner of Knight Energy.

On December 23, Messrs. Spickelmier and Robert Raymond had a telephone call during which they discussed financial statements and schedules.

On December 26, Westside and its counsel, and Crusader, its counsel and auditor, had a conference call at which they continued to discuss the statutory requirements for the proposed proxy statement and the parties respective responsibilities for providing the required information.

On December 27, Messrs. Spickelmier and Robert Raymond had a telephone call at which they discussed the list of proposed directors previously provided to Westside.

On December 28, 29 & 30, Messrs. Spickelmier and Robert Raymond had numerous telephone calls whereby they discussed the proposed voting agreement that the officers and directors had been requested to sign as well as Westside’s ability to hedge its production and borrow money prior to closing.

On December 29, Crusader and Westside agreed that it would better reflect the nature of the transaction if the warrants were removed from the documents and replaced with options to be granted under the 2008 LTIP with the same economic terms as the warrants. Since the warrants were primarily to be used as compensation to Crusader’s management, this proposal was more transparent. Revised documents were later distributed which provided for the acquisition of Knight Energy for $1,000 in cash. The 35,000,000 shares previously issuable pursuant to the warrants were added to the 2,310,000 shares issuable under the 2008 LTIP.

On December 31, Westside’s board met to consider approval of the proposed transaction. Mr. Spickelmier provided a detailed discussion of the negotiations that had taken place with representatives of the Crusader entities and Westside since the prior board meeting. Mr. Spickelmier discussed changes made to the form of consideration to be received by certain members of management of the Crusader entities. Counsel discussed the reasons for the changes in consideration. Mr. Spickelmier noted that the change was one of form over substance, and that the current structure was identical from a financial standpoint, and was a more transparent way of handling the compensation to new management of Crusader.

Mr. Manner then made a presentation regarding the properties owned by Crusader and why they fit in well with the properties of Westside.

Mr. Spickelmier noted that the material distributed to directors contained a memorandum which detailed the consideration to be received by the directors, executive officers and employees of Westside in connection with the transaction. The board reviewed and discussed these amounts.

Following this presentation, counsel made a presentation regarding the structure of the business combination contemplated by the contribution agreement. The board discussed the structure of the transaction, termination rights, break-up fees and other matters with counsel.

The representatives from TudorPickering made their presentation to the board concerning their analysis of the economics of the business combination contemplated by the contribution agreement, and provided an oral summary of their opinion as to the fairness of the transaction, from a financial point of view. TudorPickering also provided an oral analysis of the breakup fee to be paid by Westside if a superior proposal were to be made by another person to acquire Westside. The board and TudorPickering had a discussion regarding the components and conclusions of TudorPickering’s fairness analysis and opinion.

Following those presentations and a lengthy discussion among the members of the board, the board unanimously approved the contribution agreement and the transactions contemplated thereby.

Other Transactions Between Westside and Crusader

On August 8, 2006, Westside received a written offer from Crusader Energy III, LLC to acquire a 25% working interest (20% net revenue interest) in Westside’s Hawk-Littell #1 well. Westside responded to Knight’s offer by letter dated August 18 which included additional conditions to Crusader earning its interest in that well. Westside’s response resulted in a counter offer dated August 22 from Crusader which gave rise to a response from Westside dated August 23. On August 28, Crusader responded to Westside’s earlier comments and Westside executed Crusader’s letter agreement on August 31, 2007.

On August 25, 2006, Westside and Crusader entered into a letter agreement regarding drilling Westside’s Fortenberry #2H well which gave Crusader the right to acquire up to a 40% working interest in that well.

On August 28, 2006, Westside received another letter from Crusader concerning Westside’s Hawk-Littell #1 well. This resulted in an August 31 meeting between Mr. Manner and Mr. Le Norman. Following this meeting, Westside sent Crusader a written response on September 8 which corrected the net revenue interest being transferred to Crusader. The final terms of this transaction were that Crusader agreed to pay 100% of the completion costs of the well. In exchange Westside delivered a 25% working interest (19.75% net revenue interest) in the well and Crusader became the operator.

In November, 2006, Westside began discussions with Wellington Management, LLC regarding Westside’s need to borrow up to $25,000,000.

On March 23, 2007, Westside executed a $25,000,000 credit facility with Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P., Placer Creek Partners, L.P., and Placer Creek Investors (Bermuda), L.P., all entities which are affiliated with Wellington, Westside’s largest stockholder.

On September 12, 2007, Messrs. Manner and Spickelmier first informed Messrs. Le Norman and Robert Raymond that Westside would need additional funding to cover its capital expenditures. At this meeting, Westside and Knight II determined the general terms pursuant to which Westside would borrow up to $8,000,000 from Knight II.

On September 20, 2007, Westside and Knight II entered into an unsecured $8,000,000 credit facility represented by a revolving note. This loan bears interest at an annual rate equal to the one-month London Interbank Offer Rate (LIBOR) plus 5.0%, with all amounts outstanding due on September 1, 2008.

On or about September 25, Westside informed Knight II that it would need additional funding for its capital expenditures programs. On October 3, 2007, Charles Mullens, general counsel for Crusader, emailed to Westside (x) a draft of a proposed amendment to the $8,000,000 credit facility increasing the principal amount thereof to $15,000,000 and making the outstanding principal and interest thereon convertible into Westside common stock at $3.00 per share and (y) another extension of the exclusivity period contained in the confidentiality agreement.

On October 4, 2007, Westside forwarded to Crusader a draft of a registration rights agreement to be used to register the resale of any shares of Westside common stock to be issued to Crusader.

On October 9, 2007, counsel for Westside responded with comments to Knight II’s counsel regarding the proposed amendment to the promissory note.

On October 11, Mr. Spickelmier and Robert Raymond discussed Westside issuing $7,000,000 in common stock in lieu of increasing the amount of debt under the $8,000,000 credit facility. They also discussed allowing Wellington, Westside’s largest stockholder and the holder of $25 million of Westside’s debt, to participate in the purchase of Westside’s common stock on the same terms as Crusader. The parties agreed the $7,000,000 Westside common stock sale would be made at $2.85 per share.

On October 30, 2007, Crusader delivered their comments to the securities purchase agreement and registration rights agreement to Westside.

From October 31 through November 10, counsel to the parties, through email and telephone conferences, negotiated over the terms of the securities purchase agreement and the registration rights agreement. Westside filed an additional listing application with the AMEX on November 2, which was required to be declared effective prior to the issuance of the Westside common stock. Part of the negotiations included Westside’s requirement for a note modification agreement delaying the due date of the $8,000,000 credit facility payable to Knight II until March 31, 2009. In addition, the parties negotiated over the term of the extension of the exclusivity period under the confidentiality agreement.

On November 5, acting by written consent, Westside’s board approved the sale of 2,456,140 shares of Westside Common Stock at $2.85 per share for an aggregate purchase price of $7,000,000.

On November 8, 2007, Mr. Spickelmier and Mr. Le Norman traded emails and spoke about Knight’s proposal to include a use of proceeds covenant in the securities purchase agreement.

On November 7, the parties determined that Wellington’s designees would purchase $3,600,000 of the shares of Common stock and Knight II would purchase $3,400,000.

On November 9, 2007, Westside, Wellington and Knight II executed the Securities Purchase Agreement, the Registration Rights Agreement and the note modification agreement and closed the stock sale the following day.

Reasons for the Transactions

At its December 31, 2007 meeting, the members of our board of directors unanimously approved the contribution agreement, the business combination and the transactions contemplated by the contribution agreement, and recommended that the stockholders approve the following matters as provided for in the contribution agreement:

•	the issuance to the owners of four of the Crusader entities of approximately 171.7 million shares of our common stock in exchange for the equity interests in the Crusader entities;

•	the 2008 LTIP and the grant of options to purchase 35 million shares of our common stock under the 2008 LTIP;

•	the increase in the number of our authorized shares of common stock to 500,000,000;

•	the change of our name to Crusader Energy Group Inc.;

•	a one-for-two reverse stock split of our common stock; and

•	election, as members of our board of directors, of the nominees of the Crusader entities.

The board believes that the contribution agreement and the terms of the transactions described in the contribution agreement are fair to, and in the best interests of, Westside and its stockholders. Therefore, the Westside board recommends that stockholders vote “FOR” approval of the proposals regarding the above described matters as set forth in this proxy statement. Even if Proposal No. 5 regarding the reverse stock split is approved, the board of directors may elect not to implement the reverse stock split as described under “Proposal No. 5: The Reverse Stock Split of Our Common Stock In the Ratio of One Share of New Common Stock for Each Two Shares of Old Common Stock.”

In reaching its recommendation, the board consulted with Westside management, as well as its financial and legal advisors, and considered the following material benefits expected to result from the business combination:

Larger, more diversified asset base. The Crusader entities have a substantially larger asset base than we do. Our assets are concentrated in the Barnett Shale, while the Crusader entities have operations focused in four areas. The business combination will give Westside’s stockholders the ability to participate in the business opportunities in all of these fields, thereby diversifying the risks associated with conducting operations in one area, and providing exposure to a greater number of exploration and development opportunities.

Better Access to Capital. We believe that, as a larger entity following the business combination, we will have greater access to capital on better terms. In the past two years, we have had difficulty in raising capital in amounts sufficient to conduct our business. For example, in the last two years we have started and abandoned public offerings of our common stock on two occasions. We believe that, as a larger entity, we will have better access to capital, including public and private equity and commercial bank facilities.

Large, Experienced Technical Staff. Operations in non-conventional reservoirs such as the Barnett Shale require substantial technical expertise. We currently maintain a small technical staff. Following the business combination, we will have a larger technical staff, including 7 engineers and 11 other professional personnel. We believe the reputation of the Crusader technical staff for operations in non-conventional reservoirs is excellent.

In reaching its decision to recommend the business combination to its stockholders, the board also considered a number of additional factors, including:

•	its discussions with management concerning the results of its investigation of the Crusader entities; and

•

the strategic, operational and financial opportunities available to Westside in the normal course of its business compared to those that might be available following the closing of the business combination contemplated by the contribution agreement.

The board also considered certain risks and potential disadvantages associated with the business combination, including:

Expenses. Westside and the Crusader entities expect to incur approximately $4.15 million in charges and expenses as a result of the contribution agreement, which will reduce the amount of capital available to fund the combined operations;

Integration. The operations of the combined companies may not be successfully integrated;

Satisfaction of Conditions to the Contribution Agreement. The time and resources required to complete the business combination contemplated by the contribution agreement and the risk that they might not be completed as a result of a failure to satisfy the conditions to the contribution agreement; and

Risks. The other matters described under “Risk Factors” beginning on page 13.

In the judgment of Westside’s board, the potential benefits of the business combination outweigh these considerations. The foregoing discussion of the information and factors that were given weight by Westside’s board is not intended to be exhaustive, but it is believed to include all material factors considered by the board.

In view of the variety of factors considered in connection with its evaluation of the proposed business combination and the terms of the contribution agreement, the board did not deem it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual directors may have given different weights to different factors.

Opinion of Financial Advisor

We engaged Tudor, Pickering, Holt & Co. Securities, Inc., which we refer to as “TudorPickering,” to act as financial advisor in connection with the business combination. On December 31, 2007, TudorPickering rendered its written opinion to our board of directors that, as of December 31, 2007, and based upon and subject to the matters set forth therein, the issuance of common stock, the payment of the cash and the grant of the options under the 2008 LTIP in the transactions as contemplated by the contribution agreement is fair, from a financial point of view, to the holders of our outstanding shares, other than Knight Energy Group II Holding Company, LLC and the holders of its equity interests.

The full text of the TudorPickering opinion, dated December 31, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion is attached as Annex B to this proxy statement and is incorporated in this document by reference. The summary of the TudorPickering opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. We urge you to read the TudorPickering opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of our board of directors in connection with its consideration of the contribution agreement and the business combination contemplated by the contribution agreement. The TudorPickering opinion does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote on the business combination. The opinion does not address the relative merits of the business combination as compared to any alternative business transaction or strategic alternative that might be available to us, nor does it address our underlying business decision to engage in the business combination. TudorPickering’s opinion and its presentation to our board of directors were among many factors taken into consideration by the board of directors in approving the contribution agreement and making its recommendation regarding the business combination.

In arriving at its opinion, TudorPickering reviewed, among other things:

1.	the contribution agreement;

2.	certain communications to our stockholders;

3.	the reserve report for Westside, dated December 13, 2007, prepared by LaRoche Petroleum Consultants, Ltd., an independent engineering firm;

4.	the reserve report for the Crusader entities (excluding Knight II), dated October 8, 2007, prepared by LaRoche and updated by the Crusader entities;

5.	the reserve report prepared by the Crusader entities for Knight II, dated December 13, 2007;

6.	the Revolving Note Agreement, under which Knight II entered into an $8,000,000 credit facility with Westside;

7.	the Credit Agreement with funds managed by Wellington under which these funds loaned us $25,000,000;

8.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

9.	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2007;

10.	unaudited financial statements for Knight Energy Group, LLC and Hawk Energy Fund I for the fiscal year ended December 31, 2006 and the periods ended June 30 and September 30, 2007 and for Knight II for the period ended September 30, 2007 prepared by the Crusader entities;

11.	unaudited Statement of Combined Revenues and Direct Operating Expenses for RCH Upland Acquisition, LLC for the fiscal year ended December 31, 2006 and the period ended September 30, 2007;

12.	a schedule of Crusader Management Corporation assets to be transferred to us;

13.	certain internal financial analyses and forecasts for Westside Energy Corporation and the Crusader entities prepared by their respective managements; and

14.	interim financing arrangements under which Knight II purchased 1,192,982 of our shares of common stock for $2.85 per share.

TudorPickering also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which TudorPickering deemed relevant. TudorPickering also met with the officers of Westside and the Crusader entities to discuss the foregoing, as well as other matters believed to be relevant to TudorPickering’s analysis.

In connection with its opinion, TudorPickering has assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available by us and the Crusader entities. TudorPickering has further relied upon the assurances of representatives of our management and the management of the Crusader entities that they are unaware of any facts that would make the information provided to TudorPickering incomplete or misleading in any material respect. With respect to projected financial and operating data, TudorPickering has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management and staff relating to our future financial and operational performance. With respect to the estimates of oil and gas reserves, TudorPickering has assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of our management and staff and the management and staff of the Crusader entities, and their engineering consultants, relating to our oil and gas properties and the oil and gas properties of the Crusader entities. TudorPickering has not made an independent evaluation or appraisal of our assets or liabilities, nor, except for the estimates of oil and gas reserves referred to above, has TudorPickering been furnished with any such evaluations or appraisals. In addition, TudorPickering has not assumed any obligation to conduct, nor has TudorPickering conducted, any physical inspection of our properties or facilities or those of the Crusader entities.

TudorPickering assumed that the business combination will be consummated in a manner that complies with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other applicable international, federal, state and local statutes, rules and regulations. TudorPickering also assumed that the final form of the contribution agreement would be substantially similar to the last draft reviewed, and that the business combination will be consummated in accordance with the terms of the contribution agreement without waiver of any of the conditions precedent to the business combination contained in the contribution agreement.

TudorPickering’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of December 31, 2007. TudorPickering disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may be brought to its attention after the date of its opinion.

The estimates contained in TudorPickering’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TudorPickering’s analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TudorPickering did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TudorPickering in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TudorPickering. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TudorPickering believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TudorPickering, therefore, is based on the application of TudorPickering’s own experience and judgment to all analyses and factors considered by TudorPickering, taken as a whole.

TudorPickering’s opinion relates solely to the fairness from a financial point of view to the holders of our outstanding shares of common stock of the issuance of the common stock, payment of cash and the grant of the 2008 LTIP options in the business combination as contemplated by the contribution agreement. TudorPickering’s opinion was provided for the information and assistance of our board of directors in connection with its consideration of the contribution agreement and the business combination, and does not constitute a recommendation to any holder of our common stock as to how you should vote on the business combination. TudorPickering’s opinion does not address the relative merits of the business combination as compared to any alternative business transaction or strategic alternative that might be available to us, nor does it address our underlying business decision to engage in the business combination, the appropriateness of the amount or nature of compensation under any employment or executive services agreements, the allocation of the 2008 LTIP options to the individual recipients thereof or of indemnification and insurance provided to officers and directors. TudorPickering has not been asked to consider, and its opinion does not address, the prices at which our common stock will actually trade at any time. TudorPickering is not rendering any legal or accounting advice and understands that we are relying on our legal counsel and accounting advisors as to legal and accounting matters in connection with the business combination.

Summary of TudorPickering’s Analyses

The following is a summary of the material analyses performed by TudorPickering in connection with rendering its opinion. TudorPickering noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analysis and factors that TudorPickering deemed material in its presentation and opinion to the board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by TudorPickering. The opinion is based on the comprehensive consideration of the various analyses performed. Each of the analyses conducted by TudorPickering was carried out to provide a different perspective on the business combination and to enhance the total mix of information available.

Net Asset Value Analysis of the Crusader entities

TudorPickering performed an illustrative net asset value analysis of the Crusader entities. TudorPickering calculated the present value of the pre-tax future cash flows that the Crusader entities could be expected to generate from its existing base of proved reserves, probable reserves, and possible reserves as of December 1, 2007 based on projections prepared by the Crusader entities’ management and the reserve report prepared by LaRoche and modified by the Crusader entities. TudorPickering applied probability weightings to the probable and possible reserve categories ranging from 25 to 75% to account for the increased risk associated with relatively less certain reserve categories as compared to proved reserves. TudorPickering estimated the Crusader entities’ net asset value by adding (i) the present value of the pre-tax cash flows generated by these proved, probable and possible reserves, plus (ii) an amount determined for undeveloped acreage as estimated by Westside’s management, less (iii) the present value of future general and administrative expenditures based on discussions with Westside’s and the Crusader entities’ management, less (iv) the expected income taxes to be paid, less (v) other corporate obligations including net debt (total debt less cash) and commodity derivative contracts. All cash flows were discounted at a rate of 9%. The commodity price deck utilized to derive the cash flows through 2011 was based on the NYMEX forward curve on December 11, 2007. The commodity price deck utilized to derive cash flows in 2012 and beyond was based on $7.00 / MMBtu for natural gas and $60 / Bbl for oil. The price deck is summarized below:

Year	Gas (per MMBtu)	Oil (per Bbl)
2007E	$7.09	$90.61
2008E	7.46	86.89
2009E	8.21	85.23
2010E	8.27	84.59
2011E	8.17	84.53
2012E	7.00	60.00
Thereafter	7.00	60.00

Note: The “E” after each date means that the values are estimates.

Based on the foregoing, the implied range of value for the Crusader entities was $417 to $491 million. Sensitivities to this analysis included: (i) a $1.00 per Mcfe increase in the price of natural gas resulting in an implied range of value of $490 to $579 million, (ii) a $1.00 per Mcfe decrease in the price of natural gas resulting in an implied range of value of $344 to $402 million and (iii) a 10% increase in the drilling and completion cost of all future wells resulting in an implied range of value of $395 to $464 million.

Based on a $2.14 per share price of Westside Common stock on December 20, 2007, we determined the value of the common stock, cash and the grant of the options under the 2008 LTIP in the business combination contemplated by the contribution agreement was approximately $357 million as compared to the values calculated above.

Contribution Analysis

In performing its analysis, TudorPickering evaluated the issuance of the common stock, cash and grant of the 2008 LTIP options. TudorPickering employed a variety of analyses to generate a reference equity value range for each of us and the Crusader entities. The resulting equity values for each entity were used to calculate the implied ownership percentage based on the respective analysis. The resulting implied equity ownership percentage was then compared to the actual ownership resulting from the transaction at various Westside share prices. The resulting Westside ownership table at various Westside share prices is summarized below. The table assumes the treasury stock method is utilized for in the money options and warrants.

	Westside Share Price
	$2.00	$3.00	$4.00	$5.00	$6.00	$7.00	$8.00
Crusader	152.7	152.7	161.4	166.7	170.2	172.7	174.5
Westside(a)	27.0	27.0	27.0	27.0	27.0	27.0	27.0
Westside Ownership	15.01%	15.01%	14.32%	13.93%	13.68%	13.51%	13.38%

(a)	Represents fully diluted shares.

For the sole purpose of determining relative contribution of the combined entity, TudorPickering performed an illustrative net asset value analysis of Westside. TudorPickering calculated the present value of the pre-tax future cash flows that Westside could be expected to generate from its existing base of proved reserves, probable reserves, and possible reserves as of December 1, 2007 based on projections prepared by Westside’s management and the reserve report prepared by LaRoche. TudorPickering applied probability weightings to the probable and possible reserve categories ranging from 25 to 75% to account for the increased risk associated with relatively less certain reserve categories as compared to proved reserves. TudorPickering estimated Westside’s net asset value by adding (i) the present value of the pre-tax cash flows generated by these proved, probable and possible reserves, plus (ii) an amount determined for undeveloped acreage as estimated by Westside’s management, less (iii) the present value of future general and administrative expenditures based on discussions with Westside’s management, less (iv) the expected income taxes to be paid, less (v) other corporate obligations including net debt (total debt less cash) and commodity derivative contracts. All cash flows were discounted at a rate of 9%. The commodity price deck utilized to derive the cash flows was the same as the price deck used for the Crusader entities Net Asset Valuation Analysis.

TudorPickering analyzed the relative expected contribution of income statement and operating items for 2008 including EBITDA, discretionary cash flow and production for Westside and the Crusader entities. The projections were based on certain internal financial analyses and forecasts for Westside and the Crusader entities prepared by their respective managements and consulting engineering firms. This analysis indicated, after adjusting for respective net debt positions as of December 1, 2007, that Westside will contribute 10.3% to 12.3% of the combined company’s EBITDA, 9.7% to 11.8% of the combined company’s discretionary cash flow, and 14.1% to 16.4% of the combined company’s production.

TudorPickering also analyzed the relative contribution of proved and proved, probable and possible reserves with various probability weightings assigned to the different reserve categories. The reserve estimates were provided by Westside and the Crusader entities management and the consulting engineering firm. This analysis indicated, after adjusting for respective net debt positions as of December 1, 2007, that Westside will contribute 10.3% to 26.1% of the combined company’s proved, probable and possible reserves.

TudorPickering also analyzed the relative contribution of the net asset valuation for Westside and the Crusader entities. This analysis indicated, assuming a range of 25 to 75% probability weighting for probable and possible reserve categories, that Westside will contribute approximately 9.7% to 12.3% of the combined company’s net asset value.

In the aggregate, these implied contribution calculations were compared to the resulting ownership to Westside stockholders in the business combination.

Pro Forma Merger Consequences Analysis

TudorPickering analyzed the pro forma impact of the business combination on Westside’s projected 2008 discretionary cash flow per share. TudorPickering prepared a pro forma merger model based on financial projections provided by Westside management, the Crusader entities management and consulting engineers. The model also including estimated cost savings and synergies resulting from the transaction as well as estimated transaction costs. TudorPickering then compared the discretionary cash flow per share of Westside on a stand-alone basis to the discretionary cash flow per share pro forma for the business combination. TudorPickering noted that the business combination is expected to be accretive to discretionary cash flow per share in 2008 by 16% to 57% depending on reserve risking and the exercise of the options under the 2008 LTIP.

TudorPickering also analyzed the pro forma impact of the business combination on Westside’s estimated net asset value per share. TudorPickering prepared a pro forma net asset value per share consistent with the methodology outline in the respective net asset valuation sections and also including estimated synergies and transaction costs. TudorPickering then compared the net asset value per share of Westside on a stand-alone basis to the net asset value per share pro forma for the business combination. TudorPickering noted that the business combination is expected to be accretive to Westside’s net asset valuation per share by 6% to 63%.

Premiums Paid Analysis

TudorPickering analyzed certain information relating to a broad range of transactions involving publicly traded companies in the oil and gas exploration and development industry from 2003 to present. While no single transaction was considered directly comparable to the contemplated transaction, the following selected transactions were considered similar to the contemplated transaction for purposes of this analysis:

•	Plains Exploration & Production Co.’s acquisition of Pogo Producing Co.;

•	Sterling Energy Plc’s acquisition of Whittier Energy Corporation;

•	Forest Oil Corporation’s acquisition of Houston Expl Co;

•	Anadarko Petroleum Corporation’s acquisition of Western Gas Resources, Inc.;

•	Anadarko Petroleum Corporation’s acquisition of Kerr-McGee Corporation;

•	Petrohawk Energy Corporation’s acquisition of KCS Energy, Inc.;

•	Helix Energy Solutions Inc.’s acquisition of Remington Oil and Gas Corporation;

•	ConocoPhillips’ acquisition of Burlington Resources;

•	Occidental Petroleum Corporation’s acquisition of Vintage Petroleum, Inc.;

•	Norsk Hydro ASA (ADS)’s acquisition of Spinnaker Exploration Company;

•	Chevron Corp.’s acquisition of Unocal Corporation;

•	Petrohawk Energy Corporation’s acquisition of Mission Resources Corporation;

•	Cimarex Energy Co.’s acquisition of Magnum Hunter Resources, Inc.;

•	Noble Energy Inc.’s acquisition of Patina Oil & Gas Corporation;

•	Petro-Canada’s acquisition of Prima Energy Corporation;

•	Forest Oil Corporation’s acquisition of Wiser Oil Company;

•	Pioneer Natural Resources Co.’s acquisition of Evergreen Resources, Inc.;

•	EnCana Corp.’s acquisition of Tom Brown, Inc.;

•	Kerr-McGee Corporation’s acquisition of Westport Resources Corporation;

•	Plains Exploration & Production Co.’s acquisition of Nuevo Energy Company;

•	Whiting Petroleum Corporation’s acquisition of Equity Oil Co.;

•	EXCO Resources Incorporated’s acquisition of North Coast Energy, Inc.;

•	Evergreen Resources, Inc.’s acquisition of Carbon Energy Corporation;

•	Devon Energy Corporation’s acquisition of Ocean Energy, Inc.; and

•	Plains Exploration & Production Co.’s acquisition of 3Tec Energy Corporation.

For each of the selected acquisitions, TudorPickering calculated the equity value of the acquisition, the transaction value, the percentage of stock that was used in the acquisition, the target ownership percentage and the premiums to 1-day and 1-month stock prices prior to public announcements.

TudorPickering found that for 100% stock deals the average pre-announcement premium paid to target companies was 4% above the price one day prior to announcement and 7% above the price one month prior to announcement. For the median of all deals the average pre-announcement premium paid to target companies was 19% above the one-day price and 17% above the one-month price.

General

TudorPickering and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We selected TudorPickering to provide a fairness opinion in connection with the transactions because of TudorPickering’s expertise, reputation and familiarity with the oil and gas industry generally and because its investment banking professionals have substantial experience in transactions comparable to the business combination.

TudorPickering is a full service securities firm engaged, either directly or through its affiliates, in securities trading, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, TudorPickering and its affiliates may provide such services to Westside, the Crusader entities and their respective affiliates, may actively trade the debt or equity securities (or related derivative securities) of Westside and its respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The description set forth above constitutes a summary of the analyses employed and factors considered by TudorPickering in rendering its opinion to the board of directors. TudorPickering believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company used in the analyses of comparable transactions summarized above is identical to Westside, the Crusader entities or the business combination. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of a letter agreement dated as of August 13, 2007, we retained TudorPickering to act as financial advisor to the board of directors. Pursuant to that engagement letter, we agreed to pay TudorPickering a $250,000 opinion fee fully creditable against a fee of $1,400,000 contingent on the closing of the transaction for its financial advisory services in connection with rendering its fairness opinion for the business combination. In addition, we have agreed to reimburse TudorPickering for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. We have also agreed to indemnify TudorPickering and its officers, directors, agents, employees and controlling persons for liabilities related to or arising out of its rendering of services under its engagement, including liabilities under the federal securities laws. Investors should consider the issue of to what extent, if any, the opinion of TudorPickering may have been affected by the fact that the primary portion of its fee is conditioned on the closing of the business combination.

Accounting Treatment

The business combination will be accounted for as a “reverse acquisition” by Knight Energy Group, LLC, which uses the full cost method of accounting. The acquisition of Westside and the other Crusader entities will be recorded as business combinations using the “purchase” method of accounting. Therefore, following the business combination the historical financial statements of Knight Energy Group will be our financial statements. In addition, the combined company will use the full cost method of accounting for oil and gas properties following the closing of the business combination.

Our Board of Directors and Management Following the Closing of the Contribution Agreement

At the closing of the business combination, all of the current members of Westside’s board of directors will resign and be replaced by nominees selected by the Crusader entities. The following is the name and age of each of the persons who was nominated by the Crusader entities to serve as directors of Westside and the name of each person we expect to become an executive officer of Westside following the closing of the business combination:

Name	Age	Title after the Business Combination
David D. Le Norman	45	President and Chief Executive Officer; Director
Robert J. Raymond	37	Chairman of the Board; Director
John G. Heinen	54	Senior Vice President, Chief Financial Officer and Treasurer
Paul E. Legg	54	Senior Vice President and Chief Operating Officer
Charles L. Mullens, Jr.	51	Secretary and General Counsel
Roy A. Fletcher	34	Controller and Investor Relations Manager
Joe Colonnetta	46	Director
James C. Crain	59	Director
Phil D. Kramer	52	Director
Robert H. Niehaus	52	Director
Shirley A. Ogden	60	Director

See pages 104 through 106 for biographies of the nominees to the board of directors. Biographies of the persons we expect to become executive officers following the closing of the business combination are set forth below, except for that of Mr. Le Norman which is included on page 104.

John G. Heinen—Senior Vice President, Chief Financial Officer and Treasurer. Mr. Heinen will become the Senior Vice President, Chief Financial Officer and Treasurer of Westside upon the closing of the business combination. He has served as Senior Vice President and Chief Financial Officer of Crusader Energy since 2004. Prior to joining Crusader Energy, he was Chief Financial Officer of Stream Energy Company, an Oklahoma City independent oil and gas company, from 2003 to 2004. He also served as Vice President of Finance of Le Norman Energy Corporation, a private oil and gas company formed by David D. Le Norman; Controller of AnSon Gas Corporation, an Oklahoma City independent oil and gas company; and in various positions, including internal auditor, with Conoco, Inc. Mr. Heinen is a certified public accountant and a member of the Oklahoma Society of Certified Public Accountants. He holds a B.S. in accounting from the University of Central Oklahoma and an M.B.A. from Oklahoma City University.

Paul E. Legg—Senior Vice President and Chief Operating Officer. Mr. Legg will become Senior Vice President and Chief Operating Officer of Westside upon the closing of the business combination. He has served as Senior Vice President and Chief Operating Officer of Crusader Energy since May 2004. Prior to joining Crusader Energy, Mr. Legg accumulated a total of 32 years of operational engineering experience and expertise holding various production and drilling engineering positions as well as operations supervisor, team leader and manager titles at Conoco, TXO Production Corp., Marathon Oil Company, Ricks Exploration, Inc. and Concho Exploration, Inc., a private oil and gas company, where he served as Senior Operations Engineer from 2003 until joining Crusader Energy in 2004. The majority of Mr. Legg’s career was spent working for TXO and Marathon where he gained extensive knowledge of Oklahoma production, drilling and exploration operations and activity. Mr. Legg also has additional experience in Texas, New Mexico, Michigan and Kansas. He holds a B.S. in Petroleum Engineering Technology from Oklahoma State University.

Charles L. Mullens, Jr.—Secretary and General Counsel. Mr. Mullens will become Secretary and General Counsel of Westside upon the closing of the business combination. He has served as the Senior Vice President and General Counsel of Crusader Energy since 2005. Mr. Mullens has over 25 years of experience in the energy industry. Over 17 years of that experience was as an attorney and landman for Samedan Oil Corporation, an independent oil and gas company, from 1982 to 1999. Since 1999, Mr. Mullens has practiced oil and gas law and served as an oil and gas consultant to many independent oil and gas companies. Along with practicing law and consulting, he has also served as a temporary ALJ at the Oklahoma Corporation Commission in 2002 and as an adjunct professor in the M.B.A. program at Oklahoma City University from 2004 to 2005. Mr. Mullens holds a B.B.A. from the University of Oklahoma, an M.B.A. from Oklahoma City University and a J.D. from the University of Tulsa.

Roy A. Fletcher—Controller and Investor Relations Manager. Mr. Fletcher has worked in Investor Relations at Crusader Energy since October 2007. Prior to joining Crusader Energy, he served at Grant Thornton, LLP, a public accounting firm, as Senior Assurance Manager beginning in 2004, and as Assurance Manager from 2001 to 2004. During his 11 years at Grant Thornton, Mr. Fletcher specialized in oil and gas matters and participated in several initial public offerings, registration statements and other public filings. Mr. Fletcher is a certified public accountant and a member of the Oklahoma Society of Certified Public Accountants. He holds a B.S. in accounting from the University of Central Oklahoma and a B.S. in finance and management, each from Drake University.

Crusader Services and Employment Agreements.

Services Agreement for Robert J. Raymond

Upon the closing of the business combination, we intend to enter into a services agreement with Robert J. Raymond to retain his services as the non-executive Chairman of our board of directors. The initial term of the agreement will be through December 31, 2011, and on January 1 of each year the term will extend for one additional year unless we or Mr. Raymond gives 30 days prior written notice of non-renewal to the other party. Mr. Raymond will receive an annual base salary of $100,000, and will be eligible for an annual bonus in such amounts and subject to requirements as determined by our compensation committee. Our compensation committee will review Mr. Raymond’s base salary at least annually and may increase (but not decrease) Mr. Raymond’s salary in their discretion. During the term of his service agreement, Mr. Raymond also will be eligible to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, along with all welfare benefit plans applicable generally to our directors.

Under Mr. Raymond’s services agreement, we will have the right to terminate Mr. Raymond’s service for Cause (as defined in the service agreement) at any time. In the event that Mr. Raymond’s services are terminated for any reason, Mr. Raymond will receive: (i) his base salary that was earned up to the date of termination but was yet to be paid and any compensation previously deferred by Mr. Raymond; (ii) the amount of any unpaid annual bonus to which Mr. Raymond was entitled for the calendar year ended prior to the date of termination, and (iii) any amounts arising from his participation in any investment or welfare benefits program in which he was participating at the time of the termination, which amounts will be paid in accordance with the terms and conditions of such plan (we refer to (i), (ii) and (iii) as the Accrued Amounts in this description of Mr. Raymond’s services agreement).

In the event that Mr. Raymond’s services are terminated by reason of his death or Disability (as defined in the services agreement), Mr. Raymond, or his beneficiaries, also will be entitled to receive a prorated bonus for the year in which the termination occurs based on the annual bonus to which Mr. Raymond would have been entitled for the calendar year in which the termination occurs had he not been terminated, as determined at the discretion of the compensation committee, which bonus will be paid no later than the later of 30 days after the date of termination or 10 business days following the date we have the information required to determine the amount of such bonus. We refer to this bonus as the Prorated Bonus in this description of Mr. Raymond’s services agreement.

In the event that we terminate Mr. Raymond’s services without Cause or by a non-renewal notice, or Mr. Raymond terminates his services for Good Reason (as defined in the services agreement and which includes a change of control), Mr. Raymond will receive all Accrued Amounts, will be entitled to receive a Prorated Bonus, and will receive an additional lump sum payment within 30 days of the date of termination equal to the greater of the amount Mr. Raymond would have received for the remainder of the services agreement’s term based on the highest annual base salary to which he was entitled in the 24-month period ending on the date of termination or two times such highest annual base salary, and, if Mr. Raymond is entitled to coverage under the medical, prescription and dental portions of our welfare benefit plans at the date of termination, continuation of all benefits under our welfare plans for Mr. Raymond and his dependents for either the remainder of the services agreement’s term or two years, whichever is greater. Also, if the termination of Mr. Raymond’s services occurs upon a change of control, then for purposes of determining the Prorated Bonus amount to which Mr. Raymond is entitled, Mr. Raymond will be deemed to be entitled to an annual bonus amount not less than the amount of the last annual bonus he received prior to the Change of Control and any determination by the compensation committees as to the satisfaction of applicable performance standards will be made in the same manner as such determination is made for other similarly situated executives. Under the services agreement a change of control is defined the same as a change of control under the 2008 LTIP.

Under the services agreement, Mr. Raymond agrees that he will not disclose our confidential or proprietary information to any third party, and that during and, upon termination for any reason other than without Cause, Good Reason, or notice of non renewal by us, he will not solicit our employees or anyone providing services to us for one year following the termination of his services.

The services agreement is subject to approval following the closing of our new board of directors and the compensation committee of our board.

Employment Agreement for David D. Le Norman

Upon the closing of the business combination, we intend to enter into an employment agreement with David D. Le Norman to employ him as our President and Chief Executive Officer. The initial term of the agreement will be through December 31, 2011, and on January 1 of each year the term will extend for one additional year unless we or Mr. Le Norman gives 30 days prior written notice of non-renewal to the other party. Mr. Le Norman will receive an annual base salary of $360,000, and will be eligible for an annual bonus in an amount and subject to requirements as determined by our compensation committee. Our compensation committee will review Mr. Le Norman’s base salary at least annually and may increase (but not decrease) Mr. Le Norman’s salary in its discretion. Mr. Le Norman will receive four weeks of paid vacation per year, the use of an automobile, country club dues, and other perquisites as the board of directors determines to be appropriate for the position of President and CEO. During the term of his employment agreement, Mr. Le Norman will be eligible to participate in all incentive, savings, stock option, equity-based, profit sharing and retirement plans, and welfare benefit plans generally available to our executive officers.

Under Mr. Le Norman’s employment agreement, we will have the right to terminate Mr. Le Norman’s employment for Cause (as defined in the employment agreement) at any time. In the event that Mr. Le Norman’s employment is terminated for any reason, Mr. Le Norman will receive: (i) his base salary that was earned up to the date of termination but was yet to be paid and any compensation previously deferred by Mr. Le Norman; (ii) the amount of any unpaid annual bonus to which Mr. Le Norman was entitled for the calendar year ended prior to the date of termination, and (iii) any amounts arising from his participation in any investment or welfare benefits program in which he was participating at the time of the termination, which amounts will be paid in accordance with the terms and conditions of such plan (we refer to (i), (ii) and (iii) as the Accrued Amounts in this description of Mr. Le Norman’s employment agreement).

In the event that Mr. Le Norman’s employment is terminated by reason of his death or Disability (as defined in the employment agreement), Mr. Le Norman, or his beneficiaries, also will be entitled to receive a prorated bonus for the year in which the termination occurs based on the annual bonus to which Mr. Le Norman would have been entitled for the calendar year in which the termination occurs had he not been terminated, as determined at the discretion of the compensation committee, which bonus will be paid no later than the later of 30 days after the date of termination or 10 business days following the date we have the information required to determine the amount of such bonus. We refer to this bonus as the Prorated Bonus in this description of Mr. Le Norman’s employment agreement.

In the event that we terminate Mr. Le Norman’s employment without Cause or by a non-renewal notice, or Mr. Le Norman terminates his employment for Good Reason (as defined in the employment agreement and which includes a change of control), Mr. Le Norman will receive all Accrued Amounts, will be entitled to receive a Prorated Bonus, and will receive an additional lump sum payment within 30 days of the date of termination equal to the greater of the amount Mr. Le Norman would have received for the remainder of the employment agreement’s term based on the highest annual base salary to which he was entitled in the 24-month period ending on the date of termination or two times such highest annual base salary, and, if Mr. Le Norman is entitled to coverage under the medical, prescription and dental portions of our welfare benefit plans at the date of termination, continuation of all benefits under our welfare plans for Mr. Le Norman and his dependents for either the remainder of the employment agreement’s term or two years, whichever is greater. Also, if the termination of Mr. Le Norman’s employment occurs upon a change of control, then for purposes of determining the Prorated Bonus amount to which Mr. Le Norman is entitled, Mr. Le Norman will be deemed to be entitled to an annual bonus amount not less than the amount of the last annual bonus he received prior to the Change of Control and any determination by the compensation committee as to the satisfaction of applicable performance standards will be made in the same manner as such determination is made for our other executive offers. Under the employment agreement a change of control is defined the same as the change of control under the 2008 LTIP.

Under the employment agreement Mr. Le Norman agrees that during and following the term of the employment agreement he will not disclose our confidential or proprietary information to a third party, that all tangible or intangible work product will remain our property, and that during and, upon termination for any reason other than without Cause, Good Reason or notice of non renewal by us, for a period of one year following the termination of his employment, Mr. Le Norman will not directly or indirectly compete with us and he will not solicit our employees or anyone providing services to us.

The employment agreement is subject to approval following the closing of the business combination by our new board of directors and the compensation committee of our new board.

Crusader Change in Control Arrangements

Except as set forth below, the Crusader entities do not have any contracts, agreements, plans or arrangements that provides for payments to a named executive officer in connection with a change in control:

•

Under the 2008 LTIP, the committee that is appointed to administer the 2008 LTIP has wide discretion to take certain actions upon a change in control with respect to the outstanding awards granted under the 2008 LTIP, including accelerating the vesting of all outstanding awards that are not then fully exercisable, as described in proposal 2;

•

Under the option award agreements to be entered into upon the closing of the business combination in connection with the granting of options to purchase 35 million shares of our common stock under the 2008 LTIP, outstanding options that are not currently exercisable shall become exercisable during the period that begins on the date of a change in control and ends on the later of (a) the last day of the calendar year that includes such change in control and (b) the date that is the 15th day of the third calendar month following the date of the change in control. A change in control is defined in the option award agreements substantially the same as such term is defined in the 2008 LTIP; and

•

Under the services agreement with Robert J. Raymond and the employment agreement with David D. Le Norman, Messrs. Raymond and Le Norman are entitled to certain payments upon a termination of their services or employment, as applicable, following a change in control, as described in “The Proposed Business Combination—Our Board of Directors and Management Following the Closing of the Contribution Agreement.”

Interests of Certain Persons in the Transactions

In considering the recommendation of the Westside board with respect to the contribution agreement, you should be aware that certain officers and directors of Westside have the following interests in the transactions contemplated by the contribution agreement that are separate from and in addition to the interests of stockholders of Westside generally. The board was aware of these interests and considered them in approving the contribution agreement.

Vesting of Stock Awards. Mr. Manner’s employment agreement provides for grants of incentive shares in increments of 100,000 shares of Westside common stock (for a total of 600,000 shares) each time that the 30-day trailing average of the common stock’s closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. Mr. Austin’s employment agreement provides for grants of incentive shares in increments of 29,166-2/3 shares of Westside common stock (for a total of 175,000 shares) each time that the 30-day trailing average of the common stock’s closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of Westside occurs, Mr. Manner and Mr. Austin will each immediately vest in all of the remaining incentive shares. Consequently, upon the closing of the combination, Mr. Manner will receive 600,000 shares of Westside common stock and Mr. Austin will receive 175,000 shares of Westside common stock.

Each Westside director, other than Mr. Manner, has restricted stock awards, 33,333 of which will vest on January 1, 2009 and 33,334 of which will vest on January 1, 2011, provided in each case that the director is still serving as a director at such time. However, if a change of control of Westside occurs on or after July 1, 2008, the directors’ right to all of the remaining unvested shares will vest immediately; provided that the remaining unvested shares of Mr. Spickelmier will vest immediately upon a change of control of Westside regardless of when such a change occurs.

In addition, Mr. Glick, John Raymond and Mr. Williamson have restricted stock awards for 833, 833, and 833 shares, respectively, all of which will vest upon a change of control of Westside. Consequently, if the business combination closes prior to July 1, 2008, Mr. Spickelmier, Mr. Glick, John Raymond and Mr. Williamson will receive 66,667, 833, 833 and 833 shares, respectively, of Westside common stock. If the business combination closes on July 1, 2008 or later, Mr. Spickelmier, Mr. Glick, John Raymond and Mr. Williamson will receive 66,667, 67,550, 67,550 and 67,550 shares, respectively, of Westside common stock.

Directors’ and Officers’ Indemnification and Insurance. The contribution agreement provides that for six years after the closing, Westside will indemnify the present and former officers and directors of Westside from liabilities arising out of actions or omissions in their capacity as such at or prior to the closing, to the full extent permitted under Nevada law or Westside’s articles of incorporation and bylaws. Accordingly, in addition to directors’ and officers’ insurance we maintain for periods after the closing, we will maintain directors’ and officers’ insurance coverage for six years after the closing to the extent related to actions or omissions prior to the closing, provided that we may substitute insurance policies with substantially similar coverage and amounts containing no less advantageous terms than those maintained by it as of the closing.

Transactions with the Crusader Entities. On September 20, 2007 we entered into an $8,000,000 credit facility with one of the Crusader entities, which drawn down loan amounts have not been repaid, and on November 9, 2007, one of the Crusader entities purchased 1,192,983 shares of our common stock for aggregate consideration of $3,400,000, or $2.85 per share. In addition, on August 25, 2006 and March 14, 2008, we entered into agreements with the Crusader entities covering the drilling of certain wells in the Barnett Shale. These transactions with the Crusader entities create conflicts of interest in our decision to pursue the business combination.

No Appraisal or Dissenters’ Rights

Westside’s stockholders are not entitled to dissenters’ rights in connection with the proposed business combination or any of the other transactions contemplated by the combination agreement.

TERMS OF THE CONTRIBUTION AGREEMENT

The following describes the material terms of the contribution agreement. This summary is qualified in its entirety by reference to the full text of the contribution agreement, which is attached as Annex A and is incorporated herein by reference. We encourage you to read the entire contribution agreement.

Contribution Agreement

Under the contribution agreement, Westside will acquire all of the outstanding equity interests in the Crusader entities in exchange for 171,723,684 shares of our common stock, and $501,261 in cash. The number of shares of our common stock to be issued under the contribution agreement includes the maximum number of additional shares that could be issued as a result of capital contributions to Knight II by the owner of Knight II between the December 31, 2007 date of the contribution agreement and the closing of the business combination. The owner of Knight II, as of the closing, will have contributed $57,870,000 to Knight II since December 31, 2007. This additional capital contribution is reflected in the numbers below. In addition, we will acquire the equity interests of three other Crusader entities for cash. The following table sets forth the number of shares of our common stock or the amount of cash to be received by each Crusader entity pursuant to the contribution agreement:

Name	Consideration
Knight Energy Group, LLC	100,100,000 shares
Knight Energy Group II, LLC	53,223,684 shares
Hawk Energy Fund I, LLC	14,700,000 shares
RCH Upland Acquisition LLC	3,700,000 shares

Total	171,723,684 shares

Crusader Management Corporation	$499,261
Crusader Energy Group, LLC	1,000
Knight Energy Management, LLC	1,000

Total	$501,261

We have also agreed to grant under the 2008 LTIP options to purchase our common stock to the management and employees of the Crusader entities (who will become our management and employees following the closing of the business combination contemplated by the contribution agreement). Subject to the eligibility to participate in the 2008 LTIP upon consummation of the transaction, we will grant options to purchase an aggregate of 35 million shares of our common stock to these individuals with an exercise price of $3.00 per share. These options are described under “Benefits under the 2008 LTIP” in proposal 2 on page 95.

The contribution agreement provides that the closing of the transactions contemplated thereunder will take place on the business day on which all of the conditions to closing of the contribution are satisfied or waived, or on such other date agreed to by Westside and the Crusader entities. Westside and the Crusader entities anticipate that the closing date will be promptly following the Westside annual stockholders meeting. The filing of articles of amendment with the Secretary of State of Nevada to effect the increase in the number of authorized shares and the name change will be made contemporaneously with the closing.

Representations and Warranties

The contribution agreement contains customary representations and warranties of Westside and the Crusader entities relating to various aspects of their respective businesses, financial statements of the parties and other matters. The representations and warranties will not survive the closing, but they will serve as the basis of conditions to each of Westside’s and the Crusader entities’ obligations to close the transactions contemplated by the contribution agreement.

Conduct of Business Pending the Contribution

Westside and the Crusader entities have agreed that, prior to the business combination, each party will operate its business in the ordinary course consistent with past practice and will use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees.

In addition, the contribution agreement places specific restrictions on the ability of Westside and the Crusader entities (or any respective subsidiaries) to, among other things:

•	adopt or amend their charters or bylaws (or similar organizational documents), except for the changes to Westside’s articles of incorporation discussed in this proxy statement;

•

in the case of the Crusader entities, declare, set aside or pay any dividends on its membership interests or repurchase, redeem or otherwise acquire any outstanding equity interests in any of the Crusader entities or split, combine or reclassify any outstanding equity interests;

•

in the case of Westside, declare, set aside or pay any dividends on common stock, repurchase, redeem or otherwise acquire equity interests in Westside or its subsidiaries, or split, combine or reclassify any capital stock of Westside or its subsidiaries, other than the one-for-two reverse stock split,

•	merge or consolidate with another entity;

•	make a material acquisition, enter into a new line of business or commence business operations in a new country;

•	dispose of material assets or properties;

•	enter into an exclusivity arrangement that would apply after the closing or make any material amendments to existing material contracts;

•	settle a material tax audit, change any material tax elections or file a material amended tax return;

•	issue securities or amend the terms of any of their outstanding securities;

•	incur any indebtedness outside the ordinary course of business, subject to certain exceptions;

•	increase compensation to executive officers or employees;

•	settle or pay any pending litigation or claims outside the ordinary course of business;

•	make changes in its method of accounting;

•	adopt a plan of partial or complete liquidation, dissolution or reorganization;

•	participate in new oil and gas operations where costs would exceed certain thresholds;

•	with respect to Westside, enter into hedging transactions outside the ordinary course of business, subject to certain exceptions;

•	with respect to Westside, amend its engagement letter with Tudor, Pickering, Holt & Co. Securities, Inc.;

•

adopt, amend, assume obligations under or terminate any employee benefit plan or collective bargaining agreement or enter into or amend any employment, severance or similar contract except as contemplated by the contribution agreement;

•	approve a salary increase or terminate an employee eligible for a severance payment;

•	create or acquire any subsidiaries;

•	take any action that would give rise to the Worker Adjustment and Retraining Notification Act of 1988; and

•	enter into seismic data licenses, other than pursuant to agreements or commitments existing on the date of the contribution agreement.

Additional Provisions

Tax Treatment of the Contribution. Westside and the Crusader entities have agreed to use all commercially reasonable efforts to cause the contributions to qualify, and will not take any actions which could prevent the contributions from qualifying, as tax-free contributions under Section 351 of the Internal Revenue Code.

Acquisition Proposals (No-Shop Provisions). Until the termination of the contribution agreement, Westside and its officers, directors and agents will not (i) solicit, initiate or encourage an acquisition proposal or any inquiries or the making of any proposal that constitutes or reasonably could be expected to lead to an acquisition proposal, (ii) enter into any agreement with respect to an acquisition proposal or (iii) engage or participate in discussions or negotiations with, or disclose any nonpublic information with respect to, or otherwise cooperate in any way with an acquisition proposal. Westside may, however, under certain circumstances and upon satisfaction of certain requirements, communicate with third parties that make bona fide unsolicited written acquisition proposals that could result in a transaction more favorable from a financial point of view to its stockholders. The term “acquisition proposal” means any inquiry, offer or proposal for, or any indication of interest from any person relating to, or is reasonably likely to lead to, any direct or indirect acquisition in one transaction or a series of transactions of (i) any acquisition or purchase from us by any person or group of more than a 15% interest in the total of our outstanding voting securities or any of our subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of our outstanding voting securities or any of our subsidiaries or any merger, consolidation, business combination or similar transaction involving us pursuant to which the stockholders of Westside immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 15% of the assets of Westside and its subsidiaries, taken as a whole; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Westside.

Annual Stockholders Meeting. Westside is obligated to (i) call an annual meeting of its stockholders for the purpose of securing the approval of the business combination and other matters required by the contribution agreement; (ii) distribute to its stockholders this document; (iii) use all commercially reasonable efforts to solicit from its stockholders proxies approving the matters required by the contribution agreement; and (iv) cooperate and consult with the Crusader entities on the foregoing matters.

Directors’ and Officers’ Indemnification and Insurance. For six years after the effective time of the transactions contemplated by the contribution agreement, Westside is obligated to indemnify, to the full extent permitted under Nevada law, its present and former officers and directors against any and all losses incurred by them because they are or were a director or officer of Westside. Except as provided otherwise, Westside will maintain its existing officers and directors’ liability insurance for a period of six years after the closing of the transactions contemplated by the contribution agreement to cover any acts or omissions that occurred prior to the closing of transactions contemplated by the contribution agreement. Westside may substitute the policies with substantially similar coverage and amounts containing no less advantageous terms than those it maintained as of the effective time of the closing or a run off policy with substantially comparable terms.

Board, Committees and Executive Officers. If the transactions contemplated by the contribution agreement are approved by our stockholders, each of the members of the board of directors and all of the executive officers of Westside will resign simultaneously with the closing of the business combination and the directors nominated by Crusader and elected through this document will serve as directors for a term expiring at our next annual meeting of stockholders following the effective time of the contribution.

Financing. Prior to the closing of the business combination, Westside is obligated to reasonably cooperate with the Crusader entities and their financing sources in connection with their financing efforts with respect to the business combination.

Other. Other additional provisions, including those relating to access and information, further assurances, expenses, cooperation, publicity, additional actions, third party filings, acquisition of consents, preparation of this document, stock exchange listing, notice of certain events by the parties, site inspections, stockholder litigation, anti-takeover laws, the registration rights agreement and the non-transfer agreement, the fairness opinion, releases and delay notices, and certain Westside board approvals are contained in the contribution agreement.

Conditions to Consummation of the Contribution Agreement

Conditions to the Obligations of Each Party. Unless waived, the respective obligations of each party to effect the contributions will be subject to the fulfillment of the following conditions at or prior to the effective time of the closing:

•	the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the absence of any law or court order that prohibits the transactions contemplated by the contribution agreement; and

•	the approval for listing of the Westside common stock to be issued pursuant to the contribution agreement (including shares issuable pursuant to the 2008 LTIP) on the AMEX.

Westside and the Crusader entities currently expect each of these conditions to be satisfied prior to or promptly after the annual stockholders meeting.

Conditions to Westside’s Obligations. Unless waived by Westside, the obligation of Westside to effect the contributions is subject to the satisfaction at or prior to the closing of the business combination of the following additional conditions, among others:

•

compliance by the Crusader entities with their obligations under the contribution agreement in all material respects and the representations and warranties of the Crusader entities contained in the contribution agreement being true and correct both as of the date of the contribution agreement and as of the closing of the business combination except where the failure of any respresentations and warranties to be so true and correct have not and would not have a material adverse effect with respect to the Crusader entities, taken as a whole;

•	delivery of all equity interests of the Crusader entities;

•

delivery of fully executed copies of the registration rights agreement, the non-transfer agreement and officer’s certificates from the Crusader entities and the owners of the Crusader operating entities;

•	the absence of any material adverse effect with respect to the Crusader entities, taken as a whole, from December 31, 2007, to the Closing;

•	the approval of the common stock issuance to the owners of the Crusader entities and the amendment to our articles of incorporation to increase the number of our authorized shares to 500,000,000; and

•

each consent, waiver and approval required by the Crusader entities to have been obtained has been obtained, and the Crusader entities must have provided Westside with copies of all such consents, waivers and approvals.

Westside and the Crusader entities currently expect each of these conditions to be satisfied prior to, at or promptly after the stockholder meeting.

Conditions to Crusader entities’ Obligations. Unless waived by the Crusader entities, the obligation of the Crusader entities to effect the contributions is subject to the satisfaction at or prior to the closing of the business combination of the following conditions, among others:

•

compliance by Westside with its obligations under the contribution agreement in all material respects and the representations and warranties of Westside contained in the contribution agreement being true and correct both as of the date of the contribution agreement and as of the effective time except where the failure of any representations and warranties to be so true and correct have not and would not have a material adverse effect with respect to Westside and its subsidiaries, taken as a whole;

•	delivery of fully executed and validly issued, nonassessable shares of Westside common stock and cash payments to the respective Crusader entities;

•

delivery of executed copies of the registration rights agreement, the non-transfer agreement and the reaffirmation of the release agreement, of the officers and directors. For a description of the registration rights agreement and the non-transfer agreement, see “—Registration Rights Agreement” and “—Non-Transfer Agreements,” respectively.

•

each consent, waiver and approval required by Westside to have been obtained has been obtained, and Westside must have provided the Crusader entities with copies of all such consents, waivers and approvals;

•	the absence of any material adverse effect with respect to Westside and its subsidiaries, taken as a whole, from December 31, 2007, to the Closing;

•	the approval, by the requisite vote of our stockholders of all of the matters submitted to them at the annual stockholders meeting, other than the reverse stock split; and

•

the receipt by the Crusader entities of an opinion from its tax counsel or accountants to the effect that the transactions contemplated by the contribution agreement constitute a transaction that qualifies under Section 351 of the Internal Revenue Code.

Westside and the Crusader entities currently expect each of these conditions to be satisfied prior to or promptly after the annual meeting.

Termination

The contribution agreement may be terminated at any time prior to the closing of the business combination, as follows:

(a)	by the mutual written consent of Westside and the Crusader entities;

(b)	by either Westside or the Crusader entities if the closing of the contribution agreement has not been completed by June 30, 2008, provided that the terminating company must not have materially breached its obligations under the contribution agreement in any manner that will contribute to the failure to consummate the contribution agreement on or before that date;

(c)	by Westside if there has been a material breach by the Crusader entities of the contribution agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by the Crusader entities of notice of such breach,

(d)	by the Crusader entities if there has been a material breach by Westside of the contribution agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Westside of notice of such breach;

(e)	by either Westside or the Crusader entities if any applicable law, rule or regulation makes the business combination illegal or if any judgment, injunction, order or decree restrains or prohibits the consummation of the business combination;

(f)	by the Crusader entities if the stockholder approvals other than the reverse stock split discussed in this document are not obtained;

(g)	by the Crusader entities if (i) our board of directors withdraws, modifies or changes its recommendation of the contribution agreement or the business combination, or recommends to our stockholders any acquisition proposal from a third party; (ii) a tender offer or exchange offer for outstanding shares of Westside common stock is made, and our board does not recommend that our stockholders not tender their shares into such tender or exchange offer or (iii) Westside has breached any of its obligations relating to, or restrictions under, its additional agreements concerning acquisition proposals, or the no-shop provisions; and

(h)	by Westside in response to a superior proposal which is not subject to any financing contingencies and in response to which the Crusader entities do not submit a matching bid. “Westside superior proposal” means an unsolicited bona fide written acquisition proposal made by a third party (other than in breach of the no-shop provisions) that, if consummated, would result in the third party or its stockholders acquiring, directly or indirectly, more than 50% of the voting power of Westside common stock or all or substantially all of the assets of Westside, taken as a whole, on terms that Westside’s board of directors determines in good faith after consultation with its financial advisors and outside legal counsel is reasonably likely to be consummated taking into account the entity making such proposal and all legal, financial, regulatory and other relevant aspects of such proposal and would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Westside common stock than the contribution agreement.

If the contribution agreement is terminated and the transactions are abandoned, all obligations of the parties will terminate, except the parties’ obligations relating to the effects of termination of the contribution agreement; expenses in connection with the transactions contemplated by the contribution agreement; publicity; and certain other provisions. Termination of the contribution agreement will not relieve any party from liability for any breaches of the contribution agreement occurring prior to the termination.

Termination Fees Payable by Westside. Westside must pay the Crusader entities a termination fee of $2 million plus the Crusader entities’ expenses up to $500,000 as follows:

•

if any person makes or publicly announces or communicates to stockholders a Westside acquisition proposal, the contribution agreement is terminated by Westside or the Crusader entities as described in paragraph (b) above or by the Crusader entities pursuant to paragraph (f) above, and, in each case, within 12 months after such termination Westside consummates an acquisition of a majority of our outstanding common stock or assets or merger in which our stockholders own less than a majority of the surviving company;

•	if Westside enters into a definitive agreement that would constitute a Westside superior proposal if consummated; or

•	if the Crusader entities terminate the contribution agreement pursuant to (g) above.

“Westside acquisition proposal” means, in this situation only, any inquiry, offer or proposal for, or any direct or indirect acquisition in one transaction or a series of transactions of (i) any acquisition or purchase from us by any person or group of more than a 15% interest in the total of our outstanding voting securities or any of our subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total of our outstanding voting securities or any of our subsidiaries or any merger, consolidation, business combination or similar transaction involving us pursuant to which the stockholders of Westside immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; or (ii) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 15% of the assets of Westside and its subsidiaries, taken as a whole.

Crusader Representative Letter Agreement

On December 31, 2007, David D. Le Norman entered into a letter agreement with the owner of Knight Energy Group, LLC, which we refer to as Knight I Parent, that provides for certain limitations regarding

Mr. Le Norman’s authority to act as the representative on behalf of Knight I Parent under the contribution agreement. Among other things, Mr. Le Norman may not, on behalf of Knight I Parent without Knight I Parent’s prior approval, litigate or settle matters under the contribution agreement, terminate the contribution agreement or give waivers or consents under the contribution agreement with respect to any matter that adversely affects Knight I Parent in a material manner or in a manner in which the other Crusader entities’ owners are not similarly adversely affected. In addition, Mr. Le Norman may not approve amendments to the contribution agreement on behalf of Knight I Parent.

Registration Rights Agreement

Upon the closing of the business combination contemplated by the contribution agreement, we will enter into a registration rights agreement with the parent companies of the Crusader entities which will receive common stock in the business combination. The persons to whom options to purchase our common stock are issued immediately after the closing under the 2008 LTIP, as described under “Benefits under the 2008 LTIP” in proposal 2 on page 95, also will become a party to the registration rights agreement upon the grant of the options. The registration rights agreement will provide for, among other things, the registration under the Securities Act of the shares of our common stock owned by the parties to the registration rights agreement, including the shares of our common stock issuable upon the exercise of the options to be granted immediately after the closing under the 2008 LTIP.

Under the registration rights agreement, the holders of the registrable shares may make certain demands on us to effect up to three registrations at any time after six months after the closing of the business combination contemplated by the contribution agreement. These demand registrations may include the filing of a registration statement, the filing of a shelf registration statement for a continuous offering pursuant to Rule 415, or an underwritten takedown of registrable shares included in a shelf registration statement. The holders making a demand for a registration or an underwritten takedown must request that at least a number of shares having a current market value of $50 million or 10% of the shares originally issued pursuant to the contribution agreement and the shares issuable pursuant to the options to be granted immediately after the closing under the 2008 LTIP, collectively referred to as a registrable amount, be included in such registration or underwritten takedown. For so long as Knight I Parent holds at least a registrable amount of registrable shares, it will have the right to make up to two demands under the registration rights agreement and the other parties, collectively, will be entitled to one demand.

In addition to the demand registrations, if we propose to register any of our common stock under the Securities Act, either for our own account or for the account of other stockholders or both, or we or any other stockholder proposes to make an underwritten takedown of our common stock included in a previously filed shelf registration statement in which registrable shares are included, the holders of the registrable shares are entitled to written notice of the registration and are entitled to customary piggyback registration rights.

The rights of the holders of registrable shares under the registration rights agreement are subject to conditions and limitations, including the right of the underwriters of an underwritten offering to limit the number of shares included in the offering. The registration rights granted under the registration rights agreement will terminate on the tenth anniversary of the closing of the business combination contemplated by the contribution agreement, unless terminated earlier pursuant to the terms of the registration rights agreement.

We will bear all costs and expenses incurred in connection with any demand, shelf or piggyback registration affected pursuant to the registration rights agreement, excluding underwriting discounts or commissions or transfer taxes. The registration rights agreement also contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the holders of the registrable shares in the event of material untrue statements or omissions in a registration statement attributable to us, and the holders of the registrable shares are obligated to indemnify us for material untrue statements or omissions in a registration statement attributable to them.

Non-Transfer Agreements

Upon the closing of the business combination, we will enter into a non-transfer agreement with each owner of the Crusader entities that will restrict the disposition of our common stock beneficially owned by each of these entities for a period of 180 days after the closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION

The following is a summary of material federal income tax consequences associated with the business combination contemplated by the contribution agreement. The following discussion is based on current federal tax law, and does not purport to be a complete discussion of relevant tax consequences. STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED BUSINESS COMBINATION ON THEIR INDIVIDUAL TAX STATUS.

The Board anticipates that the issuance of common stock to the owners of the Crusader entities pursuant to the contribution agreement will qualify as a tax-free contribution to the owners of the Crusader entities pursuant to Section 351 of the Internal Revenue Code. However, regardless of whether the business combination qualifies as a transaction described under Section 351 of the Internal Revenue Code, because the issuance of common stock to the owners of the Crusader entities pursuant to the contribution agreement will not affect the number of shares of common stock held by our existing stockholders, the business combination will have no immediate tax consequence to our existing stockholders.

PROPOSAL 1: ISSUANCE OF COMMON STOCK TO THE OWNERS OF THE CRUSADER ENTITIES PURSUANT TO THE CONTRIBUTION AGREEMENT

In connection with the transactions consummated under the contribution agreement, we are requesting that the stockholders approve the issuance, in the aggregate, of approximately 171.7 million shares of our common stock.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of our common stock. However, because holders of our common stock have no preemptive rights to purchase or subscribe for any unissued stock of Westside, the issuance of additional shares of common stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of common stock.

The Contribution Agreement

The contribution agreement provides that the owners of the Crusader entities will contribute their ownership interests in the Crusader entities to Westside in exchange for consideration consisting of 171,723,684 shares of Westside common stock and $501,261 in cash with an aggregate value of $         based upon a market price of $         for each share as of April     , 2008.

American Stock Exchange Rules

The issuance of the shares of common stock to the owners of the Crusader entities pursuant to the contribution agreement is subject to the rules of the AMEX, on which Westside’s common stock is listed. Sections 712 and 713 of the AMEX Company Guide require stockholder approval of, among other things, acquisitions in which the present or potential issuance of common stock could result in an increase in outstanding common stock of 20% or more, and of other transactions that would result in the issuance of 20% or more of the outstanding shares of the company’s common stock at a price that is less than the greater of book or market value of the common stock. The number of shares of our common stock issued in the transaction pursuant to the contribution agreement will exceed 20% of the shares of Westside common stock outstanding immediately prior to the completion of the transaction. In addition, the rules of the AMEX require stockholder approval of a transaction which will result in a change of control. Consequently, we are submitting the issuance of the common stock in the business combination for approval by our stockholders. If stockholder approval is not obtained, we will not be able to complete the business combination.

Our board believes the transaction contemplated by the contribution agreement is fair to you and in your best interests as a Westside stockholder and unanimously recommends that you vote “FOR” the proposal to approve the issuance of common stock as described in the contribution agreement. Our board considered a number of prospective benefits to Westside expected to result from the transaction in recommending that stockholders vote in favor of the common stock issuance. These benefits are described under “The Proposed Business Combination—Reasons for the Transactions” on page 64. The transaction contemplated by the contribution agreement also involves potential risks that these benefits will not be realized or that the transaction will have adverse consequences for Westside and its stockholders. Material risks are disclosed under “Risk Factors” on page 13. We urge you to consider both the potential benefits and the potential disadvantages of the transaction contemplated by the contribution agreement in considering whether to vote in favor of the proposal to approve the issuance of common stock as described in the contribution agreement.

Our board of directors recommends voting “FOR” proposal 1 approving the issuance of common stock in connection with the contribution agreement.

PROPOSAL 2: APPROVAL OF THE 2008 LONG TERM INCENTIVE PLAN AND THE ISSUANCE OF OPTIONS TO PURCHASE 35 MILLION SHARES UNDER THE PLAN

At our annual meeting, you will be asked to approve the adoption of the Westside Energy Corporation 2008 Long Term Incentive Plan (the “2008 LTIP”), to be effective as of the closing date of the transactions contemplated by the contribution agreement. In addition, you will be asked to approve the issuance of options to purchase 35 million shares of our common stock under the 2008 LTIP, which will be granted on the closing date following the closing to the persons identified and in the respective amounts set forth on Exhibit A to the 2008 LTIP, provided such persons are eligible participants at the time of grant. A summary description of the material features of the 2008 LTIP as proposed is set forth below.

Purpose of the 2008 Long Term Incentive Plan

The purpose of the 2008 LTIP is to provide a means to enhance our profitable growth by attracting and retaining employees, directors, and consultants through affording such individuals a means to acquire and maintain stock ownership or awards the value of which is tied to the performance of our common stock. The 2008 LTIP also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for our welfare and their desire to remain in our employ. We intend to achieve the 2008 LTIP’s purpose by primarily providing grants of (i) incentive stock options (“Incentive Options”), (ii) options which do not constitute incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (iii) restricted stock awards (“Restricted Stock Awards”), (iv) restricted stock units (“Restricted Stock Units”), (v) stock appreciation rights (“SARs”), or (vi) any combination of such awards (collectively referred to as “Awards”). See “—Shares Subject to the 2008 Long Term Incentive Plan.”

The 2008 LTIP, in part, is intended to qualify under the provisions of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2008 LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the 2008 Long Term Incentive Plan

Our board of directors will appoint a committee, consisting at all times of two or more directors who qualify as “outside directors” within the meaning of section 162(m) of the Code (unless determined otherwise by the board of directors), to administer the 2008 LTIP pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event our board of directors chooses to administer the 2008 LTIP. Unless otherwise limited by the 2008 LTIP, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provisions of the Code, the committee has broad discretion to administer the 2008 LTIP, interpret its provisions, and adopt policies for implementing the 2008 LTIP. This discretion includes the power to determine when and to whom Awards will be granted, determine the amount of such Awards (measured in cash, shares of common stock or as otherwise designated), prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), delegate duties under the 2008 LTIP, terminate, modify or amend the 2008 LTIP (subject to ratification by the board of directors), and execute all other responsibilities permitted or required under the 2008 LTIP.

Shares Subject to the 2008 Long Term Incentive Plan

The maximum aggregate number of shares of common stock that may be issued pursuant to any and all Awards under the 2008 LTIP shall not exceed 37,310,000 shares (18,655,000 shares if the one-for-two reverse stock split is implemented prior to the effective date of the 2008 LTIP), subject to adjustment due to recapitalization or reorganization as provided under the 2008 LTIP.

If common stock subject to any Award is not issued or transferred, or ceases to be issuable or transferable for any reason, including (but not exclusively) because shares are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an Award or because an Award is forfeited, terminated, expires unexercised, is settled in cash in lieu of common stock or is otherwise terminated without a delivery of shares, those shares of common stock will again be available for issue, transfer or exercise pursuant to Awards under the 2008 LTIP to the extent allowable by law. The common stock issued pursuant to the 2008 LTIP may be authorized but unissued shares, shares held by us in treasury, or shares which we have reacquired, including shares which we acquire on the open market for the purposes of the 2008 LTIP.

Persons Who May Participate in the 2008 Long Term Incentive Plan

Any individual who provides services to us or to our subsidiaries, including our non-employee directors and consultants, is eligible to participate in the 2008 LTIP. An employee on leave of absence may be considered still employed by us or a subsidiary for purposes of determining eligibility for participation under the 2008 LTIP. On the effective date of the 2008 LTIP, we will have approximately 6 non-employee directors, 5 officers and approximately 26 other employees who are eligible to participate in the 2008 LTIP. Eligible persons to whom Awards are granted under the 2008 LTIP are referred to as participants.

In any of our fiscal years during any part of which the 2008 LTIP is in effect, a “Covered Employee” for purposes of section 162(m) of the Code (discussed below) may not be granted (i) Awards (other than Awards designated to be paid only in cash) relating to more than 18,000,000 shares of common stock (or, if the one-for-two reverse stock split is implemented prior to the effective date of the 2008 LTIP, more than 9,000,000 shares), subject to adjustment in a manner consistent with the other provisions of the 2008 LTIP, and (ii) Awards designated to be paid only in cash having a value determined on the date of grant in excess of $54,000,000.

With respect to a grant of Incentive Options, a participant must be one of our employees or an employee of one of our corporate subsidiaries and, immediately before the time the Incentive Option is granted, the participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option.

Awards

Stock Options. Under the 2008 LTIP, we may grant Options to eligible persons, including (i) Incentive Options (only to our employees or the employees of our corporate subsidiaries) which comply with section 422 of the Code and (ii) Nonstatutory Options. The exercise price of each Option granted under the 2008 LTIP will be stated in the Option agreement and may vary; provided, however, that, except with respect to the Effective Date Options to be granted on the effective date of the 2008 LTIP as described under “Benefits under the 2008 LTIP” below, the exercise price for an Option must not be less than the greater of (a) the par value per share of common stock or (b) 100% of the fair market value per share of the common stock as of the date of grant of the Option. Options may be exercised as the committee determines, but not later than 10 years from the date of grant. Incentive Options will not be granted after December 31, 2017. Any Incentive Option that fails to comply with section 422 of the Code for any reason will result in the reclassification of the Option as a Nonstatutory Option, which will be exercisable as such. The committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the committee, payment in common stock, other Awards, or other property) and the methods and forms in which common stock will be delivered to a participant.

SARs. An SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR, as determined by the committee. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, an SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the committee determines. The term of an SAR will be for a period determined by the committee but will not exceed 10 years.

SARs may be paid in cash, stock or a combination of cash and stock, as the committee provides in the Award agreement governing the SAR.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the committee. Except as otherwise provided under the terms of the 2008 LTIP or an Award agreement, the holder of a Restricted Stock Award may have rights as a stockholder, including the right to vote the common stock subject to the Restricted Stock Award or to receive dividends on the common stock subject to the Restricted Stock Award. Unless otherwise determined by the committee, common stock distributed to a holder of a Restricted Stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant.

Restricted Stock Units. Restricted Stock Units are rights to receive common stock, cash, or a combination of both at the end of a specified period. The committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement, and those restrictions may lapse at such times determined by the committee. Restricted Stock Units may be settled by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the Restricted Stock Units, or any combination thereof determined by the committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by Restricted Stock Units will be either (i) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted common stock having a fair market value equal to the amount of such dividends, or (ii) automatically deemed reinvested in additional Restricted Stock Units, as permitted by the committee and elected by the participant, unless otherwise determined by the committee on the date of grant.

Bonus Stock and Awards in Lieu of Company Obligations. The committee is authorized to grant common stock as a bonus, or to grant common stock or other Awards in lieu of obligations to pay cash or deliver other property under the 2008 LTIP or under other plans or compensatory arrangements, subject to any applicable provision under section 16 of the Exchange Act. The committee will determine any terms and conditions applicable to grants of common stock or other Awards, including performance criteria associated with an Award. Any grant of common stock to one of our officers or to an officer of one of our subsidiaries in lieu of salary or other cash compensation will be reasonable, as determined by the committee.

Dividend Equivalents. Dividend equivalents may be granted, entitling a participant to receive cash, common stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments at the discretion of the committee. Dividend equivalents may be awarded on a freestanding basis or in connection with another Award. The committee may provide that dividend equivalents will be payable or distributed when accrued or that they will be deemed reinvested in additional common stock, Awards, or other investment vehicles. The committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.

Other Stock-Based Awards. Participants may be granted, subject to applicable legal limitations and the terms of the 2008 LTIP and its purposes, other Awards related to common stock (in terms of being valued, denominated, paid or otherwise defined by reference to common stock). Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, Awards with value and payment contingent upon our performance or any other factors designated by the committee, and Awards valued by reference to the book value of common stock or the value of securities of or the performance of specified subsidiaries. The committee will determine the terms and conditions of all such Awards, including without limitation, method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award. Cash awards may granted as an element of or a supplement to any Awards permitted under the 2008 LTIP.

Performance Awards. The committee may designate that certain Awards granted under the 2008 LTIP constitute “performance” Awards or may grant separate cash bonus annual incentive awards as performance Awards. A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. One or more of the following business criteria, on a consolidated basis and/or for specified subsidiaries or business or geographical units (except with respect to the total stockholder return and earnings per share criteria) shall be used by the committee in establishing performance goals: (i) earnings per share; (ii) increase in revenues; (iii) increase in cash flow; (iv) increase in cash flow from operations; (v) increase in cash flow return: (vi) return on net assets; (vii) return on assets; (viii) return on investment; (ix) return on capital; (x) return on equity; (xi) economic value added; (xii) operating margin; (xiii) contribution margin; (xiv) net income; (xv) net income per share; (xvi) pretax earnings; (xvii) pretax earnings before interest, depreciation, and amortization; (xviii) pretax earnings before interest, depreciation, amortization and exploration expense; (xix) pretax earnings before interest, depreciation, amortization, exploration expense and abandonment costs; (xx) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xxi) operating income; (xxii) total stockholder return; (xxiii) debt reduction; (xxiv) production growth; (xxv) production growth per share; (xxvi) production growth and target variance; (xxvii) general and administrative expenses; (xxviii) reserve replacement; (xxix) reserves per share growth; (xxx) finding and development costs; (xxxi) net asset value; (xxxii) operating costs; (xxxiii) cash flow or cash flow per share; (xxxiv) reserve additions (including but not limited to reserve additions purchased in any acquisition); (xxxv) lifting cost on a unit basis; and (xxxvi) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Other Provisions

Tax Withholding. At the discretion of the committee and subject to conditions that the committee may impose, a participant’s minimum statutory tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger or Recapitalization. If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the committee as to the number and price of shares subject to an Award.

Change in Control. Upon a change in control, the committee may, in its discretion, provide in an Award agreement that (i) all outstanding SARs and Options shall immediately become fully vested and exercisable in full; (ii) the restriction period of any Restricted Stock Award or Restricted Stock Unit shall immediately be accelerated and the restrictions shall expire; and (iii) the performance goals established under any performance Award will be deemed to have been met, at levels as determined by the committee, for all performance periods and the holder will be paid a pro rata portion of all associated performance goals based on the level deemed met. In addition, the committee has the discretion to make such adjustments to outstanding Awards as the committee deems appropriate to reflect any Change in Control. In the event that the receipt of any Award, the settlement or payment of any Award, or any other payment or benefit owing to a participant would result in the imposition of an excise tax under section 4999 of the Code, the participant will, unless specified to the contrary in an applicable Award agreement, receive a gross up payment designed to put the participant in economically the same position in which the participant would have been absent the excise tax.

In general, under the 2008 LTIP, a change of control occurs in any of the following situations: (i) any person acquires 40% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by us, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b), (ii) the members of our “Incumbent Board” cease to constitute at lease a majority of the members of our board of directors, (iii) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our stockholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 40% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board, or (iv) our stockholders approve our complete liquidation or dissolution. “Incumbent Board” means the members of our board of directors as of the closing of the business combination and any other person who becomes a member of our board of directors after such date whose election or appointment by our board or nomination for election to our board by the stockholders was approved by at least a majority of our directors then comprising the Incumbent Board.

Amendment. Without stockholder or participant approval, our board of directors may amend, alter, suspend, discontinue or terminate the 2008 LTIP or the committee’s authority to grant Awards under the 2008 LTIP, except that any amendment or alteration to the 2008 LTIP, including any increase in any share limitation, shall be subject to the approval of our stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. Our board of directors may otherwise, in its discretion, determine to submit other such changes to the 2008 LTIP to stockholders for approval; provided, that without the consent of an affected participant, no such action by our board of directors may materially and adversely affect the rights of such participant under any previously granted and outstanding Award. The committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the 2008 LTIP; provided, that without the consent of an affected participant, no such committee action may materially and adversely affect the rights of such participant under such Award.

Transferability of Awards. In accordance with the rules prescribed by the committee, the committee may permit a person to transfer, in the form of a gift, Nonstatutory Options or SARs, or may authorize all or a portion of such Awards to be granted to an Eligible Person on terms which permit transfer by such participant (i) to a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), and any person sharing the household of a holder of such Award (“Immediate Family Members”); (ii) to a trust in which Immediate Family Members have more than fifty percent of the beneficial interest; (iii) a foundation in which Immediate Family Members control the management of assets; or (iv) any other entity in which Immediate Family Members own more than fifty percent of the voting interests. An Option, SAR, Restricted Stock Unit or Restricted Stock Award may be transferred pursuant to a domestic relations order. Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution. An Incentive Option will not be transferable other than by will or the laws of descent and distribution.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to participants arising from participation in the 2008 LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the 2008 LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Incentive Options; Nonstatutory Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, we or our subsidiary (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, we will not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “—Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above. If a reload option is issued in connection with a participant’s transfer of previously held common stock in full or partial satisfaction of the exercise price of an Incentive Option or Nonstatutory Option, the tax consequences of the reload option will be as provided above for an Incentive Option or Nonstatutory Option, depending on whether the reload option itself is an Incentive Option or Nonstatutory Option.

The 2008 LTIP allows the committee to permit the transfer of Awards in limited circumstances. See “—Other Provisions—Transferability of Awards.” For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options. If Nonstatutory Options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $12,000 per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deduction rules. The gifted Nonstatutory Option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.

Restricted Stock Awards; Restricted Stock Units; Cash Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of grant of a stock Award in the form of Restricted Stock Units denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he receives cash or common stock in settlement of the Restricted Stock Units in an amount equal to the cash or the fair market value of the common stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a Restricted Stock Award or Bonus Stock Award in an amount equal to the fair market value of the common stock when such stock is received; provided that, if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under section 83(b) of the Code or (ii) when the common stock is received, in cases where a participant makes a valid election under section 83(b) of the Code.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a participant prior to the time that the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we or one of our subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deducibility. In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for future payments under the 2008 LTIP could also be limited by the golden parachute payment rules of section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for amounts paid under the 2008 LTIP could be limited by section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the committee. Performance-based Awards intended to comply with section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a participant, in a given period which exceeds a specified limitation. If the 2008 LTIP is approved at the annual meeting, a participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than 18,000,000 shares of common stock (or, if the one-for-two reverse stock split is implemented prior to the effective date of the 2008 LTIP, more than 9,000,000 shares) or, with respect to Awards not related to shares of common stock, $54,000,000, in any given fiscal year. Although the 2008 LTIP has been drafted to satisfy the requirements for the performance-based compensation exception, we may determine that it is in our best interests not to satisfy the requirements for the exception. See “Awards—Performance Awards.”

Benefits Under the 2008 LTIP

The following table sets forth, for each person and group of persons specified, the number of Options to be granted on the effective date of the 2008 LTIP, on the closing date following the closing of the business combination contemplated by the contribution agreement (the “Effective Date Options”), provided all such individuals are eligible participants in the 2008 LTIP at the time of grant. No current officers, directors or employees of Westside will receive any Effective Date Options, no director nominees, other than David D. Le Norman and Robert J. Raymond, will receive any Effective Date Options, and no person, other than the persons individually specified below, will receive five percent or more of the Effective Date Options. The Awards that will be made with respect to the remaining available shares under the 2008 LTIP are subject to the discretion of the committee and, therefore, are not determinable at this time.

Name and Principal Position Following Closing of the Business Combination	Number of Shares Underlying Awards(1)
David D. Le Norman Chief Executive Officer and President; Director(4)	14,420,000
John G. Heinen Senior Vice President, Chief Financial Officer and Treasurer	1,143,333
Paul E. Legg Senior Vice President and Chief Operating Officer	1,143,333
Charles L. Mullens, Jr. Secretary and General Counsel	630,000
Roy A. Fletcher Controller and Investor Relations Manager	373,333
All Executive Officers, As A Group	17,709,999	(2)
Robert J. Raymond Director(3)(4)	8,750,000
All Employees, Including all Officers Who Are Not Executive Officers, As A Group	8,540,001	(5)

(1)	If the one-for-two reverse stock split is implemented, the number of shares underlying each individual Award shall be reduced by one-half, with any fractional shares rounded down to the nearest whole share, and the aggregate number of shares that may be purchased upon exercise of all Awards reflected on the above chart shall equal 17,500,000 shares.
(2)	None of the individuals who will receive a grant of Effective Date Options are current officers of Westside. The number of Options disclosed here represents the aggregate number of Effective Date Options to be awarded to Messrs. Le Norman, Heinen, Legg, Mullens and Fletcher, who will assume the respective positions indicated above effective upon closing of the business combination.
(3)	Mr. Raymond will serve as the non-executive chairman of our board of directors effective upon the closing of the business combination.
(4)	The grant of Effective Date Options to Messrs. Le Norman and Raymond each represent more than five percent of the aggregate number of Effective Date Options being awarded. There are no other individuals who will be granted Effective Date Options that represent five percent or more of the total aggregate number of Effective Date Options being granted.
(5)	None of the individuals who will receive a grant of Effective Date Options are current employees of Westside. The number of Options being disclosed here represents the aggregate number of Effective Date Options to be awarded to the employees and management personnel of the Crusader entities (excluding the Effective Date Options to be awarded to Messrs. Raymond, Le Norman, Heinen, Legg, Mullens and Fletcher), all of whom will become employees and/or management personnel of Westside upon the closing of the business combination.

The Effective Date Options will be granted to the individuals identified above and to the other individuals set forth in the chart attached as Exhibit A to the 2008 LTIP pursuant to an Award agreement in the form attached as Exhibit B to the 2008 LTIP. All of the persons specified on Exhibit A to the 2008 LTIP are employees or management personnel of the Crusader entities. Exhibit A and Exhibit B to the 2008 LTIP are attached hereto as part of Annex C and are incorporated herein by reference. The exercise price of the Effective Date Options will be $3.00 per share. If the fair market value of our common stock on the effective date of the 2008 LTIP is (a) less than $3.00 per share, then the Option holder will be entitled to exercise his or her Effective Date Options at any time following the effective date of the 2008 LTIP until the Effective Date Options expire on December 31, 2012, or (b) greater than or equal to $3.00 per share, then the Option holder will be required to exercise his or her Effective Date Options in accordance with the following schedule: (i) one-fourth of the option shares at any time during calendar year 2009; (ii) one-fourth of the option shares at any time during calendar year 2010; (iii) one-fourth of the option shares at any time during calendar year 2011; and (iv) one-fourth of the option shares at any time during calendar year 2012 until the Effective Date Options expire on December 31, 2012; provided, that the Effective Date Options will become exercisable in their entirety during the period that (A) begins on the date the Option holder dies, becomes disabled, or incurs a separation from service or an unforeseeable emergency or we undergo a change in control (all within the meaning of section 409A of the Code), and (B) ends on the last day of the calendar year in which such event occurs or on the date that is the 15th day of the third month following such event, whichever is later.

Upon the occurrence of a change in control (within the meaning of section 280G of the Code), any recipient of an Effective Date Option who receives a parachute payment (within the meaning of section 280G of the Code), whether under the 2008 Plan or any other plan, arrangement or agreement of ours, and who is subject to excise taxes under section 4999 of the Code will receive a gross up payment so that the net amount retained by such person with respect to such payments after deduction of such excise taxes and any income or other taxes on such gross up payment and any interest or penalties with respect thereto, will equal the total present value of the payments at the time the payments are to be made. To the extent that any provision of the Award agreement governing an Effective Date Option conflicts with the expressly applicable terms of the 2008 LTIP, the terms of the Award agreement shall control. The foregoing description of the material terms of the Effective Date Options is qualified in its entirety by reference to Exhibit B of Annex C hereof.

The closing market price of our common stock as of April [    ], 2008, was $[       ] per share, as reported on the AMEX.

The foregoing is a summary of the material terms of the 2008 LTIP, including the Effective Date Options to be granted upon the closing of the business combination as described above, but does not purport to be a complete description of all the provisions thereof. This summary is qualified in its entirety by reference to the 2008 LTIP, a copy of which is attached as Annex C, and the form Award agreement, a copy of which is attached as Exhibit B to Annex C, which is incorporated in its entirety herein by reference.

Required Vote and Recommendation

Approval of the proposed 2008 LTIP, including the grant of the Effective Date Options to be granted upon the closing of the business combination as described above, requires the affirmative vote of holders of a majority of the shares of our common stock present or represented by proxy and voting on such proposal at the annual meeting. Abstentions from voting and broker non-votes will have no effect. If the provisions of the 2008 LTIP submitted to stockholders are not approved by our stockholders at the annual meeting, the 2008 LTIP will not be adopted and no Awards, including the Effective Date Options, will be granted under the 2008 LTIP.

Our board of directors unanimously recommends that stockholders vote “FOR” proposal 2 approving the 2008 LTIP proposal and the grant of options thereunder to be granted upon consummation of the business combination.

PROPOSAL 3: ARTICLES OF INCORPORATION AMENDMENT PROPOSAL FOR INCREASE IN NUMBER OF AUTHORIZED SHARES

At our annual meeting, you will be asked to approve an amendment to Section 3 of our articles of incorporation, which will result in an increase to the number of authorized shares of common stock. Our articles of incorporation currently authorize for issuance 60,000,000 shares, consisting of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. The approval of this amendment to the articles of incorporation will increase our authorized shares of common stock to 500,000,000, bringing our total authorized stock to 510,000,000 shares. After the contribution agreement is closed, we will have approximately 198,129,957 shares of common stock issued and outstanding assuming the one-for-two reverse stock split is not approved. As of the record date set for this meeting, no preferred stock of Westside is issued and outstanding.

Upon filing the amendment to our articles of incorporation to increase our authorized shares of common stock from 50,000,000 to 500,000,000, Section 3 of our articles of incorporation will read as follows:

“3. SHARES: The Corporation’s authorized capital consists of five hundred million (500,000,000) shares of common stock having a par value of $.01 per share (“Common Stock”) and ten million (10,000,000) shares of preferred stock having a par value of $.01 per share (“Preferred Stock”).”

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of our common stock. However, because holders of our common stock have no preemptive rights to purchase or subscribe for any unissued stock of Westside, the issuance of additional shares of common stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of common stock.

The proposed increase in the authorized number of shares of common stock is required in order for us to have sufficient authorized shares of common stock available to issue shares to the owners of the Crusader entities and upon exercise of options granted under our 2008 LTIP. In addition, the increase in the number of authorized but unissued shares of common stock would enable us, without further stockholder approval, to issue shares from time to time as our board may determine for general business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes. Our board of directors believes that the increase in authorized shares of common stock would provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financing and stock-based acquisitions.

If the transactions contemplated by the contribution agreement are not consummated, Westside will not implement this amendment to its articles of incorporation and the number of authorized shares of common stock will remain unchanged. If the one-for-two reverse stock split is approved by our stockholders and is implemented by our board of directors, the amendment to our articles of incorporation will be implemented without any resulting adjustments, and the number of authorized shares of common stock will be 500 million.

Our board of directors recommends that you vote “FOR” proposal 3 to amend our articles of incorporation to increase the number of authorized shares of common stock to 500,000,000.

PROPOSAL 4: ARTICLES OF INCORPORATION AMENDMENT PROPOSAL FOR CHANGE IN NAME

At our annual meeting, you will be asked to approve an amendment to Section 1 of our articles of incorporation, which will result in a change of our name to from “Westside Energy Corporation” to “Crusader Energy Group Inc.”

Upon filing the amendment to our articles of incorporation to change our name to Crusader Energy Group Inc., Section 1 of our articles of incorporation will read as follows:

“1. NAME OF CORPORATION: The name of the Corporation is Crusader Energy Group Inc.”

In the judgment of our board of directors, the change of our corporate name is desirable to reflect the change of control of Westside occurring as a result of the business combination. The “Crusader” name is a recognized name in the oil and gas community.

Stockholders will not be required to exchange our outstanding stock certificates for new stock certificates if the amendment to our articles of incorporation is adopted. In connection with our name change, if the amendment to our articles of incorporation is adopted, we plan to change our trading symbol on the AMEX from “WHT” to “KRU”.

If the transactions contemplated by the contribution agreement are not consummated, Westside will not implement this amendment to its articles of incorporation and its name will remain unchanged.

Our board of directors recommends that you vote “FOR” proposal 4 to amend our articles of incorporation of to change our name to Crusader Energy Group Inc.

PROPOSAL 5: THE REVERSE STOCK SPLIT OF OUR COMMON STOCK IN THE RATIO OF ONE SHARE OF NEW COMMON STOCK FOR EACH TWO SHARES OF OLD COMMON STOCK

Proposed Reverse Stock Split

In connection to the transactions to be consummated under the contribution agreement, we are requesting stockholder approval to grant our board of directors authority to effect a one for two reverse split of our outstanding common stock.

If the stockholders approve the reverse split and the reverse split is effected, each two shares of common stock held by a stockholder of Westside before the reverse stock split will become one post-reverse split share of common stock. No fractional shares will be issued in connection with the reverse split; however, any fractional share held by such stockholder as a result of the reverse split will be rounded up to the next whole share. The total number of authorized shares of our common stock will not be correspondingly reduced.

Reasons for the Proposed Reverse Stock Split

Our common stock is currently traded on the AMEX under the symbol “WHT.” As of April     , 2008, the per-share market price of our common stock was $        . Our primary objective in proposing the reverse split is to attempt to raise the per share trading price of our common stock to above $5.00. Our board of directors believes that the current price per share of our common stock diminishes the effective marketability of such stock because of the reluctance of many leading brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage houses with respect to the payment of commissions based on stock price tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Our board of directors believes that the foregoing factors adversely affect the price and liquidity of our common stock, and could also affect our future ability to raise additional capital through a sale of equity securities.

We are hopeful that the decrease in the number of shares of common stock outstanding as a consequence of the proposed reverse split, and the anticipated corresponding increased price per share, will stimulate interest in our common stock and promote greater liquidity for our stockholders with respect to their shares. The possibility does exist, however, that the liquidity and price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the proposed reverse split.

We are also hopeful that the proposed reverse split will result in a price level for the shares that would mitigate the current reluctance, policies, and practices on the part of brokerage firms in dealing with our common stock and will diminish the adverse impact of trading commissions on the potential market for our common stock. While we intend that the reverse split will increase the bid price per share of our common stock above $5.00 per share, there can be no assurance that the market price per share of our common stock after the reverse split will increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse split. There can be no guarantee that the reverse split will not adversely impact the trading volume or market price of the common stock or, alternatively, that any increased per share price of our common stock immediately after the proposed reverse split will be sustained for any period of time. Additionally, the reverse split will have the effect of creating odd lots of stock for some stockholders, and such odd lots may be more difficult to sell or have higher brokerage commissions associated with their sale. The proposed reverse split is not intended to be an anti-takeover device. The approval of this proposal is being sought generally to enhance the image of Westside and to price our common stock in a price range more acceptable to the brokerage community and to investors.

If the reverse stock split is approved, the board of directors nonetheless may elect not to implement the reverse stock split if the board of directors determines that, in its judgment, implementing the reverse stock split would not accomplish, or is not necessary to accomplish, the objectives described above or otherwise is not in the best interests of the combined company or its stockholders.

General Effect of the Reverse Stock Split

After the effective date of the reverse split, each stockholder will own a reduced number of shares of our common stock as each two shares of common stock that a stockholder owns before the reverse stock split will be combined and converted into a single post-reverse split share. We estimate that, following the reverse split, Westside will have approximately the same number of stockholders and, except for any changes as a result of the treatment of fractional shares, the completion of the reverse split alone would not affect any stockholder’s proportionate equity interest in Westside.

The number of our authorized shares of common stock and preferred stock will not be affected if the reverse split is effected. Because the number of authorized shares of capital stock will not be reduced, the reverse split would increase our board of directors’ ability to issue authorized and unissued shares without further stockholder action. Such shares could be used for employee incentivization, acquisitions, future equity financings, or any other proper corporate purpose.

The following table shows the capital structure of Westside if proposal 5 is approved by the stockholders and becomes effective, giving effect to the transactions contemplated by the contribution agreement and assuming 171,723,684 shares of our common stock are issued to the owners of the Crusader entities:

Post-Reverse Stock Split Capitalization Table

	Pre-Reverse Split Common Stock	Post-Reverse Split Common Stock
Total amount outstanding	198,129,957	99,064,978
Reserved for issuance upon exercise of stock options	35,000,000	17,500,000

Effect on Existing Shares of Common Stock

The proposed reverse split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in Westside, except to the extent that any fractional share resulting from the reverse split will be rounded up to the next whole share. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the reverse split.

Effect on Outstanding Options

Following the closing of the business combination, we will have outstanding under our 2008 LTIP options to purchase 35 million shares of our stock for $3.00 per share. If the reverse stock split is effected, all of these options will be adjusted so that the number of shares issuable on the exercise of such outstanding options or warrants will be decreased in proportion to the one-for-two reverse split, and the exercise price per share under such outstanding options and warrants will be proportionately increased to $6.00 per share. Specifically, outstanding options will be rounded down to the nearest whole share and no cash payment will be made in respect of any fractional share relating to the outstanding options. Following the reverse split, there will be approximately 17,500,000 shares underlying outstanding options under our LTIP. The reverse stock split will not affect the expiration date of the options issued under out LTIP.

Effect on Warrants

We have outstanding warrants to purchase 566,392 shares of our common stock at prices of between $.50 and $2.00 per share. The reverse split will double the exercise price of each warrant and reduce the number of shares purchasable thereunder by one-half.

Effect on Preferred Stock

The number of authorized shares of our preferred stock will not be affected by the reverse split.

Effect on Par Value

Effecting the reverse split will not change the per share par value of our common stock.

Effect on Registration and Stock Trading

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. Effecting the reverse split will not affect the registration of our common stock under the Exchange Act.

If the reverse split is implemented, our common stock will continue to be reported on AMEX under the symbol “WHT”.

Effective Date

If implemented, on the effective date of the reverse split, shares of common stock issued and outstanding will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock.

Exchange of Stock Certificates

If implemented, as soon as practicable after the effective date of the reverse split, our stock transfer agent will mail a transmittal form to each holder of record of our common stock that will be used in forwarding certificates for surrender and the exchange for certificates representing the number of shares of our common stock the holder is entitled to receive as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of our common stock and, in exchange, will receive certificates representing the number of shares of common stock to which the holder is entitled following the reverse split. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from our stock transfer agent. In connection with the reverse split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-reverse split common stock.

Fractional Shares

No fractional shares of common stock will be issued if the reverse split is effected. Instead, stockholders who otherwise would be entitled to receive a fractional share because they hold a number of shares not evenly divisible will receive such additional fraction of a share as is necessary to increase the fractional share to a full share, as permitted under Nevada law.

Accounting Consequences

The only effects of implementing the reverse split on our consolidated financial statements will be a reclassification of the capital accounts on our balance sheet, a recalculation of profit/loss per share and weighted average shares outstanding as if the reverse split had occurred on the first day of each period presented, and a reduction in our authorized capital stock.

Certain Risks Associated with the Reverse Stock Split

If the Reverse Split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the reverse split, if implemented, may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the reverse split may result in a greater percentage decline than would have occurred in the absence of the split. If the reverse split is implemented and the market price of our common stock declines, the percentage decline may be greater than would have occurred in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Our total market capitalization immediately after implementing the reverse split may be lower than immediately before the proposed reverse split.

There are numerous factors and contingencies that could affect our stock price following the implementation of the reverse split, including the status of the market for our stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the reverse split (for example, based on the closing price of our common stock on AMEX on the record date of $            per share, the direct arithmetic result of the reverse split would be a post-split market price for our common stock of $            per share). If the market price of our common stock declines after the reverse split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then-existing market price) after the split will be lower than before the split.

The reverse split, if implemented, may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The reverse split, if implemented, may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “board lots” of even multiples of 100 shares.

Federal Income Tax Consequences

The following is a summary of material federal income tax consequences of the reverse split, if implemented. The following discussion is based on current federal tax law, and does not purport to be a complete discussion of relevant tax consequences. STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

1. The reverse split will not be a taxable transaction to Westside.

2. A stockholder will not recognize any gain or loss as a result of the reverse split.

3. The aggregate tax basis of a stockholder’s post-reverse split common stock will equal the aggregate tax basis of the stockholder’s shares of pre-reverse split common stock. The holding period of the post-reverse split common stock generally will include the holding period of the stockholder’s pre-reverse split common stock, provided the pre-reverse split shares of common stock were capital assets in the hands of such stockholder.

Relationship to Other Proposals

We will not effect the reverse stock split if the business combination transaction contemplated by the contribution agreement is not closed.

Required Vote and Recommendation

The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve this proposal 5. Abstentions from voting and broker-non votes will have the same effect as a vote against this proposal.

Our board of directors proposes and recommends that you vote “FOR” proposal 5 in favor of authorizing our board of directors to effect a reverse split of our common stock. If the reverse stock split is approved, the board of directors nonetheless may elect not to implement the reverse stock split if the board of directors determines that, in its judgment, implementing the reverse stock split would not accomplish, or is not necessary to accomplish, the objectives described above under “Reasons for the Proposed Reverse Stock Split” or otherwise is not in the best interest of the combined company or its stockholders.

PROPOSAL 6: ELECTION OF DIRECTORS

General

If the proposed business combination is completed, seven directors will be elected at the annual meeting to serve until their successors shall be duly elected and qualified or until their earlier death, retirement, disqualification, resignation or removal. If we do not close the business combination, five alternate directors will be elected at the annual meeting. In either case, directors will be elected by a plurality of votes cast at the annual meeting. Unless contrary instructions are set forth in the enclosed proxy card, the proxy appointed thereby will vote all shares relating to such proxy card for the election as directors of either slate of the nominees named below. Should any of the nominees become unable or unwilling to accept nomination or election, the appointed proxy will vote for the election, in the nominee’s stead, of such other person as our board of directors may recommend. Management has no reason to believe that any of the nominees will be unable or unwilling to stand for election or serve if elected.

Each director serves for a term of one year that expires at the following annual stockholders’ meeting. Executive officers are appointed by our board of directors and serve until their successors are appointed. Except as noted, there are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Nominees if the Contribution Agreement is Consummated

Our nominating committee had the right to approve or disapprove any director nominee submitted by the Crusader entities. Prior to signing the contribution agreement, the Crusader entities provided to the members of our nominating committee a list of possible nominees to our board of directors, and information about those possible nominees. In the contribution agreement, we agreed that we would approve any of the persons on the list, if the Crusader entities nominated them. Each of the Crusader entities’ director nominees was included on the list.

If the contribution agreement is closed, then the seven nominees for election as directors, as well as the business experience of each for at least the past five years, are as set forth below:

Name	Age
David D. Le Norman	45
Robert J. Raymond	37
Joe Colonnetta	46
James C. Crain	59
Phil D. Kramer	52
Robert H. Niehaus	52
Shirley A. Ogden	60

David D. Le Norman—President, Chief Executive Officer and Director. Mr. Le Norman will become the President and Chief Executive Officer of Westside upon the closing of the business combination. He has served as the President and Chief Executive Officer of Crusader Energy since 2004. Prior to founding Crusader Energy Corporation, Mr. Le Norman served as Senior Vice President of Patina Oil & Gas Corporation, a publicly traded independent oil and gas company, from 2002 to 2004. Mr. Le Norman has over 25 years of experience in the oil industry ranging from working in field operations as a roustabout, pumper, and as a rig hand on a workover rig. Over 20 years of his experience was as a petroleum engineer in various engineering, business development and management positions for Texaco prior to founding Le Norman Energy in 1995. Since 1995, Mr. Le Norman has founded Le Norman Partners, Crusader Energy Corporation, Crusader Energy II, Crusader Energy III, Knight Energy Group, and Knight Energy Group II. Mr. Le Norman holds a B.S. in petroleum engineering from the University of Wyoming and an M.B.A. from Oklahoma City University, and completed master’s work in chemical engineering at Oklahoma State University.

Robert J. Raymond—Chairman of the Board and Director. Mr. Raymond will serve as Chairman of the Board of Westside upon the closing of the business combination. Mr. Raymond has been involved in the energy industry for over 12 years as founder and manager of investment funds focused on energy investing. Since 2007, he has served as the co-manager of Knight Energy Management, LLC (and now its holding company, Knight Energy Management Holding Company, LLC), which is the manager of Knight Energy Group II, LLC (now its holding company, Knight Energy Group II Holding Company, LLC). He partnered with David D. Le Norman in 2005 through investments in Hawk Energy Fund I, LLC and in 2006 through investments in Knight Energy Group, LLC. As the sole member of RR Advisors, LLC, Mr. Raymond has managed and raised capital through RCH Energy Opportunity Fund I, L.P., a private equity fund specializing in energy investments, since 2005. In 2004, as the majority owner of RCH Energy MLP GP, L.P., Mr. Raymond launched RCH Energy MLP Fund, L.P., a private equity fund specializing in the investment of capital in both public and private MLP investment opportunities. In addition, Mr. Raymond established Crow Holdings’ energy investment program in 1997 after joining Crow Holdings in 1994. As the sole manager of Crow Holdings’ energy investment program, he developed a strong expertise in the midstream and upstream sectors of the energy industry. Mr. Raymond currently sits on the board of Hallwood Petroleum, LLC. He holds a B.A. in economics from the University of Wisconsin. Mr. Raymond’s brother, John T. Raymond, is a current director of Westside.

Joe Colonnetta—Director. Mr. Colonnetta has been a partner at the firm HM Capital Partners LLC, a Dallas based private equity firm with $12 billion invested across the media, energy and consumer sectors throughout North America, since 2002 and was previously a principal at HM Capital Partners from 1998 to 2002. Prior to joining HM Capital Partners, from 1994 to 1998, Mr. Colonnetta founded and was the Chief Executive Officer of Resource Management Partners, or RMP, a management partner to institutional and private equity firms. Prior to his employment with RMP, from 1992 to 1994, he was the Chief Financing Officer of TRC, Inc. which is a $1 billion restaurant and food company. Mr. Colonnetta currently serves as Chairman of the Board of BlackBrush Energy and is a director of Unitek. He holds a B.S. in finance from the University of Houston.

James C. Crain—Director. Mr. Crain has been involved in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has been an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his current position of President which he has held since 1989. Mr. Crain has served as general partner of Valmora Partners, L.P., a private investment partnership that invests in the oil and gas sector, among others, since 1997. Prior to joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain currently is a director of Crosstex Energy, Inc., Crosstex Energy GP, LLC, GeoMet, Inc., and Approach Resources Inc. Mr. Crain holds a B.B.A. in accounting, an M.P.A. in taxation and a J.D., each from the University of Texas at Austin.

Phil D. Kramer—Director. Since 1998, Mr. Kramer has served as Executive Vice President and Chief Financial Officer of Plains All American Pipeline, L.P., a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Mr. Kramer has been with Plains All American Pipeline, L.P. or its predecessors since 1983. He is currently a director of the Center for Entrepreneurial Studies at the University of Oklahoma. Mr. Kramer is a certified public accountant and holds a B.B.A. in accounting from the University of Oklahoma.

Robert H. Niehaus—Director. Mr. Niehaus serves as an executive officer of Greenhill & Co., Inc., and is the Chairman of Greenhill Capital Partners, LLC, a private equity investment firm and a subsidiary of Greenhill & Co., Inc., and as a member of the management committee of Greenhill & Co. An affiliate of Greenhill Capital owns an equity interest in the parent of one of the Crusader entities. Prior to joining Greenhill in 2000, Mr. Niehaus was a Managing Director in Morgan Stanley & Co.’s merchant banking department from 1990 to 1999, and the department’s Chief Operating Officer from 1996 to 1998. He currently serves as a director of Heartland Payment Systems, Inc., Exco Resources Inc., GHL Acquisition Corp., and private companies including the parent of one of the Crusader entities. He holds a B.A. in international affairs from Princeton University and an M.B.A. from Harvard Business School.

Shirley A. Ogden—Director. Ms. Ogden has served as an investment director of Lee Financial Corporation, a registered investment advisory firm located in Dallas, Texas, for 15 years. Her primary responsibilities include the review, analysis, and investment recommendation for investment opportunities in alternative investment areas including the energy, real estate, private equity, healthcare, and structured debt sectors. Prior to joining Lee Financial, Ms. Ogden was employed in the practice of public accounting with local, regional, and national accounting firms. Ms. Ogden is a certified public accountant and a chartered financial analyst and holds a B.S. in accounting from Arizona State University.

Our Board of Directors and Committees of Directors

After the Business Combination

We have determined that a majority of the Crusader entities’ seven director nominees are independent and that each of Joe Colonnetta, James C. Crain, Phil D. Kramer and Shirley A. Ogden is “independent” in accordance with Section 803A of the AMEX Corporate Governance Rules.

Upon the closing of the business combination, we expect that our board committees will be comprised of the following director nominees:

Audit:	Joe Colonnetta, Phil D. Kramer and Shirley A. Ogden
Compensation:	James C. Crain and Robert H. Niehaus
Nominating:	Joe Colonnetta, James C. Crain, Phil D. Kramer and Shirley A. Ogden

Our board of directors has determined that each of the anticipated members of our committees is independent within the meaning of the AMEX listing standards, other than Mr. Niehaus. In addition, our board of directors has determined that Shirley A. Ogden is an “audit committee financial expert,” as defined by applicable SEC rules and regulations.

Should any of the nominees become unable or unwilling to accept nomination or election, the appointed proxy will vote for the election, in the nominee’s stead, of such other person as the Crusader entities may designate and our board of directors may recommend. The Crusader entities have no reason to believe that any of the nominees will be unable or unwilling to stand for election or serve if elected. Each of the director nominees has consented to serve on the board of directors if so elected.

Nominees if the Contribution Agreement is Not Consummated

If the contribution agreement is not closed, then the five nominees for election as directors, including the business experience of each for at least the past five years, are as set forth below:

Name	Age	Present Position With the Company	Director Since
Keith D. Spickelmier	46	Chairman of the Board	2002
Douglas G. Manner	52	Director, Chief Executive Officer, President & Chief Operating Officer	2005
Craig S. Glick	47	Director	2006
John T. Raymond	37	Director and Chairman of the Nominating Committee	2005
Herbert C. Williamson, III	58	Director and Chairman of the Audit and Compensation Committees	2005

All of these nominees are currently serving as directors.

Keith D. Spickelmier—Chairman of the Board. Mr. Spickelmier is a director and has served as chairman of our Board since May 2002, and was president, treasurer and secretary until February 2004. Prior to joining Westside Energy, he was a partner with the law firm Verner, Liipfert, Bernhard, McPherson and Hand. From April 2001 through July 2003, Mr. Spickelmier was of counsel with the law firm Haynes and Boone, LLP. Mr. Spickelmier holds a B.A. from the University of Nebraska at Kearney and a J.D. from the University of Houston. Mr. Spickelmier is also a director of JK Acquisition Corp., a special purpose acquisition company.

Douglas G. Manner—Chief Executive Officer, President, Chief Operating Officer and Director. Mr. Manner has been a director since March 2005. In June 2006, he became our chief executive officer, and in April 2007 he became our president and resumed his former duties as chief operating officer, a capacity in which he had previously served from January 2006 to May 2006. From January 2004 to December 2005, Mr. Manner was senior vice president and chief operating officer of Kosmos Energy, LLC, a private energy company engaged in oil and gas exploration offshore West Africa. From August 2002 through December 2003, he was president and chief operating officer of White Stone Energy, LLC, a Houston-based oil and gas advisory firm. From May 2001 to June 2002, Mr. Manner was chairman and chief executive officer of Mission Resources Corporation, a Houston-based oil and gas exploration company. He was chief executive officer and president of Bellwether Exploration, a Houston-based oil and gas exploration company, from June 2000 until May 2001 and became its chairman of the Board in December 2000. From July 1998 until May 2000, Mr. Manner was vice president and chief operating officer of Gulf Canada Resources Limited. Mr. Manner began his career with Amoco Petroleum Company in 1977 and from 1981 to 1998 was a reservoir engineering consultant with Ryder Scott Petroleum Engineers, an international reservoir engineering firm. Mr. Manner received a B.S. in mechanical engineering from Rice University in 1977, and is a professional engineer certified by the Texas Board of Professional Engineers and a member of the Society of Petroleum Engineers. Mr. Manner is currently a member of the board of directors of Cordero Energy Inc., an independent energy company traded on the Toronto Stock Exchange, Irvine Energy PLC, an independent energy company traded on the London Stock Exchange, and Rio Vista Energy Partners, L.P., a master limited partnership engaged in the mid-stream energy business.

Craig S. Glick—Director. Mr. Glick has been a director since January 2006. Since November 2006, Mr. Glick has served as Managing director and general counsel of NGP Midstream & Resources. From August 2006 to November 2006, he served as our executive vice president and general counsel. Mr. Glick co-founded Kosmos Energy, LLC in 2003 and was a partner at Kosmos Energy. From 1999 to 2003, he was president of Hunt Resources, Inc. and senior vice president of Hunt Oil Company. Mr. Glick was general counsel and chief financial officer of Gulf Canada Resources Ltd. from 1994 to 1999. Mr. Glick was in charge of acquisitions for Torch Energy Advisers in 1994. Previously, Mr. Glick was an attorney with Vinson & Elkins, LLP, where he became a partner in 1993. Mr. Glick received a B.A. in political science from Tulane University and holds a J.D. from the University of Texas School of Law.

John T. Raymond—Director. Mr. Raymond has been a director since March 2005 and is chairman of the nominating committee of our board of directors. Since September 2006, Mr. Raymond has served as chief executive officer and Managing director of NGP Midstream & Resources. He has been a director of Vulcan Energy Corporation since July 2004 and was its chief executive officer from July 2004 to April 2005. From December 2002 to March 2004, he was president and chief operating officer of Plains Exploration and Production Company. From June 2001 to April 2005, Mr. Raymond was a director of Plains All American Pipeline, LP. He was executive vice president and chief operating officer of Plains Resources Inc. from May 2001 to November 2001 and its president and chief operating officer from November 2001 to April 2005. From January 2000 to May 2001, he was director of Corporate Development for Kinder Morgan, Inc. He was vice president of Corporate Development for Ocean Energy, Inc. from April 1998 to January 2000 and was a vice president with Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998. He currently manages various investments through Lynx Holdings, a company he owns. Mr. Raymond received a B.A. in management from the A.B. Freeman School of Business at Tulane University. John T. Raymond is the brother of Robert J. Raymond who is a director nominee of the Crusader entities.

Herbert C. Williamson, III—Director. Mr. Williamson has been a director since March 2005 and is chairman of the audit and compensation committees of our board of directors. From 2001 to 2006, he was a director of Petrohawk Energy Corporation, an independent energy company traded on the New York Stock Exchange. From September 2000 through 2004, he was a director of Southwest Royalties, Inc. and chaired the independent directors committee for its acquisition by Clayton Williams Energy. From April 1997 to February 2002, Mr. Williamson was a director of Pure Resources, Inc. and its predecessor, and served as chairman of the special committee in connection with the tender offer for Pure Resources made by Unocal. Mr. Williamson was an investment banker with Petrie Parkman & Company from 1995 through May 1999, was chief financial officer for Seven Seas Petroleum Incorporated from October 1998 to April 1999 and was vice chairman and executive vice president for Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) from April 1985 to April 1995. Since November 2002, Mr. Williamson has served as a director in the energy group at CS First Boston, and is currently a director of JK Acquisition Corp. From 1998 to 2007, Mr. Williamson served as a director of Merlon Petroleum Company, a privately owned oil and gas company engaged in the exploration and production of oil reserves in East Texas and Egypt, where for a period he was also its chief financial officer. He has over 30 years of experience in the oil and gas industry and investment banking business. Mr. Williamson holds a B.A. from Ohio Wesleyan University and an M.B.A. from Harvard University.

Sean J. Austin—Chief Financial Officer. Mr. Austin became our chief financial officer in June 2006 and from May 2005 through June 2007 served as our vice president and corporate controller. Prior to joining us, he was employed by Hess Corporation (formerly known as Amerada Hess) for 23 years, holding senior management positions in the company’s New York and Houston offices. From 1995 to 1999, he was vice president and corporate controller in the New York office of Hess and, from 1999 until 2004, was vice president of Finance and Administration, Exploration and Production in the Houston office of Hess. Mr. Austin served as an officer in the United States Navy from 1974 to 1979. Mr. Austin received a B.B.A. in accounting from the University of Notre Dame and an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

If the proposed business combination is closed and the Crusader nominees receive the requisite votes to be elected as a director, then the Crusader nominees will serve as our directors effective as of the closing of the business combination. If the proposed business combination is not closed and our nominees receive the requisite votes to be elected as a director, then our nominees will serve as our directors until the next annual meeting. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Our board of directors proposes and recommends that you vote “FOR” the election of each of the Crusader nominees and our alternative nominees to serve on our board of directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of:

•	Westside common stock as of April , 2008, based on 25,671,273 shares outstanding; and

•

the combined company common stock after the business combination assuming 171,723,684 shares of Westside common stock are issued pursuant to the contribution agreement and that the one-for-two reverse stock split is not consummated;

by:

•	each current director and executive officer of Westside and each person nominated to become a director following the business combination;

•	all current executive officers and directors of Westside as a group; and

•	each person known by Westside, to own beneficially more than 5% of the outstanding shares of Westside common stock.

Beneficial ownership has been determined in accordance with applicable SEC rules, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of Westside and the Crusader entities, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the Westside directors and officers is 3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219. The address of the Crusader entity director nominees, future executive officers and the owners of the Crusader entities is c/o Crusader Energy Group, 210 Park Avenue, Suite 300, Oklahoma City, OK 73102.

Before the Business Combination

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% stockholders:
Wellington Management Company, LLP(1)	3,474,257	13.5%
Spindrift Investors (Bermuda) L.P.(2)	1,578,600	6.1%
Spindrift Partners, L.P.(3)	1,318,557	5.1%

Westside directors executive officers:
Keith D. Spickelmier(4)	2,759,776	10.6%
Douglas G. Manner	470,999	1.8%
Craig S. Glick	141,094	*
John T. Raymond	167,996	*
Herbert C. Williamson, III	117,966	*
Sean J. Austin	88,305	*
All directors and executive officers as a group (6 persons)(5)	3,746,106	14.4%

Director Nominees of the Crusader entities:
David D. Le Norman(6)	1,192,983	4.6%
Robert J. Raymond(6)	1,192,983	4.6%

*	Represents less than one percent.
(1)

Wellington Management, LLC, or WML, in its capacity as investment adviser to Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P. and Wellington Trust Company, NA may be deemed to beneficially own an aggregate of 3,474,257 shares, which are held of record by clients of WML. The address for WML is 75 State Street, Boston, Massachusetts 02109.
(2)	Wellington Global Holdings, Ltd. is the investment general partner of Spindrift Investors (Bermuda) L.P., and has the power to vote and dispose of the shares held by Spindrift Investors (Bermuda) L.P. The address for each of Spindrift Investors (Bermuda) L.P. and Wellington Global Holdings, Ltd. is c/o Wellington Management, LLC, 75 State Street, Boston, Massachusetts 02109. These 1,578,600 shares are also included in the table in the figure of shares beneficially owned by WML.
(3)	Wellington Hedge Management, LLC, or WHML, is the sole general partner of Spindrift Partners, L.P. and Wellington Hedge Management, Inc., or WHMI, is the managing member of WHML. Each of WHML and WHMI share voting and dispositive power over the shares held by Spindrift Partners, L.P. The address for each of Spindrift Partners, L.P., WHML, and WHMI is c/o Wellington Management, LLC, 75 State Street, Boston, Massachusetts 02109. These 1,318,557 shares are also included in the table in the figure of shares beneficially owned by WML.
(4)	Includes 2,493,384 shares held directly and 266,392 shares underlying currently exercisable warrants. Excludes 95,000 shares held by his wife and 70,300 shares held by two family trusts as to which Mr. Spickelmier disclaims ownership.
(5)	Includes 266,392 shares underlying currently exercisable warrants.
(6)	Mr. Le Norman and Robert Raymond, as co-managers of Knight Energy Management Holding Company, LLC, which is the manager of Knight Energy Group II Holding Company, LLC, have shared voting and investment power over the shares.

After the Business Combination

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% stockholders:
Knight Energy Group I Holding Co., LLC(1)	100,100,000	50.7%
Knight Energy Group II Holding Company, LLC(2)	54,416,667	27.6%
Hawk Energy Fund I Holding Company, LLC(3)	14,700,000	7.4%

Crusader director nominees and executive officers:
David D. Le Norman(4)	83,536,667	39.4%
Robert J. Raymond(5)	66,866,667	32.4%
John G. Heinen(6)	1,143,333	*
Paul E. Legg(7)	1,143,333	*
Charles L. Mullens, Jr.(8)	630,000	*
Roy A. Fletcher(9)	373,333	*
Joe Colonnetta	—	*
James C. Crain	—	*
Phil D. Kramer	—	*
Robert H. Niehaus	—	*
Shirley A. Ogden	—	*
All Crusader director nominees and executive officers as a group (11 persons)(10)	99,276,666	44.3%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	A five-member board of directors exercises voting and investment power over the shares.
(2)	Includes 1,192,983 shares currently held by Knight Energy Group II Holding Company, LLC and assumes that an additional 53,223,684 shares of our common stock will be issued to the owner of Knight II upon consummation of the business combination, which reflects $57.87 million of capital contributions that have been made or will be made by the owner of Knight II for the period from December 31, 2007 to the closing of the business combination. Mr. Le Norman and Robert Raymond, as co-managers of Knight Energy Management Holding Company, LLC, which is the manager of Knight Energy Group II Holding Company, LLC, have shared voting and investment power over the shares held by Knight Energy Group II Holding Company, LLC.
(3)	The managers of Hawk Holdings, LLC (including Mr. Le Norman), which is the manager of Hawk Energy Fund I Holding Company, LLC, have voting and investment power over the shares.
(4)	Includes (a) 54,416,667 shares held by Knight Energy Group II Holding Company; (b) 14,700,000 shares held by Hawk Energy Fund I Holding Company, LLC and (c) 14,420,000 shares issuable upon the exercise of options exercisable as of the closing of the business combination, all of which may be exercised upon issuance. See also notes 2 and 3 above.
(5)	Includes (a) 54,416,667 shares held by Knight Energy Group II Holding Company; (b) 3,700,000 shares held by RCH Energy Opportunity Fund I, L.P. and (c) 8,750,000 shares issuable upon the exercise of options exercisable as of the closing of the business combination, all of which may be exercised upon issuance. Robert Raymond, as the sole member of RR Advisors, LLC, which is the general partner of RCH Energy Opportunity Fund I GP, L.P., which is the general partner of RCH Energy Opportunity Fund I, L.P., has voting and investment power over the shares held by RCH Energy Opportunity Fund I, L.P. See also note 2 above.
(6)	Includes 1,143,333 shares issuable upon the exercise of options exercisable as of the closing of the business combination, all of which may be exercised upon issuance.
(7)	Includes 1,143,333 shares issuable upon the exercise of options exercisable as of the closing of the business combination, all of which may be exercised upon issuance.

(8)	Includes 630,000 shares issuable upon the exercise of options exercisable as of the closing of the business combination, all of which may be exercised upon issuance.
(9)	Includes 373,333 shares issuable upon the exercise of options exercisable as of the closing of the business combination, all of which may be exercised upon issuance.
(10)	See notes 4-9 regarding our common stock issuable upon the exercise of options.

Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Company, LLC, Hawk Energy Fund I Holding Company, LLC, David D. Le Norman, Robert J. Raymond, Greenhill Capital Partners II, L.P., Greenhill Capital Partners (Cayman) II, L.P., Greenhill Capital Partners (Executives) II, L.P. and Greenhill Capital Partners (Employees) II, L.P. have each entered into a voting agreement regarding rights related to the composition of the board of directors of Westside commencing upon the closing of the business combination. For a description of the voting agreement, see “—Voting Agreement.”

Our Board of Directors and Standing

Committees of Directors

Since April 2007, a majority of our five member board of directors was independent. Prior to April 2007, 50% of the members of our, then six member, board of directors was independent. We have determined that each of Keith D. Spickelmier, John T. Raymond and Herbert C. Williamson, III is an “independent” director in accordance with Section 803A of the AMEX Corporate Governance Rules.

During 2007, all members of our standing board committees were independent, other than Mr. Spickelmier. Because Mr. Spickelmier was an executive officer until February 2004, he did not become independent under AMEX rules until February 2007. Our board committees are as follows:

Audit:	John T. Raymond, Keith D. Spickelmier and Herbert C. Williamson, III (Chairman)
Compensation:	John T. Raymond and Herbert C. Williamson, III (Chairman)
Nominating:	John T. Raymond (Chairman) and Herbert C. Williamson, III

Our board of directors met 11 times during the year ended December 31, 2007. Our board of directors took action by written consent five times during the year ended December 31, 2007. Each of our directors attended at least 75% of the meetings of the board of directors.

Audit Committee

Our Board of Directors has a standing audit committee comprising Keith D. Spickelmier, John T. Raymond and Herbert C. Williamson, III. Our board of directors has determined that each member of the audit committee is independent within the meaning of the AMEX listing standards and is an “audit committee financial expert,” as defined by applicable SEC rules and regulations. Mr. Spickelmier did not meet the AMEX listing standards of independence during the first two months of 2007.

Among the responsibilities of our audit committee are:

•	to appoint our independent auditors and monitor the independence of our independent auditors;

•	to review our policies and procedures on maintaining accounting records and the adequacy of internal controls;

•	to review management’s implementation of recommendations made by the independent auditors and internal auditors;

•	to consider and pre-approve the range of audit and non-audit services performed by independent auditors and the fees for such services; and

•

to review our audited financial statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and disclosures regarding internal control before they are filed with the SEC.

The Audit Committee met four times during the year ended December 31, 2007. Each member of the audit committee attended all of the meetings. Our Board of Directors has adopted a charter for the Audit Committee. A copy of this charter was attached as Appendix B to our proxy statement for our 2006 Annual Meeting, which was filed with the Securities and Exchange Commission on June 23, 2006. A copy of such charter is available on our website.

Report of the Audit Committee

The role of the audit committee is to oversee our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The audit committee is responsible for engaging the independent auditors to perform an independent audit of our financial statements in accordance with generally accepted auditing standards as promulgated by the Public Company Accounting Oversight Board and to issue reports thereon. The audit committee reviews and oversees these processes, including oversight of

•	integrity of our financial statements,

•	the independent auditors’ qualifications and independence,

•	the performance of our independent auditors, and

•	our compliance with legal and regulatory requirements.

During 2007 in the performance of its oversight function, the audit committee reviewed and discussed with management and the independent auditors our audited financial statements. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as regards communication with audit committees. In addition, the audit committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, discussed with the independent auditors their independence from us and our management, and considered whether the independent auditors provision of non-audit services to us is compatible with maintaining the auditors’ independence.

The audit committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The audit committee met with the independent auditors, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting. In addition, the audit committee met with our chief executive officer and chief financial officer to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of our financial statements and the effectiveness of our systems of disclosure controls and procedures and internal control over financial reporting.

Following the completion of our audit, the audit committee met with our auditors and management and determined to recommend to the board of directors that our audited financial statements be included in our annual report on Form 10-KSB for the year ended December 31, 2007.

AUDIT COMMITTEE

John T. Raymond

Keith D. Spickelmier

Herbert C. Williamson, III

During 2007 and 2006, the aggregate fees that we paid to Malone & Bailey, PC, our independent auditors, for professional services were as follows:

	Year Ended December 31,
	2007		2006
Audit Fees(1)	$136,032		$115,485
Audit-Related Fees	33,194	(2)	41,681	(3)
Tax Fees(4)	23,518		6,580
All Other Fees	N/A		N/A

(1)	Fees for audit services include fees associated with the annual audit and the review of our quarterly reports on Form 10-QSB.
(2)	Fees in connection with Crusader transaction.

(3)	Fees for the audits in connection with the acquisition of EBS Oil and Gas Partners Production Company, L.P. and EBS Oil and Gas Partners Operating Company, L.P.
(4)	Consist primarily of professional services rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The audit committee pre-approves the engagement of Malone & Bailey, PC for all audit and permissible non-audit services. The audit committee annually reviews the audit and permissible non-audit services performed by Malone & Bailey, PC, and reviews and approves the fees charged by Malone & Bailey, PC. The audit committee has considered the role of Malone & Bailey, PC in providing tax and audit services and other permissible non-audit services to us and has concluded that the provision of such services was compatible with the maintenance of Malone & Bailey, PC’s independence in the conduct of its auditing functions.

A representative of Malone & Bailey, PC may attend the annual meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the annual meeting. Malone & Bailey, PC has indicated that, if a representative is unable to attend the annual meeting personally due to a scheduling conflict, a representative will be available by telephone during the time of the annual meeting in order to make any desired statement or to respond to any appropriate question that any stockholder might wish to ask of him or her.

Compensation Committee

We have a standing compensation committee comprising John T. Raymond and Herbert C. Williamson, III. The functions of the compensation committee include

•	approving policies, plans and performance criteria concerning the salaries, bonuses and other compensation of our executive officers;

•	reviewing and approving the salaries, bonuses and other compensation of our executive officers;

•	establishing and reviewing policies regarding executive officer perquisites;

•	approving our equity-based and other compensation plans;

•	engaging experts on compensation matters, if and when the members of the compensation committee believe it proper or advisable to do so;

•	(at its election) adopting and amending at any time or from time to time a written charter and other rules and regulations for its internal governance; and

•	performing such other duties as shall from time to time be delegated to it by our Board of Directors.

Our Board has determined that all members of the compensation committee are independent within the meaning of the AMEX listing standards. The compensation committee met five times during the year ended December 31, 2007. Our board of directors has not adopted a charter for the compensation committee.

Our chairman of the board and chief executive officer have adopted the practice of conducting an annual review in January of each year (and occasional interim reviews) of our senior executive compensation practices and providing compensation recommendations to our compensation committee. Our chairman typically provides compensation recommendations regarding our chief executive officer to our compensation committee. Our compensation committee may consider these recommendations but ultimately has discretion to make recommendations to our board of directors relating to our executive management compensation irrespective of the recommendations made to the committee by our chairman of the board and chief executive officer. Our board of directors has ultimate approval authority over all compensation decisions relating to our executive management, including those pertaining to merit increases, bonuses and equity compensation. The members of our board of directors rely on their judgment in making compensation decisions after reviewing our overall performance and evaluating each executive’s performance against established goals, leadership ability, responsibilities, and current compensation arrangements. The compensation program and the compensation committee’s assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

We implement our executive compensation objectives and principles primarily through the use of base salaries, annual bonuses and long-term equity awards. Base salaries are set at levels that we believe are generally competitive with our market peers so as to attract, reward, and retain executive talent. Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, and other factors. We have adopted the practice of paying occasional bonuses. These bonuses are used for one or more of the following purposes:

•	to induce a person to accept employment with us;

•	to reward an employee for attaining predetermined quantitative performance goals; or

•	to reward an employee for outstanding performance irrespective of any predetermine performance goals.

Bonus amounts earned by senior executives are reflected in the summary compensation table set forth herein. Our board of directors has also approved grants of restricted shares of our common stock to certain of our executive officers. These grants are reflected in the summary compensation table and the table regarding Outstanding Equity Awards at Fiscal Year-End set forth herein, and they are described in the section captioned “Compensation Agreements with Key Personnel.” Our board of directors believes that such grants provide long-term performance-based compensation, help retain executives through the vesting periods, and serve to align management and stockholder interests Generally, these awards vest only to the extent that the executive remains an employee of ours through the applicable vesting date. However, the vesting of the awards is subject to various “change in control” provisions involving our company that may result in the accelerated vesting of unvested shares. In granting shares of restricted stock and stock options, we consider the impact of the grant on our financial performance, as determined in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). For share-based equity awards, we record expense in accordance with SFAS 123(R). The amount of expense we record pursuant to SFAS 123(R) may vary from the corresponding compensation value we use in determining the amount of the awards.

Our compensation committee does not have the authority to delegate its authority, and has never used the assistance of compensation consultants.

Nominating Committee and Nominating Process

We have a standing nominating committee comprising John T. Raymond and Herbert C. Williamson, III. The functions of the nominating committee include

•	recommending to our board of directors criteria for board membership;

•	establishing a policy as regards the consideration of director candidates recommended by stockholders;

•	establishing procedures to be followed by stockholders in submitting recommendations for director nominees to the nominating committee

•	establishing a process for identifying and evaluating nominees for our board of directors, including nominees recommended by stockholders; and

•

upon identifying individuals qualified to become members of our board of directors, consistent with the minimum qualifications and other criteria approved by our board of directors from time to time, selecting or recommending that our board of directors select the director nominees for election at each annual meeting of stockholders.

Our board has determined that all members of the nominating committee are independent within the meaning of the AMEX listing standards. The nominating committee met twice during the year ended December 31, 2007. Our board of directors has adopted a charter for the nominating committee. A copy of this charter was attached as Appendix A to our proxy statement for our 2006 annual meeting, which was filed with the SEC on June 23, 2006. A copy of such charter is available on our website.

Director Selection

Our nominating committee charter contains criterion setting forth the qualifications that the nominating committee is to look for in director candidates. In general, the nominating committee looks for nominees with direct experience in the oil and gas industry without regard to race, color, creed, religion, national origin, sex, age, marital status or disability. The nominating committee’s criterion provides that at a minimum:

•

The nominee should have the highest personal and professional integrity and ethics, should have demonstrated exceptional ability and judgment, and should be most effective, in conjunction with the other nominees to our board, in collectively serving the long-term interests of the stockholders and our company as a whole.

•	The nominee should be free from any conflict of interest that would interfere with his or her ability to discharge his or her duties as a director or would violate any applicable law or regulation.

•	The nominee should be willing and able to devote sufficient time to effectively carry out his or her duties. Service on other boards of public companies should be limited to a reasonable number.

In addition, nominees should help ensure that:

•

A majority of our board will be “independent” in accordance with the standards established pursuant to Section 803A (formerly section 121A) of the AMEX Company Guide; provided, however, that so long as we are a “small business issuer” only at least 50% of our board need be “independent” as so defined.

•	Each of our audit compensation and nominating committees will be comprised entirely of independent directors.

•	At least one member of the audit committee should have accounting or related financial management expertise, as such qualification is interpreted by our board in its business judgment.

The nominating committee identifies director candidates primarily through recommendations made by current directors. These recommendations are developed based on the directors’ own knowledge and experience in the oil and gas field. The nominating committee will also consider recommendations made by the stockholders and others, including search firms. All recommendations, regardless of the source, will be evaluated on the same basis against the criterion contained in the nominating committee charter. All stockholder recommendations for director nominees must be submitted to our corporate secretary at 3131 Turtle Creek Blvd, Suite 1300, Dallas, Texas 75219, and all recommendations will be forwarded by our corporate secretary or assistant secretary to the nominating committee. The envelope containing a recommendation must feature clear notation that its contents relate to a “Director Nominee Recommendation.” All stockholder recommendations for director nominees must be submitted to us not less than 120 calendar days prior to the anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting. All stockholder recommendations for director nominees must include the following information:

a.	The name and address of record of the stockholder.

b.	A representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with applicable regulations.

c.	The amount and type of record and/or beneficial ownership of our securities held by the stockholder making the recommendation.

d.	The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director nominee.

e.	A description of the qualifications and background of the proposed director nominee which addresses the minimum qualifications and other criteria for Board membership approved by our Board from time to time and set forth in the Nominating Committee charter.

f.	The amount and type of record and/or beneficial ownership of our securities held by the proposed director nominee.

g.	A description of all arrangements or understandings between the stockholder and the proposed director nominee.

h.	The consent of the proposed director nominee (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting.

i.	Any other information regarding the proposed director nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

The nominating committee may request any additional information reasonably necessary to determine the eligibility of a proposed director nominee.

Voting Agreement

On December 31, 2007, the owners of Knight Energy Group, LLC, Knight Energy Group II, LLC and Hawk Energy Fund I, LLC, David D. Le Norman, Robert J. Raymond, and Greenhill Capital Partners II, L.P., Greenhill Capital Partners (Cayman) II, L.P., Greenhill Capital Partners (Executives) II, L.P., and Greenhill Capital Partners (Employees) II, L.P. entered into a voting agreement that includes provisions regarding, among other things, rights related to the composition of our board of directors commencing upon the closing of the business combination contemplated by the contribution agreement. The Greenhill entities own an equity interest in the parent of Knight, which will beneficially own 100,100,000 shares of our common stock upon the closing of the business combination. See “Security Ownership of Principal Stockholders” beginning on page 109. The parties to the voting agreement have agreed to vote all shares of our common stock owned or controlled by them in a manner necessary so that:

•	the number of directors constituting the board of directors will be seven;

•

one board member will be an individual designated by the Greenhill entities so long as the Greenhill entities collectively hold at least one-third of the equity interest in the parent of Knight and such company holds 30% or more of our common stock or the Greenhill entities collectively hold directly 10% or more of our common stock;

•

three board members will be individuals designated by David D. Le Norman so long as Mr. Le Norman remains our CEO or holds or controls directly or indirectly 10% or more of our common stock, provided two of Mr. Le Norman’s designees qualify as independent directors within the meaning of the rules and regulations of the national securities exchange on which our common stock is listed; and

•

three board members will be individuals designed by Robert J. Raymond so long as Mr. Raymond remains our chairman of the board or holds or controls directly or indirectly 10% or more of our common stock, provided that two of Mr. Raymond’s designees will qualify as independent directors within the meaning of the rules and regulations of the national securities exchange on which our common stock is listed.

Pursuant to this agreement, the Greenhill entities have designated Robert Niehaus, Mr. Le Norman has designated himself, Shirley A. Ogden and James C. Crain, and Mr. Raymond has designated himself, Joe Colonnetta and Phil D. Kramer.

The parties to the voting agreement also have agreed to vote all shares of our common stock owned or controlled by them in a manner as necessary so that our board of directors establishes and maintains a compensation committee and, as long as the Greenhill entities have the right to designate a board member under the voting agreement and such individual designated by the Greenhill entities qualifies as an independent director under the rules and regulations of the national securities exchange on which our common stock is listed, the Greenhill entities’ designee will be a member of the compensation committee. The voting agreement will continue until the earlier of December 31, 2011 or a change in control. A change in control is defined in the voting agreement substantially the same as such term is defined in the 2008 LTIP.

Letter Agreement

The Greenhill entities have entered into a letter agreement pursuant to which the Greenhill entities agreed to vote all of our shares of common stock that they control, and take all other action within their control, in support of the approval of the services agreement with Robert J. Raymond and the employment agreement with David D. Le Norman. For descriptions of the services agreement and employment agreement, see “The Proposed Business Combination—Our Board of Directors and Management Following the Closing of the Contribution Agreement.”

COMPENSATION OF OUR EXECUTIVE OFFICERS

The following table sets forth the compensation we paid during the fiscal years ended December 31, 2007 and 2006 to our executive officers whose total compensation exceeded $100,000. The executive officers listed in the table below are referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Total ($)
Douglas G. Manner,(1)	2007	$275,000	$70,000		$88,332	(2)	$433,332
Chief Executive Officer and Chief Operating Officer(1)	2006	$175,000	$262,500	(3)	$525,000	(4)	$962,500

Sean J. Austin,	2007	$200,000	$90,000		$88,332	(2)	$378,332
Vice President & Chief Financial Officer	2006	$154,500	$—		$—		$154,500

(1)	Mr. Manner became our Chief Executive Officer on June 1, 2006. Prior to that time, he had served as Chief Operating Officer since January 1, 2006.
(2)	Represents 33,333 restricted shares which vested on November 9, 2007.
(3)	Represents 75,000 shares granted as an employment sign-on bonus and valued at the amount recognized for financial statement reporting purposes in accordance with FAS 123R.
(4)	Represents 150,000 restricted shares, all of which have vested as of January 1, 2008, valued at the amount recognized for financial statement reporting purposes in accordance with FAS 123R.

The table below set forth information pertaining to outstanding stock awards owned by our named executive officers as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-end

Name	Year	Stock Awards				Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)
Douglas G. Manner,	2007	75,000	(1)	$144,000	(4)	600,000	$1,152,000	(4)
Chief Executive Officer	2006	150,000	(2)	$217,500	(3)	600,000	$870,000	(3)
Sean J. Austin,	2007	—		—		175,000	$336,000	(4)
Vice President & Chief Financial Officer	2006	10,000		$14,500	(3)	120,000	$174,000	(3)

(1)	Of these shares, 75,000 vested on January 1, 2008.
(2)	Of these shares, 75,000 vested on January 1, 2007.
(3)	Based on the $1.45 per-share market price of our common stock at the close of our 2006 fiscal year.
(4)	Based on the $1.92 per-share market price of our common stock at the close of our 2007 fiscal year.

Compensation Agreements with Key Personnel

We have a two-year employment agreement with Douglas G. Manner, our chief executive officer, president and chief operating officer, that became effective on January 1, 2006 and may be terminated before January 1, 2009 upon a change of control of Westside. The agreement (as amended) currently provides for an annual salary of $275,000 and a sign-on bonus payable in our shares, the number of which, up to a maximum of 225,000 shares (and subject to vesting by thirds), equals 150% of the number of our shares that he purchased from us in cash before June 1, 2006. Mr. Manner timely purchased 150,000 shares and, accordingly, of these bonus shares, one-third or 75,000 immediately vested and 75,000 vested on each of January 1, 2007 and 2008. The agreement also provides for grants of incentive shares in increments of 100,000 shares of our common stock (for a total of 600,000 shares) each time that the 30-day trailing average of our stock’s closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of Westside occurs, Mr. Manner has the right to terminate his employment, in which case (or upon termination by us) Mr. Manner’s right to all of the remaining incentive shares shall immediately vest. The transactions contemplated by the contribution agreement will constitute a change of control under Mr. Manner’s employment contract and he will receive the 600,000 shares of our common stock provided for in his employment agreement.

We have an employment agreement, effective as of May 4, 2005, with Sean J. Austin, our chief financial officer. Mr. Austin’s employment agreement does not have a stated term. His agreement (as amended) currently provides for an annual salary of $200,000, subject to annual review, and a grant of 25,000 shares of our common stock, all of which are now fully vested. The agreement also provides for grants of incentive shares in increments of 29,166 shares of our common stock (for a total of 175,000 shares) each time that the 30-day trailing average of our common stock’s closing price equals or exceeds in succession $5.00, $6.00, $7.00, $8.00, $9.00 and $10.00 for the first time. If a change of control of Westside occurs, Mr. Austin has the right to terminate his employment, in which case (or upon termination by us) Mr. Austin’s right to all of the remaining incentive shares shall immediately vest. The transactions contemplated by the contribution agreement will constitute a change of control under Mr. Austin’s employment contract and he will receive the 175,000 shares of our common stock provided for in the employment agreement.

Upon the closing of the business combination, these agreements will terminate and we will enter into a services agreement with Robert J. Raymond and an employment agreement with David D. Le Norman. For a description of these agreements, see “The Proposed Business Combination—Our Board of Directors and Management Following the Closing of the Contribution Agreement.”

Westside Change in Control Arrangements

Except as set forth under “Interests of Certain Persons in the Transactions—Vesting of Stock Awards,” we have no contract, agreement, plan or arrangement that provides for payments to a named executive officer in connection with a change in control.

DIRECTOR COMPENSATION

Each member of our board of directors who is not employed by us received an annual director’s fee of $7,500 for service on the board and $1,000 for each meeting attended. As of January 1, 2008, the director’s annual fee increased to $50,000. We pay the chairman of the board a $10,000 monthly director’s fee for serving as our chairman. We pay the chairman of the audit committee of the board an additional $3,750 fee for service as committee chair, and we pay $1,875 annually to each other member of this committee. We pay the chairman of the compensation committee an annual fee of $2,500 for service as chair of this committee. We also reimburse our non-employee directors for their reasonable expenses to attend board and committee meetings.

Each non-employee director, other than the chairman, was eligible for awards of our common stock under our 2005 Director stock plan. We awarded each non-employee director 12,666 shares of our common stock when he or she first became a director. The initial award was comprised of 4,222 unrestricted shares and 8,444 restricted shares of our common, one-half of which will vest, if the director is then a member of the board, on each of the first and second anniversaries of the award date. We also awarded each non-employee director 2,650 shares of our common stock for annual service on the board, of which 884 shares were unrestricted, and 1,766 were restricted, one-half of which will vest, if the director is then a member of the board, on the first and second anniversaries of the award date.

Effective as of January 1, 2008, the above described initial and annual awards program for non-employee directors was replaced by a program to award non-employee directors additional shares from time to time, but not on a set schedule or for a pre-determined number of shares. Awards of 100,000 shares to each non-employee director were approved effective as of January 1, 2008, with one-third vesting on each of January 1st of 2008, 2009 and 2011.

Upon the closing of the business combination, we expect that our new board of directors will set the compensation for our board of directors going forward. The following table sets forth the compensation we paid during the fiscal year ended December 31, 2007 to our directors.

Director Compensation(1)

Name	Year	Fees Earned or Paid in Cash	Stock Awards ($)	Total ($)
Keith D. Spickelmier	2007	$174,000	$88,332	$262,332
Craig S. Glick	2007	$17,500	$3,445	$20,945
John T. Raymond	2007	$18,375	$6,758	$25,133
Herbert C. Williamson	2007	$31,250	$6,758	$38,008

(1)	The columns designated by the SEC for the reporting of certain option awards, non-equity incentive plan compensation, nonqualified deferred compensation earnings or all other compensation have been eliminated as no such awards, compensation or earnings were made to, earned by, or paid to or with respect to any person named in the table during fiscal 2007.
(2)	Represents the aggregate grant date fair value of 2,650 shares, computed in accordance with FAS 123R. As of December 31, 2007, Mr. Glick has been granted an aggregate of 15,316 shares for his services as a director.
(3)	Represents the aggregate grant date fair value of 2,650 shares, computed in accordance with FAS 123R. As of December 31, 2007, each of Messrs. Raymond and Williamson had been granted an aggregate of 17,966 shares for their services as directors.

CERTAIN RELATED TRANSACTIONS

Wellington Credit Agreement and Equity Purchase by Wellington and Knight II

In March 2007, we entered into a $25 million two-year credit agreement with Spindrift Partners, L.P., Spindrift Investors (Bermuda) L.P., Placer Creek Partners, L.P., and Placer Creek Investors (Bermuda), L.P. Wellington Management, LLC, which beneficially owned approximately 13.5% of our outstanding common stock on December 31, 2007, serves as the investment adviser to each of these lenders. On November 9, 2007, Spindrift Partners, L.P. and Spindrift Investors (Bermuda) L.P. purchased 1,263,157 shares of our common stock at $2.85 per share for an aggregate purchase price of $3,600,000. Knight II purchased $3,400,000 in shares at the same price in that same transaction. Knight II transferred these shares to its parent company Knight Energy Group II Holding Company as part of the internal restructuring completed by the Crusader entities prior to executing the contribution agreement. David D. Le Norman, who will be a director and President and Chief Executive Officer upon the closing of the business combination, and Robert J. Raymond, who will be the Chairman of our board of directors, as co-managers of Knight Energy Management Holding Company, which is the manager of Knight Energy Group II Holding Company, may be deemed to beneficially own the shares of our common stock held by Knight Energy Group II Holding Company. We agreed to register under the Securities Act of 1933 the resale of our common stock issued to such investors.

Revolving Note Issued by Westside to Knight II

On September 20, 2007, Westside and Knight II entered into an unsecured $8,000,000 credit facility. This loan bears interest at an annual rate equal to the one-month London Interbank Offer Rate (LIBOR) plus 5.0%, which amount plus accrued interest is due and payable on March 31, 2009. As of April 14, 2008, the outstanding balance under the note was $8,000,000. Since September 2007, Westside has made interest payments in the amount of $190,059 and has not made any payments with respect to the principal amount. David D. Le Norman, who will be a director upon the closing of the business combination, and Robert J. Raymond, who will be the Chairman of our board of directors, are co-managers of Knight Energy Management Holding Company, which is the manager of Knight Energy Group II Holding Company, which is the sole member of Knight II.

Sale of Crude Oil Production to Plains All American Pipeline, L.P.

Plains Marketing L.P., a subsidiary of Plains All American Pipeline, L.P., purchased an aggregate of $11,228,000 of crude oil from Westside and the Crusader entities in 2007, and an aggregate of $1,803,000 in 2006. Phil D. Kramer, who will be our director upon the closing of the business combination, is the Executive Vice President and Chief Financial Officer of Plains All American Pipeline, L.P.

Exploration Agreements with Tecovas Partners IV, L.P.

Crusader Energy Group, on behalf of Knight II, entered into an exploration agreement with Tecovas Partners IV, L.P., an affiliate of Marsh Operating Company, (i) on October 24, 2007 to purchase an undivided 75% interest in certain oil and gas leases in the State Line Bakken Prospect in Richland County, Montana and McKenzie County, North Dakota, and any other jointly-owned leases of the parties acquired thereafter, and (ii) on December 2, 2007 to develop the Fox Lake Prospect in Richland County, Montana. James C. Crain, who will be our director upon the closing of the business combination, is the President of Marsh Operating Company and is a limited partner of Tecovas Partners IV, L.P. The aggregate of both transactions totaled approximately $4,800,000 dollars plus a carried interest in certain drilling operations. As a limited partner in Tecovas Partners IV, L.P., Mr. Crain’s interest in these transactions was approximately $408,000.

Registration Rights Agreement

Upon the closing of the business combination, we will enter into a registration rights agreement with the parent companies of the Crusader entities which will receive common stock in the business combination, and the persons to whom options to purchase our common stock are issued immediately after the closing under the 2008 LTIP, to provide for, among other things, the registration under the Securities Act of the shares of our common stock owned by the parties to the registration rights agreement. For a description of the registration rights agreement, see “Terms of the Contribution Agreement—Registration Rights Agreement.”

Services and Employment Agreements

Upon the closing of the business combination, we intend to enter into (i) a services agreement with Robert J. Raymond to retain his services as the non-executive Chairman of our board of directors and (ii) an employment agreement with David D. Le Norman to employ him as our President and Chief Executive Officer. For more information regarding these agreements, see “The Proposed Business Combination—Our Board of Directors and Management Following the Closing of the Contribution Agreement—Crusader Services and Employment Agreements.”

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Office Lease

Crusader Management Corporation entered into an office lease with Le Norman Properties, LLC, an affiliate wholly owned by David D. Le Norman, who will be our director and President and Chief Executive Officer upon the closing of the business combination. For a description of the office lease, see “The Crusader Entities—Office Lease.”

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Our board of directors has approved and implemented procedures for stockholders and other interested persons to send communications to our non-management directors as a group, our entire board of directors, or any specific director. Communications may be mailed c/o Corporate Secretary, Westside Energy Company, 3131 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219. Such communications are subject to a screening process under the guidance of our corporate secretary, who will determine which communications will be forwarded to directors. Communications such as spam and similar junk mail and mass mailings, resumes and other job inquiries, surveys, business or charitable solicitations or advertisements, and any communication that is unduly hostile, threatening, illegal or similarly unsuitable are believed to be inappropriate and will not be forwarded.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish us with copies of all such Section 16(a) forms. We believe that, during fiscal 2007, each of our officers, directors and stockholders who own more than ten percent of our outstanding shares complied with all applicable filing requirements of Section 16(a).

EXPERTS

Certain information with respect to the oil and gas reserves associated with Westside’s oil and gas properties is derived from the reports of LaRoche Petroleum Consultants, Ltd., an independent petroleum consulting firm, and has been included in this document upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Certain information with respect to the oil and gas reserves associated with the Crusader entities’ oil and gas properties is derived from the reports of LaRoche Petroleum Consultants Ltd. and Pinnacle Energy Services, LLC, each an independent petroleum consulting firm, and has been included in this document upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

STOCKHOLDER PROPOSALS

Westside’s secretary must receive stockholders’ proposals intended to be presented at our 2009 annual meeting at our principal executive office on or before                     , 2009 to be considered for inclusion in its proxy statement and form of proxy for the meeting.

Pursuant to Rule 14a-4(c) of the Exchange Act, our board of directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2009 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our board of directors intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or prior to                 , 2008, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after                 , 2008, and the matter nonetheless is permitted to be presented at the 2009 annual meeting, our board of directors may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2009 annual meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” business and financial information that is not included in or delivered with this document, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. We incorporate by reference the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished to the SEC pursuant to Item 9 or Item 12 of Form 8-K).

This document incorporates by reference the documents set forth below:

•	Annual Report on Form 10-KSB for the fiscal year ending December 31, 2007;

•	The description of our common stock set forth in the Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act on May 28, 2002.

We are also incorporating by reference additional documents that may be filed with the SEC between the date of the filing of this document and the date of this document’s effectiveness.

You can obtain any of the documents listed above from Westside or the SEC. Documents listed above are available from Westside, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by requesting them upon written or oral request from us at the following addresses:

Westside Energy Corporation

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

(214) 522-8990

If you would like to request documents from us, please do so by                     , 2008 to receive timely delivery of the documents in advance of our annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room located at 100F Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov and by us at www.westsideenergy.com.

If you are a stockholder of Westside, you can obtain copies of our annual and quarterly reports from us or the SEC. These documents are available from us without charge, excluding all exhibits. Stockholders may obtain reports by requesting them in writing from us at the following address:

Westside Energy Corporation

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

(214) 522-8990

If you would like to request documents from us, please do so by                     , 2008 so that you may receive them before the annual meeting. You should rely only on the information contained in this document to vote on the proposals submitted by our board. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2008. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to our stockholders nor the issuance of our common stock in the business combination shall create any implication to the contrary.

Westside has provided all of the information contained in this document with respect to Westside and the Crusader entities have provided all of the information contained in this document with respect to the Crusader entities.

If you own Westside common stock, please sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy will help save additional solicitation expense.

GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Bcfe. One billion cubic feet of gas equivalent.

BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Farmout. An agreement whereby the owner of a leasehold or working interest agrees to assign an interest in certain specific acreage to the assignees, retaining an interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

Gross acres. The total acres in which a person or entity has a working interest.

Gross oil and gas wells. The total wells in which a person or entity owns a working interest.

Infill drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field.

MBbl. One thousand barrels of oil or other liquid hydrocarbons.

MBOE. One thousand BOE.

Mcf. One thousand cubic feet of gas.

Mcfe. One thousand cubic feet of gas equivalent.

MMBbl. One million barrels of oil or other liquid hydrocarbons.

MMBOE. One million BOE.

MMBtu. One million British Thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

MMcf. One million cubic feet of gas.

MMcfe. One million cubic feet of gas equivalent.

Net acres. Gross acres multiplied by the percentage working interest.

Net oil and gas wells. Gross wells multiplied by the percentage working interest.

Net production. Production that is owned, less royalties and production due others.

Net revenue interest. Our share of petroleum after satisfaction of all royalty and other non-cost-bearing interests.

NYMEX. New York Mercantile Exchange.

Oil. Crude oil, condensate and natural gas liquids.

Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of oil, gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as “indicated additional reserves”; (ii) oil, gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) oil, gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) oil, gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved reserve additions. The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.

Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

Undeveloped acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Westside are based on the historical financial statements of Westside which were derived from its Annual Report on Form 10-KSB for the year ended December 31, 2007, which are incorporated by reference into this document. Knight, Knight II and Hawk historical financial information were derived from their audited financial statements for the year ended December 31, 2007, included elsewhere in this proxy statement. RCH historical information was derived from its audited statements of historical revenues and direct operating expenses for the year ended December 31, 2007 included elsewhere in this proxy statement. The historical information for the other entities acquired consist of Crusader Management Corporation, Crusader Energy Group, LLC and Knight Energy Management, LLC, and were derived from their unaudited financial statements as of and for the year ended December 31, 2007.

The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following transactions:

•	Knight’s (accounting acquirer) acquisition of Westside, Knight II, Hawk, RCH and the other entities acquired;

•	Knight’s conversion from a Delaware limited liability company to a taxable Nevada corporation;

•	Issuance of 35,000,000 options to certain employees of Crusader Management Corporation on the closing date following closing.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 gives effect to all transactions as if they had occurred on January 1, 2007. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 gives effect to the transactions referred to above as if they had occurred on December 31, 2007. The contribution agreement was announced on January 2, 2008. Pursuant to the contribution agreement, Westside will issue approximately 171.7 million shares of common stock and pay approximately $500,000 in cash as consideration to the owners of the Crusader entities. The per share data in these unaudited pro forma condensed consolidated financial statements are presented on a pre and post reverse stock split basis, as this proxy includes a proposal for stockholder approval of a reverse stock split. The outcome of the proposal will not affect the outcome of the proposal to the transaction subject to the pro forma financial statements.

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and, accordingly, includes the effects of purchase accounting resulting from the proposed business combination. The accounting policies of Knight, as accounting acquirer, are utilized in preparing these pro forma financial statements. This includes the use of the full cost method of accounting for oil and gas exploration and development costs and recognizing oil and gas revenues under the sales method of accounting. Otherwise, the pro forma information does not give effect to cost savings, synergies, or other adjustments that may result from the transactions referred to above.

A preliminary allocation of the purchase prices have been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed consolidated financial statements based on currently available information. The actual final purchase price allocation and the resulting effect on income from operations may differ from the pro forma amounts included herein. These pro forma adjustments represent Knight’s preliminary determination of purchase accounting adjustments and are based on available information and certain assumptions that Knight believes to be reasonable. More information about the assets, liabilities and oil and gas reserves, as of the closing date, will become available when the business combination is completed. The final determination of the values to be assigned to these assets and any related liabilities will be finalized after the acquisition has been completed and Knight has additional market information about these assets. In addition, the properties of the acquired entities that Knight intends to keep need to be further evaluated with respect to their existing reserves to determine their fair values. Knight also has not made a final determination of all the liabilities that may be attributable to the proposed transaction, such as office closure, deferred tax liabilities and transaction costs, as well as the fair values of all existing liabilities, including any contingent liabilities, or those that may arise due to the transaction. As additional information becomes available, Knight’s purchase price allocation will be adjusted and may result in us recording goodwill for the excess of cost over the fair value of the acquired assets. Knight expects to finalize its allocation of the purchase price as soon after the completion of the proposed acquisition as practicable. Consequently, the amounts reflected in the pro forma financial information are subject to change.

Westside Energy Corporation

Pro Forma Combined Condensed Balance Sheet

At December 31, 2007

	Historical						Adjustments for Business Combination(2)		Pro Forma After Giving Effect to the Business Combination
	Knight Energy Group, LLC	Westside Energy Corporation	Knight Energy Group II, LLC	Hawk Energy Fund I, LP	RCH Upland Acquisition, LLC(1)	Other Entities Acquired
CURRENT ASSETS
Cash and cash equivalent	$7,941,663	$6,840,115	$9,065,045	$2,341,547	$—	$—	$(2,251,000	)(a)	$23,937,370
Accounts receivable	21,626,657	3,693,250	3,189,292	956,661	—	—	(6,252,271	)(b)	23,213,589
Other current assets	897,034	50,492	347,397	53,792	—	—	—		1,348,715

Total Current Assets	30,465,354	10,583,857	12,601,734	3,352,000	—	—	(8,503,271)		48,499,674
OIL AND GAS PROPERTIES	243,560,456	41,784,689	81,882,210	41,933,069	—	—	101,168,830	(c)	510,329,254
FIXED ASSETS, NET	—	104,169	—	—	—	326,077	174,923	(d)	605,169
OTHER ASSETS	5,199,199	211,091	4,360,083	75,616	—	—	(3,892,500	)(e)	5,953,489

	$279,225,009	$52,683,806	$98,844,027	$45,360,685	$—	$326,077	$88,947,982		$565,387,586

CURRENT LIABILITIES
Accounts payable	$11,856,699	$13,372,617	$1,424,881	$6,546,327	$—	$—	$(6,252,271	)(b)	$26,948,253
Accrued liabilities	7,709,879	54,644	1,651,255	459,353	—	—	—		9,875,131
Current long term debt	—	—	—	1,250,000	—	—	—		1,250,000

Total Current Liabilities	19,566,578	13,427,261	3,076,136	8,255,680	—	—	(6,252,271)		38,073,384
LONG-TERM LIABILITIES
Notes payable	67,000,000	28,717,652	—	—	—	—	(3,892,500	)(e)	91,825,152
Deferred tax liabilities	—	—	—	—	—	—	29,318,765	(f)	29,318,765
Other long-term liabilities	619,661	—	14,039	29,705	—	—	—		663,405
Asset retirement obligations	718,316	87,122	7,548	71,151	—	—	29,000	(g)	913,137

Total Long-Term Liabilities	68,337,977	28,804,774	21,587	100,856	—	—	25,455,265		122,720,459
Stockholders’ Equity	191,320,454	10,451,771	95,746,304	37,004,149	—	326,077	69,744,988	(h)	404,593,743

	$279,225,009	$52,683,806	$98,844,027	$45,360,685	$—	$326,077	$88,947,982		$565,387,586

See notes to the unaudited pro forma combined condensed financial statements.

Westside Energy Corporation

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Balance Sheet

(1)	RCH Upland Acquisition, LLC (“RCH”) owns only non-operated working interest in oil and gas properties. The Company has reported its results as an acquisition of working interest in oil and gas properties and filed audited statements of historical revenues and direct operating expenses on the oil and gas interests acquired. Because the historical information utilized in preparing the pro forma financial information was derived from such audited statements of historical revenues and direct operating expenses, balance sheet information for RCH has not been presented in the pro forma combined condensed balance sheet and historical revenues and operating expenses are presented in the pro forma combined condensed statements of operations. The estimated fair value of the RCH assets acquired of approximately $12,701,000 is included in the adjustments for business combination column related to oil and gas properties. This is reduced by the estimated fair value of liabilities assumed of approximately $4,236,000 related to deferred tax liabilities and asset retirement obligations. The remaining purchase price, through issuance of common stock, of approximately $8,465,000 is included in stockholders equity.

(2)	The calculation of the preliminary purchase price and allocation to assets and liabilities are shown below.

	Westside	Knight II	Hawk	RCH	Other	Total
Calculation and allocation of purchase price:
Shares of common stock issued	26,686,000	53,223,684	14,700,000	3,700,000	—	98,309,684
Average Westside stock price	$2.27	$2.27	$2.27	$2.27	$2.27	$2.27

Fair Value of common stock issued	$60,577,220	$120,817,763	$33,369,000	$8,399,000	$—	$223,162,983
Plus cash consideration	—	—	—	—	501,000	501,000
Plus estimated business combination cost	475,035	947,429	261,673	65,863	—	1,750,000

Total Purchase Price	61,052,255	121,765,192	33,630,673	8,464,863	501,000	225,413,983
Plus fair value of liabilities assumed:
Current liabilities	13,427,261	3,076,136	8,255,680	—	—	24,759,077
Note payable	28,717,652	—	—	—	—	28,717,652
Deferred tax liabilities	34,095,818	—	10,483,115	4,206,843	—	48,785,776
Other long-term liabilities	—	14,039	29,705	—	—	43,744
Asset retirement obligations	87,122	7,548	71,151	29,000	—	194,821

Total purchase price plus liabilities assumed	$137,380,107	$124,862,915	$52,470,324	$12,700,707	$501,000	$327,915,053

Fair value of assets acquired:
Current assets	$10,583,857	$12,601,734	$3,352,000	$—	$—	$26,537,591
Oil and gas properties	113,121,756	91,903,628	49,042,708	12,700,707	—	266,768,798
Fixed asset	104,169	—	—	—	501,000	605,169
Deferred tax asset	13,359,234	15,997,470	—	—	—	29,356,704
Other assets	211,091	4,360,083	75,616	—	—	4,646,790

Total fair value of assets acquired	$137,380,107	$124,862,915	$52,470,324	$12,700,707	$501,000	$327,915,053

Westside Energy Corporation

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION—CONTINUED

Balance Sheet

(2)	Record acquisitions as if consummated on December 31, 2007:

(a) Purchase price:
Cash	$(501,000)
Estimated costs of business combination	(1,750,000)

Total cash consideration	$(2,251,000)

(b) Elimination of joint interest billings between Knight and Hawk	$(6,252,271)

(c) Allocation to oil and gas properties:
Purchase price—oil and natural gas properties	$266,768,798
Acquired—historical book basis	(165,599,968)

Net increase in book basis	$101,168,830

(d) Allocation to fixed assets:
Purchase price—fixed assets	$605,169
Acquired—historical book basis	(430,246)

Net increase in book basis	$174,923

(e) Elimination of debt between Knight II and Westside:	$(3,892,500)

(f) Deferred tax liabilities assumed:
Net deferred taxes from acquisition	$19,429,072
Deferred taxes on stock options issued at closing	(21,508,026)
Knight conversion to a taxable entity	31,397,719

Increase in deferred tax liabilities	$29,318,765

(g) Assumed asset retirement obligation	$29,000

(h) Increase in Stockholders’ equity
Issue 98.3 million shares of equity @ $2.27	$223,162,983
Equity from acquired entities	(143,528,302)
Net increase due to stock options issued at closing	21,508,026
Knight conversion to a taxable entity	(31,397,719)

Net increase in Stockholders’ equity	$69,744,988

As disclosed in Westside Annual Report on Form 10-KSB for the years ended December 31, 2007 and 2006, Westside recognizes oil and gas revenues following the entitlement method of accounting. However, Westside did not have an imbalance position in terms of volumes or values at December 31, 2007 and 2006, respectively. As such, a pro forma adjustment was not required to conform to Knight’s accounting policy for recognizing oil and gas revenues under the sales method of accounting.

The total advances under the senior and subordinated credit facilities, which are anticipated to, among other things, refinance the current debt of Westside and Crusader at closing, as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities—Liquidity and Capital Resources, are anticipated to equal the current balances under the existing facilities. As such, a pro forma adjustment was not required to the Pro Forma Combined Condensed Balance Sheet.

Westside Energy Corporation

Pro Forma Combined Condensed Statements of Operations

Year ended December 31, 2007

(Unaudited)

	Knight Energy Group, LLC	Westside Energy Corporation	Knight Energy Group II, LLC	Hawk Energy Fund I, LP	RCH Upland Acquisition, LLC	Other Entities Acquired	Adjustments for business combination(1)		Pro Forma After Giving Effect to the business combination
OPERATING REVENUES
Oil and gas sales	$42,375,060	$6,440,087	$129,842	$6,691,183	$1,345,843	$—	$—		$56,982,015
OPERATING COSTS AND EXPENSES
Production expenses	5,817,011	2,386,951	16,985	955,356	207,159	—	—		9,383,462
Exploration expenses (successful efforts)	—	2,107,222	—	—	—	—	(2,107,222	)(a)	—
General and administrative	4,028,352	5,970,874	1,111,662	713,312	—	—			11,824,200
Impairment (successful Efforts)	—	4,519,346	—	—	—	—	(4,519,346	)(b)	—
Accretion of asset retirement obligation	45,119	—	273	4,633	—	—	—		50,025
Depreciation, depletion and amortization	16,943,792	4,338,743	54,547	3,314,182	—	172,861	(1,796,581	)(c)	23,027,544

Total operating costs and expenses	26,834,274	19,323,136	1,183,467	4,987,483	207,159	172,861	(8,423,149)		44,285,231

Income from operations	15,540,786	(12,883,049)	(1,053,625)	1,703,700	1,138,684	(172,861)	8,423,149		12,696,784
OTHER (EXPENSE) INCOME	(6,295,082)	(2,894,588)	168,929	(120,221)	—	—	—		(9,140,962)

Income before income taxes	9,245,704	(15,777,637)	(884,696)	1,583,479	1,138,684	(172,861)	8,423,149		3,555,822
Income taxes	—	—	—	—	—	—	1,341,967	(d)	1,341,967

Net Income (Loss)	$9,245,704	$(15,777,637)	$(884,696)	$1,583,479	$1,138,684	$(172,861)	$7,081,182		2,213,855

PER SHARE DATA
Earnings per share
Basic and diluted—pre split	$0.09	—	—	—	—	—	—		$0.01
Basic and diluted—post split	$0.18	—	—	—	—	—	—		$0.02
Weighted Average Shares Outstanding
Basic and diluted—pre split	100,100,000	—	—	—	—	—	98,309,684		198,409,684
Basic and diluted—post split	50,050,000	—	—	—	—	—	49,154,842		99,204,842

See notes to the unaudited pro forma combined condensed financial statements.

Westside Energy Corporation

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Statements of Operations

Note (1)—

Adjustments to combine the entities are as follows: adjustment of depreciation and amortization to consider carrying amounts after purchase allocations, application of the full cost method of accounting to acquired properties and adjustment for income taxes.

		Year Ended December 31, 2007
(a)	Elimination of exploration expense to reflect full cost method of accounting:	$(2,107,222)

(b)	Elimination of property impairment to reflect full cost method of accounting:	$(4,519,346)

(c)	Adjustment to depreciation and amortization to reflect changes in the asset values after acquisition:
	Acquired basis	$23,027,544
	Historical basis	(24,824,125)

	Adjustment	$(1,796,581)

(d)	Estimated income tax expense of pro forma pre-tax income at 37.74%	$1,341,967

NOTE (2)—Nonrecurring adjustments related to the business combination excluded from pro forma statement of operations:

Knight conversion to a taxable entity based solely upon Knight’s existing timing differences as of December 31, 2007.	$31,397,719
Record estimated fair value of 35,000,000 options issued at closing based on the following assumptions used in the black scholes model: exercise price and stock price equal to $3.00, volatility of 61.17%, term of 4.5 years and risk free rate of 4.00%.	56,990,000

$88,387,719

Knight’s conversion to a taxable entity upon consummation of the business combination will result in a deferred tax expense and a corresponding net deferred tax liability. The options reflected above vest immediately and their exercisability is dependent on the closing stock price of Westside at closing. If the per share closing price is less than $3.00, the options may be exercised anytime after issuance until December 31, 2012. If the per share closing price exceeds $3.00, the options are exercisable at an annual rate of 25% starting in 2009 through 2012.

The Pro Forma Combined Condensed Statements of Operations excludes adjustments for the senior and subordinated credit facilities, which are anticipated to, among other things, refinance the current debt of Westside and Crusader upon closing the business combination, as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Crusader Entities—Liquidity and Capital Resources. The new facilities’ anticipated effective interest rate, based on current market conditions, would be less than the historical effective rate on the existing facilities which would result in a decrease to interest expense of approximately $1,050,000 which is a component of Other (Expense) Income in the Pro Forma Combined Condensed Statements of Operations.

Pro forma earnings per share (basic and diluted) is computed based on the pro forma shares expected to be issued in connection with the business combination. Options to be issued at closing were excluded as they were antidilutive.

Westside Energy Corporation

Notes to Unaudited Pro Forma Combined Financial Information

Unaudited supplemental pro forma combined information related to oil and gas activities

The following unaudited supplemental pro forma combined information for oil and gas producing activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

Pro forma combined reserve quantity information

The following table sets forth the changes in net reserve quantities of oil and gas reserves for Knight, Hawk, Westside, RCH and Knight II and on a pro forma combined basis for the year ended December 31, 2007.

	Knight		Hawk		Westside		RCH		Knight II		Pro Forma
	Bbls	Mcf	Bbls	Mcf	Bbls	Mcf	Bbls	Mcf	Bbls	Mcf	Bbls	Mcf
Proved reserves
Beginning of period	6,405,960	85,185,980	628,670	18,648,250	149,615	5,835,035	13,090	4,993,600	—	—	7,197,335	114,662,865
Revisions of previous estimates	(2,028,719)	(12,616,531)	(319,206)	(1,667,419)	86,237	1,495,771	515	(113,853)	—	—	(2,261,173)	(12,902,032)
Reserves purchased in place	137,756	35,575	—	—	—	7,607,733	—	—	39,362	13,765,408	177,118	21,634,866
Discoveries and extensions	225,650	3,058,660	31,090	344,440	1,779	3,243,971	—	—	—	—	258,519	6,647,071
Production	(275,417)	(3,115,884)	(26,054)	(773,631)	(24,079)	(794,923)	(975)	(218,747)	(22)	(28,348)	(326,547)	(4,931,533)

End of period	4,465,230	72,547,800	314,500	16,551,640	213,552	17,387,587	12,630	4,661,000	39,340	13,737,060	5,045,252	125,111,237

Proved developed reserves
Beginning of period	1,177,360	20,842,930	66,130	5,575,710	85,385	3,277,562	6,430	1,737,170	—	—	945,065	31,433,372
End of period	1,540,500	28,679,910	129,210	6,297,650	72,058	9,616,208	6,730	1,717,810	590	3,134,780	1,748,498	46,311,578

Westside Energy Corporation

Notes to Unaudited Pro Forma Combined Financial Information

Unaudited supplemental pro forma information related to oil and gas activities—(continued)

Pro forma combined standardized measure information

The following table sets forth the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for Knight, Hawk, Westside, RCH and Knight II and on a pro forma combined basis for the year ended December 31, 2007.

	Knight	Hawk	Westside	RCH	Knight II	Pro Forma
Future cash inflows	$911,933,087	$131,071,309	$121,561,000	$27,922,110	$91,273,942	$1,283,661,448
Future costs—production	(163,269,713)	(23,659,681)	(25,495,000)	(4,980,120)	(14,881,704)	(232,286,218)
Future costs—development and abandonment	(139,877,492)	(23,482,937)	(22,006,000)	(5,533,700)	(17,942,182)	(208,842,311)
Future income tax expense, at 34%	(153,605,047)	(21,328,333)	(8,760,000)	(5,390,527)	(17,085,019)	(206,168,926)

Future net cash flows	455,180,835	62,600,358	65,300,000	12,017,763	41,265,037	636,363,993
10% annual discount for estimated timing of cash flows	(194,733,153)	(26,744,219)	(36,727,000)	(4,908,122)	(17,093,828)	(280,206,322)

Standardized measure of discounted future net cash flows	$260,447,682	$35,856,139	$28,573,000	$7,109,641	$24,171,209	$356,157,671

The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for Knight, Hawk, Westside, RCH and Knight II and on a pro forma combined basis for the year ended December 31, 2007.

	Knight	Hawk	Westside	RCH	Knight II	Pro Forma
Balance, beginning of period	$206,308,075	$32,671,115	$12,203,000	$8,283,459	$—	$259,465,649
Increases (decreases):
Sales, net of production costs	(35,561,538)	(5,735,827)	(3,848,000)	(1,138,684)	(112,857)	(46,396,906)
Net changes in prices and production costs	40,038,766	3,958,004	7,115,000	(1,692,436)	—	49,419,334
Purchases of reserves in place, net of future development costs	6,968,494	—	13,648,000	—	24,284,066	44,900,560
Development costs incurred during the period that reduced future development costs	44,106,764	2,268,570	6,295,000	—	—	52,670,334
Changes in estimated future development costs	7,944,596	5,654,802	(10,225,000)	(1,381,612)	—	1,992,786
Revisions of quantities estimates	(55,312,036)	(984,605)	9,763,000	(283,689)	—	(46,817,330)
Extensions and discoveries, net of future production costs	18,297,430	(9,968,185)	5,414,000	—	—	13,743,245
Accretion of discount	20,630,808	3,267,112	1,690,000	828,346	—	26,416,265
Change in income tax expense	(585,880)	1,082,213	(1,206,000)	400,048	—	(309,619)
Changes in production rates (timing) and other	7,612,204	3,642,940	(12,276,000)	2,094,209	—	1,073,353

Balance at end of period	$260,447,682	$35,856,139	$28,573,000	$7,109,641	$24,171,209	$356,157,671

Independent Auditors’ Report

The Board of Managers

Knight Energy Group, LLC:

We have audited the accompanying balance sheets of Knight Energy Group, LLC (the Company) as of December 31, 2007 and 2006, and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2007 and the period from August 29, 2006 (date of formation) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knight Energy Group, LLC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Oklahoma City, Oklahoma

April 16, 2008

Knight Energy Group, LLC

BALANCE SHEETS

	As of December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,941,663	$5,122,383
Accounts receivable
Accrued oil and gas production revenue	7,581,187	4,825,211
Joint interest billings, net	14,045,470	9,097,809
Other	770,584	74,937
Prepaid and other assets	126,450	17,404
Derivative financial instruments	—	4,436,965

Total current assets	30,465,354	23,574,709
OIL AND GAS PROPERTIES—AT COST, net, determined utilizing the full cost method of accounting ($12,558,796 and $9,619,827 excluded from amortization at 2007 and 2006, respectively)	243,560,456	183,111,392
Other assets	5,199,199	4,088,441

	$279,225,009	$210,774,542

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$11,856,699	$9,298,328
Accrued liabilities	5,934,262	3,015,478
Derivative financial instruments	1,775,617	—

Total current liabilities	19,566,578	12,313,806

LONG-TERM LIABILITIES
Asset retirement obligations	718,316	385,986
Derivative financial instruments	403,883	—
Other	215,778	—
Notes payable	67,000,000	16,000,000

Total long-term liabilities	68,337,977	16,385,986
COMMITMENTS AND CONTINGENCIES (Note E)
MEMBERS’ EQUITY	191,320,454	182,074,750

	$279,225,009	$210,774,542

The accompanying notes are an integral part of these statements.

Knight Energy Group, LLC

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2007	Period from August 29, 2006 (date of formation) through December 31, 2006
OPERATING REVENUES
Gas sales	$21,596,053	$4,993,011
Oil sales	19,782,496	3,090,162
Other	996,511	262,121

Total operating revenues	42,375,060	8,345,294

OPERATING COSTS AND EXPENSES
Lease operating	3,671,087	755,534
Production taxes	2,145,924	542,785
General and administrative	4,028,352	857,844
Depreciation, depletion and amortization	16,943,792	3,490,551
Accretion of asset retirement obligations	45,119	7,568

Total operating costs and expenses	26,834,274	5,654,282

Income from operations	15,540,786	2,691,012

OTHER (EXPENSE) INCOME
Interest expense	(2,992,964)	(295,635)
Interest income and other	(124,859)	27,105
Risk management	(3,177,259)	4,652,268

Total other (expense) income	(6,295,082)	4,383,738

NET INCOME	$9,245,704	$7,074,750

The accompanying notes are an integral part of these statements.

Knight Energy Group, LLC

STATEMENT OF MEMBERS’ EQUITY

Year ended December 31, 2007 and the period from August 29, 2006 (date of formation) through December 31, 2006

Members’ equity
Issuance of members’ interest	$175,000,000
Net income	7,074,750

Balance at December 31, 2006	182,074,750
Net income	9,245,704

Balance at December 31, 2007	$191,320,454

The accompanying notes are an integral part of these statements.

Knight Energy Group, LLC

STATEMENTS OF CASH FLOWS

	Year ended December 31, 2007	Period from August 29, 2006 (date of formation) through December 31, 2006
Cash flows from operating activities
Net income	$9,245,704	$7,074,750
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation, depletion and amortization	16,943,792	3,490,551
Accretion of asset retirement obligations	45,119	7,568
Amortization of loan costs	96,219	11,796
Change in assets and liabilities, net of effects of business acquisition
Increase in:
Accounts receivable	(8,399,284)	(8,894,269)
Prepaid assets and other	(1,182,514)	(423,011)
Derivative instruments	6,616,465	(3,750,748)
Decrease in:
Accounts payable and accrued liabilities	4,580,664	(258,842)

Net cash provided by (used in) operating activities	27,946,165	(2,742,205)
Cash flows used in investing activities
Acquisitions of businesses, net of cash acquired	—	(126,961,857)
Oil and gas property costs	(75,428,558)	(21,126,471)

Net cash used in investing activities	(75,428,558)	(148,088,328)
Cash flows from financing activities
Issuance of members units	—	160,000,000
Payment of loan costs	(698,327)	(47,084)
Proceeds from debt borrowings	51,000,000	16,000,000
Payment of debt	—	(20,000,000)

Net cash provided by financing activities	50,301,673	155,952,916
NET INCREASE IN CASH AND CASH EQUIVALENTS	2,819,280	5,122,383
Cash and cash equivalents at beginning of period	5,122,383	—

Cash and cash equivalents at end of period	$7,941,663	$5,122,383

Cash paid during the period for interest	$2,657,921	$281,664

Knight Energy Group, LLC

STATEMENTS OF CASH FLOWS—CONTINUED

Year ended December 31, 2007 and period from August 29, 2006 (date of formation) through December 31, 2006

Noncash investing and financing activities:

Net assets and related liabilities, including revisions in estimated cash flows, of $287,211 and $378,418 associated with the asset retirement obligations on oil and gas properties were recorded as of December 31, 2007 and 2006, respectively.

At December 31, 2007 and 2006, accounts payable and accrued liabilities included $13,287,304 and $11,063,141 related to unpaid oil and gas acquisition and development costs.

On September 5, 2006, in conjunction with the business acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$175,646,398
Cash consideration, net of cash acquired	(126,961,857)
Equity consideration	(15,000,000)

Liabilities assumed	$33,684,541

Equity consideration of $15,000,000 was issued to management in exchange for their prior equity interest.

The accompanying notes are an integral part of these statements.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Knight Energy Group, LLC (the “Company”) was formed on August 29, 2006 to acquire Crusader Energy II, LLC and Crusader Energy III, LLC (see Note B) and develop oil and gas properties. The Company’s major operations consist of the acquisition, exploration, production, and sale of crude oil and natural gas with an area of concentration in Oklahoma and Texas.

On December 31, 2007, Westside Energy Corporation (AMEX: WHT) (Westside) entered into a definitive agreement to combine with several affiliated privately held entities including the Company; Knight Energy Group II, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC. The Board of Directors of Westside unanimously approved the transaction, with closing subject to regulatory approvals and other customary conditions, as well as approval by the stockholders of Westside. Closing is anticipated to occur during the second quarter of 2008.

In order to facilitate the proposed transaction, Knight Energy Group I Holding Co., LLC (“Holding”) and its wholly owned subsidiary Knight I Acquisition, LLC (“Acquisition”) were formed (effective November 6, 2007). Acquisition was merged with and into the Company. As a result of the merger, the Company became a wholly owned subsidiary of Holding and the owners of the Company acquired identical ownership interests in Holding. The Company’s original allocation of income/loss, distribution rights and other rights now reside with Holding. Holding does not have any operations or assets other than its investment in the Company. Upon closing the Westside transaction, Holding’s will receive 100,100,000 common shares of Westside stock in exchange for the Company’s member interests. Additionally, options to purchase 35,000,000 Common Shares of Westside, exercisable at $3.00 per share, will be issued at Closing to employees of the Company who become eligible employees at that time.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1. Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts and money market funds which may not be fully federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

2. Accounts Receivable

The Company’s accounts receivable primarily are from companies in the oil and gas industry located in the southwestern part of the United States. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers, net of an allowance for doubtful accounts when the Company believes collection is doubtful. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, amounts which may be obtained by an offset against production proceeds due the customer and the

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

condition of the general economy as a whole. The Company writes off specific accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

3. Oil and Gas Properties

The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, delay lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. The Company capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

We account for seismic costs in accordance with Rule 4-10 of Regulation S-X. Specifically, Rule 4-10 requires that all companies that use the full-cost method capitalize exploration costs as part of their oil and natural gas properties (i.e., full-cost pool). Exploration costs may be incurred both before acquiring the related property and after acquiring the property. Further, exploration costs include, among other things, geological and geophysical studies and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Such costs are capitalized as incurred. Seismic costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties. The company reviews its unproved properties and associated seismic costs on a periodic basis in order to ascertain whether impairment has incurred. To the extent that seismic costs cannot be directly associated with specific unevaluated properties, they are included in the amortization base as incurred.

These costs as well as future development costs on proved undeveloped properties are amortized using the units-of-production method, based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Company’s unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves plus the lower of cost or estimated fair value of unproved properties), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties unless such dispositions involve a significant alteration in the depletion rate.

Income in connection with contractual services performed on wells in which the Company has an economic interest is credited to oil and gas properties as a component of the full cost pool.

4. Revenue Recognition

Oil, gas and NGL revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a pipeline or picked up by the purchaser. Taxes

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

assessed by governmental authorities on oil, gas and NGL revenues are presented separately from such revenues as production taxes in the statement of operations. Well supervision fees and overhead reimbursements from producing properties are recognized as expense reimbursements when the services are performed.

5. Income Taxes

The Company is a limited liability company and therefore all federal income taxes are passed through to the individual members. There is no provision for federal income taxes provided for in these financial statements.

6. Concentrations of Credit Risk and Major Customers

The Company extends credit to purchasers of oil and natural gas which are primarily large energy companies. The Company had four purchasers during the year ended December 31, 2007 (Chesapeake Energy, Teppco Crude Oil, LP, Plains Marketing and Unimark) and the period ended December 31, 2006 (DCP Midstream, Grayhawk Operating, Plains Marketing and Unimark) whose purchases were approximately 68% and 70% of total revenues, respectively. In addition, the Company had four purchasers (Chesapeake Energy, Teppco Crude Oil, LP, Plains Marketing and Unimark) and two purchasers (Grayhawk Operating and Unimark) whose purchases were approximately 66% and 56% of accounts receivable at December 31, 2007 and 2006, respectively.

7. Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, period end oil and gas sales and expenses, and asset retirement obligations, and are subject to change.

8. Gas Balancing

In certain instances, the owners of the natural gas produced from a well will select different purchasers for their respective ownership interest in the wells. If one purchaser takes more than its ratable portion of the gas, the owners selling to that purchaser will be required to satisfy the imbalance in the future by cash payments or by allowing the other owners to sell more than their share of production. The Company recognizes income on the sales method and, accordingly, has recognized revenue on all production delivered to its purchasers. To the extent future reserves exist to enable the other owners to sell more than their ratable share of gas, no liability is recorded for the Company’s obligation for natural gas taken by its purchasers which exceeds the Company’s ownership interest of the well’s total production. The Company has no significant imbalances at December 31, 2007 and 2006, respectively.

9. Deferred Loan Costs

The Company amortizes the loan origination fees and other discounts over the life of the loans using the straight-line method, which does not differ significantly from the effective interest method. At December 31, 2007 and 2006, other assets include debt issuance costs of approximately $685,500 and $83,400, net of accumulated amortization of approximately $108,000 and $11,800, respectively. Amortization expense of approximately $96,200 and $11,800 is included in interest expense on the statements of operations in 2007 and 2006, respectively.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

10. Derivative Instruments and Hedge Transactions

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that the Company recognize a derivative as either an asset or a liability measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative and the resulting designation. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of a hedge’s change in fair value will be immediately recognized in income.

The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, the Company has entered into certain derivative instruments none of which were designated as cash flow hedges. As of December 31, 2007, the Company’s derivative instruments were comprised of collars and basis protection swaps.

Collars contain a fixed floor price (put) and ceiling price (call). If the market price falls below the put strike price, the Company receives the difference between the market price and the fixed price on the volumes hedged. If the market price exceeds the call strike price, the Company pays the difference between the fixed price and the market price. If the market price is between the call and the put strike price, no payments are due from either party.

Basis protection swaps are arrangements that guarantee a price differential for natural gas from a specified delivery point. For Mid-Continent basis protection swaps, which have negative differentials to NYMEX, the Company receives a payment from the counterparty if the price differential is greater than the stated terms of the contract and pays the counterparty if the price differential is less than the stated terms of the contract.

These instruments are recorded at fair value and changes in fair value, including settlements, have been reported as risk management income (expense) in the statement of operations. The following table provides a summary of the components (cash and non-cash) of risk management income (expense):

	Year ended December 31, 2007	Period ended December 31, 2006
Gains (losses) from:
Settlements with counterparty	$3,335,902	$1,004,824
Changes in fair value	(6,513,161)	3,647,444

	$(3,177,259)	$4,652,268

As of December 31, 2007, the Company has the following derivative transactions with a financial counterparty in the form of costless collars and basis protection swaps:

•	Collar covering 145,000 mcf of natural gas per month from January 2008 through December 2008 with a floor of $8.00 and a cap of $10.50 per mcf.

•	Collar covering 130,000 mcf of natural gas per month from January 2009 through December 2009 with a floor of $8.00 and a cap of $9.50 per mcf.

•	Collar covering 11,200 barrels of oil per month from January 2008 through December 2008 with a floor of $67.00 and a cap of $71.60.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

•	Collar covering 6,000 barrels of oil per month from January 2009 through December 2009 with a floor of $67.00 and a cap of $79.00.

•	Basis protection swaps covering 145,000 mcf of natural gas per month from January 2008 through December 2008 with an average location differential of $1.11

•	Basis protection swaps covering 130,000 mcf of natural gas per month from January 2009 through December 2009 with an average location differential of $.76.

The carrying values of these instruments are equal to the estimated fair values. The fair values of the derivative instruments were established using future cash flow valuation methodologies. The actual contribution to future results of operations will be based on the market prices at the time of settlement and may be more or less than fair value estimates used at December 31, 2007.

During January and February of 2008, the Company entered into the following additional derivative transactions:

•	Collar covering 60,000 Mcf of natural gas per month from March 2008 through December 2008 with a floor of $8.00 and a cap of $10.10 per Mcf;

•	Collar covering 17,000 Mcf of natural gas per month from January 2009 through December 2009 with a floor of $8.00 and a cap of $10.05 per Mcf;

•	Collar covering 6,000 barrels of oil per month from February 1, 2008 through December 31, 2008 with a floor of $92.00 and a cap of $99.90 per Bbl;

•	Collar covering 4,000 barrels of oil per month from January 1, 2009 through December 31, 2009 with a floor of $80.00 and a cap of $102.65 per Bbl.

A letter of credit was delivered to Shell Energy North America (“Shell”) as collateral for the Company’s trading activities upon entering into the initial oil and gas derivative instruments. Due to rising oil prices, effective March 1, 2008, Shell transferred its open position in the Company’s oil derivative instruments to the Company’s lender. Shell had requested additional collateral related to our trading activities; however, by transferring the Company’s open oil derivative instruments, additional collateral was not required. This transfer had no impact on the Company’s financial position, results of operations, cash flows or the aforementioned derivative instruments.

11. Fair Value of Financial Instruments

The carrying value of items comprising assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value of the long-term debt (including current maturities) approximates fair value as a result of the long-term debt having a variable interest rate, or the current rates offered to the Company for long-term debt are substantially the same. The Company’s derivative financial instruments are reported at fair value.

12. Accounting for Asset Retirement Obligations

Financial Accounting Standards Board SFAS No. 143, Accounting for Asset Retirement Obligations requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules or

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

changes in future cost estimates. During 2006, there were no significant change in cash flow assumptions for this liability or liabilities incurred during the period. During 2007, the Company recognized approximately $174,000 revision to its asset retirement obligation which was a result of increase in abandonment cost estimates.

The activities incurred in the asset retirement obligations are as follows:

	2007	2006
Balance at beginning of period	$385,986	$—
Liabilities incurred in current period	112,736	378,418
Revisions in estimated cash flows	174,475	—
Accretion expense	45,119	7,568

	$718,316	$385,986

13. Recent Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This standard was adopted on January 1, 2008, and currently does not impact the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” which provides entities with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of the first fiscal year that begins after November 15, 2007. This standard was adopted on January 1, 2008, and currently does not impact the Company’s financial position, results of operations or cash flows.

In December 2007, the Financial Accounting Standards Board released FASB 141-R, “Business Combinations”. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is business combinations in the year ended December 31, 2009 for the Company. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. We are currently assessing the impact, if any, the adoption of this statement will have on our financial position, results of operations or cash flows.

In December 2007, the Financial Accounting Standards Board released FASB 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which for the Company is the year ending December 31, 2009 and the interim periods within that fiscal year. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This standard currently does not impact the Company.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

NOTE B—ACQUISITION OF BUSINESSESS

Effective September 5, 2006, the Company completed the acquisitions of Crusader Energy II, LLC and Crusader Energy III, LLC for aggregate consideration of approximately $141,962,000. The acquisitions have been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date. The estimated fair market values of the assets acquired and liabilities assumed are as follows:

Estimated fair value of assets acquired
Current assets, net of cash acquired	$9,389,311
Oil and gas properties	166,257,087

Total fair value of assets	175,646,398

Liabilities assumed
Current liabilities	33,684,541

Net value of assets acquired	$141,961,857

NOTE C—OIL AND GAS INFORMATION

Costs related to the oil and gas activities of the Company, including those relating to property acquisitions, were incurred as follows for the periods ended December 31:

	2007	2006
Property acquisition costs	$8,757,903	$167,613,823
Development costs	68,634,953	18,988,120

	$77,392,856	$186,601,943

The Company had the following aggregate capitalized costs relating to the Company’s oil and gas activities at December 31:

	2007	2006
Proved oil and gas properties	$251,436,003	$176,982,116
Less accumulated depreciation, depletion and amortization	20,434,343	3,490,551

	231,001,660	173,491,565
Unproved properties not subject to amortization	12,558,796	9,619,827

Total oil and gas properties	$243,560,456	$183,111,392

The costs not subject to amortization relate to unproved properties, which are excluded from amortized capital costs until it is determined whether or not proved reserves can be assigned to such properties. The excluded properties are assessed for impairment quarterly. Subject to industry conditions, evaluation of most of these properties, and therefore the inclusion of their costs in the amortized capital costs, is expected to be completed within five years. Acquisition costs of approximately $2,939,000 and $9,620,000 were incurred on unproved properties not subject to amortization during 2007 and 2006, respectively.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

The following tables include revenues and expenses associated directly with the Company’s oil and gas producing activities. It does not include any general and administrative costs or interest expense and, therefore, is not necessarily indicative of the contribution to net operating results of our oil and natural gas operations.

	Year ended December 31, 2007	Period ended December 31, 2006
Oil and gas sales	$41,378,549	$8,083,173
Production and operating expenses	(5,817,011)	(1,298,319)
Depreciation, depletion and amortization	(16,943,792)	(3,490,551)
Accretion of asset retirement obligation	(45,119)	(7,568)

Results of operations	$18,572,627	$3,286,735

Depreciation, depletion and amortization expense was $16,943,792 or $3.55 and $3,490,551 or $2.96 per equivalent thousand cubic feet (mcfe) of production for the period ended December 31, 2007 and 2006, respectively. Included in other long-term assets as of December 31, 2007 and 2006 were approximately $2,013,000 and $3,521,000, respectively, related to prepaid drilling costs.

NOTE D—NOTES PAYABLE

Notes payable consisted of the following at December 31:

	2007	2006
Revolving line of credit with Union Bank of California (“UBOC”), bearing interest at an adjusted rate as defined in the agreement (7.07% and 6.60% at December 31, 2007 and 2006) payable quarterly, principal and any unpaid interest due October 4 2010, collateralized by the Company’s oil and gas properties.	$37,000,000	$16,000,000

Subordinated term facility with UnionBancal Equities, Inc. an Affiliate of UBOC, quarterly interest due at an adjusted rate as defined in the agreement (10.07% at December 31, 2007), lump sum principal payment and any unpaid interest due August 31, 2012, collateralized by a second mortgage on the Company’s oil and gas properties.	30,000,000	—

	$67,000,000	$16,000,000

In October 2006, the Company modified the credit agreement which provided a revolving line of credit equal to the lesser of $100,000,000 or the borrowing base, as defined. The borrowing base was $35,000,000 based on the re-determination. The borrowing base is re-determined by the lender, as defined in the credit agreement, each year until maturity.

During 2007, the Company made an additional modification to the credit agreement which provided for two credit agreements associated with the revolving line of credit equal to the lesser of $100,000,000 or the borrowing base, as defined and a subordinated term facility equal to $30,000,000. Throughout 2007, the borrowing base was re-determined and was increased to $90,000,000 during December of 2007. Additionally, the variable borrowing rate, as defined, was adjusted and generally calls for Libor plus 1.75% on the revolving line of credit and Libor plus 5% on the subordinated term facility.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

The agreements also have certain financial covenants which provide for, among other things, maintaining a certain current ratio, minimum reserve coverage and leverage ratio and certain reporting requirement, as defined. The Company was in compliance with the financial covenants at December 31, 2007 and 2006, respectively.

At December 31, 2007, the Company’s notes payable are classified as long-term and $37,000,000 matures in the year ended December 31, 2010 and $30,000,000 in the year ended December 31, 2012, respectively.

NOTE E—COMMITMENTS, CONTINGENCIES AND RELATED PARTY

The Company has executed a personnel services agreement with Crusader Management Corporation (“CMC”) to provide all management, employee and other administrative services as are necessary from time to time to operate the business of the Company. Costs are billed to the Company on a monthly basis by CMC and totaled approximately $4,903,000 and $1,058,000 during the period 2007 and 2006, respectively. At December 31, 2007 and 2006, the Company owed CMC approximately $513,100 and $442,900, respectively, related to this agreement.

Due to the nature of the oil and natural gas business, the Company is exposed to possible environmental risks. The Company has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. The Company conducts periodic reviews, to identify changes in our environmental risk profile. These reviews evaluate whether there is a contingent liability, its amount, and the likelihood that the liability will be incurred. The amount of any potential liability is determined by considering, among other matters, incremental direct costs of any likely remediation. We manage our exposure to environmental liabilities on properties to be acquired by identifying existing problems and assessing the potential liability. Depending on the extent of an identified environmental problem, the Company may exclude a property from the acquisition, require the seller to remediate the property to our satisfaction, or agree to assume liability for the remediation of the property. The Company has historically not experienced any significant environmental liability, and is not aware of any potential material environmental issues or claims at December 31, 2007.

The Company is involved in certain litigation arising in the normal course of business. Management does not believe that the outcome of these matters will have a material impact on the financial position or results of operations of the Company.

The Company has a contract with a drilling contractor to use one drilling rig through 2008. This commitment is not recorded in the accompanying balance sheet. Minimum future commitments as of December 31, 2007 are approximately $6,753,000 for 2008. The Company expects to utilize this drilling rig in the Company’s drilling plans. The Company contracts for other drilling rigs on a well by well basis.

Unsecured Standby Letters of Credit (“Letters”) are used in lieu of surety bonds with various city, state and federal agencies for liabilities of the operation of oil and gas properties and to our derivative counter party. The Company had various Letters outstanding totaling $811,000 as of December 31, 2007 which was issued by a bank where our cash and cash equivalents reside.

Included in joint interest billings at December 31, 2007 was approximately $6,261,000 owed from affiliates.

NOTE F—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The following reserve estimates present the Company’s estimate of the proven oil and natural gas reserves and net cash flow of the Properties in accordance with guidelines established by the Securities and Exchange

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

Commission. Independent petroleum engineers and internal petroleum engineers have evaluated our proved reserves. LaRoche Petroleum Consultants, Ltd. evaluated 76% (by volume) of our 2007 reserves estimates with the remaining evaluated internally. The 2006 reserve estimates were audited by Pinnacle Energy Services, LLC, independent petroleum consultants. The prices used in the calculations below approximate realized prices received on the last day of the year. The weighted average prices for the total estimated proved reserves at December 31, 2007 and 2006 were $6.88 and $6.37 per Mcf of natural gas and $92.40 and $57.00 per barrel of oil, respectively. All of the oil and gas reserves are located in the Continental United States.

The Company emphasizes that reserve estimates are inherently imprecise. Our reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

Proved oil and natural gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved developed oil and natural gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

(a) Reserve Quantity Information

The information for the reserves is as follows:

Summary of Changes in Proved Reserves

	Year ended December 31, 2007		Period from August 29, 2006 (date of formation) through December 31, 2006
	Bbls	Mcf	Bbls	Mcf
Proved reserves
Beginning of period	6,405,960	85,185,980	—	—
Revisions of previous estimates	(2,028,719)	(12,616,531)	—	—
Reserves purchased in place	137,756	35,575	5,440,817	73,864,357
Discoveries and extensions	225,650	3,058,660	1,018,625	12,181,000
Production	(275,417)	(3,115,884)	(53,482)	(859,377)

End of period	4,465,230	72,547,800	6,405,960	85,185,980

Proved developed reserves
Beginning of period	1,177,360	20,842,930	—	—
End of period	1,540,500	28,679,910	1,177,360	20,842,930

During 2007, the Company recorded a downward revision of approximately 24.8 bcfe to the December 31, 2006 reserve estimates. This downward revision was primarily due to a decrease in the number of drilling locations in our proved undeveloped reserve category that resulted in a revision of approximately 18.3 bcfe while reducing future development costs by approximately $31,873,000 and revisions of approximately 4.9 bcfe related to performance.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved natural gas reserves (“Standardized Measure”) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. The Company is not currently subject to federal income taxes.

Estimates of economically recoverable natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas may differ materially from the amounts estimated.

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs (operating and developmental) and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves is as follows:

	December 31,
	2007	2006
Future cash inflows	$911,933,087	$907,770,680
Future costs—production	(163,269,713)	(135,394,950)
Future costs—development and abandonment	(139,877,492)	(171,750,310)

Future net cash flows	608,785,882	600,625,420
10% annual discount for estimated timing of cash flows	(304,325,720)	(324,272,430)

Standardized measure of discounted future net cash flows	$304,460,162	$276,352,990

Knight Energy Group, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

Changes in the standardized measure of discounted future net cash flows relating to proved gas reserves are as follows:

	Year ended December 31, 2007	Period from August 29, 2006 (date of formation) through December 31, 2006
Balance, beginning of period	$276,352,990	$—
Increases (decreases):
Sales, net of production costs	(35,561,538)	(6,784,853)
Net changes in prices and production costs	40,038,766	—
Purchases of reserves in place, net of future development costs	6,968,494	265,583,013
Development costs incurred during the period that reduced future development costs	44,106,764	—
Changes in estimated future development costs	7,944,596	—
Revisions of quantities estimates	(55,312,036)	—
Extensions and discoveries, net of future production costs	18,297,430	39,607,041
Accretion of discount	27,635,299	—
Changes in production rates (timing) and other	(26,010,603)	(22,052,211)

Balance at end of period	$304,460,162	$276,352,990

NOTE G—SUBSEQUENT EVENT

On January 4, 2008, the Company closed an acquisition of certain producing oil and gas properties located in eastern Oklahoma for approximately $6,122,000. The acquisition was funded through cash on hand and will be accounted for using the purchase method.

On March 10, 2008, the Company closed an acquisition of certain producing oil and gas properties located in eastern Oklahoma for approximately $2,600,000 from an affiliated entity. An employee of the Company and the spouse of another employee of the Company owned approximately 66% of this entity. The acquisition was funded through cash on hand and an advance on the Company’s line of credit and will be accounted for using the purchase method.

Independent Auditors’ Report

The Board of Managers

Crusader Energy II, LLC:

We have audited the accompanying balance sheet of Crusader Energy II, LLC (the Company) as of December 31, 2005, and the related statements of operations, members’ equity, and cash flows for the period from January 1, 2006 to September 5, 2006 (date of merger) and the period from February 8, 2005 (date of formation) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crusader Energy II, LLC as of December 31, 2005, and the results of its operations and its cash flows for the periods ended December 31, 2005 and September 5, 2006 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Oklahoma City, Oklahoma

January 30, 2008

Crusader Energy II, LLC

BALANCE SHEET

December 31, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$585,051
Accounts receivable	2,972,653
Prepaid and other assets	72,000

Total current assets	3,629,704

OIL AND GAS PROPERTIES—AT COST, net, determined utilizing the full cost method of accounting	51,442,316

Other assets	1,587,822

$56,659,842

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,170,405
Accrued liabilities	4,774,935

Total current liabilities	6,945,340

LONG-TERM LIABILITIES
Asset retirement obligations	341,584
Note payable	2,500,000

Total long-term liabilities	2,841,584

Commitments and contingencies (Note E)

MEMBERS’ EQUITY
Members’ equity	46,872,918

$56,659,842

The accompanying notes are an integral part of this statement.

Crusader Energy II, LLC

STATEMENTS OF OPERATIONS

	Period from January 1, 2006 through September 5, 2006	Period from February 8, 2005 (date of formation) through December 31, 2005
OPERATING REVENUES
Gas sales	$6,342,380	$1,928,423
Oil sales	2,447,262	369,822
Other	42,037	—

Total operating revenues	8,831,679	2,298,245

OPERATING COSTS AND EXPENSES
Lease operating	669,004	305,603
Production taxes	594,823	171,012
General and administrative	1,660,075	496,942
Depreciation, depletion and amortization	2,519,221	600,143
Accretion of asset retirement obligations	18,582	10,958

Total operating costs and expenses	5,461,705	1,584,658

Income from operations	3,369,974	713,587

OTHER (EXPENSE) INCOME
Interest expense	(695,661)	(46,899)
Interest income	43,992	115,801
Risk management	1,535,217	(18,000)
Other	2,416	(13,296)

Total other income	885,964	37,606

NET INCOME	$4,255,938	$751,193

The accompanying notes are an integral part of these statements.

Crusader Energy II, LLC

STATEMENT OF MEMBERS’ EQUITY

Period from February 8, 2005 (date of formation) through December 31, 2005 and from January 1, 2006 through September 5, 2006

	Senior Preferred Units		Series A Common Units		Junior Preferred Units		Series B Common Units
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	Total
Issuance of Senior preferred, Series A Common Units, Junior Preferred and Series B Common Units issued, net of issuance cost of $29,164	43,000	$35,342,476	713,936	$7,628,360	4,000	$2,008,744	261,500	$1,991,256	$46,970,836
Net Income	—	751,193	—	—	—	—	—	—	751,193
Distribution on Senior Preferred Units	—	(849,111)	—	—	—	—	—	—	(849,111)

Balance, December 31, 2005	43,000	$35,244,558	713,936	7,628,360	4,000	2,008,744	261,500	$1,991,256	$46,872,918

Distribution on Senior Preferred Units	—	(860,000)	—	—	—	—	—	—	(860,000)
Net Income	—	4,255,938	—	—	—	—	—	—	4,255,938

Balance, September 5, 2006	43,000	$38,640,496	713,936	$7,628,360	4,000	$2,008,744	261,500	$1,991,256	$50,268,856

At both December 31, 2005 and September 5, 2006, the liquidation preference for the senior preferred units and junior preferred units was $43,000,000 and $4,000,000, respectively.

The accompanying notes are an integral part of this statement.

Crusader Energy II, LLC

STATEMENTS OF CASH FLOWS

	Period from January 1, 2006 through September 5, 2006	Period from February 8, 2005 (date of formation) through December 31, 2005
Cash flows from operating activities
Net income	$4,255,938	$751,193
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation, depletion and amortization	2,519,221	600,143
Accretion of asset retirement obligations	18,582	10,958
Amortization of deferred loan costs	15,373	4,289
Change in fair value of financial derivative instruments	(686,217)	—
Change in assets and liabilities
(Increase) decrease in
Accounts receivable	(5,925,540)	(2,972,653)
Prepaid assets and other	48,000	(72,000)
Increase (decrease) in
Accounts payable and accrued liabilities	(2,015,834)	2,537,308

Net cash (used in) provided by operating activities	(1,770,477)	859,238
Cash flows used in investing activities

Oil and gas acquisition and development costs	(14,473,096)	(48,828,116)

Cash flows from financing activities
Issuance of members units, net of offering cost of $29,164	—	46,970,836
Member distribution	(860,000)	(849,111)
Payment of loan costs	—	(67,796)
Proceeds from debt borrowings	17,500,000	2,500,000

Net cash provided by financing activities	16,640,000	48,553,929

NET INCREASE IN CASH AND CASH EQUIVALENTS	396,427	585,051
Cash and cash equivalents at beginning of period	585,051	—

Cash and cash equivalents at end of period	$981,478	$585,051

Cash paid during the period for interest	$496,100	$42,600

Noncash investing and financing activities:

During 2006 and 2005, the Company recorded a net asset and related liability of $18,252 and $330,626 associated with the asset retirement obligations on oil and gas properties, respectively (see Note A-11).

At September 5, 2006 and December 31, 2005, accounts payable and accrued liabilities included $14,514,150 and $4,408,032, respectively, related to unpaid oil and gas acquisition and development costs.

The accompanying notes are an integral part of these statements.

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS

September 5, 2006 and December 31, 2005

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Crusader Energy II, LLC (the “Company”) was formed on February 8, 2005 and its major operations consist of the acquisition, exploration, production, and sale of crude oil and natural gas with an area of concentration in Oklahoma.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1. Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts and money market funds which may not be fully federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

2. Accounts Receivable

The Company’s accounts receivable primarily are from companies in the oil and gas industry located in the southwestern part of the United States. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers, net of an allowance for doubtful accounts when the Company believes collection is doubtful. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, amounts which may be obtained by an offset against production proceeds due the customer and the condition of the general economy as a whole. The Company writes off specific accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. At September 5, 2006 and December 31, 2005, management considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

3. Revenue Recognition

Oil, gas and NGL revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a pipeline or picked up by purchaser. Taxes assessed by governmental authorities on oil, gas and NGL revenues are presented separately from such revenues as production taxes in the statement of operations. Well supervision fees and overhead reimbursements from producing properties are recognized as expense reimbursements when the services are performed.

4. Oil and Gas Properties

The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, delay lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. The Company capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

overhead or similar activities. Capitalized costs include geological and geophysical work, seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

These costs as well as future development costs on proved undeveloped properties are amortized using the units-of-production method, based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Company’s unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves plus the lower of cost or estimated fair value of unproved properties), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties unless such dispositions involve a significant alteration in the depletion rate.

Income in connection with contractual services performed on wells in which the Company has an economic interest is credited to oil and gas properties as a component of the full cost pool.

5. Income Taxes

The Company is a limited liability company and therefore all federal income taxes are passed through to the individual members. There is no provision for federal income taxes provided for in these financial statements.

6. Concentrations of Credit Risk and Major Customers

The Company extends credit to purchasers of oil and natural gas which are primarily large energy companies. The Company had one purchaser (Encore and JMA Energy) whose purchases were approximately 24% and 39% of total revenues for the period ended September 5, 2006 and December 31, 2005, respectively. In addition, the Company had one purchaser (Encore) whose purchases were approximately 26% of accounts receivable at December 31, 2005.

7. Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, period-end oil and gas sales and expenses, and asset-retirement obligations, and are subject to change.

8. Gas Balancing

In certain instances, the owners of the natural gas produced from a well will select different purchasers for their respective ownership interest in the wells. If one purchaser takes more than its ratable portion of the gas, the owners selling to that purchaser will be required to satisfy the imbalance in the future by cash payments or by

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

allowing the other owners to sell more than their share of production. The Company recognizes income on the sales method and, accordingly, has recognized revenue on all production delivered to its purchasers. To the extent future reserves exist to enable the other owners to sell more than their ratable share of gas, no liability is recorded for the Company’s obligation for natural gas taken by its purchasers which exceeds the Company’s ownership interest of the well’s total production. The Company had no significant imbalances at December 31, 2005.

9. Deferred Loan Costs

The Company amortizes the loan origination fees and other discounts over the life of the loans using the effective interest method. At December 31, 2005, other assets include debt issuance costs of approximately $63,500, net of accumulation of approximately $4,300. Amortization expense of approximately $15,400 and $4,300 is included in interest expense on the statement of operations in 2006 and 2005, respectively.

10. Derivative Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, requires that the Company recognize a derivative as either an asset or a liability measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative and the resulting designation. Derivatives that are not designated as hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through income or recognized in other comprehensive income until the hedged item is recognized in income. The ineffective portion of a hedge’s change in fair value will be immediately recognized in income.

The results of operations and operating cash flows are impacted by changes in market prices for oil and gas. To mitigate a portion of this exposure, the Company has entered into certain derivative instruments. As of September 5, 2006 and December 31, 2005, the Company’s derivative instruments were comprised of collars on its natural gas and oil. Payment is determined by index price, as defined in the agreements, for delivery during the applicable calculation period to the floor or cap strike prices. When the index is below the floor, the Company receives payment, when price is above the cap, the Company is responsible for payment, when the index price is greater than or equal to the floor but less than or equal to the cap, no payments are exchanged. These instruments are recorded at fair value and changes in fair value, including settlements, have been reported as risk management in the statement of operations.

The fair values of the derivative instruments were established using future cash flow valuation methodologies. The actual contribution to future results of operations will be based on the market prices at the time of settlement and may be more or less than fair value estimates used at September 5, 2006 and December 31, 2005.

At December 31, 2005, the Company held collars on its natural gas for 60,000 MMBtu per month for the calendar year 2006. The collar price floor was $8.00 per MMBtu and the ceiling price was $13.00 per mmbtu.

At September 5, 2006, the Company held collars on its natural gas for 60,000 MMBtu per month for the remainder of calendar year 2006. The collar price floor was $8.00 per MMBtu and the ceiling price was $13.00 per MMBtu. Additionally, the Company held collars on its oil for 8,000 Bbls per month for the remainder of calendar year 2006 and through calendar year 2007. The collar price floor was $75.00 per Bbls and the ceiling price was $82.25 per Bbls.

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

11. Accounting for Asset Retirement Obligations

Financial Accounting Standards Board SFAS No. 143, Accounting for Asset Retirement Obligations requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules. During 2006 and 2005, there have been no significant changes in cash flow assumptions for this liability and no liability has settled during the period.

The activity incurred in the asset retirement obligations is as follows at December 31, 2005:

Liabilities incurred in current period	$330,626
Accretion expense	10,958

$341,584

NOTE B—OIL AND GAS INFORMATION

Costs related to the oil and gas activities of the Company, including those relating to property acquisitions, were incurred as follows for the period ended:

	September 5, 2006	December 31, 2005

Property acquisition costs	$1,187,441	$39,647,029
Development costs	22,468,153	12,395,430

	$23,655,594	$52,042,459

The Company had the following aggregate capitalized costs relating to the Company’s oil and gas activities at December 31, 2005:

Proved oil and gas properties	$42,316,510
Less accumulated depreciation, depletion and amortization	600,143

41,716,367
Unproved properties not subject to amortization	9,725,949

Total oil and gas properties	$51,442,316

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

The following tables include revenues and expenses associated directly with the Company’s oil and gas producing activities. It does not include any general and administrative costs and, therefore, is not necessarily indicative of the contribution to net operating results of our oil and natural gas operations.

	Period ended September 5, 2006	Period ended December 31, 2005
Oil and gas sales	$8,789,642	$2,298,245
Production and operating expenses	(1,263,827)	(476,615)
Depreciation, depletion and amortization	(2,519,221)	(600,143)
Accretion of asset retirement obligation	(18,582)	(10,958)

Results of operations	$4,988,012	$1,210,529

Depreciation, depletion and amortization expense was $2,519,221 or $2.02 per equivalent Mcf and $600,143 or $2.19 per equivalent Mcf of production for the periods ended September 5, 2006 and December 31, 2005, respectively.

NOTE C—NOTE PAYABLE

Note payable consisted of the following at December 31, 2005:

Revolving line of credit with Union Bank of California, bearing interest at Prime Rate (7.50% at December 31, 2005 and 8.25% at September 5, 2006) payable quarterly, principal and any unpaid interest due October 7, 2008; collateralized by the Company’s oil and gas properties.	$2,500,000

At December 31, 2005, the Company’s note payable is classified as long-term and matures in the year ended December 31, 2008.

In October 2005, the Company entered into a credit agreement which provided a revolving line of credit equal to the lesser of $100,000,000 or the borrowing base, as defined. The borrowing base was $2,500,000 at December 31, 2005 and was increased to $15,000,000 based on the re-determination at March 6, 2006. The borrowing base is re-determined by the lender, as defined in the credit agreement, each year until maturity. On July 10, 2006, the borrowing base was increased to $20,000,000.

The agreement has certain financial covenants which provide for, among other things, maintaining a certain current ratio and leverage ratio and certain reporting requirement, as defined. The Company was in compliance with the financial covenants at September 5, 2006 and December 31, 2005.

NOTE D—EQUITY TRANSACTIONS

The Company was formed on February 8, 2005 as a limited liability company in the State of Oklahoma. The Company had authority to issue 48,000 Senior Preferred Units, 4,000 Junior Preferred Units, 738,500 Series A Common Units and 261,500 Series B Common Units. During 2005, the Company issued 43,000 Senior Preferred Units, 713,936 Series A Common Units, 4,000 Junior Preferred Units and 261,500 Series B Common Units. The Company’s equity partner contributed a total of $43 million for the Senior Preferred Units (having a return of 8%) and Series A Common Units. The Company’s management contributed $4 million for the Junior Preferred Units and the Series B Common Units.

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

The Company had a subscription agreement with its equity partner which requires the following, among other things: issue up to an additional 5,000 Senior Preferred Units and 24,654 Series B Common Units for $5,000,000, upon satisfaction of certain conditions.

The Senior Preferred Unitholders were entitled to an 8% preferred return on a principal balance, from time to time, equal to the Senior Preferred Undistributed Capital. The distribution is paid quarterly on January 1, April 1, July 1 and October 1 of each year. The Company paid the January 1, 2006 distribution on December 30, 2005.

The governance of the business and affairs of the Company and the rights and obligations of the Unitholders were established pursuant to an operating agreement. This operating agreement provided for the following, among other things:

(a)	The Board of Managers conducted the affairs of the Company;

(b)	The Board of Managers consisted of three members: two elected by the Senior Preferred Unitholders, and one elected by the Series B Common Unitholders;

(c)	All interests were subject to defined transfer restrictions;

(d)	Generally, income was allocated as follows:

(i)	To the Senior Preferred Unitholders until cumulative profits equal preferred return,

(ii)	To the extent that losses allocated to Junior Preferred exceed the profits allocated to such members, such excess shall be allocated to junior preferred,

(iii)	To the extent that losses allocated to Common Unitholders exceed the profits allocated to such members, such excess shall be allocated to Common Unitholders,

(iv)	To the series A Common Unitholders until cumulative profits equal the Series A Catch-Up Allocation, as defined,

(v)	To the series A Common Unitholders until cumulative profits equal the Series A Catch-Up Payment, as defined,

(vi)	To the Common Unitholders in accordance with their respective sharing percentages.

(e)	Generally, loss was allocated as follows:

(i)	To the Common Unitholders in accordance with their respective sharing percentages, until capital account balance equals zero,

(ii)	To the Junior Preferred Unitholders in accordance with their respective sharing percentages, until capital account balance equals zero,

(iii)	To the Senior Preferred Unitholders in accordance with their respective sharing percentages, until capital account balance equals zero,

(iv)	To the Common Unitholders in accordance with their respective sharing percentages.

(f)	Senior Preferred Unitholders had distribution preference over Junior Preferred Unitholders and Common Unitholders as follows:

(i)	Senior Preferred Unitholders until they receive the amount of their undistributed capital plus the amount of accrued and unpaid preferred return,

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

(ii)	Junior Preferred Unitholders until they receive the amount of their undistributed capital,

(iii)	Series A common Unitholders in an amount equal to the Series A Catch-Up Payment, as defined,

(iv)	Remaining distributions ratably disbursed among all Common Unitholders based upon the number of units outstanding.

NOTE E—COMMITMENTS AND CONTINGENCIES

The Company has executed a Personnel Services Agreement with Crusader Management Corporation (“CMC”) to provide all management, employee and other administrative services as are necessary from time to time to operate the business of the Company. Costs are billed to the Company on a monthly basis by CMC and totaled approximately $2,006,000 and $609,000 during the periods 2006 and 2005, respectively.

Unsecured Standby Letters of Credit (“Letters”) are used in lieu of surety bonds with various city, state and federal agencies for liabilities to the operation of oil and gas properties and to our derivative counter party. The Company had various Letters outstanding totaling $820,000 as of September 5, 2006 and December 31, 2005, respectively.

The Company is involved in certain litigation arising in the normal course of business. Management does not believe that the outcome of these matters will have a material impact on the financial position or results of operations of the Company.

NOTE F—MAJOR PROPERTIES ACQUISITIONS

On December 15, 2005 the Company closed its acquisition of certain producing oil and gas properties located in Western Oklahoma (Upland acquisition) for approximately $12,850,000. This acquisition has been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date.

On October 14, 2005 the Company closed its acquisition of certain producing oil and gas properties located in Northwest Oklahoma and Lipscomb County, Texas (Stateline acquisition) for approximately $4,892,000. This acquisition has been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date.

On October 14, 2005 the Company closed its acquisition of certain producing oil and gas properties located in Northwest, Southern and Central Oklahoma (Crusader Energy II, LLC property purchase from Crusader Energy Corporation) for approximately $15,465,000. This acquisition has been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date.

On September 15, 2005 the Company closed its acquisition of certain producing oil and gas properties located in Southern Oklahoma (Turner acquisition) for approximately $5,496,000. This acquisition has been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date.

On April 18, 2005 the Company closed its acquisition of certain producing oil and gas properties located in Central Oklahoma (MS acquisition) for approximately $2,081,000. This acquisition has been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date.

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

The aggregate purchase price for these acquisitions was approximately $40,784,000 and the assets acquired were allocated to oil and gas properties.

Pro Forma Information

The unaudited financial information in the table below summarizes the combined results of operations of the Company and the aforementioned oil and gas properties, on a pro forma basis, as though the acquisitions occurred on April 18, 2005 (date operations commenced). The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisitions had taken place on April 18, 2005 or of results that may occur in the future. The pro forma adjustments include estimates and assumptions based on currently available information. The Company believes the estimates and assumptions are reasonable, and the significant effects of the transactions are properly reflected. However, actual results may differ materially from this pro forma financial information. The following table presents the actual results for the period ended December 31, 2005 and the respective unaudited pro forma information to reflect the acquisition:

	Period from April 18, 2005 (date operations commenced) through December 31, 2005
	Actual	Pro Forma
Revenues	$2,298,245	$5,200,750
Net income	751,193	1,504,354

NOTE G—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The following reserve estimates present the Company’s estimate of the proven oil and natural gas reserves and net cash flow of the Properties in accordance with guidelines established by the Securities and Exchange Commission. The 2006 and 2005 reserve estimates were prepared by the Company’s engineering staff and Netherland, Sewell & Associates, Inc., independent petroleum consultants, respectively. The prices used in the calculations below approximate realized prices received on the last day of the year. The weighted average prices for the total estimated proved reserves at September 5, 2006 and December 31, 2005 were $6.64 and $9.28 per Mcf of natural gas and $73.91 and $56.19 per barrel of oil, respectively. All of the oil and gas reserves are located in the United States.

The Company emphasizes that reserve estimates are inherently imprecise. Our reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

Proved oil and natural gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved developed oil and natural gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.

(a) Reserve Quantity Information

The information for the reserves is as follows:

Summary of Changes in Proved Reserves

	Period from January 1, 2006 through September 5, 2006		Period from February 8, 2005 (date of formation) through December 31, 2005
	Bbls	Mcf	Bbls	Mcf
Proved reserves
Beginning of period	702,200	26,017,900	—	—
Purchases of reserves in place	1,563,780	20,812,165	465,100	16,042,300
Discoveries and extensions	2,083,720	28,953,440	243,870	10,211,110
Revisions of previous estimates	399,210	2,567,168	(300)	(700)
Production	(36,990)	(1,024,333)	(6,470)	(234,810)

End of period	4,711,920	77,326,340	702,200	26,017,900

Proved developed reserves
Beginning of period	293,100	11,032,800	—	—
End of period	813,560	16,113,840	293,100	11,032,800

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The standardized measure of discounted future net cash flows relating to proved natural gas reserves (“Standardized Measure”) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. The Company is not currently directly subject to federal income taxes.

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

Estimates of economically recoverable natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas may differ materially from the amounts estimated.

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs (operating and developmental) and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves is as follows:

	September 5, 2006	December 31, 2005
Future cash inflows	$861,783,790	$280,871,300
Future costs—production	(122,928,070)	(47,700,500)
Future costs—development and abandonment	(150,362,850)	(34,597,900)

Future net cash flows	588,492,870	$198,572,900
10% annual discount for estimated timing of cash flows	(321,985,280)	(102,462,900)

Standardized measure of discounted future net cash flows	$266,507,590	$96,110,000

Crusader Energy II, LLC

NOTES TO FINANCIAL STATEMENTS—(continued)

September 5, 2006 and December 31, 2005

Changes in the standardized measure of discounted future net cash flows relating to proved gas reserves are as follows:

	Period from January 1, 2006 through September 5, 2006	Period from February 8, 2005 (date of formation) through December 31, 2005
Balance, beginning of period	$96,110,000	$—
Increases (decreases):
Purchases of reserves in place, net of future development costs	76,299,583	58,610,900
Sales, net of production costs	(7,525,821)	(1,821,630)
Net changes in prices and production costs	(20,068,996)	—
Extensions and discoveries, net of future development costs	100,263,110	39,320,630
Revisions of quantities estimates	15,257,546	(43,829)
Development costs incurred during the period that reduced future development costs	(23,847,150)	(3,019,130)
Changes in estimated future development costs	13,368,790	—
Accretion of discount	9,611,000	—
Change in production rates (timing) and other	7,039,528	3,063,059

Balance at end of period	$266,507,590	$96,110,000

NOTE H—FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of items comprising assets and current liabilities approximate fair values due to the short-term maturities of these instruments. The carrying value of the long-term debt (including current maturities) approximates fair value as a result of the long-term debt having a variable interest rate, or the current rates offered to the Company for long-term debt are the same. The Company’s derivative financial instruments are reported at fair value.

NOTE I—SALE OF COMPANY

On September 5, 2006, the Company was acquired by Knight Energy Group, LLC (“Knight”) for merger consideration of approximately $125,750,000. Knight was formed by the Company’s management team through a private placement offering with an initial capital contribution of $175,000,000. The management team contributed capital with a fair value of $15,000,000 and the remaining capital was contributed by private equity firms.

Independent Auditors’ Report

The Board of Managers

Knight Energy Group II, LLC:

We have audited the accompanying balance sheet of Knight Energy Group II, LLC (the Company) as of December 31, 2007, and the related statements of operations, members’ equity, and cash flows for the period from May 15, 2007 (date of formation) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Knight Energy Group II, LLC as of December 31, 2007, and the results of its operations and its cash flows for the period then ended in conformity with U.S. generally accepted accounting principles.

Oklahoma City, Oklahoma

April 16, 2008

Knight Energy Group II, LLC

BALANCE SHEET

December 31, 2007

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,065,045
Accounts receivable	3,189,292
Other	347,397

Total current assets	12,601,734
OIL AND GAS PROPERTIES—AT COST, net, based on full cost accounting ($67,248,335 excluded from amortization in 2007)	81,882,210

Note receivable	3,892,500
Other assets	467,583

$98,844,027

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,424,881
Accrued liabilities	1,651,255

Total current liabilities	3,076,136
LONG-TERM LIABILITIES
Asset retirement obligations	7,548
Other	14,039

Total long term liabilities	21,587
COMMITMENTS AND CONTINGENCIES (Note F)
MEMBERS’ EQUITY	95,746,304

$98,844,027

The accompanying notes are an integral part of these statements.

Knight Energy Group II, LLC

STATEMENT OF OPERATIONS

May 15, 2007 (date of inception) through December 31, 2007
OPERATING REVENUES
Gas sales	$127,804
Oil sales	2,038

129,842
OPERATING COSTS AND EXPENSES
Lease operating	7,781
Production taxes	9,204
General and administrative	1,111,662
Depreciation, depletion and amortization	54,547
Accretion of asset retirement obligations	273

Total operating costs and expenses	1,183,467

Loss from operations	(1,053,625)

OTHER (EXPENSE) INCOME
Interest income	248,063
Interest expense	(65,095)
Other	(14,039)

Total other (expense) income	168,929

NET LOSS	$(884,696)

The accompanying notes are an integral part of these statements.

Knight Energy Group II, LLC

STATEMENT OF MEMBERS’ EQUITY

Period from May 15, 2007 (date of formation) through December 31, 2007

Members’ Equity
Issuance of members’ interest	$100,031,000
Distribution to Parent	(3,400,000)
Net loss	(884,696)

Balance at December 31, 2007	$95,746,304

The accompanying notes are an integral part of these statements.

Knight Energy Group II, LLC

STATEMENT OF CASH FLOWS

May 15, 2007 (date of inception) through December 31, 2007
Cash flows from operating activities
Net loss	$(884,696)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, depletion and amortization	54,547
Accretion of asset retirement obligations	273
Change in assets and liabilities
Increase in
Accounts receivable	(3,189,292)
Other assets	(379,397)
Increase in
Accounts payable and accrued liabilities	1,896,033
Other	14,039

Net cash used in operating activities	(2,488,493)

Cash flows used in investing activities
Oil and gas property costs	(80,743,509)
Advance on note receivable	(3,892,500)
Purchase of Westside stock	(3,400,000)
Increase in other assets	(441,453)

Net cash used in investing activities	(88,477,462)

Cash flows from financing activities
Issuance of Members’ interest	100,031,000
Proceeds from affiliated note payable	4,000,000
Payments on affiliated note payable	(4,000,000)

Net cash provided by financing activities	100,031,000
NET INCREASE IN CASH AND CASH EQUIVALENTS	9,065,045
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$9,065,045

Cash paid during the period for interest	$65,095

The accompanying notes are an integral part of these statements.

Knight Energy Group II, LLC

STATEMENT OF CASH FLOWS

Period from May 15, 2007 (date of formation) through December 31, 2007

Noncash investing and financing activities:

During 2007, the Company recorded a net asset and related liability of $7,275 associated with the asset retirement obligations on oil and gas properties.

At December 31, 2007, accounts payable and accrued liabilities consisted of $1,180,103 related to oil and gas acquisition and development costs.

During 2007, the Company distributed common stock of Westside Energy to its Parent totaling $3,400,000.

The accompanying notes are an integral part of these statements.

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2007

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

Knight Energy Group II, LLC (the “Company”) was formed on May 15, 2007 as a limited liability company in the State of Delaware. The Company’s major operations consist of the acquisition, exploration, production, and sale of crude oil and natural gas with an area of concentration in Oklahoma, Texas, Colorado, Louisiana, Montana and North Dakota.

On December 31, 2007, Westside Energy Corporation (AMEX: WHT) (“Westside”) entered into a definitive agreement to combine with several affiliated privately held entities including the Company; Knight Energy Group, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC. The Board of Directors of Westside unanimously approved the transaction, with closing subject to regulatory approvals and other customary conditions, as well as approval by the stockholders of Westside. Closing is anticipated to occur during the second quarter of 2008.

In order to facilitate the proposed transaction, Knight Energy Group II Holding Co., LLC (“Holding”) and its wholly owned subsidiary Knight II Acquisition, LLC (“Acquisition”) were formed. Acquisition merged with and into the Company with the Company becoming a wholly owned subsidiary of Holding and the members of the Company acquired identical membership percentages in Holding. Subsequent to the aforementioned merger, the Company distributed the Westside common stock that it acquired during November 2007 for $3,400,000 to Holding. Upon closing the Westside transaction, Holding will receive approximately 34,000,000 common shares of Westside stock, subject to adjustments as defined in the contribution agreement, in exchange for the Company’s member interests.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents. The Company maintains its cash and cash equivalents in bank deposit accounts and money market funds which may not be fully federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

Accounts Receivable

The Company’s accounts receivable primarily are from companies in the oil and gas industry located in the southwestern part of the United States. Credit is extended based on evaluation of a customer’s financial condition and, generally, collateral is not required. Accounts receivable are due within 30 days and are stated at amounts due from customers, net of an allowance for doubtful accounts when the Company believes collection is doubtful. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, amounts which may be obtained by an offset against production proceeds due the customer and the condition of the general economy as a whole. The Company writes off specific accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. At December 31, 2007, management considers accounts receivable to be fully collectible, no allowance for doubtful accounts is required.

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

Oil and Gas Properties

The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, delay lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. The Company capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

These costs as well as future development costs on proved undeveloped properties are amortized using the units-of-production method, based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Company’s unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves plus the lower of cost or estimated fair value of unproved properties), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties unless such dispositions involve a significant alteration in the depletion rate.

Income in connection with contractual services performed on wells in which the Company has an economic interest is credited to oil and gas properties as a component of the full cost pool.

Revenue Recognition

Oil, gas and NGL revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a pipeline or picked up by the purchaser. Taxes assessed by governmental authorities on oil, gas and NGL revenues are presented separately from such revenues as production taxes in the statement of operations.

Income Taxes

The Company is a limited liability company and therefore all federal income taxes are passed through to the individual members. There is no provision for federal income taxes provided for in these financial statements.

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

Accounting for Assets Retirement Obligations

Financial Accounting Standards Board SFAS No. 143, Accounting for Asset Retirement Obligations requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The Company’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules. The following table provides a summary of the Company’s asset retirement obligations:

Period ended December 31, 2007
Liabilities incurred in current period	$7,275
Accretion expense	273

$7,548

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, period end oil and gas sales and expense, and asset retirement obligations, and are subject to change.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This standard was adopted on January 1, 2008, and currently does not impact the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” which provides entities with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of the first fiscal year that begins after November 15, 2007. This standard was adopted on January 1, 2008, and currently does not impact the Company’s financial position, results of operations or cash flows.

In December 2007, the Financial Accounting Standards Board released FASB 141-R, “Business Combinations”. This Statement applies prospectively to business combinations for which the acquisition date is

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is business combinations in the year ended December 31, 2009 for the Company. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.

In December 2007, the Financial Accounting Standards Board released FASB 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which for the Company is the year ending December 31, 2009 and the interim periods within that fiscal year. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This standard currently does not impact the Company.

NOTE B—NOTE RECEIVABLE - LONG TERM

On September 20, 2007, the Company entered into an unsecured revolving note with Westside with a maturity date of September 1, 2008. On November 12, 2007, a note modification agreement was executed which extended the maturity of the note to March 31, 2009. Under the terms of the note and subject to approval by the Company, Westside may borrow up to $8 million at a floating interest rate equal to the thirty day London Interbank Offer Rate (“LIBOR”) plus five percent per annum. At December 31, 2007, the outstanding note receivable was $3,892,500 and the interest rate was 9.86%. Interest is due and payable monthly, in arrears, on the first day of each month beginning October 1, 2007. As a condition to the note agreement, Westside must provide a detailed Authorization for Expenditures (an “AFE”) prior to obtaining additional advances. As discussed in Note A, the Company entered into a definitive agreement to combine with several affiliates and Westside.

On January 17, 2008 and March 10, 2008, the Company made additional advances to Westside in the amount of $3,718,000 and $389,500, respectively.

NOTE C—OIL AND GAS INFORMATION

Costs related to the oil and gas activities of the Company, including those relating to property acquisitions, were incurred as follows for the period ended December 31:

2007
Property acquisition costs	$75,585,075
Development costs	6,345,812

$81,930,887

The Company had the following aggregate capitalized costs relating to the Company’s oil and gas activities at December 31:

2007
Proved oil and gas properties	$14,682,552
Less accumulated depreciation, depletion and amortization	48,677

14,633,875
Unproved properties not subject to amortization	67,248,335

Total oil and gas properties	$81,882,210

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

The following tables include revenues and expenses associated directly with the Company’s oil and gas producing activities. It does not include any general and administrative costs, non oil and gas property depreciation, depletion and amortization or interest expense and, therefore, is not necessarily indicative of the contribution to net operating results of our oil and natural gas operations.

Period ended December 31, 2007
Oil and gas sales	$129,842
Production and operating expenses	(16,985)
Depreciation, depletion and amortization	(48,677)
Accretion of asset retirement obligation	(273)

Results of operations	$63,907

Depreciation, depletion and amortization expense was $48,677 or $1.71 per equivalent thousand cubic feet (mcfe) of production for the period ended December 31, 2007.

Included in other long-term assets as of December 31, 2007 were approximately $297,000 related to pre-paid drilling costs.

In June 2007, the Company closed two acquisitions of oil and gas properties located in Western Texas for $52,000,000. The properties were primarily non-producing leasehold and as such approximately $50,200,000 of the $52,000,000 purchase price was allocated to non-producing leasehold. The acquisitions were accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date. Pro-forma results of operations have not been provided as neither the estimated fair value of proved oil and gas properties nor the results of operations were significant.

NOTE D—MEMBERS’ EQUITY

Through a private placement, the Company received total capital commitments of $142,900,000. As of December 31, 2007, seventy percent of the capital commitment ($100,030,000) has been called.

The governance of the business and affairs of the Company and the rights and obligations of the unitholders are established pursuant to an operating agreement. The original operating agreement was amended in December of 2007 as a result of the transaction described in Note A.

NOTE E—RELATED PARTY TRANSACTIONS

The Company borrowed $4,000,000 from two members of the Board of Managers to finance initial operations of the Company. Upon receipt of the initial capital contribution made by the Members, the Company retired this obligation plus interest at 8.25% (Prime). Interest expense was approximately $65,100 for the period ended December 31, 2007.

At December 31, 2007, the Company has a receivable from an affiliate of approximately $680,000.

NOTE F—COMMITMENTS AND CONTINGENCIES

In July 2007, Crusader Energy Group, LLC acting on behalf of the Company, entered into an unsecured Revolving Note with Alpine Energy, LP (“Alpine”) with a maturity date of June 30, 2010. Under the terms of the note and subject to approval by the Company, Alpine may borrow up to $50 million at a floating interest rate

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

equal to the thirty day London Interbank Offer Rate (“LIBOR”) plus four percent per annum. At December 31, 2007, no advances have been made on the note receivable and the interest rate was 8.86%. Interest is due and payable monthly, in arrears, on the first day of each month. As a condition to the agreement, Alpine must use all advances from the note for expenditures related to certain prospects, as defined in the agreement. If Alpine fails to repay the note, the Company’s only source of repayment shall be limited to the oil and gas sales from certain oil and gas properties, as defined in the agreement.

Additionally, the Company has entered into an exploration agreement, covering certain prospects, with Alpine which calls for monthly payments of $200,000 through June 2009. During the period ended December 31, 2007, the Company recorded $1,200,000 to oil and gas properties related to this agreement. Future commitments related to this agreement are $2,400,000 for the year ended December 31, 2008 and $1,200,000 for the year ended December 31, 2009.

The Company is obligated to pay Knight Energy Management, an affiliate, an annual management fee equal to 1.5% of the committed capital. The management fee is paid quarterly in advance and amounted to approximately $1,032,000 for the period ended December 31, 2007. At December 31, 2007, prepayments of approximately $347,000 related to this agreement were included in other current assets.

The Company is involved in certain litigation arising in the normal course of business. Management does not believe that the outcome of these matters will have a material impact on the financial position or results of operations of the Company.

NOTE G—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The following reserve estimates present the Company’s estimate of the proven oil and natural gas reserves and net cash flow of the properties in accordance with guidelines established by the Securities and Exchange Commission. Independent petroleum engineers and internal petroleum engineers have evaluated our proved reserves. La Roche Petroleum Consultants, LTD. evaluated 53% (by volume) of our 2007 reserve estimates with the remaining evaluated internally. The prices used in the calculations below approximate realized prices received on the last day of the year. The weighted average prices for the total estimated proved reserves at December 31, 2007 were $6.38 per Mcf of natural gas and $93.44 per barrel of oil, respectively. All of the oil and gas reserves are located in the United States.

The Company emphasizes that reserve estimates are inherently imprecise. Our reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

Proved oil and natural gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved developed oil and natural gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.

(a) Reserve Quantity Information

The information for the reserves is as follows:

Summary of Changes in Proved Reserves

	Period ended December 31, 2007
	Bbls	Mcf
Proved reserves
Beginning of period	—	—
Reserves purchased in place	39,362	13,765,408
Production	(22)	(28,348)

End of period	39,340	13,737,060

Proved developed reserves
Beginning of period	—	—
End of period	590	3,134,780

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. The Company is not currently subject to federal income taxes.

Knight Energy Group II, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007

Estimates of economically recoverable natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas may differ materially from the amounts estimated.

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs (operating and developmental) and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves is as follows:

December 31, 2007
Future cash inflows	$91,273,942
Future costs—production	(14,881,704)
Future costs—development and abandonment	(17,942,182)

Future net cash flows	58,450,056
10% annual discount for estimated timing of cash flows	(32,599,061)

Standardized measure of discounted future net cash flows	$25,850,995

Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

Period ended December 31, 2007
Balance, beginning of period	$—
Increases (decreases):
Sales, net of production costs	(112,857)
Purchases of reserves in place	25,963,852

Balance at end of period	$25,850,995

NOTE H—SUBSEQUENT EVENT

On February 7, 2008, the owners of the Company made an additional capital contribution of 10.5% of committed capital ($15,000,000). On April 16, 2008, the Company called the remaining committed capital of $27,870,000.

Independent Auditors’ Report

The Members

Hawk Energy Fund I, LLC:

We have audited the accompanying balance sheets of Hawk Energy Fund I, LLC (the Fund) as of December 31, 2007 and 2006, and the related statements of operations, Members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawk Energy Fund I, LLC as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Oklahoma City, Oklahoma

April 16, 2008

Hawk Energy Fund I, LLC

BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,341,547	$325,238
Oil and gas sales receivable	956,661	949,681
Other	53,792	125,213

Total current assets	3,352,000	1,400,132
OIL AND GAS PROPERTIES—at cost, net, using the full cost method of accounting	41,933,069	36,178,206
OTHER	75,616	625,183

	$45,360,685	$38,203,521

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$294,056	$1,499,226
Accounts payable – affiliates (Note D)	6,252,271	745,582
Accrued liabilities	459,353	500,757
Note Payable	1,250,000	—

Total current liabilities	8,255,680	2,745,565

LONG-TERM LIABILITIES
Asset retirement obligations	71,151	37,286
Other	29,705	—

Total long-term liabilities	100,856	37,286

COMMITMENTS AND CONTINGENCIES (Note E)
MEMBERS’ EQUITY	37,004,149	35,420,670

	$45,360,685	$38,203,521

The accompanying notes are an integral part of these statements.

Hawk Energy Fund I, LLC

STATEMENTS OF OPERATIONS

	Years ended December 31,
	2007	2006
OPERATING REVENUES
Gas sales	$4,789,627	$3,984,440
Oil sales	1,901,556	471,300
	6,691,183	4,455,740
OPERATING COSTS AND EXPENSES
Lease operating	550,585	298,551
Production taxes	404,771	322,154
General and administrative	713,312	442,106
Depreciation, depletion and amortization	3,314,182	2,130,171
Accretion of asset retirement obligations	4,633	2,836

Total operating costs and expenses	4,987,483	3,195,818
Income from operations	1,703,700	1,259,922

OTHER INCOME (EXPENSE)
Interest income	231	182,523
Interest expense	(90,747)	—
Other	(29,705)	—

Total other income (expense)	(120,221)	182,523

NET INCOME	$1,583,479	$1,442,445

The accompanying notes are an integral part of this statement.

Hawk Energy Fund I, LLC

STATEMENT OF MEMBERS’ EQUITY

December 31, 2007 and 2006

Members’ Equity
Members’ equity at January 1, 2006	$37,303,225
Net income	1,442,445
Distributions	(3,325,000)

Members’ equity at December 31, 2006	35,420,670
Net income	1,583,479

Members’ equity at December 31, 2007	$37,004,149

The accompanying notes are an integral part of these statements.

Hawk Energy Fund I, LLC

STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$1,583,479	$1,442,445
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	3,314,182	2,130,171
Accretion of asset retirement obligations	4,633	2,836
Change in assets and liabilities (Increase) decrease in
Oil and gas sales receivable	(6,980)	(637,150)
Other	71,421	(125,213)
Increase (decrease) in
Accounts payable and accrued liabilities	1,424,671	212,164
Other	29,705	—

Net cash provided by operating activities	6,421,111	3,025,253

Cash flows from investing activities
Oil and gas acquisition and development costs	(5,654,802)	(6,484,316)

Cash flows from financing activities
Members’ distributions	—	(3,325,000)
Proceeds from note payable	2,000,000	—
Payments on note payable	(750,000)	—

Net cash provided (used in) by financing activities	1,250,000	(3,325,000)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,016,309	(6,784,063)
Cash and cash equivalents at beginning of year	325,238	7,109,301

Cash and cash equivalents at end of year	$2,341,547	$325,238

Noncash investing and financing activities:

During 2007 and 2006, the Fund recorded a net asset and related liability, including revision in estimated cash flow, of $29,232 and $10,399, respectively, associated with the asset retirement obligations on oil and gas properties.

At December 31, 2007 and 2006 accounts payable and accrued liabilities included $5,336,473 and $2,501,029, respectively, related to unpaid oil and gas acquisition and development costs.

The accompanying notes are an integral part of these statements.

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

The Hawk Energy Fund I, LP (the “Fund”) was formed on March 7, 2005 which consists of 17 limited partners. Hawk Holdings, LLC (“Holdings”) (formed January 28, 2005) acts as the general partner of the Fund. The Fund’s operations commenced upon closing their first acquisition on November 30, 2005. The Fund’s major operations consist of the acquisition, exploration, production, and sale of crude oil and natural gas with an area of concentration in Oklahoma.

On December 31, 2007, Westside Energy Corporation (AMEX: WHT) (Westside) entered into a definitive agreement to combine with several affiliated privately held entities including: Knight Energy Group, LLC; Knight Energy Group II, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC. The Board of Directors of Westside unanimously approved the transaction, with closing subject to regulatory approvals and other customary conditions, as well as approval by the stockholders of Westside. Closing is anticipated to occur during the second quarter of 2008.

In order to facilitate the proposed transaction, the Fund converted into a limited liability company (effective December 7, 2007) and was renamed to Hawk Energy Fund I, LLC (the “Fund”). The new corporate structure has been presented as if the change occurred the earliest date presented, January 1, 2006, and did not impact the Fund’s financial statements. Additionally, Hawk Energy Fund I Holding Company, LLC (“Holding”) and its wholly owned subsidiary Hawk I Acquisition, LLC (“Acquisition”) were formed. Acquisition was merged with and into the Fund. As a result of the merger, the Fund became a wholly owned subsidiary of Holding and the owners of the Fund acquired identical ownership interests in Holding. The Fund’s original allocation of income/loss, distribution rights and other rights now reside with Holding. Upon closing the Westside transaction, Holding will receive 14,700,000 common shares of Westside stock in exchange for the Fund’s member interests.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1. Cash and Cash Equivalents

The Fund considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents. The Fund maintains its cash and cash equivalents in bank deposit accounts and money market funds which may not be fully federally insured. The Fund has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

2. Oil and Gas Properties

The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, delay lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. The Fund capitalizes internal costs that can be directly identified with exploration and development activities, but does not include any costs related to production, general corporate overhead or similar activities. Capitalized costs include geological and geophysical work, seismic, delay rentals, drilling and completing and equipping oil and gas wells, including salaries, benefits and other internal costs directly attributable to these activities.

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

These costs as well as future development costs on proved undeveloped properties are amortized using the units-of-production method, based on estimates of proved oil and gas reserves and production, which are converted to a common unit of measure based upon their relative energy content. The computation of DD&A takes into consideration restoration, dismantlement, and abandonment costs and the anticipated proceeds from salvaging equipment. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Fund’s unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves plus the lower of cost or estimated fair value of unproved properties), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties unless such dispositions involve a significant alteration in the depletion rate.

3. Revenue Recognition

Oil, gas and NGL revenues are recognized when production is sold to a purchaser at a fixed or determinable price, delivery has occurred, title has transferred and collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a pipeline or picked up by the purchaser. Taxes assessed by governmental authorities on oil, gas and NGL revenues are presented separately from such revenues as production taxes in the statement of operations.

4. Income Taxes

The Fund is a limited liability company and therefore all federal income taxes are passed through to the individual partners. There is no provision for federal income taxes provided for in the accompanying financial statements.

5. Concentrations of Credit Risk and Major Customers

The Fund extends credit to purchasers of oil and natural gas which are primarily large energy companies. The Fund had two purchasers during 2007 (Unimark and Plains Marketing, LP) and 2006 (Chesapeake and Unimark), respectively, whose purchases were approximately 75% and 66% of total revenues. Additionally, the Fund’s accounts receivable from the purchasers were 62% and 68% at December 31, 2007 and 2006, respectively.

6. Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and changes in these estimates are recorded when known. Significant estimates affecting these financial statements include estimates for quantities of proved oil and gas reserves, period end oil and gas sales and expense, and asset retirement obligations, and are subject to change.

7. Gas Balancing

In certain instances, the owners of the natural gas produced from a well will select different purchasers for their respective ownership interest in the wells. If one purchaser takes more than its ratable portion of the gas, the owners selling to that purchaser will be required to satisfy the imbalance in the future by cash payments or by

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

allowing the other owners to sell more than their share of production. The Fund recognizes income on the sales method and, accordingly, has recognized revenue on all production delivered to its purchasers. To the extent future reserves exist to enable the other owners to sell more than their ratable share of gas, no liability is recorded for the Fund’s obligation for natural gas taken by its purchasers which exceeds the Fund’s ownership interest of the well’s total production. The Fund had no significant imbalances at December 31, 2007 and 2006.

8. Asset Retirement Obligations

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The Fund’s asset retirement obligations relate to estimated future plugging and abandonment expenses on its oil and gas properties and related facilities disposal. These obligations to abandon and restore properties are based upon estimated future costs which may change based upon future inflation rates and changes in statutory remediation rules. During 2006, there were no significant change in cash flow assumptions for this liability and no liability had settled during the period. During 2007, the Fund recognized revisions of approximately $10,564 to its asset retirement obligation which was a result of increase in abandonment cost estimates.

The activity incurred in the asset retirement obligations is as follows:

	2007	2006
Balance at beginning of year	$37,286	$24,051
Liabilities incurred in current period	18,668	10,399
Revision in estimated cash flow	10,564	—
Accretion expense	4,633	2,836

Balance at end of year	$71,151	$37,286

9. Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under SFAS No. 157, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. This standard was adopted on January 1, 2008, and currently does not impact the Fund.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” which provides entities with an option to report selected financial assets and liabilities at fair value. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective as of the beginning of the first fiscal year that begins after November 15, 2007. This standard was adopted on January 1, 2008, and currently does not impact the Fund.

In December 2007, the Financial Accounting Standards Board released FASB 141-R, “Business Combinations”. This Statement applies prospectively to business combinations for which the acquisition date is

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is business combinations in the year ended December 31, 2009 for the Fund. The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. We are currently assessing the impact, if any, the adoption of this statement will have on our financial position, results of operations or cash flows.

In December 2007, the Financial Accounting Standards Board released FASB 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, which for the Fund is the year ending December 31, 2009 and the interim periods within that fiscal year. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. This standard currently does not impact the Fund.

NOTE B—OIL AND GAS INFORMATION

Development costs of $9,069,045 and $8,142,800 related to the oil and gas activities were incurred during the years ended December 31, 2007 and 2006, respectively.

The Fund had the following aggregate capitalized costs relating to the Fund’s oil and gas activities at December 31:

	2007	2006
Proved oil and gas properties	$47,577,048	$38,508,003
Less accumulated depreciation, depletion and amortization	5,643,979	2,329,797

	$41,933,069	$36,178,206

The following tables include revenues and expenses associated directly with the Fund’s oil and gas producing activities. It does not include any general and administrative costs and, therefore, is not necessarily indicative of the contribution to net operating results of our oil and natural gas operations.

	Year ended December 31,
	2007	2006
Oil and gas sales	$6,691,183	$4,455,740
Production and operating expenses	(955,356)	(620,705)
Depreciation, depletion and amortization	(3,314,182)	(2,130,171)
Accretion of asset retirement obligation	(4,633)	(2,836)

Results of operations	$2,417,012	$1,702,028

Depreciation, depletion and amortization expense was $3,314,182 or $3.56 and $2,130,171 or $2.97 per equivalent thousand cubic feet of production for the years ended December 31, 2007 and 2006, respectively.

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

NOTE C—NOTE PAYABLE

On July 1, 2007, the Fund entered into revolving line of credit equal to $2,000,000 with a bank. The line of credit has a variable interest rate (6.5% at December 31, 2007) equal to Prime Rate, as defined in the agreement, less .75% and a floor of 6%. Interest is payable monthly with the principal and unpaid interest due on March 31, 2008. Upon the Bank’s request, the Fund will deliver a mortgage pertaining to its oil and gas properties as collateral. Additionally, the managing member of Holdings has guaranteed the line of credit up to $1,250,000. The line of credit was paid in full and retired during January of 2008.

NOTE D—RELATED PARTY

General and administrative expenses and a fee for usage of property and equipment (including furniture and fixtures, office furniture and fixtures and vehicles) are charged to the Fund monthly from a related entity, Crusader Management Corporation (“CMC”). During the years ended December 31, 2007 and 2006, the Fund incurred approximately $613,000 and $400,000, respectively, for its share of expenses related to a personnel services agreement executed with CMC. At December 31, 2007 and 2006, the Fund owed CMC approximately $134,000 and $209,000, respectively, related to this agreement.

At December 31, 2007 and 2006, the Fund owes an affiliate joint interest billings of approximately $6,252,000 and $745,600, respectively. Due to the proposed transaction described in Note A, the affiliate has not required the Fund to settle their joint interest billings on a timely basis.

NOTE E—COMMITMENTS AND CONTINGENCIES

The Fund has executed a Personnel Services Agreement with CMC to provide all management, employee and other administrative services as necessary from time to time to operate the business of the Fund. The agreement was amended, effective October 1, 2007, and fees associated with providing these services cannot exceed $750,000 in any one year (see note D).

The Fund is involved in certain litigation arising in the normal course of business. Management does not believe that the outcome of these matters will have a material impact on the financial position or results of operations of the Fund.

NOTE F—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

The following reserve estimates present the Fund’s estimate of the proven oil and natural gas reserves and net cash flow of the Properties in accordance with guidelines established by the Securities and Exchange Commission. Independent petroleum engineers and internal petroleum engineers have evaluated our proved reserves. LaRoche Petroleum Consultants, Ltd. evaluated 43% (by volume) of our 2007 reserves estimates with the remaining evaluated internally. The 2006 reserve estimates were audited by Pinnacle Energy Services, LLC. The prices used in the calculations below approximate realized prices received on the last day of the year. The weighted average prices for the total estimated proved reserves at December 31, 2007 and 2006 were $6.17 and $5.75 per Mcf of natural gas and $91.95 and $56.82 per barrel of oil, respectively. All of the oil and gas reserves are located in the United States.

The Company emphasizes that reserve estimates are inherently imprecise. Our reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

Proved oil and natural gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved developed oil and natural gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.

(a) Reserve Quantity Information

The information for the reserves is as follows:

Summary of Changes in Proved Reserves

	Year ended December 31, 2007		Year ended December 31, 2006
	Bbls	Mcf	Bbls	Mcf
Proved reserves
Beginning of year	628,670	18,648,250	43,200	6,176,700
Purchases of reserves in place	—	—	241,300	1,177,460
Discoveries and extensions	31,090	344,440	328,632	11,793,892
Revisions of previous estimates	(319,206)	(1,667,419)	23,191	171,357
Production	(26,054)	(773,631)	(7,653)	(671,159)

End of year	314,500	16,551,640	628,670	18,648,250

Proved developed reserves
Beginning of year	66,130	5,575,710	14,900	2,219,400
End of year	129,210	6,297,650	66,130	5,575,710

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

NOTE F—SUPPLEMENTAL FINANCIAL INFORMATION FOR OIL AND NATURAL GAS PRODUCING ACTIVITIES (UNAUDITED)

During 2007, the Fund recorded a downward revision of approximately 3.5 bcfe to the December 31, 2006 estimates of our reserves. This downward revision was primarily due to a decrease in the number of drilling locations in our proved undeveloped reserve category and resulted in a decrease to future development costs of approximately $6,375,000.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. The fund is not currently directly subject to federal income taxes.

Estimates of economically recoverable natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas may differ materially from the amounts estimated.

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs (operating and developmental) and sales prices will probably differ from those required to be used in these calculations;

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

Hawk Energy Fund I, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

December 31, 2007 and 2006

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves is as follows:

	December 31, 2007	December 31, 2006
Future cash inflows	$131,071,309	$142,860,020
Future costs—production	(23,659,681)	(21,577,090)
Future costs— development and abandonment	(23,482,937)	(29,854,100)

Future net cash flows	83,928,691	91,428,830
10% annual discount for estimated timing of cash flows	(41,016,079)	(47,219,980)

Standardized measure of discounted future net cash flows	$42,912,612	$44,208,850

Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	Year ended December 31,
	2007	2006
Balance, beginning of year	$44,208,850	$23,690,400
Increases (decreases):
Sales, net of production costs	(5,735,827)	(3,835,035)
Net changes in prices and production costs	3,958,004	(20,507,975)
Purchases of reserves in place, net of future development costs	—	5,907,644
Extensions and discoveries, net of future development costs	2,268,570	35,889,376
Development costs incurred during the period that reduced future development costs	5,654,802	(1,464,100)
Changes in estimated future development costs	(984,605)	2,474,638
Revisions of quantities estimates	(9,968,185)	302,212
Accretion of discount	4,420,885	2,369,040
Changes in production rates (timing) and other	(909,882)	(617,350)

Balance at end of year	$42,912,612	$44,208,850

Independent Auditors’ Report

Board of Managers

Knight Energy Group, LLC:

We have audited the accompanying statements of historical revenues and direct operating expenses of RCH/Upland Acquisition LLC (the Properties) to be acquired by the successor to Knight Energy Group, LLC (the Company) for each of the years ended December 31, 2007 and 2006. These statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free of material misstatement. The Properties are not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 3 to the statements and are not intended to be a complete presentation of the Company’s interests in the properties described above.

In our opinion, the statements referred to above present fairly, in all material respects, the historical revenues and direct operating expenses, described in note 3, of the Properties for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Oklahoma City, Oklahoma

April 16, 2008

RCH/UPLAND ACQUISITION, LLC

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

Year ended December 31,

	2007	2006
Revenues
Oil and gas sales	$1,345,843	$1,256,980

Direct Operating Expenses
Lease operating expenses	114,648	80,687
Production taxes	92,511	92,086

	207,159	172,773

Excess of Revenues Over Direct Operating Expenses	$1,138,684	$1,084,207

The accompanying notes are an integral part of these statements.

RCH/UPLAND ACQUISITION, LLC

Notes to Statements of Revenues and Direct Operating Expenses

of the Oil and Gas Properties

Note 1: Westside Transaction Discussion

On December 31, 2007, Westside Energy Corporation (AMEX: WHT) (Westside) entered into a definitive agreement to combine with several affiliated privately held entities including: Knight Energy Group, LLC; Knight Energy Group II, LLC; Knight Energy Management, LLC; Crusader Energy Group, LLC; Crusader Management Corporation; RCH Upland Acquisition, LLC; and Hawk Energy Fund I, LLC. The Board of Directors of Westside unanimously approved the transaction, with closing subject to regulatory approvals and other customary conditions, as well as approval by the stockholders of Westside. Closing is anticipated to occur during the second quarter of 2008. Upon closing, RCH Upland Acquisition, LLC will receive 3,700,000 common shares of Westside stock in exchange for the Fund’s member interests.

Note 2: The Properties

On December 13, 2005, RCH Upland Acquisition, LLC (the “Company” or “RCH”) was formed under the State laws of Delaware as a limited liability company to consummate the acquisition of certain oil and gas properties (“Properties”). On December 15, 2005, the transaction closed pursuant to an Asset Purchase and Sale Agreement (the “Asset Purchase Agreement”) and the Properties were acquired for approximately $10,353,000. The Properties are principally located in northwest Oklahoma and the Texas Panhandle. The acquisition has been accounted for using the purchase method and the production of the acquired properties is included subsequent to the purchase date.

Note 3: Basis of Presentation

The accompanying statements of revenues and direct operating expenses present the revenues and direct operating expenses of the Properties acquired, as described above, by RCH from the Seller.

RCH is managed by an affiliate, Crusader Management Corporation. RCH does not have any employees and does not operate any of its oil and gas properties. As a result, the business being acquired by Westside is essentially the operations of these oil and gas properties. Accordingly, representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs have not been allocated to the Properties, nor would such allocated historical costs be relevant to future operations of the Properties. Accordingly, the historical statements of revenues and direct operating expenses are presented in lieu of the full financial statements generally required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

Revenues and direct operating expenses are presented on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America. Depreciation, depletion and amortization, interest, accretion of asset retirement obligation, and general and administrative expenses have been excluded. Development costs of approximately $856,000 and $1,978,000 were incurred during the years ended December 31, 2007 and 2006, respectively.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RCH/UPLAND ACQUISITION, LLC

Notes to Statements of Revenues and Direct Operating Expenses

of the Oil and Gas Properties—(continued)

Note 4: Supplemental Financial Information for Oil and Natural Gas Producing Activities (Unaudited)

The following reserve estimates present RCH’s estimate of the proven oil and natural gas reserves and net cash flow of the Properties in accordance with guidelines established by the Securities and Exchange Commission. Independent petroleum engineers and internal petroleum engineers have evaluated our proved reserves. LaRoche Petroleum Consultants, Ltd. evaluated 20% (by volume) of our 2007 reserves estimates with the remaining evaluated internally. The 2006 reserve estimates were audited by Pinnacle Energy Services, LLC, independent petroleum consultants. The prices used in the calculations below approximate realized prices received on the last day of the year. The weighted average prices for the total estimated proved reserves at December 31, 2007 and 2006 were $5.74 and $6.55 per Mcf of natural gas and $91.11 and $53.85 per barrel of oil, respectively. All of the oil and gas reserves are located in the United States.

The Company emphasizes that reserve estimates are inherently imprecise. Our reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

Proved oil and natural gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic productability is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by natural gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved developed oil and natural gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production responses that increased recovery will be achieved.

RCH/UPLAND ACQUISITION, LLC

Notes to Statements of Revenues and Direct Operating Expenses

of the Oil and Gas Properties—(continued)

(a) Reserve Quantity Information

The information for the reserves is as follows:

Summary of Changes in Proved Reserves

	Year ended December 31,
	2007		2006
	Bbls	Mcf	Bbls	Mcf
Proved reserves
Beginning of year	13,090	4,993,600	1,890	1,807,050
Discoveries and extensions	—	—	11,577	3,142,262
Revisions of previous estimates	515	(113,853)	262	255,371
Production	(975)	(218,747)	(639)	(211,083)

End of year	12,630	4,661,000	13,090	4,993,600

Proved developed reserves
Beginning of year	6,430	1,737,170	872	695,872
End of year	6,730	1,717,810	6,430	1,737,170

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves (“Standardized Measure”) is a disclosure requirement under SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”

The estimates of future cash flows and future production and development costs are based on period-end sales prices for oil and natural gas, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. The Company is not currently directly subject to income taxes.

Estimates of economically recoverable natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of natural gas may differ materially from the amounts estimated.

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the natural gas reserves of the property. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The Company believes that, in reviewing the information that follows, the following factors should be taken into account:

•	future costs (operating and developmental) and sales prices will probably differ from those required to be used in these calculations;

RCH/UPLAND ACQUISITION, LLC

Notes to Statements of Revenues and Direct Operating Expenses

of the Oil and Gas Properties—(continued)

•	actual rates of production achieved in future years may vary significantly from the rates of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves is as follows:

	December 31,
	2007	2006
Future cash inflows	$27,922,110	$33,393,880
Future production costs	(4,980,120)	(5,575,010)
Future development and abandonment costs	(5,533,700)	(5,785,340)

Future net cash flows	17,408,290	22,033,530
10% annual discount for estimated timing of cash flows	(8,428,460)	(10,381,330)

Standardized measure of discounted future net cash flows	$8,979,830	$11,652,200

Changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves are as follows:

	Year ended December 31,
	2007	2006
Balance, beginning of year	$11,652,200	$7,067,750
Increases (decreases):
Sales, net of production costs	(1,138,684)	(1,084,207)
Net changes in prices and production costs	(1,692,436)	(859,561)
Extensions and discoveries, net of future development costs	—	7,479,654
Revisions of quantities estimates	(283,689)	1,079,344
Changes in estimated future development costs	(1,381,612)	(3,179,209)
Accretion of discount	1,165,220	706,775
Changes in production rates (timing) and other	658,831	441,654

Balance at end of year	$8,979,830	$11,652,200

Annex A

CONTRIBUTION AGREEMENT

By and Among

WESTSIDE ENERGY CORPORATION

and

KNIGHT ENERGY GROUP I HOLDING CO., LLC

KNIGHT ENERGY GROUP II HOLDING COMPANY, LLC

KNIGHT ENERGY MANAGEMENT HOLDING COMPANY, LLC

HAWK ENERGY FUND I HOLDING COMPANY, LLC

RCH ENERGY OPPORTUNITY FUND I, L.P.

DAVID D. LE NORMAN

CRUSADER ENERGY GROUP HOLDING CO., LLC

and

KNIGHT ENERGY GROUP, LLC

KNIGHT ENERGY GROUP II, LLC

KNIGHT ENERGY MANAGEMENT, LLC

HAWK ENERGY FUND I, LLC

RCH UPLAND ACQUISITION, LLC

CRUSADER MANAGEMENT CORPORATION

CRUSADER ENERGY GROUP, LLC

Dated December 31, 2007

i

ii

Release Amount	Schedule 6.26

Assignment of Membership Interests	Exhibit A
Registration Rights Agreement	Exhibit B
Non-Transfer Agreement	Exhibit C
Release	Exhibit D
Resignation	Exhibit E
2008 LTIP	Exhibit F
Voting Agreement	Exhibit G

iii

INDEX OF DEFINED TERMS

Term	Section
2006 Audit Opinions	Section 5.3(b)
2006 Audited Financials	Section 5.3(b)
2006 Form 10-K	Section 4.7
2007 Audit Opinions	Section 5.3(b)
2007 Audited Financials	Section 5.3(b)
2008 LTIP	Section 4.18(a)
Accounting Firm	Section 5.3(b)
Acquisition of Controlling Interest Statutes	Section 4.24
Acquisition Proposal	Section 6.2(h)
Additional Audit Opinions	Section 5.3(c)
Additional Financial Statements	Section 5.3(c)
Aggregate Cost Overrun	Section 5.1(i)
Agreement	Preamble
Ancillary Agreements	Section 3.3
Anti-Takeover Laws	Section 4.24
Assessment	Section 6.16
Audit	Section 3.8(f)
Audited Financial Statements	Section 5.3
Cash Consideration	Section 1.1(g)
Change of Recommendation	Section 6.2(c)
Closing	Section 1.4(a)
Closing Date	Section 1.4(a)
Code	Recitals
Combinations with Interested Stockholders Statutes	Section 4.24
Common Shares	Recitals
Company	Preamble
Company Aggregate Cost Overrun	Section 5.2(j)
Company Benefits Plans	Section 4.11(a)
Company Employee	Section 4.11(e)
Company Disclosure Schedule	Section 4.1(a)
Company Engagement Letters	Section 4.22
Company ERISA Affiliate	Section 4.11(a)
Company Material Adverse Effect	Section 4.1(c)
Company Material Contracts	Section 4.17(a)
Company Oil and Gas Leases	Section 4.17(a)
Company Reserve Report	Section 4.16(a)
Company Retention Policy	Section 4.11(e)
Company SEC Reports	Section 4.5(a)
Company Stockholders’ Approval	Section 4.18(a)
Company Stockholders’ Meeting	Section 6.2(a)
Company Triggering Event	Section 9.1(g)
Confidentiality Agreement	Section 6.1
Contributions	Section 1.1(e)
Crusader Benefit Plans	Section 3.10(a)
Crusader Disclosure Schedule	Section 3.1(a)
Crusader Employees	Section 3.10(e)
Crusader Employee Agreement	Section 3.10(a)
Crusader Energy	Preamble
Crusader Energy Sale	Section 1.1(g)

i

Term	Section
Crusader Energy Parent	Preamble
Crusader Entities	Preamble
Crusader Entity Material Adverse Effect	Section 7.2(b)
Crusader ERISA Affiliate	Section 3.10(b)
Crusader Financial Statements	Section 3.5
Crusader Management	Preamble
Crusader Management Sale	Section 1.1(f)
Crusader Management Parent	Preamble
Crusader Material Adverse Effect	Section 3.1(c)
Crusader Material Contracts	Section 3.16(a)
Crusader Oil and Gas Leases	Section 3.16(a)
Crusader Operating Entities	Preamble
Crusader Parent Entities	Preamble
Crusader Representative	Section 10.2
Crusader Reserve Materials	Section 3.15(a)
Crusader Severance Policy	Section 3.10(e)
Customary Post-Closing Consents	Section 2.4(b)
D&O Insurance	Section 6.4(c)
Director Nominees	Section 6.12(a)
Enforceability Exception	Section 2.3
Environmental Laws	Section 3.11(a)
ERISA	Section 3.10(a)
Exchange Act	Section 2.4(b)
Exclusivity Agreement	Section 3.16(a)(iii)
Expenses	Section 6.6(b)
Fairness Opinion	Section 4.23
GAAP	Section 3.5
GAAP Prepared	Section 3.5
Governmental Authority	Section 2.4(b)
Hawk	Preamble
Hawk Contribution	Section 1.1(d)
Hawk Parent	Preamble
Hazardous Substances	Section 3.11(b)
HSR Act	Section 2.4(b)
Hydrocarbon Purchase Agreement	Section 3.16(a)(xiii)
Hydrocarbon Sales Agreement	Section 3.16(a)(xii)
Hydrocarbons	Section 3.15(a)
Indemnified Liabilities	Section 6.4(a)
Indemnified Party	Section 6.4(a)
Inspected Party	Section 6.16
Inspecting Party	Section 6.16
Intellectual Property	Section 3.19
Interim Financial Statements	Section 5.3(a)
Knight Energy	Preamble
Knight Energy Parent	Preamble
Knight Energy Sale	Section 1.1(c)
Knight I	Preamble
Knight I Contribution	Section 1.1(a)
Knight I Parent	Preamble
Knight II	Preamble
Knight II Contribution	Section 1.1(b)

ii

Term	Section
Knight II Parent	Preamble
knowledge of Crusader	Section 3.2
knowledge of the Company	Section 4.9(c)
Liens	Section 2.2(a)
LTIP Options	Section 4.18(a)
Majority	Section 10.2(b)
Matching Bid	Section 6.2(g)
Membership Interest Assignment	Section 1.4(b)(i)
Membership Interests	Section 3.2
Modified Superior Proposal	Section 6.2(g)
Non-Transfer Agreement	Section 1.4(d)(ii)
Notice of Superior Proposal	Section 6.2(c)(v)
NRS	Section 4.24
Oil and Gas Interests	Section 3.15(a)
Oil and Gas Lease	Section 3.16(a)
Operating Entity Ancillary Agreements	Section 3.3
Other Proposal	Section 6.2(a)
Parent Ancillary Agreements	Section 2.3
PBGC	Section 3.10(b)
PCBs	Section 3.11(e)
Permits	Section 3.11(d)
Person	Section 3.1(c)
proceeding	Section 6.4(a)
Proxy	Section 2.6
RCH	Preamble
RCH Contribution	Section 1.1(e)
RCH Parent	Preamble
Registration Agreement	Section 1.4(d)(i)
Release	Recitals
Required Proposals	Section 6.2(a)
Resignation	Section 6.12(a)
Reverse Stock Split	Section 6.2(a)
Sales	Section 1.1(g)
SEC	Section 2.6
Securities	Section 2.5(a)
Securities Act	Section 2.4(b)
September 2007 Form 10-Q	Section 4.8
Share Consideration	Section 1.1(e)
Stock Interests	Section 3.2
Subsidiary	Section 3.1(c)
Superior Proposal	Section 6.2(e)
Tax Authority	Section 3.8(f)
Tax Returns	Section 3.8(f)
Taxes	Section 3.8(f)
Termination Date	Section 9.1(b)
Termination Fee	Section 9.2(b)
to Crusader’s knowledge	Section 3.2
Transactions	Section 1.4(a)
Voting Agreement	Recitals
WARN Act	Section 3.14(b)

iii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) dated December 31, 2007, is by and among,

Westside Energy Corporation, a Nevada corporation (the “Company”);

Knight Energy Group I Holding Co., LLC, a Delaware limited liability company (“Knight I Parent”), Knight Energy Group II Holding Company, LLC, a Delaware limited liability company (“Knight II Parent”), Knight Energy Management Holding Company, LLC, a Delaware limited liability company (“Knight Energy Parent”), Hawk Energy Fund I Holding Company, LLC, an Oklahoma limited liability company (“Hawk Parent”), RCH Energy Opportunity Fund I, L.P., a Delaware limited partnership (“RCH Parent”), David D. Le Norman (“Crusader Management Parent”), Crusader Energy Group Holding Co., LLC, an Oklahoma limited liability company (“Crusader Energy Parent” and together with Knight I Parent, Knight II Parent, Knight Energy Parent, Hawk Parent, RCH Parent and Crusader Management Parent, the “Crusader Parent Entities”), Knight Energy Group, LLC, a Delaware limited liability company (“Knight I”), Knight Energy Group II, LLC, a Delaware limited liability company (“Knight II”), Knight Energy Management, LLC, a Delaware limited liability company (“Knight Energy”), Hawk Energy Fund I, LLC, an Oklahoma limited liability company (“Hawk”), RCH Upland Acquisition, LLC, a Delaware limited liability company (“RCH”), Crusader Management Corporation, an Oklahoma corporation (“Crusader Management”), and Crusader Energy Group, LLC, an Oklahoma limited liability company (“Crusader Energy” and together with Knight I, Knight II, Knight Energy, Hawk, RCH and Crusader Management, the “Crusader Operating Entities” and, together with the Crusader Parent Entities, the “Crusader Entities”); and

Crusader Management, as the initial Crusader Representative.

WHEREAS, pursuant to this Agreement, each of the Crusader Parent Entities will contribute or sell to the Company all of the membership interests or capital stock in the Crusader Operating Entity owned by such Crusader Parent Entity in exchange for shares of common stock, par value $.01 per share, of the Company (the “Common Shares”) or cash, as applicable;

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders that the transactions contemplated by this Agreement be consummated upon the terms and subject to the conditions set forth herein, and such Board of Directors has approved this Agreement;

WHEREAS, the governing body of each Crusader Entity deems it advisable and in the best interests of the entity of which it is the governing body and the members or stockholders of such entity that the transactions contemplated by this Agreement be consummated as contemplated by this Agreement, and such governing body has approved this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Crusader Entities entering into this Agreement and agreeing to perform their respective obligations hereunder, certain directors and executive officers of the Company have executed and delivered to the Crusader Representative a voting agreement in the form attached hereto as Exhibit G (individually the “Voting Agreement” and collectively the “Voting Agreements”) pursuant to which they have agreed to vote their Common Shares in favor of the transactions described herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and an inducement to the Crusader Entities entering into this Agreement and agreeing to performing their respective obligations hereunder, each executive officer and certain directors of the Company are executing and delivering to the Crusader Representative a Termination Agreement and Release in the form attached hereto as Exhibit D (individually the “Release” and collectively the “Releases”); and

WHEREAS, for federal income tax purposes, it is intended that the contributions described above will qualify as tax-free contributions under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE CONTRIBUTIONS

Section 1.1 The Contributions and Sales. Upon the terms and subject to the conditions hereof, at the Closing the following transactions shall take place:

(a) Knight I Parent shall contribute all of the membership interests of Knight I to the Company (the “Knight I Contribution”) in exchange for the issuance by the Company to Knight I Parent of an aggregate of 100,100,000 Common Shares;

(b) Knight II Parent shall contribute all of the membership interests of Knight II to the Company (the “Knight II Contribution”) in exchange for the issuance by the Company to Knight II Parent of an aggregate, subject to adjustment as provided in Section 1.5, of 33,933,684 Common Shares;

(c) Knight Energy Parent shall sell all of the membership interests of Knight Energy to the Company (the “Knight Energy Sale”) in exchange for the payment by the Company to Knight Energy Parent of $1,000.00 in cash;

(d) Hawk Parent shall contribute all of the membership interests of Hawk to the Company (the “Hawk Contribution”) in exchange for the issuance by the Company to Hawk Parent of an aggregate of 14,700,000 Common Shares;

(e) RCH Parent shall contribute all of the membership interests of RCH to the Company (the “RCH Contribution” and together with the Knight I Contribution, the Knight II Contribution and the Hawk Contribution, the “Contributions”) in exchange for the issuance by the Company to RCH Parent of an aggregate of 3,700,000 Common Shares (the Common Shares issuable pursuant to this Section 1.1, subject to adjustment as provided in Section 1.5, are referred to, in the aggregate, as the “Share Consideration”);

(f) Crusader Management Parent shall sell all of the capital stock of Crusader Management to the Company (the “Crusader Management Sale”) in exchange for the payment by the Company to Crusader Management Parent of $499,261.00 in cash; and

(g) Crusader Energy Parent shall sell all of the membership interests of Crusader Energy to the Company (the “Crusader Energy Sale”, and together with the Crusader Management Sale, the “Sales”) in exchange for the payment by the Company to Crusader Energy Parent of $1,000.00 in cash (the cash payable pursuant to Sections 1.1(c), (f) and (g) is referred to, in the aggregate, as the “Cash Consideration”).

Section 1.2 Tax Treatment. It is intended that the Contributions shall constitute tax-free contributions under Section 351 of the Code.

Section 1.3 Stock Options; Restricted Stock. All outstanding unvested Common Share awards, Common Shares or phantom share awards outstanding under the Company’s compensation plans shall vest or terminate as provided in Section 4.2(a) of the Company Disclosure Schedule.

Section 1.4 Closing.

(a) The closing (the “Closing”) of the Contributions, the Sales and the other transactions contemplated by this Agreement (collectively, the “Transactions”) shall take place at 12:00 noon, local time, on the business day (the “Closing Date”) on which all of the conditions set forth in Article VII are satisfied or waived, at the offices of Vinson & Elkins LLP, 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas Texas 75201, or at such other date and time as the Company and the Crusader Representative shall agree.

(b) At the Closing, the Crusader Parent Entities identified below shall deliver to the Company:

(i) Knight I Parent: an Assignment of Membership Interests in the form of Exhibit A hereto (the “Membership Interest Assignment”), pursuant to which all of Knight I Parent’s right, title and interest in and to the membership interests of Knight I held by Knight I Parent are transferred to the Company, duly executed by Knight I Parent;

(ii) Knight II Parent: a Membership Interest Assignment, pursuant to which all of Knight II Parent’s right, title and interest in and to the membership interests of Knight II held by Knight II Parent are transferred to the Company, duly executed by Knight II Parent;

(iii) Knight Energy Parent: a Membership Interest Assignment, pursuant to which all of Knight Energy Parent’s right, title and interest in and to the membership interests of Knight Energy held by Knight Energy Parent are transferred to the Company, duly executed by Knight Energy Parent;

(iv) Hawk Parent: a Membership Interest Assignment, pursuant to which all of Hawk Parent’s right, title and interest in and to the membership interests of Hawk held by Hawk Parent are transferred to the Company, duly executed by Hawk Parent;

(v) RCH Parent: a Membership Interest Assignment, pursuant to which all of RCH Parent’s right, title and interest in and to the membership interests of RCH held by RCH Parent are transferred to the Company, duly executed by RCH Parent;

(vi) Crusader Management Parent: all of Crusader Management Parent’s right, title and interest in and to the capital stock of Crusader Management held by Crusader Management Parent, by delivery of certificates representing such capital stock duly endorsed for transfer (or accompanied by stock powers duly executed) by Crusader Management Parent; and

(vii) Crusader Energy Parent: a Membership Interest Assignment, pursuant to which all of Crusader Energy Parent’s right, title and interest in and to the membership interests of Crusader Energy held by Crusader Energy Parent are transferred to the Company, duly executed by Crusader Energy Parent.

(c) At the Closing, each Crusader Parent Entity shall deliver to the Company a certificate, executed by a duly authorized representative of such Crusader Parent Entity, pursuant to Section 7.2(a) and Section 7.2(b);

(d) At the Closing, each Crusader Parent Entity, other than Knight Energy Parent, Crusader Management Parent and Crusader Energy Parent, shall deliver to the Company:

(i) a counterpart to the Registration Rights Agreement in the form of Exhibit B (the “Registration Agreement”) duly executed by such Crusader Parent Entity; and

(ii) a counterpart to a Non-Transfer Agreement in the form of Exhibit C (individually a “Non-Transfer Agreement” and collectively the “Non-Transfer Agreements”) duly executed by such Crusader Parent Entity.

(e) At the Closing, each Crusader Operating Entity shall deliver to the Company a certificate, executed by a duly authorized representative of such Crusader Operating Entity, pursuant to Section 7.2(a) and Section 7.2(b).

(f) At the Closing, the Company shall deliver:

(i) to Knight I Parent, 100,100,000 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of Knight I, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(ii) to Knight II Parent, 33,933,684 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of Knight II Parent, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(iii) to Knight Energy Parent, $1,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative delivered to the Company at least one business day prior to Closing;

(iv) to Hawk Parent, 14,700,000 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of Hawk Parent, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(v) to RCH Parent, 3,700,000 validly issued, fully paid and non-assessable Common Shares, evidenced by a stock certificate issued in the name of RCH Parent, duly countersigned in form for issuance, and duly recorded on the stockholder and transfer records of the Company;

(vi) to Crusader Management Parent, $499,261.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative delivered to the Company at least one business day prior to Closing;

(vii) to Crusader Energy Parent, $1,000.00 in cash by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative delivered to the Company at least one business day prior to Closing; and

(viii) to the Crusader Representative, an officer’s certificate, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, pursuant to Section 7.3(a) and Section 7.3(b);

(g) At the Closing, the Company shall deliver to each Crusader Parent Entity, other than Knight Energy Parent, Crusader Management Parent and Crusader Energy Parent with respect to (i) and (ii):

(i) a counterpart to the Registration Rights Agreement duly executed by the Company;

(ii) a counterpart to each Non-Transfer Agreement duly executed by the Company; and

(iii) a reaffirmation of each Release, in the form attached to the Release, duly executed by each director and executive officer of the Company (other than those with respect to whom the Crusader Representative has requested the Company to deliver a Delay Notice in accordance with Section 6.25).

Section 1.5 Additional Common Shares. If, between the date of this Agreement and Closing, Knight II Parent makes a cash capital contribution to Knight II, and delivers a written certificate of a duly authorized representative to such effect to the Company along with such other evidence of such contribution reasonably requested by the Company at least 10 days prior to the Closing, then the number of Common Shares issuable to Knight II Parent pursuant to Section 1.1 for the Contribution of its interests in Knight II to the Company shall be increased by one (1) Common Share for each three (3) dollars of capital so contributed (with any factional Common Shares rounded to the nearest whole number and with .5 being rounded up to the nearest whole number); provided, however, that to the extent any of the proceeds of such capital contribution is used prior to Closing, such capital contribution shall be used as provided in Section 5.1(c) and provided, further, that no more than 19,290,000 Common Shares shall be issued to Knight II pursuant to this Section 1.5.

Section 1.6 Reverse Stock Split. If the record date for the Reverse Stock Split occurs prior to Closing Date, then (i) the number of Common Shares to be delivered to the Crusader Parent Entities at Closing, as set forth in Section 1.1 and Section 1.4, shall be one-half the number of Common Shares otherwise issuable to such Crusader Parent Entity, with any fractional Common Shares rounded up to the nearest whole number (which numbers shall not be further adjusted by the Reverse Stock Split), and (ii) the number of additional Common Shares to be delivered to Knight II Parent pursuant to Section 1.5 shall be one (1) Common Share for each six (6) dollars of capital contributed, with no more than 9,645,000 Common Shares to be issued to Knight II pursuant to Section 1.5 (which numbers shall not be further adjusted by the Reverse Stock Split). The intent of this Section 1.6 is to provide that the Common Shares issued at Closing be adjusted either pursuant to this Section 1.6 or as a result of the Reverse Stock Split, but not both, and this Section 1.6 shall be interpreted and applied accordingly.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CRUSADER PARENT ENTITIES

Each Crusader Parent Entity, severally as to itself and not jointly, represents and warrants to the Company as follows:

Section 2.1 Organization and Qualification. Such Crusader Parent Entity (other than Crusader Management Parent) is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite limited liability company or limited partnership power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.

Section 2.2 Ownership.

(a) Such Crusader Parent Entity is the record and beneficial owner of all of the outstanding Membership Interests or Stock Interests of the Crusader Operating Entity as set forth in Section 2.2(a) of the Crusader Disclosure Schedule free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, “Liens”), and such Membership Interests or Stock Interests of such Crusader Operating Entity so owned by such Crusader Parent Entity constitutes all of the outstanding equity interests of such Crusader Operating Entity. There are no irrevocable proxies with respect to any such Membership Interests or Stock Interests held by such Crusader Parent Entity.

(b) There are no contracts, commitments, understandings or arrangements by which such Crusader Parent Entity is or may be bound to issue additional equity interests of any Crusader Operating Entity or securities convertible into or exchangeable or exercisable for any such equity.

Section 2.3 Authority. Such Crusader Parent Entity (other than Crusader Management Parent) has full limited liability company or limited partnership power and authority to execute and deliver this Agreement and any ancillary agreements to which such Crusader Parent Entity is or will be a party (the “Parent Ancillary Agreements”) and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements to which such Crusader Parent Entity (other than Crusader Management Parent) is or will be a party and the consummation of the Transactions have been duly and validly authorized by such Crusader Parent Entities’ managers, members or general partner (as the case may be), and no other limited liability company or limited partnership proceedings on the part of such Crusader Parent Entity are necessary to authorize this Agreement and the Parent Ancillary Agreements to which such Crusader Parent Entity is or will be a party or for such Crusader Parent Entity to consummate the Transactions. This Agreement has been, and the Parent Ancillary Agreements to which such Crusader Parent Entity is or will be a party are, or upon execution by such Crusader Parent Entity will be, duly and validly executed and delivered by such Crusader Parent Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of such Crusader Parent Entity enforceable against such Crusader Parent Entity in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

Section 2.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by such Crusader Parent Entity of its obligations hereunder will not:

(a) conflict with any provision of such Crusader Parent Entity’s (other than Crusader Management Parent) organizational documents; or

(b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority (“Governmental Authority”), except for any required filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state laws relating to takeovers, if applicable, state securities or blue sky laws, except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Closing in connection with transactions of the same nature as are contemplated hereby (“Customary Post-Closing Consents”) or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not materially impair the ability of such Crusader Parent Entity to perform its obligations under this Agreement or any Parent Ancillary Agreement or prevent the consummation of any of the Transactions.

Section 2.5 Compliance with Securities Laws.

(a) The Common Shares (collectively, the “Securities”) being acquired by such Crusader Parent Entity, if any, are being acquired for such Crusader Parent Entity’s own account, not as a nominee or agent, and such Crusader Parent Entity does not have a present intention of selling or granting any participation in or otherwise distributing the Securities in any transaction in violation of the securities laws of the United States of America or any state, without prejudice, however, to such Crusader Parent Entity’s right at all times to sell or otherwise dispose of all or any part of the Securities under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder. Such Crusader Parent Entity understands and agrees that if it should in the future decide to dispose of any of the Securities, such Crusader Parent Entity may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered.

(b) Such Crusader Parent Entity (other than Crusader Management Parent and Crusader Energy Parent) (i) is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities.

(c) It is understood that any certificates evidencing the Securities will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended, or any state securities law. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act and any such state securities laws or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act and state securities laws.”

Section 2.6 Proxy/Prospectus; Registration Statement. None of the information to be supplied by such Crusader Parent Entity for inclusion in the proxy statement relating to the Company Stockholders’ Meeting (as hereinafter defined) (the “Proxy”), to be filed by the Company with the Securities and Exchange Commission (“SEC”), and any amendments or supplements thereto, will, at the respective times the Proxy is filed and at the time the Proxy or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CRUSADER OPERATING ENTITIES

Each Crusader Operating Entity represents and warrants to the Company, solely as to itself and not with respect to any other Crusader Operating Entity (except as otherwise expressly provided herein) as follows (and each reference to a Crusader Material Adverse Effect in this Article III shall be a representation and warranty as to a Crusader Material Adverse Effect only with respect to the Crusader Operating Entity making the representation and warranty in which such reference appears):

Section 3.1 Organization and Qualification.

(a) Such Crusader Operating Entity is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the state of its formation, is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in the jurisdictions set forth in Section 3.1(a) of the disclosure letter delivered by such Crusader Entities to the Company contemporaneously with the execution hereof (the “Crusader Disclosure Schedule”), which includes each jurisdiction in which the character of such Crusader Operating Entity’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Crusader Material Adverse Effect. Such Crusader Operating Entity has all requisite limited liability company or corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Such Crusader Operating Entity has made available to the Company a complete and correct copy of all of its organizational documents, each as amended to date, and such Crusader Operating Entity’s organizational documents as made available are in full force and effect. Such Crusader Operating Entity is not in default in any respect in the performance, observation or fulfillment of any provision of its organizational documents.

(b) Such Crusader Operating Entity has no Subsidiaries and does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For purposes of this Agreement, (i) a “Crusader Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of such Crusader Operating Entity; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Crusader Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the market price or futures price of oil or natural gas, (C) (1) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (2) the announcement of this Agreement, (3) the pendency of the consummation of the Transactions, or (4) any suit, action or proceeding arising out of or in connection with this Agreement or the Transactions, (D) compliance with the terms of this Agreement, (E) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (F) actions or inactions specifically permitted by a prior written waiver by the Company of performance by such Crusader Operating Entity of any of its obligations under this Agreement, (G) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (H) the termination after the date of this Agreement of any employee’s or independent contractor’s employment by, or independent contractor relationship with, such Crusader Operating Entity, or any notice thereof, other than as a result of any breach by such Crusader Operating Entity of the terms of this Agreement, (I) (1) the taking of any action outside the ordinary course of business required by this Agreement or (2) the failure to take any action prohibited by this Agreement, (J) the failure of such Crusader Operating Entity to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 3.4(c) of the Crusader Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (K) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required of such Crusader Operating Entity by Section 5.1 and Article VI and the consummation of the Transactions, including, as a result of such Crusader Operating Entity’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement, provided that if any of the foregoing clauses (A) through (K) constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in the foregoing clauses (F), (I) or (K)) may be taken into account in the determination of a Crusader Material Adverse Effect; and (ii) “Subsidiary” means, with respect to any natural person corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization (a “Person”), of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

Section 3.2 Capitalization. All of the membership interests (the “Membership Interests”) or capital stock (the “Stock Interests”) issued by such Crusader Operating Entity that are outstanding as of the date hereof are described in Section 3.2 of the Crusader Disclosure Schedule. All of the outstanding Membership Interests or Stock Interests, as applicable, of such Crusader Operating Entity are validly issued, fully paid and nonassessable, and free of preemptive rights and are owned of record and beneficially by such Crusader Parent Entity as identified in Section 3.2 of the Crusader Disclosure Schedule. Except as set forth in Section 3.2 of the Crusader Disclosure Schedule, no equity interests of such Crusader Operating Entity are currently outstanding or may become outstanding in the future because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of such Crusader Operating Entity, and there are no contracts, commitments, understandings or arrangements by which such Crusader Operating Entity is or may be bound to issue additional equity interests of such Crusader Operating Entity or securities convertible into or exchangeable or exercisable for any such equity. For purposes of this Agreement, phrases such as “knowledge of Crusader,” “to Crusader’s knowledge” and similar terms mean, with respect to a particular representation and warranty made by a Crusader Operating Entity, the current knowledge of the individuals set forth opposite such Crusader Operating Entity’s name in Section 3.2 of the Crusader Disclosure Schedule.

Section 3.3 Authority. Such Crusader Operating Entity has full limited liability company or corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which such Crusader Operating Entity is or will be a party (the “Operating Entity Ancillary Agreements” and, together with the Parent Ancillary Agreements, the “Ancillary Agreements”) and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Operating Entity Ancillary Agreements to which such Crusader Operating Entity is or will be a party and the consummation of the Transactions have been duly and validly authorized by such Crusader Operating Entity’s managers, members or board of directors (as the case may be), and no other limited liability company or corporate proceedings on the part of such Crusader Operating Entity are necessary to authorize this Agreement and the Operating Entity Ancillary Agreements to which such Crusader Operating Entity is or will be a party or to consummate the Transactions. This Agreement has been, and the Operating Entity Ancillary Agreements to which such Crusader Operating Entity is or will be a party are, or upon execution will be, duly and validly executed and delivered by such Crusader Operating Entity and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of such Crusader Operating Entity enforceable against such Crusader Operating Entity in accordance with their respective terms, except for the Enforceability Exception.

Section 3.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Operating Entity Ancillary Agreements, the consummation of the Transactions and the performance by such Crusader Operating Entity of its obligations hereunder and thereunder will not:

(a) conflict with any provision of such Crusader Operating Entity’s organizational documents;

(b) require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 3.4(b) of the Crusader Disclosure Schedule and except for Customary Post Closing Consents or (ii) except as set forth in Section 3.4(b) of the Crusader Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (A) result in a Crusader Material Adverse Effect, (B) materially impair the ability of such Crusader Operating Entity to perform its obligations under this Agreement or any Operating Entity Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 3.4(c) of the Crusader Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which such Crusader Operating Entity is a party or by which such Crusader Operating Entity or any of its properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Crusader Material Adverse Effect, (ii) materially impair the ability of such Crusader Operating Entity to perform their obligations under this Agreement or any Operating Entity Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 3.4(d) of the Crusader Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Crusader Operating Entity;

(e) except as set forth in Section 3.4(e) of the Crusader Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or material properties or assets of such Crusader Operating Entity under any agreement or instrument to which such Crusader Operating Entity is a party or by which such Crusader Operating Entity or any of its properties or assets is bound; or

(f) result in any holder of any securities of such Crusader Operating Entity being entitled to appraisal, dissenters’ or similar rights.

Section 3.5 Financial Statements. The financial statements of such Crusader Operating Entity or its predecessors listed in Section 3.5 of the Crusader Disclosure Schedule (the “Crusader Financial Statements”), a copy of each of which previously has been provided to the Company, are, except as set forth in Section 3.5 of the Crusader Disclosure Schedule, GAAP Prepared. For purposes of this Agreement, “GAAP Prepared” means that such financial statements have been prepared from, and are in accordance with, the books and records of the applicable entity to which such financial statements relate, comply in all material respects with applicable accounting requirements and with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis (subject, in the case of interim financial statements, to normal year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the applicable entity to which such financial statements relate, as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of such applicable entity, for the periods presented therein (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 3.6 Absence of Undisclosed Liabilities; Operations and Assets of Certain Crusader Operating Entities.

(a) As of the date hereof, such Crusader Operating Entity does not have any liabilities or obligations of any nature (contingent or otherwise) except (i) as set forth in Section 3.6(a), Section 3.6(b) or Section 3.6(c) of the Crusader Disclosure Schedule, (ii) as reflected or reserved against in the balance sheets (or the notes thereto) as of September 30, 2007, included in the Crusader Financial Statements, (iii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2007, (iv) liabilities that would not have a Crusader Material Adverse Effect, (v) liabilities not required by GAAP to be reflected on a balance sheet of such Crusader Operating Entity or the notes thereto and (vi) liabilities under this Agreement.

(b) As of the date hereof, the only assets of Crusader Energy are described in Section 3.6(b) of the Crusader Disclosure Schedule. Crusader Energy has engaged in no business and has conducted no operations other than the ownership of the assets described in Section 3.6(b) of the Crusader Disclosure Schedule. As of the date hereof, except as disclosed in Section 3.6(b) of the Crusader Disclosure Schedule and obligations under this Agreement, Crusader Energy has no liabilities or obligations of any nature (contingent or otherwise).

(c) As of the date hereof, the only assets of Knight Energy are described in Section 3.6(c) of the Crusader Disclosure Schedule. Knight Energy has engaged in no business and has conducted no operations other than the ownership of the assets described in Section 3.6(c) of the Crusader Disclosure Schedule. As of the date hereof, except as disclosed in Section 3.6(c) of the Crusader Disclosure Schedule and obligations under this Agreement, Knight Energy has no liabilities or obligations of any nature (contingent or otherwise).

Section 3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Crusader Disclosure Schedule or as contemplated by this Agreement, since December 31, 2006, (a) such Crusader Operating Entity has conducted its business in all material respects only in the ordinary course of business consistent with past practices, (b) through the date of this Agreement, there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Crusader Material Adverse Effect with respect to such Crusader Operating Entity, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any Membership Interest or Stock Interest, as applicable, of such Crusader Operating Entity, or any repurchase, redemption or other acquisition by such Crusader Operating Entity of any outstanding Membership Interests or Stock Interests, as applicable, or other securities of, or other ownership interests in, such Crusader Operating Entity, (d) there has not been any amendment of any term of any outstanding Membership Interest or Stock Interest, as applicable, of such Crusader Operating Entity, and (e) there has not been any change in any method of accounting or accounting practice by such Crusader Operating Entity, except for any such change required because of a concurrent change in GAAP.

Section 3.8 Taxes. Except as otherwise disclosed in Section 3.8 of the Crusader Disclosure Schedule and for matters that would not have a Crusader Material Adverse Effect:

(a) Such Crusader Operating Entity has timely filed (or has had timely filed on its behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of such Crusader Operating Entity or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) Such Crusader Operating Entity has paid (or has paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date. Such Crusader Operating Entity has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Audit by a Tax Authority is pending as of the date of this Agreement or, to the knowledge of Crusader, threatened as of the date of this Agreement, with respect to any Tax Returns filed by, or Taxes due from, such Crusader Operating Entity. To the knowledge of Crusader, no issue has been raised by any Tax Authority in any Audit of such Crusader Operating Entity that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or, to the knowledge of Crusader, threatened as of the date of this Agreement, against such Crusader Operating Entity. There are no liens for Taxes upon the assets of such Crusader Operating Entity, except liens for current Taxes not yet delinquent.

(d) Such Crusader Operating Entity has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, such Crusader Operating Entity has disclosed and provided or made available true and complete copies to the Company of all material Tax sharing, Tax indemnity, or similar agreements to which such Crusader Operating Entity is a party, is bound by, or has any obligation or liability for Taxes.

(f) In this Agreement, (i) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority or proceeding or appeal of such proceeding relating to Taxes; (ii) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (iii) “Tax Authority” means the Internal Revenue Service and any other domestic, state, local or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) “Tax Returns” means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(g) No Crusader Operating Entity has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(h) Such Crusader Operating Entity has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(i) Such Crusader Operating Entity does not have a liability for Taxes of any Person (other than such Crusader Operating Entity) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(j) Such Crusader Operating Entity has not distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(k) Such Crusader Operating Entity (other than Crusader Management) will be immediately prior to Closing, an entity disregarded from its owner from a federal income tax perspective. Such Crusader Operating Entity (other than Crusader Management) has not, and will not, file an election to be taxed as a corporation from a federal income tax perspective.

(l) Such Crusader Operating Entity has not (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1. Such Crusader Operating Entity has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

Section 3.9 Litigation. Except as disclosed in Section 3.9 of the Crusader Disclosure Schedule, as of the date of this Agreement there is no suit, claim, action, proceeding or investigation pending or, to Crusader’s knowledge, threatened against or directly affecting such Crusader Operating Entity or any of the managers or directors of such Crusader Operating Entity in their capacity as such, nor, to Crusader’s knowledge, is there any reasonable basis for any such suit, claim, action, proceeding or investigation that would have a Crusader Material Adverse Effect, if adversely determined. Neither such Crusader Operating Entity nor any officer, director or employee of such Crusader Operating Entity has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of such Crusader Operating Entity nor, to the knowledge of Crusader, is such Crusader Operating Entity or any officer, director or employee of such Crusader Operating Entity in their capacity as such under investigation by any Governmental Authority. Except as disclosed in Section 3.9 of the Crusader Disclosure Schedule, as of the date of this Agreement there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring such Crusader Operating Entity to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 3.9 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 3.11.

Section 3.10 Employee Benefit Plans; ERISA.

(a) Section 3.10(a)(1) of the Crusader Disclosure Schedule contains a true and complete list of the individual or group employee or consultant benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) sponsored, maintained or contributed to by such Crusader Operating Entity within six years prior to the Closing (“Crusader Benefit Plans”), and Section 3.10(a)(2) of the Crusader Disclosure Schedule lists each individual employment, consulting, severance or similar agreement with respect to which any Crusader Operating Entity has any current or future obligation or liability other than the Crusader Severance Policy (“Crusader Employee Agreement”).

(b) With respect to each Crusader Benefit Plan of such Crusader Operating Entity (except as specified below): (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Crusader, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that would not result in a Crusader Material Adverse Effect with respect to such Crusader Operating Entity; (iii) such Crusader Operating Entity has not engaged in, and, to Crusader’s knowledge, as of the date of this Agreement no Person has engaged in, any transaction or acted or failed to act in any manner that would subject such Crusader Operating Entity to any liability for a breach of fiduciary duty under ERISA that would result in a Crusader Material Adverse Effect; (iv) as of the date of this Agreement no disputes are pending or, to the knowledge of Crusader, threatened; (v) such Crusader Operating Entity has not engaged in, and, to Crusader’s knowledge, no Person has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that would result in a Crusader Material Adverse Effect; (vi) with respect to any plan subject to Title IV of ERISA that is maintained during the six year period preceding the Closing by such Crusader Operating Entity or any trade or business, whether or not incorporated, which together with such Crusader Operating Entity would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Crusader ERISA Affiliate”), there have been no “reportable events” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”); (vii) with respect to any Crusader Benefit Plan subject to Title IV of ERISA during the six year period preceding the Closing, all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) with respect to any Crusader Benefit Plan subject to Title IV of ERISA during the six year period preceding the Closing, no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for plan which is a defined benefit pension plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made by such Crusader Operating Entity under any Crusader Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of such Crusader Operating Entity.

(c) No Crusader Benefit Plan maintained during the six year period preceding the Closing is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to which such Crusader Operating Entity or a Crusader ERISA Affiliate could be subject to any liability, lien or encumbrance with respect to any Crusader Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA, maintained, sponsored or contributed to by a Crusader Operating Entity or Crusader ERISA Affiliate, under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 3.10(d) of the Crusader Disclosure Schedule, no present or former employees of such Crusader Operating Entity are covered by any Crusader Employee Agreements or plans that provide or will provide severance pay, change of control payments, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to such Crusader Operating Entity under Sections 4999 and 280G of the Code, respectively.

(e) Attached as Section 3.10(e) of the Crusader Disclosure Schedule is a current list of such Crusader Operating Entity’s employees (the “Crusader Employees”), a copy of such Crusader Operating Entity’s severance policy (the “Crusader Severance Policy”), a severance package table which lists the maximum amount of all cash amounts as of September 30, 2007 that may be paid to such Crusader Employees, and a list of Crusader Employees with written employment agreements, written letter agreements, agreements covered by resolution of such Crusader Operating Entity’s board of managers or directors addressing specific employees, or other agreements set forth in Section 3.10(a)(2) of the Crusader Disclosure Schedule.

Section 3.11 Environmental Liability. Except as set forth in Section 3.11 of the Crusader Disclosure Schedule or as would not result in a Crusader Material Adverse Effect:

(a) The business of such Crusader Operating Entity have been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water

Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, “Environmental Laws”).

(b) Such Crusader Operating Entity has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, “Hazardous Substances”), except in material compliance with all Environmental Laws, and, to Crusader’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by such Crusader Operating Entity except in material compliance with all Environmental Laws.

(c) As of the date of this Agreement, such Crusader Operating Entity has not received any written notice from any Governmental Authority or third party or, to the knowledge of Crusader, any other communication alleging or concerning any material violation by such Crusader Operating Entity of, or responsibility or liability of such Crusader Operating Entity under, any Environmental Law. As of the date of this Agreement, there are no pending or, to the knowledge of Crusader, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of such Crusader Operating Entity alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Crusader have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Such Crusader Operating Entity has obtained and is in compliance in all material respects with all material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, registrations and other authorizations of Governmental Authorities (“Permits”) under all Environmental Laws required for the operation of the business of such Crusader Operating Entity as currently conducted; as of the date of this Agreement there are no pending or, to the knowledge of Crusader, threatened actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and as of the date of this Agreement Crusader does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits.

(e) Without in any way limiting the generality of the foregoing, as of the date of this Agreement (i) to Crusader’s knowledge, all offsite locations where such Crusader Operating Entity has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by such Crusader Operating Entity except in material compliance with Environmental Laws.

(f) As of the date of this Agreement, no claims have been asserted or, to Crusader’s knowledge, threatened to be asserted against such Crusader Operating Entity for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by such Crusader Operating Entity.

Section 3.12 Compliance with Applicable Laws.

(a) Such Crusader Operating Entity holds all material Permits necessary for the lawful conduct of its business, as now conducted, and such businesses are not being, and such Crusader Operating Entity has not received any notice as of the date of this Agreement from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Crusader Material Adverse Effect; provided, however, no representation or warranty in this Section 3.12 is made with respect to Taxes, which are covered exclusively in Section 3.8, Employee Benefit Plans or ERISA matters, which are covered exclusively in Section 3.10, Environmental Laws, which are covered exclusively in Section 3.11, or labor matters or employee matters, which are covered exclusively in Section 3.14.

(b) Neither such Crusader Operating Entity nor, to the knowledge of Crusader, any director, officer, agent, employee or other Person acting on behalf of such Crusader Operating Entity, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 3.13 Insurance. Section 3.13 of the Crusader Disclosure Schedule lists each insurance policy of such Crusader Operating Entity currently in effect. Such Crusader Operating Entity has made available to the Company a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, neither such Crusader Operating Entity nor, to such Crusader’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Crusader does not have any knowledge of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Crusader Material Adverse Effect. Section 3.13 of the Crusader Disclosure Schedule describes any self-insurance arrangements affecting such Crusader Operating Entity. To Crusader’s knowledge, the insurance policies listed in Section 3.13 of the Crusader Disclosure Schedule include all policies which are required in connection with the operation of the businesses of such Crusader Operating Entity as currently conducted by applicable laws and all agreements relating to such Crusader Operating Entity. There is no material claim by such Crusader Operating Entity pending as of the date of this Agreement under such Crusader Operating Entity’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 3.14 Labor Matters; Employees.

(a) Except as set forth in Section 3.14 of the Crusader Disclosure Schedule, (i) as of the date of this Agreement, there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Crusader, threatened against or affecting such Crusader Operating Entity and, during the past five years, there has not been any such action, (ii) such Crusader Operating Entity is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of such Crusader Operating Entity, (iii) none of the employees of such Crusader Operating Entity are represented by any labor organization and Crusader does not have any knowledge of any current union organizing activities among the employees of such Crusader Operating Entity, (iv) such Crusader Operating Entity has at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) as of the date of this Agreement there is no unfair labor practice charge or complaint against such Crusader Operating Entity pending or, to the knowledge of Crusader, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) as of the date of this Agreement there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to such Crusader Operating Entity, (vii) as of the date of this Agreement, neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to such Crusader Operating Entity, and (viii) as of the date of this Agreement, there is no employee or governmental claim or investigation relating to such Crusader Operating Entity, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), such Crusader Operating Entity has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Crusader Operating Entity, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such Crusader Operating Entity, nor has such Crusader Operating Entity been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would have a Crusader Material Adverse Effect.

Section 3.15 Reserve Materials.

(a) All information (including the statement of the percentage of net revenues from the oil and gas wells and other interests evaluated therein to which such Crusader Operating Entity is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by such Crusader Operating Entity) supplied to Laroche Petroleum Consultants, Ltd. by or on behalf of such Crusader Operating Entity that was material to the estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of the Crusader Operating Entities in connection with the preparation of the proved oil and gas reserve materials concerning the Oil and Gas Interests of the Crusader Operating Entities as of June 30, 2007, and reviewed by such engineering firm (the “Crusader Reserve Materials”) was (at the time supplied or as modified or amended prior to the finalization of such Crusader Reserve Materials) true and correct in all material respects and to Crusader’s knowledge there were no material errors in such information that existed at the time the Crusader Reserve Materials were finalized. For purposes of this Agreement “Oil and Gas Interests” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, Permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), changes resulting from depletion resulting from the ordinary course of operations in an amount, other than as set forth in Section 3.15(a) of the Crusader Disclosure Schedule, consistent with the depletion forecast contained in the Crusader Reserve Materials and any dispositions set forth in Section 3.15(b) of the Crusader Disclosure Schedule, as of the date of this Agreement there has been no change in respect of the matters addressed in the Crusader Reserve Materials that would have a Crusader Material Adverse Effect.

(b) Set forth in Section 3.15(b) of the Crusader Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Crusader Reserve Materials that such Crusader Operating Entity has disposed of prior to the date hereof.

Section 3.16 Material Contracts.

(a) Except as set forth in Section 3.16(a) of the Crusader Disclosure Schedule, such Crusader Operating Entity is not a party to or bound by or otherwise subject to any oral or written contract, lease, indenture, agreement, arrangement or understanding of the following nature, excluding any material agreement or contract pursuant to which a Crusader Operating Entity leases, has rights of ingress, egress, easement or passage, or otherwise has rights in or access to surface or subsurface real property and/or the Hydrocarbons or other minerals located thereon or thereunder for the purpose or use of exploration, exploitation, drilling, production, gathering or transportation of Hydrocarbons, including without limitation each contract and each amendment, ratification, settlement agreement and letter agreement pertaining thereto (each, an “Oil and Gas Lease”), to which such Crusader Operating Entity is a party (collectively, the “Crusader Oil and Gas Leases” and, together with the items described in the following clauses (i) through (xiv), the “Crusader Material Contracts”):

(i) of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by the Crusader Operating Entities, taken as a whole, which would go effective as of the date of this Agreement;

(ii) evidencing or related to indebtedness for borrowed money, whether directly or indirectly;

(iii) containing any provision or covenant (A) limiting the ability of such Crusader Operating Entity to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to such Crusader Operating Entity (collectively, “Exclusivity Arrangements”);

(iv) that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement or the consummation of the Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(v) providing for the disposition of any significant portion of the assets or business of such Crusader Operating Entity (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(vi) concerning a partnership or joint venture;

(vii) any employment, change of control, severance, retention, consulting or similar plan, policy or agreement;

(viii) containing covenants purporting to limit the freedom of such Crusader Operating Entity to hire an individual or group of individuals;

(ix) providing for “earn outs,” or other contingent payments by such Crusader Operating Entity;

(x) confidentiality or standstill agreements with any Person that restrict such Crusader Operating Entity in the use of any information or the taking of any actions by such Crusader Operating Entity entered into in connection with the consideration by such Crusader Operating Entity of any acquisition of equity interests or assets;

(xi) providing rights of indemnification in favor of a director, officer or manager of such Crusader Operating Entity;

(xii) any material sales, purchase or marketing contract that is currently in effect and under which such Crusader Operating Entity is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of six months or less, and which provide for a price not less than the market value price that would be received pursuant to an arms-length contract for the same term with an unaffiliated third party purchaser) (a “Hydrocarbon Sales Agreement”);

(xiii) any material sales, purchase or marketing contract that is currently in effect and under which such Crusader Operating Entity is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable by such Crusader Operating Entity which is a party thereto without penalty on 30 days’ notice or less, which provide for a price not greater then the market value price that would be paid pursuant to an arm’s-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken) (a “Hydrocarbon Purchase Agreement”); or

(xiv) not entered into in the ordinary course of business in which the amount involved is in excess of $300,000.

(b) All Crusader Material Contracts are the valid and legally binding obligations of such Crusader Operating Entity party thereto and, to the knowledge of Crusader, each of the other parties thereto and are enforceable in accordance with their respective terms subject to the Enforceability Exception. Such Crusader Operating Entity is not in material breach or default with respect to, and to the knowledge of Crusader, no other party to any Crusader Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise. Neither such Crusader Operating Entity nor, as of the date of this Agreement, any other party to any Crusader Material Contract to which such Crusader Operating Entity is a party has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. Except as set forth in Section 3.16(b) of the Crusader Disclosure Schedule, no Crusader Material Contract to which such Crusader Operating Entity is a party contains any provision that prevents such Crusader Operating Entity from owning, managing and operating the Oil and Gas Interests owned by it in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 3.16(c) of the Crusader Disclosure Schedule, (i) there are no outstanding calls for payments in excess of $300,000 that are due from such Crusader Operating Entity or that such Crusader Operating Entity is committed to make that have not been made; (ii) there are no material operations with respect to the Oil and Gas Interests which such Crusader Operating Entity has become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 3.16(d) of the Crusader Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of such Crusader Operating Entity which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of such Crusader Operating Entity are limited by terms fixed by a certain number of years (other than primary terms under Oil and Gas Leases of such Crusader Operating Entity and as may otherwise be provided by applicable law).

Section 3.17 Required Stockholder Vote. No vote of the holders of any class or series of equity of such Crusader Operating Entity is necessary to consummate the Transactions which vote has not been obtained prior to the date of this Agreement.

Section 3.18 Proxy/Prospectus; Registration Statement. None of the written information to be supplied by such Crusader Operating Entity for inclusion in the Proxy, to be filed by the Company with the SEC, and any amendments or supplements thereto, will, at the respective times the Proxy is filed and at the time the Proxy or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.19 Intellectual Property. Such Crusader Operating Entity owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property”) currently used in the conduct of the business of such Crusader Operating Entity, except where the failure to so own or otherwise have the right to use such Intellectual

Property would not, individually or in the aggregate, have a Crusader Material Adverse Effect. As of the date of this Agreement, no Person has notified such Crusader Operating Entity in writing, and Crusader does not have any knowledge, that its use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of such Crusader Operating Entity that would have a Crusader Material Adverse Effect, and, to Crusader’s knowledge, no Person is infringing on any right of such Crusader Operating Entity with respect to any such Intellectual Property. As of the date of this Agreement, no claims are pending or, to Crusader’s knowledge, threatened that such Crusader Operating Entity is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

Section 3.20 Hedging. Section 3.20 of the Crusader Disclosure Schedule sets forth for the periods shown the obligations of such Crusader Operating Entity as of the date hereof for the delivery of Hydrocarbons attributable to any of the properties of such Crusader Operating Entity in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 3.20 of the Crusader Disclosure Schedule, as of the date hereof, such Crusader Operating Entity is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by such Crusader Operating Entity in connection with the Transactions based upon arrangements made by and on behalf of such Crusader Operating Entity.

Section 3.22 Takeover Laws and Rights Plans. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to such Crusader Operating Entity is applicable to the Transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Crusader Entity as follows:

Section 4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by the Company to the Crusader Operating Entities contemporaneously with the execution hereof (the “Company Disclosure Schedule”), which includes each jurisdiction in which the character of the Company’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. The Company has made available to the Crusader Operating Entities a complete and correct copy of its articles of incorporation and bylaws or other formation documents, each as amended to date, and the articles of incorporation and bylaws as made available are in full force and effect. The Company is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws or other formation documents.

(b) Section 4.1(b) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of the

Company’s Subsidiaries is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 4.1(b) of the Company Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary’s properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate, limited liability company or limited partnership power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. The Company has made available to the Crusader Operating Entities a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of the Company is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than the Company’s Subsidiaries, the Company does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

(c) For purposes of this Agreement, a “Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Company and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price or futures price of oil or natural gas, (iii) (A) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (B) the announcement of this Agreement, (C) the pendency of the consummation of the Transactions, or (D) any suit, action or proceeding arising out of or in connection with this Agreement or the Transactions, (iv) compliance with the terms of this Agreement, (v) any adverse change in the market price or trading volume of the Common Shares after the date hereof; provided, that the underlying cause of any such change may be taken into consideration in making such determination, (vi) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (vii) actions or inactions specifically permitted by a prior written waiver by the Crusader Representative of performance by the Company of any of its obligations under this Agreement, (viii) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (ix) the termination after the date of this Agreement of any Company Employee’s, consultant’s or independent contractor’s employment by, or independent contractor or consultant relationship with, the Company or any of its Subsidiaries, or any notice thereof, other than as a result of any breach by the Company or any of its Subsidiaries of the terms of this Agreement, (x) (A) the taking of any action outside the ordinary course of business required by this Agreement, or (B) the failure to take any action prohibited by this Agreement, (xi) the failure of the Company or any Subsidiary to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 4.4(c) of the Company Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (xii) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required of the Company by Section 5.2 and Article VI and the consummation of the Transactions, including, as a result of the Company’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers, Company Employees or consultants under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement; provided that if any of the foregoing clauses (i) through (xii) constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in clauses (vii), (x) and (xii)) may be taken into account in the determination of a Company Material Adverse Effect.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 Common Shares, and 10,000,000 shares of preferred stock of the Company, par value $.01 per share. As of the date hereof, the Company has (i) 25,361,273 Common Shares issued and outstanding, 146,953 of which are subject to vesting under stock option plans or agreements as set forth in Section 4.2(a) of the Company Disclosure Schedule, (ii) no Common Shares in treasury, (iii) no shares of preferred stock outstanding, (iv) no outstanding stock options to acquire Common Shares under any stock option plans or agreements of the Company, (v) 1,245,000 unvested Common Shares subject to award agreements issued under compensation plans, which Common Shares vest and terminate, as set forth in Section 4.2(a) of the Company Disclosure Schedule and (vi) 566,392 Common Shares issuable pursuant to warrants outstanding which have the exercise prices and term set forth in Section 4.2(a) of the Company Disclosure Schedule. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with the Company’s stockholders, whether together or as a separate class, on any matters on which the Company’s stockholders may vote. All the outstanding Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, calls or other contracts, commitments, understandings or arrangements (including “rights plans” or “poison pills”) obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or any other awards the payment or value of which is determined based on the value of shares of the Company’s capital stock. There are no agreements, arrangements or other understandings to which the Company is a party with respect to the right to vote any shares of capital stock of the Company.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding equity interests of each Company Subsidiary free and clear of all Liens, all of the equity interests of each Company Subsidiary are validly issued, fully paid and nonassessable, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Company Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue additional equity interests of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests.

Section 4.3 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Company Stockholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is or will be a party or to consummate the Transactions, other than the Company Stockholders’ Approval. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute valid and binding obligations of the Company enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the performance by the Company of its obligations hereunder and thereunder will not:

(a) subject to receipt of the Company Stockholders’ Approval, conflict with any provision of the articles of incorporation or bylaws, as amended, of the Company or the organizational documents of any of its Subsidiaries;

(b) require any consent, waiver, approval, order, authorization or Permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for any applicable requirements of the HSR Act, the Securities Act, the Exchange Act, the AMEX, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and Permits that would not (A) result in a Company Material Adverse Effect, (B) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

(c) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Company Material Adverse Effect, (ii) materially impair the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

(d) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries;

(e) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of the Company or equity interests of its Subsidiaries (other than a Crusader Operating Entity after the Closing) under any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound; or

(f) result in any holder of any securities of the Company being entitled to appraisal, dissenters’ or similar rights.

Section 4.5 Company SEC Reports.

(a) The Company has filed with the SEC true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since December 31, 2004, under the Securities Act or the Exchange Act (the forms, documents, statements and reports filed with or furnished to the SEC since December 31, 2004, and those filed with or furnished to the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, collectively, the “Company SEC Reports”). As of the respective dates the Company SEC Reports were filed (or, if any such Company SEC Reports filed prior to the date of this Agreement were amended, as of the date of the last such amendment filed with the SEC at least two business days prior to the date of this Agreement), each Company SEC Report, including any financial statements or schedules included therein, (a) complied or, if filed or furnished to the SEC after the date of this Agreement, will comply in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not or, if filed or furnished to the SEC after the date of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Company SEC Report has occurred that would require the

Company to file a Current Report on Form 8-K other than the execution of this Agreement. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any Company SEC Reports.

(b) The chief executive officer and chief financial officer of the Company have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither the Company nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing the Company’s SEC filings and other public disclosure and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards, rules and regulations of, and the agreement with, The American Stock Exchange.

Section 4.6 Company Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) filed with the SEC since December 31, 2004 have been GAAP Prepared.

Section 4.7 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (contingent or otherwise) except (a) as reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2006, as filed with the SEC on April 18, 2007 (the “2006 Form 10-K”), and any Company SEC Reports filed and publicly available after April 18, 2007, and at least two business days prior to the date of this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2006, (c) liabilities that would not have a Company Material Adverse Effect, (d) liabilities not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto and (e) liabilities under this Agreement.

Section 4.8 Absence of Certain Changes. Except as set forth in the financial statements in the Company’s Form 10-Q for the period ending September 30, 2007, as filed with the SEC on November 14, 2007 (the “September 2007 Form 10-Q”), as set forth in Section 4.8 of the Company Disclosure Schedule or as contemplated by this Agreement, since December 31, 2006, through the date of this Agreement (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practices, (b) through the date of this Agreement, there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary’s accounting policies and practices to those of the Company.

Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Company Disclosure Schedule and for matters that would not have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing Tax Returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

(b) The Company and each of its Subsidiaries have paid (or have had paid on their behalf), or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Closing Date. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Company Employee, independent contractor, consultant, creditor, stockholder, or other third party.

(c) As of the date of this Agreement, no Audit by a Tax Authority is pending or, to the knowledge of the Company, threatened with respect to any Tax Returns filed by, or Taxes due from, the Company or any Subsidiary. To the knowledge of the Company, no issue has been raised by any Tax Authority in any Audit of the Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. As of the date of this Agreement, no material deficiency or adjustment for any Taxes has been proposed, asserted, assessed, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent. For purposes of this Agreement, phrases such as “knowledge of the Company” and similar terms mean the current knowledge of any officer or Chairman of the Company.

(d) Neither the Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

(e) Prior to the date hereof, the Company and its Subsidiaries have disclosed, and provided or made available true and complete copies to the Crusader Entities of, all material Tax sharing, Tax indemnity, or similar agreements to which the Company or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

(f) Except as set forth in Section 4.9(f) of the Company Disclosure Schedule, and except for the group of which the Company is currently a member, the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

(g) The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that also purported or intended to be governed in whole or in part by Code Sections 355 and 361.

(j) Neither the Company nor any Subsidiary has (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations §

1.6011 4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of Former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1. To the knowledge of the Company, the Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

Section 4.10 Litigation. Except as set forth in Item 3 of the 2006 Form 10-K, Item 1 of the September 2007 Form 10-Q or Section 4.10 of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against or directly affecting the Company, any Subsidiaries of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such, nor, to the Company’s knowledge, is there any reasonable basis for any such suit, claim, action, proceeding or investigation that would have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any of its Subsidiaries, nor any Company Employee, consultant, officer or director of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary, nor, to the knowledge of the Company, is the Company, any Subsidiary or any Company Employee, consultant, officer or director of the Company or any of its Subsidiaries in their capacity as such under investigation by any Governmental Authority. Except as set forth in Item 3 of the 2006 Form 10-K, Item 1 of the September 2007 Form 10-Q or Section 4.10 of the Company Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

Section 4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a)(1) of the Company Disclosure Schedule contains a true and complete list of the individual or group employee or consultant benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA) sponsored, maintained or contributed to by the Company or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”) within six years prior to the Closing (“Company Benefit Plans”), and Section 4.11(a)(2) of the Company Disclosure Schedule lists each individual employment, consulting, severance, retention or similar plan, policy or agreement, written or oral, with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate has any current or future obligation or liability, other than the Company Retention Policy.

(b) With respect to each Company Benefit Plan (except as specified below): (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that would not result in a Company Material Adverse Effect; (iii) neither the Company nor any Company ERISA Affiliate has engaged in, and as of the date of this Agreement the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject the Company or any Company ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would result in a Company Material Adverse Effect; (iv) as of the date of this Agreement, no disputes are pending or, to the knowledge of the Company or any Company ERISA Affiliate, threatened; (v) neither the Company nor any Company ERISA Affiliate has engaged in, and the Company and each Company ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that would result in a Company Material Adverse Effect; (vi) there has been no “reportable event” within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit pension plans (if applicable), each Company Benefit Plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Company Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of the Company or a Company ERISA Affiliate.

(c) No Company Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code). No event has occurred with respect to the Company or a Company ERISA Affiliate in connection with which the Company could be subject to any liability, lien or encumbrance with respect to any Company Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Company ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, no present or former Company Employees or consultants are covered by any employee agreements or plans that provide or will provide severance pay, change of control payments, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any Company Employee or consultants to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code, respectively.

(e) Attached as Section 4.11(e) of the Company Disclosure Schedule is a current list of (i) the present employees of the Company and its Subsidiaries and (ii) persons performing services exclusively or primarily for the Company or its Subsidiaries who are employed by any third party (including without limitation an employment agency, staff leasing company or similar entity) who employs persons who provide services to the Company and its Subsidiaries ((i) and (ii) collectively, the “Company Employees” and each individually, a “Company Employee”), a list of the Company’s consultants, a copy of the Company’s retention policy (the “Company Retention Policy”), a table which lists the maximum amount of all cash that may be paid to Company Employees or consultants under the Company Retention Policy and any other amount that otherwise may be paid to Company Employees or consultants upon termination of their employment or engagement, as applicable, with the Company or any of its Subsidiaries (including any such termination upon the consummation of the Transactions) or upon the consummation of the Transactions, and a list of Company Employees or consultants with oral or written agreements with the Company or any Subsidiary of the Company or agreements covered by resolution of the Company’s board of directors addressing specific Persons, other than agreements set forth in Section 4.11(a)(2) of the Company Disclosure Schedule.

Section 4.12 Environmental Liability. Except as set forth in Section 4.12 of the Company Disclosure Schedule or as would not result in liabilities that have a Company Material Adverse Effect:

(a) The businesses of the Company and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to the Company’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by the Company for any of its Subsidiaries except in material compliance with all Environmental Laws.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of the Company, any other communication alleging or concerning any material violation by the Company or any of its Subsidiaries of, or responsibility or liability of the Company or any of its Subsidiaries under, any Environmental Law. As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of the Company or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does the Company have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) The Company and its Subsidiaries have obtained and are in compliance in all material respects with all material Permits under all Environmental Laws required for the operation of the businesses of the Company and its Subsidiaries as currently conducted; as of the date of this Agreement there are no pending or, to the knowledge of the Company, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such Permits; and as of the date of this Agreement the Company does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such Permits.

(e) Without in any way limiting the generality of the foregoing, as of the date of this Agreement (i) to the Company’s knowledge, all offsite locations where the Company or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by the Company or any of its Subsidiaries except in material compliance with Environmental Laws.

(f) As of the date of this Agreement, no claims have been asserted or, to the Company’s knowledge, threatened to be asserted against the Company or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by the Company or its Subsidiaries.

Section 4.13 Compliance with Applicable Laws.

(a) The Company and each of its Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither the Company nor any of its Subsidiaries have received any notice as of the date of this Agreement from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Company Material Adverse Effect; provided, however, no representation or warranty in this Section 4.13 is made with respect to Taxes, which are covered exclusively in Section 4.8, Employee Benefit Plans or ERISA matters, which are covered exclusively in Section 4.10, Environmental Laws, which are covered exclusively in Section 4.12, or labor matters or employee matters, which are covered exclusively in Section 4.15.

(b) Neither the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, any director, officer, agent, Company Employee, consultant or other Person acting on behalf of the Company or any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

Section 4.14 Insurance. Section 4.14 of the Company Disclosure Schedule lists each insurance policy of the Company and its Subsidiaries currently in effect. The Company has made available to the Crusader Entities a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Company Material Adverse Effect. Section 4.14 of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or its Subsidiaries. To the Company’s knowledge, the insurance policies listed in Section 4.14 of the Company Disclosure Schedule include all policies which are required in connection with the operation of the businesses of the Company and its Subsidiaries as currently conducted by applicable laws and all agreements relating to the Company and its Subsidiaries. There is no material claim by the Company or any of its Subsidiaries pending as of the date of this Agreement under any of the Company’s or its Subsidiaries’ insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 4.15 Labor Matters; Employees.

(a) Except as set forth in Section 4.15 of the Company Disclosure Schedule, (i) as of the date of this Agreement, there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to any Company Employee, (iii) none of the Company Employees is represented by any labor organization and none of the Company or any of its Subsidiaries has any knowledge of any current union organizing activities among the Company Employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) as of the date of this Agreement there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) as of the date of this Agreement there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries, (vii) as of the date of this Agreement neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers’ Compensation claims, sexual harassment complaints or demand letters or threatened claims.

(b) Since the enactment of the WARN Act, none of the Company or any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would have a Company Material Adverse Effect.

Section 4.16 Reserve Reports.

(a) All information (including the statement of the percentage of net revenues from the oil and gas wells and other interests evaluated therein to which the Company or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by the Company or its Subsidiaries) supplied to LaRoche Petroleum Consultants, Ltd. by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of the Company in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of the Company and its Subsidiaries as of June 30, 2007 and prepared by such engineering firm (the “Company Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Report) true and correct in all material respects and the Company has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), changes resulting from depletion resulting from the ordinary course of operations in an amount, other than as set forth in Section 4.16(a) of the Company Disclosure Schedule, consistent with the depletion forecast contained in the Company Reserve Materials and any dispositions set forth in Section 4.16(b) of the Company Disclosure Schedule, as of the date of this Agreement there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect.

(b) Set forth in Section 4.16(b) of the Company Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Company Reserve Report that have been disposed of prior to the date hereof.

Section 4.17 Material Contracts.

(a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule or filed as Exhibits (including incorporation by reference) to the 2006 Form 10-K or the Company SEC Reports filed and publicly available after April 18, 2007 and at least two business days prior to the date hereof, neither the Company nor its Subsidiaries is a party to or bound by or otherwise subject to any oral or written contract, lease, indenture, agreement, arrangement or understanding of the following nature, excluding material Oil and Gas Leases to which the Company or its Subsidiaries is a party (collectively, the “Company Oil and Gas Leases” and, together with the items described in the following clauses (i) through (xv), the “Company Material Contracts”):

(i) evidencing or related to indebtedness for borrowed money, whether directly or indirectly;

(ii) containing any provision or covenant (A)(1) limiting the ability of the Company to (1) sell any products or services of any other Person, (2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (B) limiting the ability of any Person to compete with or to provide products or services to the Company;

(iii) that contains a “change in control” or similar provision pursuant to which the execution and delivery of this Agreement or the consummation of the Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

(iv) providing for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than sales of products in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business);

(v) concerning a partnership or joint venture;

(vi) any employment, change of control, severance, retention, consulting or similar plan, policy or agreement;

(vii) containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to hire an individual or group of individuals;

(viii) providing for “earn outs,” or other contingent payments by the Company or any of its Subsidiaries;

(ix) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions by the Company or its Subsidiaries entered into in connection with the consideration by the Company or any of its Subsidiaries of any acquisition of equity interests or assets;

(x) providing rights of indemnification in favor of a director, officer or manager of the Company or any of its Subsidiaries;

(xi) any material Hydrocarbon Sales Agreement under which the Company or any of its Subsidiaries is a seller of Hydrocarbons;

(xii) any material Hydrocarbon Purchase Agreement under which the Company or any of its Subsidiaries is a buyer of Hydrocarbons;

(xiii) to, or containing an agreement to, sell, lease, farmout or otherwise dispose of the Company’s or any of its Subsidiary’s interests in any of the Oil and Gas Interests other than conventional rights of reassignment;

(xiv) providing to any third party any right to cause the Company to effect a registration under the Securities Act of any securities issued by the Company or to otherwise participate in any registration of securities; or

(xv) not entered into in the ordinary course of business in which the amount involved is in excess of $300,000.

(b) All Company Material Contracts are the valid and legally binding obligations of the Company and, to the knowledge of the Company, each of the other parties thereto and are enforceable in accordance with their respective terms subject to the Enforceability Exception. Neither the Company nor any of its Subsidiaries is in material breach or default with respect to, and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise. Neither the Company nor any of its Subsidiaries has, and as of the date of this Agreement, no party to any Company Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, no Company Material Contract contains any provision that prevents the Company or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of the Company and its Subsidiaries in accordance with historical practices.

(c) As of the date hereof, except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) there are no outstanding calls for payments in excess of $300,000 that are due from the Company or its Subsidiaries or that the Company or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to Oil and Gas Interests which the Company or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(d) Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of the Company and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of the Company and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under Oil and Gas Leases of the Company and its Subsidiaries and as may otherwise be provided by applicable law).

Section 4.18 Required Stockholder Vote; Board Action.

(a) The only vote of the holders of any class or series of the Company’s capital stock that shall be necessary to approve the Required Proposals or the Other Proposal are: (i) the approval by a majority of the votes cast by the holders of the Common Shares of the issuance of Common Shares to the holders of Membership Interests as a result of the Transactions, (ii) the approval by a majority of the votes cast by the holders of the Common Shares of the Company’s 2008 Long Term Incentive Plan in the form attached hereto as Exhibit F (the “2008 LTIP”) and the grant of options to purchase Common Shares pursuant to Section 6(i) of the 2008 LTIP (the “LTIP Options”), (iii) the approval by a plurality of the votes cast by the holders of Common Shares of the election of each of the Director Nominees, (iv) the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized Common Shares to 500,000,000 by the holders of a majority of the issued and outstanding Common Shares, (v) the adoption of an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Crusader Energy Group Inc.” by the holders of a majority of the issued and outstanding Common Shares and (vi) the approval of a 1 for 2 reverse split of the Common Shares by the holders of a majority of the issued and outstanding Common Shares (collectively, the “Company Stockholders’ Approval”).

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that this Agreement, the Voting Agreements, the Registration Rights Agreement, the Releases, the 2008 LTIP and the Transactions are advisable and in the best interests of the Company and the holders of the Company’s capital stock, (ii) approved and declared advisable this Agreement, the Voting Agreements, the Registration Rights Agreement, the Releases, the 2008 LTIP and the grant of the LTIP Options, the issuance of Common Shares to the holders of Membership Interests and Stock Interests as a result of the Transactions, and the Transactions and (iii) resolved to recommend to the holders of its capital stock that they vote in favor of adopting and approving the Required Proposals and the Other Proposal. On or before the date of this Agreement the compensation committee of the Board of Directors of the Company has approved the grant of the LTIP Options.

Section 4.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by the Company for inclusion in the Proxy to be filed by the Company with the SEC, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, at the time the Proxy or any amendment or supplement thereto is first mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.20 Intellectual Property. The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, no Person has notified either the Company or any of its Subsidiaries in writing and the Company does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that would have a Company Material Adverse Effect, and, to the Company’s knowledge, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. As of the date of this Agreement, no claims are pending or, to the Company’s knowledge, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

Section 4.21 Hedging. Section 4.21 of the Company Disclosure Schedule sets forth for the periods shown the obligations of the Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.21 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates or securities.

Section 4.22 Brokers. No broker, finder or investment banker (other than Tudor, Pickering, Holt & Co. Securities, Inc.) is entitled to any brokerage, finder’s fee or other fee or commission payable by the Company or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of the Company or any of its Subsidiaries. A true and correct copies of all agreements and engagement letters currently in effect with Tudor, Pickering, Holt & Co. Securities, Inc. (the “Company Engagement Letters”) have been provided to the Crusader Operating Entities.

Section 4.23 Fairness Opinion. The Company’s Board of Directors has received an opinion from Tudor, Pickering, Holt & Co. Securities, Inc. (the “Fairness Opinion”) to the effect that, as of the date of such Fairness Opinion, the issuance of the Common Shares, the grant of the LTIP Options and the Cash Consideration in the Transactions is fair, from a financial point of view, to the holders of the Common Shares. If the Company’s Board of Directors received a written copy of the Fairness Opinion on or prior to the date of this Agreement, the Company has provided a true and correct copy of the Fairness Opinion to the Crusader Representative.

Section 4.24 Takeover Laws and Rights Plans. No “fair price,” “moratorium,” “control share,” “business combination” or other anti takeover statutes or regulations enacted under state or federal laws (collectively, “Anti-Takeover Laws”) are applicable to the Company, the Transactions or the Crusader Parent Entities as acquirors of the Common Shares, as applicable. The Company is not an “issuing corporation” for purposes of Nevada Revised Statutes (“NRS”) 78.3788 and, as a result, the provisions of Sections 78.378 to 78.3793, inclusive, of the NRS (the “Acquisition of Controlling Interest Statutes”) are inapplicable to this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary to render the provisions of Sections 78.411 to 78.444, inclusive, of the NRS (the “Combinations with Interested Stockholders Statutes”) inapplicable to this Agreement and the other transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Conduct of Business by Crusader Operating Entities Pending the Closing. From the date hereof until the Closing, except as the Company otherwise agrees in writing, as set forth in the Crusader Disclosure Schedule, or as otherwise contemplated by this Agreement, each Crusader Operating Entity shall conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement or as set forth in Section 5.1 of the Crusader Disclosure Schedule, and without limiting the generality of the foregoing, from the date hereof until the Closing, without the Company’s written consent (which consent shall not be unreasonably withheld) each Crusader Operating Entity agrees as follows:

(a) Such Crusader Operating Entity shall not adopt or propose any change to its organizational documents;

(b) Such Crusader Operating Entity shall not (i) declare, set aside or pay any dividend or other distribution with respect to any of its outstanding Membership Interests or Stock Interests, (ii) repurchase, redeem or otherwise acquire any of its outstanding Membership Interests or Stock Interests or (iii) split, combine or reclassify any of its outstanding Membership Interests or Stock Interests;

(c) Such Crusader Operating Entity shall not merge or consolidate with any other Person, or, except for (i) oil and gas properties and related equipment and assets acquired by Knight II from persons who are not affiliates of any of the Crusader Entities with the funds from any cash (or cash equivalents or proceeds of short term investments) held by Knight II as of the date of this Agreement or any contribution by Knight II Parent as contemplated by Section 1.5 or (ii) expenditures permitted by Section 5.1(i), acquire assets of any other Person for aggregate consideration which, together with the aggregate consideration of all other acquisitions of assets by Crusader Operating Entities, exceeds $3,000,000 in the aggregate, or enter a new line of business or commence business operations in any country in which a Crusader Operating Entity is not operating as of the date hereof;

(d) Except for sales of interests in Oil and Gas Interests in the ordinary course of business as part of the Crusader Entities practice of managing risks, such Crusader Operating Entity shall not sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to the Company and its direct and indirect wholly owned Subsidiaries) which, together with all other surrenders, relinquishments or dispositions of all Crusader Operating Entities, have an aggregate fair market value exceeding $3,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

(e) Such Crusader Operating Entity shall not settle any Audit, make or change any Tax election or file any amended Tax Return or take any other action that would have the effect of increasing the Tax Liability of such Crusader Operating Entity for any period after the Closing Date;

(f) Except as otherwise permitted by this Agreement (including, without limitation, any securities issued to Knight II Parent in respect of a capital contribution as contemplated by Section 1.5) or as set forth in Section 5.1(f) of the Crusader Disclosure Schedule, such Crusader Operating Entity shall not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise) except pursuant to existing obligations disclosed in the Crusader Disclosure Schedule, enter into any amendment of any term of any outstanding equity interest of such Crusader Operating Entity, fail to make any required contribution to any Crusader Benefit Plan, increase compensation, bonuses (except for compensation or bonuses as set forth in Section 5.1(f) of the Crusader Disclosure Schedule) or other benefits payable to (except for payments pursuant to Crusader Benefit Plans qualified under Section 401(k) of the Code), or modify or amend any employment, change of control, severance, retention, consulting or similar plan, policy or agreement with any officer, employee, manager, consultant or director of such Crusader Operating Entity;

(g) Such Crusader Operating Entity shall not change any method of accounting or accounting practice by such Crusader Operating Entity except for any such change required by GAAP;

(h) Such Crusader Operating Entity shall not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(i) Except for expenditures set forth in Section 5.1(i) of the Crusader Disclosure Schedule, such Crusader Operating Entity shall not become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate with all other costs of such activities of all other Crusader Operating Entities, cost in excess of an amount equal to 10% of the total amount budgeted in the 2007 or 2008 budgets, as applicable, as set forth in Section 5.1(i) of the Crusader Disclosure Schedule (the “Aggregate Cost Overrun”), and except for utilization of the Aggregate Cost Overrun, such Crusader Operating Entity shall not, with respect to any of the individual projects set forth in Section 5.1(i) of the Crusader Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 5.1(i) of the Crusader Disclosure Schedule, unless in any such case the operation is necessary to extend, preserve or maintain an Oil and Gas Interest;

(j) Such Crusader Operating Entity shall timely meet its royalty payment obligations in connection with its Oil and Gas Leases;

(k) Such Crusader Operating Entity shall not (i) adopt, amend (other than amendments that reduce the amounts payable by the Crusader Operating Entity, or amendments required by law to preserve the qualified status of a Crusader Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, change of control, severance, retention, consulting or similar contract (other than in connection with the hiring of new employees) with any Person (including contracts with management of a Crusader Operating Entity that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Crusader Benefit Plan or trust created thereunder) in connection with which such Crusader Operating Entity could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Crusader Benefit Plan in a manner, or take any other action with respect to any Crusader Benefit Plan, that could result in the liability of such Crusader Operating Entity to any Person, (iv) take any action that could adversely affect the qualification of any Crusader Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Crusader Benefit Plan, any agreement relating thereto or applicable law, a Crusader Operating Entity is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Crusader Benefit Plan;

(l) Such Crusader Operating Entity shall not (i) approve an increase in salary for any Crusader Employee (provided this Section 5.1(l) shall not prohibit any Crusader Operating Entity from hiring any new employees at salary rates approved by such Crusader Operating Entity) or (ii) terminate (other than for cause) any Crusader Employee entitled to any severance, retention or similar payment upon such termination;

(m) Such Crusader Operating Entity shall not organize or acquire any Person that could become a Subsidiary;

(n) Such Crusader Operating Entity shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(o) Such Crusader Operating Entity shall not (i) enter into any Exclusivity Arrangements that would be applicable after Closing Date to such Crusader Operating Entity, (ii) other than as set forth in Section 5.1(o)(ii) of the Crusader Disclosure Schedule or agreements of the type described in Section 3.16(a)(vi) and (x) which are entered into the ordinary course of business, enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (iii) amend or modify in any material respect or terminate any Material Contract, or (iv) waive, release or assign any material rights, claims or benefits of such Crusader Operating Entity under any Material Contract;

(p)(i) Except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of such Crusader Operating Entity) with respect to a claim that is being settled by such insurance company, such Crusader Operating Entity shall not settle, pay, compromise or discharge any claim that (A) requires any payment by such Crusader Operating Entity, together with all other such payments by Crusader Operating Entities, in excess of $500,000 in the aggregate or (B) involves any restrictions on the conduct of such Crusader Operating Entity’s or any of its affiliates’ business or other equitable remedies that materially adversely affect the business of such Crusader Operating Entity and (ii) such Crusader Operating Entity shall not settle, pay, compromise or discharge any claim against such Crusader Operating Entity with respect to or arising out of the Transactions;

(q) Such Crusader Operating Entity shall not (i) (A) incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 5.1(q) of the Crusader Disclosure Schedule), (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of a Crusader Operating Entity, (C) except advances pursuant to existing commitments set forth in Section 5.1(q) of the Crusader Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person other than the Company, or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of a Crusader Operating Entity and the endorsements of negotiable instruments for collection in the ordinary course of business), or (ii) enter into or materially amend any agreement to effect any of the transactions prohibited by this Section 5.1(q);

(r) Such Crusader Operating Entity shall continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in a business similar to that of such Crusader Operating Entity; and

(s) Such Crusader Operating Entity shall not agree or commit to do any of the foregoing.

Section 5.2 Conduct of Business by the Company Pending the Closing. From the date hereof until the Closing, except as the Crusader Representative otherwise agrees in writing, as set forth in the Company Disclosure Schedule, or as otherwise contemplated by this Agreement, the Company and each of its Subsidiaries shall conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key Company Employees and consultants, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Closing, without the Crusader Representative’s written consent (which consent shall not be unreasonably withheld):

(a) Except for an amendment to increase its authorized Common Shares to 500,000,000 and to amend its articles of incorporation to change the name of the Company, the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

(b) Except as set forth in Section 5.2(b) to the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned Subsidiaries), (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than intercompany acquisitions of stock or (iii) split, combine or reclassify any shares of capital stock of the Company or its Subsidiaries;

(c) The Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration which, together with the aggregate consideration of all other acquisitions of assets by the Company and its Subsidiaries, exceeds $300,000 in the aggregate, or enter a new line of business or commence business operations in any country in which the Company is not operating as of the date hereof;

(d) Except as set forth in Section 5.2(d) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among the Company and its direct and indirect wholly owned Subsidiaries) which, together with all other surrenders, relinquishments or dispositions by the Company and its Subsidiaries, have an aggregate fair market value exceeding $50,000 in the aggregate (other than sales of Hydrocarbons in the ordinary course of business);

(e) The Company shall not, and shall not permit any of its Subsidiaries to, settle any Audit, make or change any Tax election or file any amended Tax Return or take any other action that would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries for any period after the Closing Date;

(f) Except as otherwise permitted by this Agreement or as set forth in Section 5.2(f) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise) except pursuant to existing obligations disclosed in the Company Disclosure Schedule, enter into any amendment of any term of any outstanding equity interest of the Company or of any of its Subsidiaries, fail to make any required contribution to any Company Benefit Plan, or increase compensation, bonuses (except for compensation or bonuses as set forth in Section 5.2(f) of the Company Disclosure Schedule) or other benefits payable to (except for payments pursuant to Company Benefit Plans qualified under Section 401(k) of the Code), or modify or amend any employment, change of control, severance, retention, consulting or similar plan, policy or agreement with any officer, Company Employee, manager, consultant or director of the Company or any of its Subsidiaries;

(g) The Company shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by GAAP;

(h) The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(i) The Company shall not amend or otherwise change the terms of the Company Engagement Letter, except to the extent that any such amendment or change would result in terms more favorable to the Company;

(j) Except as set forth in Section 5.2(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate with all other costs of such activities by the Company and its Subsidiaries, cost in excess of an amount equal to 10% of the amount budgeted in the 2007 or 2008 budgets, as applicable, in Section 5.2(j) of the Company Disclosure Schedule (the “Company Aggregate Cost Overrun”), and except for utilization of the Company Aggregate Cost Overrun, neither the Company nor any of its Subsidiaries shall, with respect to any of the individual projects set forth in Section 5.2(j) of the Company Disclosure Schedule, become bound to or expend funds in excess of the amount budgeted for such project as set forth in Section 5.2(j) of the Company Disclosure Schedule, unless in any such case the operation is necessary to extend, preserve or maintain an Oil and Gas Interest;

(k) The Company and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective Oil and Gas Leases;

(l) Except as set forth in Section 5.2(l) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates or securities or (ii) enter into any fixed price commodity sales agreements;

(m) The Company shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by the Company or any Subsidiary, or amendments required by law to preserve the qualified status of a Company Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, change of control, severance, retention, consulting or similar contract with any Person (including contracts with management of the Company or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Company Benefit Plan or trust created thereunder) in connection with which the Company or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Company Benefit Plan in a manner, or take any other action with respect to any Company Benefit Plan, that could result in the liability of the Company to any Person, (iv) take any action that could adversely affect the qualification of any Company Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Company Benefit Plan, any agreement relating thereto or applicable law, the Company or any Subsidiary is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company Benefit Plan;

(n) The Company shall not, and shall not permit any of its Subsidiaries or third party service providers who directly employ personnel to provide services to the Company or its Subsidiaries and for which the Company and its Subsidiaries pay a fee based on the compensation paid to such personnel to, (i) approve an increase in salary for any Company Employee or consultant or (ii) terminate any Company Employee or consultant entitled to any severance, retention or similar payment upon such termination or any Company Employee who is a party to a Release;

(o) The Company shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

(p) Except as set forth in Section 5.2(p) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data;

(q) The Company shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(r) The Company shall not, and shall cause its Subsidiaries not to, (i) enter into any Exclusivity Arrangements that would be applicable after Closing Date, (ii) other than as set forth in Section 5.2(r)(ii) of the Company Disclosure Schedule or agreements of the type described in Section 4.17(a)(xiii) which are entered into in the ordinary course of business consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Contract, (iii) amend or modify in any material respect or terminate any Material Contract, or (iv) waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Material Contract;

(s) Except for the payment of any deductible under an existing insurance policy (or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company) with respect to a claim that is being settled by such insurance company, settle, pay, compromise or discharge, any claim that (i) requires any payment by the Company or any Subsidiary, together with all other such payments by the Company and its Subsidiaries, in excess of $50,000 in the aggregate or (ii) involves any restrictions on the conduct of the Company’s, any Subsidiary’s or any of their respective affiliates’ business or other equitable remedies that materially adversely affect the business of the Company or any of its Subsidiaries with respect to or arising out of the Transactions;

(t)(i) (A) Incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 5.2(t) of the Company Disclosure Schedule), (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to a Subsidiary of the Company or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than obligations of the Company and any Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business), or (ii) enter into or materially amend any agreement to effect any of the transactions prohibited by this Section 5.2(t);

(u) fail to continuously maintain in full force and effect its current insurance or a commercially reasonable substitute for a company engaged in businesses similar to those of the Company and its Subsidiaries; or

(v) The Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Section 5.3 Financial Statements.

(a) Each Crusader Operating Entity that determines that interim financial statements of such Crusader Operating Entity or its predecessors are required to be included in the Proxy to be filed with the SEC before February 14, 2007 agrees to use its commercially reasonable efforts to prepare such interim financial statements of such Crusader Operating Entity or its predecessors as it determines are required to be included in the Proxy to be filed with the SEC before February 14, 2007 (“Interim Financial Statements”), such that the Interim Financial Statements of such Crusader Operating Entity shall be GAAP Prepared (without any of the exceptions set forth in Section 3.5 of the Crusader Disclosure Schedule) in a format suitable for inclusion in the Proxy. Each Crusader Entity will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to review such Interim Financial Statements of such Crusader Operating Entity as required by the rules of the SEC for inclusion of such Interim Financial Statements in the Proxy, and to deliver such Interim Financial Statements to the Company on or prior to January 31, 2008.

(b) Each Crusader Operating Entity that determines that financial statements of such Crusader Operating Entity are required to be included in the Proxy to be filed with the SEC agrees to retain a nationally recognized accounting firm (“Accounting Firm”) registered with the Public Company Accounting Oversight Board to audit the financial statements of the Crusader Operating Entities as of and for the year ended (or such shorter period from inception to) December 31, 2006, that such Crusader Operating Entity determines are required to be included in the Proxy to be filed with the SEC before February 14, 2007, in a format suitable for inclusion in the Proxy (such financial statements, collectively for all Crusader Operating Entities, the “2006 Audited Financials”) and as of and for the year ended (or such shorter period from inception to) December 31, 2007, that such Crusader Operating Entity determines are required to be included in the Proxy to be filed with the SEC after February 14, 2007 and before April 30, 2007 (such financial statements, collectively for all Crusader Operating Entities, including without limitation giving effect to any changes or modifications to the 2006 Audited Financials resulting from the Additional Financial Statements, the “2007 Audited Financials”; the 2006 Audited Financial Statements and the 2007 Audited Financial Statements are referred to collectively as the “Audited Financial Statements”). Each Crusader Entity will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to provide, on or prior to January 31, 2008, an unqualified opinion that such Crusader Entity’s 2006 Audited Financials fairly present the financial condition and results of operations of the applicable Crusader Entities in accordance with GAAP (the “2006 Audit Opinions”). Each Crusader Entity will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to provide, on or prior to April 30, 2008, an unqualified opinion that such Crusader Entity’s 2007 Audited Financials fairly present the financial condition and results of operations of the applicable Crusader Entities in accordance with GAAP (the “2007 Audit Opinions”). Each Crusader Entity will promptly notify the Company of any material changes, modifications, adjustments or restatements to such Crusader Entity’s Crusader Financial Statements made or proposed to be made by the Accounting Firm or the Crusader Entities in connection with the audit of the Crusader Financial Statements or otherwise.

(c) If the SEC advises or provides comments to the Company that the SEC requires financial statements of the Crusader Operating Entities other than those provided in accordance with Section 5.3(a) and Section 5.3(b) to be included in the Proxy, then (i) the Company shall promptly after receipt advise Crusader of such advice or comment and shall cooperate with Crusader and its representatives in responding to the SEC to determine the financial statements of the Crusader Operating Entities that the SEC requires in the Proxy and (ii) each Crusader Operating Entity, if any, with respect to which additional or different financial statements are so required will direct, and use its commercially reasonable efforts to cooperate with, the Accounting Firm to provide, as soon as practicable, such financial statements of such Crusader Operating Entity as are so required to be included in the Proxy (the “Additional Financial Statements”) in a format suitable for inclusion in the Proxy and, if such Additional Financial Statements are required to be audited, an unqualified opinion that such Additional Financial Statements fairly present the financial condition of and results of operations of the applicable Crusader Operating Entity in accordance with GAAP (the “Additional Audit Opinions”).

Section 5.4 Section 351 Election. No party to this Agreement shall take any action that will cause the Contributions to not qualify as a transaction described in Section 351 of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access and Information. The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Transactions. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated August 1, 2007 between the Company and the Crusader Operating Entities (the “Confidentiality Agreement”) shall survive the execution, delivery and, if applicable, termination of this Agreement.

Section 6.2 Meeting of Company Stockholders; Conditions to Change of Recommendation; Superior Proposal; Notification.

(a) The Company shall take all action necessary to convene and hold a meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”), which shall, in addition to the matters described herein, satisfy the requirements to act as the Company’s 2008 annual meeting of stockholders, to be held as promptly as practicable after receipt of confirmation that the SEC has no further comments to the Proxy, for the purpose of authorizing and approving: (i) the issuance of Common Shares to the holders of Membership Interests as a result of the Transactions, (ii) the adoption of an amendment to the Company’s Articles of Incorporation to increase the number of authorized Common Shares to 500,000,000, (iii) the election of each of the Director Nominees (and no other persons) to the Company’s Board of Directors, (iv) the approval of the adoption of the 2008 LTIP and the grant of the LTIP Options and (v) the adoption of an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Crusader Energy Group Inc.” (collectively, the “Required Proposals”) and (vi) the approval of a 1 for 2 reverse split of the Common Shares (the “Reverse Stock Split”) (the “Other Proposal”). Unless the Board of Directors of the Company has made a Change of Recommendation pursuant to Section 6.2(c), the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Required Proposals and the Other Proposal and will take all other action necessary or advisable to obtain such approvals and to secure the requisite affirmative vote of its stockholders. In each case, the Company (A) shall consult with the Crusader Representative regarding the date of the Company Stockholders’ Meeting, and (B) shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Crusader Representative; provided, however, that the Company may, and the Company shall upon the request of the Crusader Representative, adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy is provided to the Company’s stockholders in advance of a vote on the Required Proposals or if, as of the time for which the Company

Stockholders’ Meeting is originally scheduled, there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall call, notice, convene, hold and conduct the Company Stockholders’ Meeting, and solicit proxies in connection with the Company Stockholders’ Meeting, in compliance with the Nevada Revised Statutes, its articles of incorporation and bylaws, the rules of the American Stock Exchange and all other applicable laws and regulations. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal unless there has been a Change of Recommendation in which case the Company Stockholders’ Meeting shall be cancelled. At any time prior to the mailing of the definitive Proxy, the Crusader Entities may amend Exhibit A of the LTIP (provided any such amendment may not increase the total number of Common Shares that may be purchased upon exercise of the LTIP Options) and such amendments shall be reflected in the Proxy.

(b) Unless the Board of Directors of the Company has made a Change of Recommendation pursuant to Section 6.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of and adopt and approve the Required Proposals and the Other Proposal at the Company Stockholders’ Meeting; (ii) the Proxy shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve the Required Proposals and the Other Proposal at the Company Stockholders’ Meeting; (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the Transactions, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote in favor of and adopt and approve the Required Proposals and the Other Proposal; and (iv) except as otherwise permitted by Section 6.2, the Company shall not, and shall cause its Subsidiaries not to, enter into any letter of intent, agreement in principle, merger, acquisition or similar agreement with respect to any Acquisition Proposal.

(c) If all of the following conditions in clauses (i) through (viii) below are met, nothing in this Agreement shall prevent the Board of Directors of the Company, in response to the receipt of a Superior Proposal, from withholding, withdrawing, amending or modifying its recommendation in favor of the Required Proposals and the Other Proposal, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”):

(i) a Superior Proposal is made to the Company and is not withdrawn;

(ii) the Company Stockholders’ Meeting has not occurred; provided, however, that if the meeting is adjourned in accordance with Section 6.2(a), then such meeting shall not be deemed to have occurred for purposes of this clause (ii);

(iii) the Company shall have provided to the Crusader Representative a copy of all written materials delivered after the date of this Agreement to the Person or group making the Superior Proposal in connection with such Superior Proposal, and shall make available to the Crusader Representative all written materials and information made available to the Person or group making the Superior Proposal in connection with such Superior Proposal;

(iv) the Company shall provide the Crusader Representative with at least two business days prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Proposal;

(v) the Company shall have provided written notice to the Crusader Representative (a “Notice of Superior Proposal”) advising the Crusader Entities that the Company has received a Superior Proposal and that the Board intends to effect a Change of Recommendation and the manner in which it intends to do so, specifying in reasonable detail all of the material terms and conditions of such Superior Proposal and identifying the Person, entity or group making such Superior Proposal;

(vi) the Crusader Entities shall not have, within five business days after the Crusader Representative’s receipt of the Notice of Superior Proposal (it being understood and agreed that the receipt of a Modified Superior Proposal during such five business day period shall require a new Notice of a Superior Proposal and a new five day period with respect to such Modified Superior Proposal), made a Matching Bid (as hereinafter defined) that the Company’s Board of Directors by a majority vote determines in its good faith judgment (after consultation with and the receipt of advice from its outside legal counsel and its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such Matching Bid by the Crusader Entities reasonably promptly following the receipt thereof and that the Board of Directors of the Company will not withhold, withdraw, amend or modify its recommendation to the Company’s stockholders in favor of approval and adoption of the Required Proposals or the Other Proposal for five business days after receipt by the Crusader Entities of the Notice of Superior Proposal);

(vii) the Board of Directors of the Company concludes in good faith, after consultation with and receipt of advice from its outside legal counsel, that, in light of such Superior Proposal and any Matching Bid, the failure to effect a Change of Recommendation would be a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and

(viii) The Company shall have complied in all material respects with this Section 6.2 and Sections 6.1 and 6.3.

(d) Nothing contained in this Agreement shall limit the Company’s obligation to call, give notice of, hold and convene the Company Stockholders’ Meeting (regardless of the commencement, disclosure, announcement or submission to the Board of Directors of the Company of any Acquisition Proposal) unless there has been a Change of Recommendation, in which case the Company Stockholders’ Meeting shall be cancelled. The Company shall not submit to the vote of its stockholders for a vote any Acquisition Proposal or propose or agree to do so at or prior to the Company Stockholders’ Meeting.

(e) For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal changed to fifty percent (50%) for purposes of this definition), on terms that the Board of Directors of the Company concludes in good faith, after consultation with and receipt of advice from its outside financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, the Person or group making the offer and the source of financing, to be (i) more favorable to the Company’s stockholders from a financial point of view than the terms of the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and the Person making the offer, and (ii) reasonably capable of being consummated without undue delay on the terms as proposed; provided, however, that any such offer shall not be deemed to be a Superior Proposal if any financing required to consummate the transaction contemplated by such offer is not committed or if there is a general due diligence condition to any party’s obligations to consummate the transaction that is the subject of the Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to Section 6.2(c).

(g) Notwithstanding anything in this Section 6.2 to the contrary, at any time prior to satisfaction of the conditions in Section 7.2(f), concurrently with or after a Change of Recommendation, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Agreement, cause the Company to terminate this Agreement pursuant to Section 9.1(h) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.1(h), and any purported termination pursuant to Section 9.1(h) shall be void and of no force or effect, unless the Company shall have complied in all material respects with all the provisions of this Section 6.2 and Sections 6.1 and 6.3, including the notification provisions in this Section 6.2(g), and with all applicable requirements of Section 9.2(b) (including the payment of the Termination Fee prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 9.1(h): (i) until after the fifth business day after the date of delivery of a Notice of Superior Proposal and stating that the Board of Directors of the Company intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 9.1(h) (it being understood and agreed that, prior to any termination pursuant to Section 9.1(h) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new five business day period with respect to such Modified Superior Proposal) and (ii) unless either (x) on or before the expiration of the five business day period after the date of the delivery to the Crusader Representative of any Notice of Superior Proposal, the Crusader Entities do not make a good faith written proposal (a “Matching Bid”) in response to such Superior Proposal or (y) following receipt of a Matching Bid, the Board of Directors of the Company concludes in good faith, after consultation with and the receipt of advice from its outside legal counsel and financial advisors and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.

(h) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Crusader Entities) relating to, or involving: (A) any acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the assets of the Company and its Subsidiaries, taken as a whole; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company.

(i) As used in this Agreement, the term “Superior Proposal” shall be deemed to mean a “Modified Superior Proposal” if a Modified Superior Proposal has been made.

(j) Nothing contained in this Section 6.2 shall permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, term sheet or agreement contemplating or otherwise relating to an Acquisition Proposal other than a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement until the termination of this Agreement pursuant to Article IX.

Section 6.3 No Solicitation.

(a) From and after the date of this Agreement until the Closing or termination of this Agreement pursuant to Article IX, the Company shall not, nor shall it authorize or permit its Subsidiaries or any of its or their respective officers, directors, affiliates, Company Employees or consultants or any investment banker, attorney, advisor or other agent or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any Acquisition Proposal, (ii) continue or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class or series of the capital stock of the Company, (iv) engage or participate in discussions with any Person with respect to any unsolicited Acquisition Proposal, except as necessary to ascertain the terms of and understand any Acquisition Proposal and to decline to engage or participate in such discussions by referring to the existence of these provisions, (v) approve, endorse or recommend any Acquisition Proposal, except as specifically provided in Section 6.2(b), or (vi) enter into any letter of intent, memorandum of understanding, term sheet or agreement contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 6.3 shall not prohibit the Company, prior to satisfaction of the conditions in Section 7.3(f), from engaging in discussions or negotiations regarding or furnishing information to the party making an unsolicited, written, bona fide Acquisition Proposal so long as, and only to the extent that, (A) the Company’s Board of Directors in good faith, after consultation with and receipt of advice from its outside financial and outside legal advisors, concludes that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, (B) neither the Company nor any representative of the Company or its Subsidiaries acting under its authority shall have violated any of the restrictions set forth in Section 6.1 or Section 6.2 or this Section 6.3, (C) the Board of Directors of the Company concludes in good faith, after consultation with and receipt of advice from its outside financial and outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (D) at least two business days prior to entering into discussions or negotiations (other than preliminary discussions permitted above) with, or furnishing information to, such party, the Company gives the Crusader Entities written notice of the identity of such Person, entity or group and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take action with respect to such Person, entity or group, and the Company receives from such Person or group an executed confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement, (E) the Company gives the Crusader Entities at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (F) contemporaneously with furnishing any such information to such Person or group, the Company furnishes such information to the Crusader Entities (to the extent such information has not been previously furnished by the Company to the Crusader Entities).

(b) The Company shall, as promptly as practicable, and in any event within 24 hours after the receipt thereof, advise the Crusader Entities orally and in writing of any Acquisition Proposal, request for information which the Company reasonably believes would lead to an Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, any material modification or material amendment to the terms and conditions of such Acquisition Proposal, the identity of the Person or group making any such Acquisition Proposal, request or inquiry and copies of all written materials sent or provided to the Company by or on behalf of any Person or group or provided to such Person or group by or on behalf of the Company after the date of this Agreement. The Company shall take reasonable efforts to keep the Crusader Entities informed in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(c) The Company shall immediately cease, and shall cause any Person acting on its behalf to cease, and cause to be terminated any existing discussions or negotiations with any third party conducted heretofore with respect to any Acquisition Proposal and shall request any such third parties in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any such Subsidiary to return or destroy all such information in the possession of such third party or the agent or advisor of such third party.

Section 6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) For six years after the Closing, the Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any Subsidiary of the Company (each an “Indemnified Party”), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a “proceeding”), against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Company, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of the Company or any Subsidiary of the Company pertaining to any act or omission existing or occurring at or prior to the Closing including any act or omission relating to this Agreement or the Transactions (the “Indemnified Liabilities”) to the full extent permitted under Nevada law or the Company’s articles of incorporation and bylaws. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the Nevada Revised Business Corporations Act shall be made by independent counsel mutually acceptable to the Company and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Closing), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to the Company.

(b) The Company shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the Nevada Revised Business Corporations Act, subject to the receipt by the Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Company.

(c) The Company shall maintain the Company’s existing officers’ and directors’ liability insurance policy (“D&O Insurance”) for a period of at least six years after the Closing, but only to the extent related to actions or omissions prior to the Closing; provided, that the Company may substitute therefor (i) policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers or (ii) a run-off directors’ and officers’ liability insurance policy for the Company’s current policies to be effective from and after the Closing with respect to claims arising from facts or events which occurred prior to the Closing and covering persons who are currently covered by such insurance, which policy, without any lapse in coverage, will provide coverage for a period of six years after the Closing (or the Company otherwise will maintain coverage for such period) and contain terms and conditions which are substantially comparable to the Company’s existing directors’ and officers’ liability insurance policy.

Section 6.5 Further Assurances. Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions; provided, however, that in no event shall any party or its Subsidiaries be required to pay, and without the Crusader Representative’s prior consent the Company and its Subsidiaries shall not pay, any fee, penalties or other consideration to any third party under any agreement to obtain any consent or approval required for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. The Company and the Crusader Operating Entities shall duly preserve all files, records or any similar items of the Company or the Crusader Operating Entities received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

Section 6.6 Expenses.

(a) Except as provided in Section 9.2(c) and Section 6.16, the Crusader Operating Entities shall bear and timely pay all Expenses incurred by the Crusader Entities (pro rata in relation to the number of Common Shares to be delivered pursuant to Sections 1.1(a), (b), (d) and (e) to the Crusader Parent Entity owning the membership interest of such Crusader Operating Entity) and the Company shall bear and timely pay all Expenses incurred by the Company and its Subsidiaries; provided, however, that if this Agreement is terminated for any reason, then, except as provided in Section 9.2(c) and Section 6.16, the allocable share of the Company and the Crusader Operating Entities for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of outside legal counsel and investment bankers) related to preparing, printing, filing and mailing the Proxy and all SEC and other regulatory filing fees incurred in connection with the Proxy and, if required, the HSR Act shall be allocated one-half each (and, as among such one-half allocated to the Crusader Operating Entities, pro rata as provided above); provided, further, however, that (i) if the Crusader Entities terminate this Agreement pursuant to the Company’s breach pursuant to Section 9.1(c), then the Crusader Entities shall not be required to pay any of the Company’s Expenses or (ii) If the Company terminates this Agreement pursuant to a breach by a Crusader Entity pursuant to Section 9.1(d), then the Company shall not be required to pay any of the Crusader Entities’ Expenses.

(b) “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside legal counsel, accountants, auditors, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements, the preparation, printing, filing and mailing of the Proxy, the solicitation of stockholder approval, HSR Act filings, if required, and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

Section 6.7 Cooperation. Subject to compliance with applicable law, from the date hereof until the Closing, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

Section 6.8 Publicity. Neither the Company, the Crusader Entities, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement or public statement (including any statements to stockholders of the Company) with respect to the Transactions without the prior consultation of the other parties, and shall not issue any such press release or make any such announcement or public statement (including any statements to stockholders of the Company) without the consent of the other parties, except as may be reasonably determined to be required by applicable law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement. Without limiting the foregoing, neither the Company, the Crusader Entities, nor any of their respective affiliates shall issue or cause the publication of any presentation to be provided orally or in writing to third parties, including any presentation to be made to stockholders of the Company or the owners of the Crusader Entities, regarding the Transactions, without consulting with the other party regarding the Persons to whom such presentations shall be provided, the timing of delivery of such presentations and the representatives of the Company and the Crusader Entities who shall be present at each delivery of such presentation (it being agreed that each of the Company and the Crusader Entities shall be entitled to have at least one representative present at each delivery of such presentation), and shall not make any such presentation without the consent of the other parties, except as may be reasonably determined to be required by applicable law or by any listing agreement with a national securities exchange.

Section 6.9 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Company Stockholders’ Approval.

Section 6.10 Filings. Each party shall make all filings such party is required to make with any Governmental Authority in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

Section 6.11 Consents. Each of the Company and the Crusader Entities shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder; provided, however, that in no event shall any party or its Subsidiaries be required to pay, and without the Crusader Representative’s prior consent the Company and its Subsidiaries shall not pay, any fee, penalties or other consideration to any third party under any agreement to obtain any consent or approval required for the consummation of the Transactions.

Section 6.12 Company Board of Directors.

(a) As of the date of this Agreement, certain of the existing directors of the Company shall have executed and delivered to the Company an irrevocable resignation, in the form of Exhibit E hereto (a “Resignation”), of their position as a director effective as of the Closing and the parties hereto contemplate that additional Resignations will be delivered as contemplated by Section 6.26. From time to time following the date hereof, the Crusader Representative may deliver to the Company (i) a writing identifying one or more persons to be included in the Proxy (the “Director Nominees”) for election, effective as of the Closing, as members of the Company’s Board of Directors, (ii) biographical descriptions of each Director Nominee, with each such description containing all of the information required to be disclosed about nominees for directors in a proxy statement filed with the SEC, (iii) a completed directors questionnaire executed by the Director Nominee in a form reasonably acceptable to the Company, and (iv) a written statement executed by the Director Nominee consenting to serve as a director of the Company if so elected. Each such Director Nominee shall be acceptable to the Company’s Board of Directors, acting reasonably. If the Company does not notify the Crusader Representative whether the Director Nominee is acceptable to the Company’s Board within five business days following receipt of such notice, the Company shall be deemed to have delivered notice that such Director Nominee is not acceptable to the Company’s Board of Directors.

(b) If, at any time prior to Closing, any Director Nominee who was deemed acceptable by the Company’s Board of Directors is unable, for any reason, to serve as a director, the Crusader Representative may propose to the Company’s Board of Directors a replacement director by providing the information regarding such proposed replacement specified in paragraph (a) of this Section. Each such replacement Director Nominee shall be acceptable to the Company’s Board of Directors, acting reasonably. If the Company does not notify the Crusader Representative whether the proposed replacement Director Nominee is acceptable to the Company’s Board within five business days following receipt of such notice, the Company shall be deemed to have delivered notice that such proposed replacement Director Nominee is not acceptable to the Company’s Board of Directors.

(c) The composition of the committees of the Company’s Board of Directors immediately following the Closing (including the respective chairmen thereof) shall be as designated at or immediately following the Closing in the sole discretion of the Company’s Board of Directors but shall meet the independence and other standards of the AMEX and the SEC.

Section 6.13 Preparation of the Proxy. The Company shall prepare and, as soon as possible following delivery of the 2006 Audit Opinions, file with the SEC a preliminary version of the Proxy and will use commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy. The Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Common Shares in the Transactions and the Crusader Operating Entities shall furnish all information concerning the Crusader Operating Entities and the holders of Membership Interests and Stock Interests as may be reasonably requested in connection with any such action and which meets the requirements of any applicable rules and regulations promulgated by the SEC. The Company shall as promptly as practicable notify the Crusader Representative of the receipt of any oral or written comments from the SEC relating to the Proxy. The Company shall cooperate and provide the Crusader Representative with a reasonable opportunity to review and comment on the draft of the Proxy (including each amendment or supplement thereto), and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Crusader Representative and the Company will provide each other with copies of all such filings made and correspondence with the SEC. Promptly after the staff of the SEC advises the Company that the staff of the SEC has no further comments on the Proxy, the Company shall cause the Proxy to be mailed to its stockholders, and if necessary, after the definitive Proxy has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Closing, the officers, directors or managers of the Company or the Crusader Operating Entities discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the proxy/prospectus not misleading, then such party shall immediately notify the other party of such misstatements or omissions.

Section 6.14 Stock Exchange Listing. The Company shall use its best efforts to cause the Common Shares to be issued in the Transactions and the Common Shares subject to issuance under the 2008 LTIP to be approved and admitted for listing on the American Stock Exchange at least ten consecutive trading days prior to the Closing, subject to official notice of issuance.

Section 6.15 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.9, Section 3.11, Section 4.10 or Section 4.12, or which relate to the consummation of the Transactions;

(d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

(e) any Crusader Entity Material Adverse Effect or Company Material Adverse Effect or the occurrence of any event which would result in a Crusader Entity Material Adverse Effect or a Company Material Adverse Effect, as the case may be.

Section 6.16 Site Inspections. Subject to compliance with applicable law, from the date hereof until the Closing, each party may undertake (at that party’s sole cost and expense) a reasonable environmental and operational assessment or assessments (an “Assessment”) of the other party’s operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of Permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will not include any soil borings, groundwater or any other “Phase II” testing without the consent of the party whose operations, business or property is the subject of such Assessment (the “Inspected Party”) (such consent not to be unreasonably withheld, conditioned or delayed). Before conducting an Assessment, the party intending to conduct such Assessment (the “Inspecting Party”) shall confer with the Inspected Party regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to (a) avoid interference with the Inspected Party’s operations or business; (b) require Inspecting Party’s representatives responsible for performing the Assessment to maintain insurance coverage as required by the Inspected Party; (c) keep the Inspected Party’s property free and clear of any liens arising out of any entry onto or inspection of the subject property; and (d) provide indemnification by the Inspecting Party in favor of the Inspected Party to indemnify the Inspected Party from the Inspecting Party’s negligence in conducting such Assessment. The Inspected Party shall cooperate in good faith with the Inspecting Party’s effort to conduct an Assessment.

Section 6.17 Stockholder Litigation. Each of the Company and the Crusader Entities shall give the other the reasonable opportunity to participate in the defense of any litigation against the Company or a Crusader Entity, as applicable, and its directors relating to the Transactions.

Section 6.18 Anti-Takeover Laws.

(a) The Board of Directors of the Company shall take all action necessary to ensure that no Anti-Takeover Laws are or become applicable to this Agreement or any of the Transactions. If any Anti-Takeover Laws are or become applicable to this Agreement or the Transactions, the Board of Directors of the Company shall take all such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Anti-Takeover Laws on the Agreement and the Transactions.

(b) No Change of Recommendation nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Anti-Takeover Laws to be inapplicable to this Agreement and the Transactions.

(c) Neither the Board of Directors nor the stockholders of the Company shall take any action to exempt or make not subject to the provisions of any Anti-Takeover Laws, including the Acquisition of Controlling Interest Statutes or the Combinations with Interested Stockholders Statutes, any Person (other than the Crusader Entities) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions of such Anti-Takeover Laws and not exempt therefrom.

Section 6.19 Registration Rights Agreement. At the Closing, the Company and the Crusader Entities (other than Knight Energy Parent, Crusader Management Parent and Crusader Energy Parent) shall execute and deliver to each other an executed counterpart of the Registration Rights Agreement.

Section 6.20 Non-Transfer Agreement. At the Closing, the Company and the applicable Crusader Parent Entities shall execute and deliver to each other an executed counterpart of the Non-Transfer Agreement.

Section 6.21 Financing. Prior to the Closing, the Company shall reasonably cooperate with the Crusader Entities, the Crusader Entities’ financing sources, and the Crusader Entities’ auditors and attorneys in connection with the Crusader Entities’ financing efforts with respect to the Transactions, including without limitation any refinancing of existing credit facilities of the Crusader Entities or the Company. Without limiting the generality of the foregoing, the Company shall provide, and the Company shall instruct its auditors to provide, to the Crusader Entities such financial and other information that the Crusader Representative reasonably requests for inclusion in any materials to be used by the Crusader Entities or provided to any financing sources in connection with such financing.

Section 6.22 Reaffirmation of Releases. The Company shall use its commercially reasonable efforts to cause each Release delivered prior to the Closing to be reaffirmed at the Closing by each executive officer and director of the Company who has delivered a Release prior to the Closing (other than those with respect to whom the Crusader Representative has requested the Company to deliver a Delay Notice in accordance with Section 6.25) by execution and delivery by each such executive officer and director of the Company of a reaffirmation in the form attached to the Release.

Section 6.23 Fairness Opinion. If the Company has not delivered a copy of the Fairness Opinion to the Crusader Representative on or prior to the date of this Agreement, the Company shall deliver a true and correct copy of the Fairness Opinion to the Crusader Representative within two business days after the Company’s Board of Directors receives a written copy of such Fairness Opinion.

Section 6.24 Tax Reimbursement. If any of the Crusader Operating Entities and any of the Crusader Parent Entities are required by applicable law to participate in the filing of a combined or consolidated group Tax Return after the Closing Date, and if any of the Crusader Parent Entities pays the Tax liability due in connection with such combined or consolidated Tax Return, the Company shall promptly reimburse the paying Crusader Parent Entity for the Tax paid on behalf of any Crusader Operating Entity as a combined or consolidated group member. The Tax paid on behalf of a Crusader Operating Entity shall be equal to the Tax that the Crusader Operating Entity would have paid if it had computed its Tax liability for the period covered by such Tax Return on a separate entity basis rather than as a member of the combined or consolidated group.

Section 6.25 Delay Notice. If the Crusader Representative requests the Company, at least two (2) business days prior to Closing, to deliver a Delay Notice (as defined in the Release) pursuant to Section 1(b) of the Release to any person who is a party to a Release, which Delay Notice shall contain the date to which the Effective Time (as defined in the Release) is to be changed with respect to such person (which date may not be later than June 30, 2008), then the Company will deliver to each such person identified by the Crusader Representative a Delay Notice in accordance with Section 1(b) of the Release prior to Closing.

Section 6.26 Post-Signing Deliveries.

(a) The Company shall use its best efforts to obtain from each officer, employee and director who has not delivered to the Company as of the date of this Agreement a Voting Agreement or a Release, and from each director who has not delivered to the Company as of the date of this Agreement a Resignation, a duly executed Voting Agreement, Release (provided that the Common Shares to be received and to become vested at Closing as provided in Section 1 of the Voting Agreement, if any, and the Cash Consideration (as defined in Section 5 of the Release) to be paid to the person executing any such Release shall not exceed the amounts set forth opposite such person’s name on Schedule 6.26 of this Agreement) and/or Resignation, as applicable, from such officer or director as soon as practicable after the date of this Agreement and, upon receipt thereof, the Company shall deliver a copy to the Crusader Representative.

(b) As soon as practicable after the date of this Agreement, and in any event on or prior to January 15, 2008, the Company will deliver to the Crusader Representative a true and correct copy of each resolution adopted by the Board of Directors of the Company in connection with the Transactions.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 7.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or

Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (a) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(b) The Common Shares to be issued in the Transactions must have been approved and admitted for listing on the American Stock Exchange, subject to official notice of issuance.

(c) Any applicable waiting period under the HSR Act must have expired or been terminated.

Section 7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Each Crusader Entity must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the Company must have received a certificate of a duly authorized representative of each Crusader Entity as to the satisfaction of this condition.

(b) The representations and warranties of the Crusader Entities contained in this Agreement must be true and correct in all respects without regard to any materiality qualifiers in each case as of the date hereof and at and as of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not have, individually or in the aggregate, a Crusader Entity Material Adverse Effect; provided, that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and the Company must have received a certificate of a duly authorized representative of each Crusader Entity as to the satisfaction of this condition. For purposes of this Agreement, a “Crusader Entity Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time would cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of the Crusader Operating Entities, taken as a whole; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Crusader Entity Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price or futures price of oil or natural gas, (iii) (A) any public announcement prior to the date of this Agreement of discussions among the parties hereto regarding the Transactions, (B) the announcement of this Agreement, (C) the pendency of the consummation of the Transactions, or (D) any suit, action or proceeding arising out of or in connection with this Agreement or the Transactions, (iv) compliance with the terms of this Agreement, (v) any generally applicable change in applicable law or GAAP or interpretation of any thereof, (vi) actions or inactions specifically permitted by a prior written waiver by the Company of performance by a Crusader Entity of any of its obligations under this Agreement, (vii) any outbreak or escalation of hostilities (including, without limitation, any declaration of war by the U.S. Congress) or acts of terrorism, (viii) the termination after the date of this Agreement of any Company Employee’s, consultant’s or independent contractor’s employment by, or independent contractor relationship with, a Crusader Entity, or any notice thereof, other than as a result of any breach by a Crusader Entity of the terms of this Agreement, (ix) (A) the taking of any action outside the ordinary course of business required by this Agreement, or (B) the failure to take any action prohibited by this Agreement or (x) the failure of a Crusader Entity to obtain any consent, approval, action, authorization or permit of any third party set forth in Section 3.4(c) of the Crusader Disclosure Schedule arising out of or in connection with this Agreement or the Transactions or (xi) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement, the actions required of the Crusader Operating Entities by Section 5.1 and Article VI and the consummation of the Transactions, including, as a result of a Crusader Operating Entity’s entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or Company Employees or consultants under employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements in existence as of the date of this Agreement or as disclosed in this Agreement; provided that if any of the foregoing constitutes a breach of any representation, warranty, covenant or agreement set forth in this Agreement, such occurrence (other than as described in clauses (vi), (ix) and (xi)) may be taken into account in the determination of a Crusader Entity Material Adverse Effect.

(c) From the date hereof through the Closing, there must not have occurred any Crusader Entity Material Adverse Effect.

(d) All actions to be taken and deliveries to be made by the Crusader Entities pursuant to Section 1.4(b) through Section 1.4(e) shall have been taken or delivered.

(e) Each consent, waiver and approval set forth in Section 7.2(e) of the Crusader Disclosure Schedule must have been obtained, and the Crusader Operating Entities must have provided the Company with copies thereof.

(f) The approval of the matters set forth in Section 4.18(a)(i) and 4.18(a)(iv) by the requisite vote of the Company’s stockholders as set forth therein shall have been obtained.

Section 7.3 Conditions to the Obligations of the Crusader Entities. The obligation of the Crusader Entities to effect the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The Company must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing and the Crusader Entities must have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

(b) The representations and warranties of the Company contained in this Agreement must be true and correct in all respects without regard to any materiality qualifiers, in each case as of the date hereof and at and as of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement and except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and the Crusader Entities must have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company as to the satisfaction of this condition.

(c) From the date hereof through the Closing, there must not have occurred any Company Material Adverse Effect.

(d) All actions to be taken and deliveries to be made by the Company and its Subsidiaries pursuant to Section 1.4(f) and Section 1.4(g) shall have been taken or delivered.

(e) Each consent, waiver and approval set forth in Section 7.3(e) of the Company Disclosure Schedule must have been obtained, and the Company must have provided the Crusader Operating Entities with copies thereof.

(f) The Required Proposals shall have been approved by the requisite vote of the Company’s stockholders as set forth in Section 4.18(a)(i)—(v).

(g) The Crusader Entities shall have received the written opinion of Grant Thornton LLP (or such other independent accounting firm or legal counsel that is reasonably acceptable to the Crusader Entities), in form and substance reasonably satisfactory to the Crusader Entities dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of the Crusader Entities and the Company, all of which are consistent with the state of facts existing as of the Closing Date, as applicable, to the effect that the Contributions will qualify as a transaction described in Section 351 of the Code.

(h) The Common Shares to be issued pursuant to the 2008 LTIP must have been approved and admitted for listing on the American Stock Exchange, subject to official notice of issuance.

ARTICLE VIII

SURVIVAL

Section 8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Closing.

Section 8.2 Survival of Covenants and Agreements. The covenants and agreements of the parties shall not survive the Closing, except for those covenants and agreements that by their terms apply, or that are to be performed in whole or in part, after the Closing shall survive the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the stockholders of the Company (other than pursuant to Sections 9.1(h), (i), (j) and (k), which Sections may not be utilized for termination of this Agreement after satisfaction of the closing conditions set forth in Section 7.2(f)):

(a) by the mutual written consent of the Company and the Crusader Entities;

(b) by either the Company or the Crusader Entities if the Closing has not occurred on or before June 30, 2008 (the “Termination Date”), provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Transactions on or before the Termination Date;

(c) by the Crusader Entities if there has been a material breach or failure to perform by the Company of any representation, warranty, covenant or agreement set forth in this Agreement which breach or failure to perform (if susceptible to cure) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and which has not been cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Company of notice of such breach, or such breach or failure to perform is not reasonably capable of being cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Company of notice of such breach; provided that the Crusader Entities may not terminate this Agreement pursuant to this Section 9.1(c) if they are in material breach of any representation, warranty, covenant or agreement set forth in this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;

(d) by the Company if there has been a material breach or failure to perform by the Crusader Entities of any representation, warranty, covenant or agreement set forth in this Agreement which breach or failure to perform (if susceptible to cure) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and which has not been cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Crusader Representative of notice of such breach, or such breach or failure to perform is not reasonably capable of being cured in all material respects within 20 business days (but not beyond the Termination Date) following receipt by the Crusader Representative of notice of such breach; provided that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(e) by either the Crusader Entities or the Company, if any applicable law, rule or regulation that makes consummation of any Transaction contemplated by this Agreement illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of a Transaction, and such judgment, injunction, order or decree becomes final and nonappealable;

(f) by the Crusader Entities if the Company Stockholders’ Meeting (or any adjournment or postponement thereof) has been convened and concluded and approval of the Required Proposals shall not have been obtained either by reason of (i) failure to obtain the required vote upon a vote duly held or (ii) no vote on the Required Proposals shall have been taken;

(g) by the Crusader Entities, if a Company Triggering Event occurs. For the purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company (or any committee thereof) for any reason shall have effected a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy the recommendation of the Company’s Board of Directors in favor of the adoption and approval of the Required Proposals and the Other Proposal; (iii) the Board of Directors of the Company fails to reaffirm (publicly, if so reasonably requested by the Crusader Entities) its recommendation in favor of the adoption and approval of the Required Proposals or the Other Proposal within two business days after the Crusader Entities requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of the Company (or any committee thereof) shall have approved or recommended any Acquisition Proposal; (v) the Company shall have materially breached any of the provisions of Section 6.1, Section 6.2 or Section 6.3; or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with the Company, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(h) by the Company in response to a Superior Proposal as contemplated by Section 6.2(h); provided, however, that termination of this Agreement pursuant to this Section 9.1(h) shall not be effective until the Termination Fee has been paid to the Crusader Entities in accordance with Section 9.2(b);

(i) by the Company, if the Crusader Entities shall fail to deliver a copy of the Interim Financial Statements to the Company on or prior to January 31, 2008 as contemplated by Section 5.3(a);

(j) by the Company, if (i) the Crusader Entities shall fail to deliver to the Company (A) a copy of the 2006 Audited Financials and the 2006 Audit Opinion on or prior to January 31, 2008 as contemplated by Section 5.3(b) or (B) within two business days after the form of Proxy to be filed with the SEC is delivered to the Crusader Representative (provided such date is after the earlier of delivery of the 2006 Audited Financials or January 31, 2008, but on or prior to February 12, 2008), the appropriate consents or approvals of the Accounting Firm to allow the 2006 Audited Financial and the 2006 Audit Opinion to be included in the Proxy for filing on or before February 14, 2008 or (ii) the Crusader Entities shall fail to deliver to the Company (A) a copy of the 2007 Financial Statements, the 2007 Audit Opinion and, if required, the Additional Financial Statements and Additional Audit Opinions on or prior to April 30, 2008 as contemplated by Section 5.3(b) or (B) within two business days after the form of Proxy to be filed with the SEC is delivered to the Crusader Representative (provided such date is after the earlier of delivery of the 2007 Audited Financials or April 30, 2008, but on or prior to May 12, 2008), the appropriate consents or approvals of the Accounting Firm to allow the 2007 Audited Financial and the 2007 Audit Opinion to be included in the Proxy for filing on or before May 14, 2008; or

(k) by the Company if on or prior to January 31, 2008, (i) the Crusader Representative has not submitted to the Company Director Nominees who were deemed to be acceptable to the Company’s Board of Directors as provided in Section 6.12 such that (A) a majority of the Director Nominees are “independent” under the rules of the AMEX, (B) three of the Director Nominees satisfy all applicable rules relating to membership on the Company’s audit committee and (C) at least one of the Director Nominees is an “audit committee financial expert” as defined by the rules of the SEC.

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination. In exercising its termination rights under Section 9.1(g), the Crusader Entities may condition the effectiveness of any such termination upon receipt of the Termination Fee that is payable to the Crusader Entities pursuant to Section 9.2(b)(ii) upon the termination of this Agreement. The Crusader Representative shall have the power and authority to terminate this Agreement on behalf of each of the Crusader Entities pursuant to this Section 9.1 and any such action taken by the Crusader Representative shall be deemed an action for and on behalf of each of the Crusader Entities.

Section 9.2 Effect of Termination.

(a) If this Agreement is terminated under this Article IX, all obligations of the parties shall immediately terminate, except the parties’ obligations pursuant to this Section 9.2 and except for Section 6.6, Article X and the last two sentences of Section 6.1, all of which shall survive any termination of this Agreement, provided that nothing herein shall relieve any party from liability for any breaches of this Agreement; provided, further, however that (i) no Crusader Entity shall have any liability with respect to or on account of any representations made in Section 3.11, (ii) the Company and its Subsidiaries shall not have any liability with respect to or on account of any representations made in Section 4.12 and (iii) no Crusader Entity shall have any liability for any failure to satisfy any covenant in Section 5.3 (and the Company’s sole and exclusive remedy for any breach thereof shall be to terminate this Agreement pursuant to Section 9.1(i) or Section 9.1(j), as applicable), in each case unless the breach of the applicable representation or covenant by such party was knowing and intentional. Notwithstanding anything contained in this Agreement, the Company’s sole and exclusive remedy for any failure of the Crusader Representative to deliver Director Nominees acceptable to the Company’s Board of Directors pursuant to Section 6.12 or to otherwise satisfy clauses, (A)—(C) of Section 9.1(k) shall be to exercise its right to terminate this Agreement pursuant to Section 9.1(k).

(b) The Company shall pay to the Crusader Entities $2,000,000 in cash (the “Termination Fee”) in the event that:

(i)(A) any Person makes or otherwise publicly announces or communicates to the holders of Common Shares an Acquisition Proposal (provided that, for purposes of the definition of Acquisition Proposal, the 15% shall be replaced with 50%), (B) this Agreement is terminated by the Crusader Entities or the Company pursuant to Section 9.1(b) or by the Crusader Entities pursuant to Section 9.1(f) and (C) within twelve months of the date of such termination the Company consummates an Acquisition Proposal (provided that, for purposes of the definition of Acquisition Proposal, the 15% shall be replaced with 50%);

(ii) this Agreement is terminated by the Crusader Entities pursuant to Section 9.1(g); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.1(h).

In the case of Section 9.2(b)(ii), the Termination Fee shall be paid to an account designated in writing by the Crusader Representative by wire transfer of immediately available funds no later than two business days after the date on which the Company is notified of such termination. In the case of Section 9.2(b)(i) the Termination Fee shall be paid to an account designated in writing by the Crusader Representative by wire transfer of immediately available funds on the date of the consummation of the Acquisition Proposal. In the case of Section 9.2(b)(iii), the Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative concurrently with the Company’s termination of this Agreement. The Crusader Entities’ acceptance of the Termination Fee (or any portion thereof, as applicable) shall constitute conclusive evidence that this Agreement has been validly terminated.

(c) In the event that this Agreement is terminated pursuant to Sections 9.1(g) or 9.1(h), then, notwithstanding Section 6.6(a), the Company shall pay upon demand by wire transfer of immediately available funds to an account designated in writing by the Crusader Representative, such amount as may be required to reimburse the Crusader Entities for their Expenses up to a maximum amount of $500,000. If this Agreement is terminated pursuant to Sections 9.1(i), (j) or (k) then, notwithstanding Section 6.6(a), the Crusader Entities shall pay upon demand by wire transfer of immediately available funds to an account designated in writing by the Company, such amount as may be required to reimburse the Company for its Expenses up to a maximum amount of $500,000.

(d) The Company acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, the amount of, and the basis for payment of, the Termination Fee are reasonable and appropriate in all respects, and that, without these agreements, the Crusader Entities would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any fee or Expenses payable by it pursuant to this Section 9.2, then the Company shall pay to the Crusader Entities their costs and expenses (including attorneys’ fees) in connection with collecting such fees and expenses, together with interest on the amount of the fee at the rate of LIBOR plus 150 basis points from the date such payment was due under this Agreement until the date of payment. The fees and Expenses payable by the Company pursuant to this Section 9.2 shall be paid by the Company without reservation of rights or protests, and the Company upon making any such payment shall be deemed to have released and waived any and all claims that it may have to recover such amounts.

(e) Upon termination of this Agreement, each of the Voting Agreement, the Non-Transfer Agreements, the Release and the Resignations will terminate according to its terms.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To the Company:

Westside Energy Corporation

3131 Turtle Creek Blvd Suite 1300

Dallas, Texas 75219

Attention: Douglas G. Manner

Telephone: (212) 522-8990

Facsimile: (469) 916-1401

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: George G. Young III

To Crusader Entities:

Crusader Management Corporation

210 Park Avenue, Suite 3000

Oklahoma City, OK 73102

Attention: David D. Le Norman

Telephone: (405) 285-7555

Facsimile: (405) 285-7522

With copies (which shall not constitute notice) to each of:

Vinson & Elkins LLP

3700 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

Attention: Rodney L. Moore, Esq.

Telephone: 214-220-7781

Facsimile: 214-999-7781

and

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

320 S. Boston Ave., Suite 400

Tulsa, OK 74103-3708

Attention: Del L. Gustafson

Telephone: 918-594-0413

Facsimile: 918-594-0505

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

Section 10.2 Crusader Representative.

(a) Crusader Management is hereby appointed by each Crusader Entity (and their successors and assigns) as its representative (the “Crusader Representative”), to act as agent and attorney-in-fact for each Crusader Entity, for and on behalf of the Crusader Entities: (i) to give and receive notices and communications on their behalf with respect to any matters related to this Agreement; (ii) to litigate, mediate, arbitrate, defend or settle, or take any other actions and execute and any other documents that the Crusader Representative deems advisable in connection with enforcing any rights or obligations or defending, any claim or action under this Agreement on behalf of the Crusader Entities; (iii) to sign receipts, consents or other documents in connection with the Crusader Representative’s duties hereunder; (iv) to terminate this Agreement on behalf of each of the Crusader Entities pursuant to Section 9.1 and (v) to take any and all actions necessary or appropriate in the judgment of the Crusader Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any Crusader Entity. Notice or communications to or from the Crusader Representative shall constitute notice to or from the Crusader Entities. All actions to be taken by a Crusader Entity shall be taken solely by the Crusader Representative.

(b) Without limiting the generality of the foregoing, the Crusader Representative shall not incur any liability with respect to any action taken or suffered by it in reliance upon any direction, instruction, consent, statement or other document believed by it to be genuinely and duly authorized, nor for any action or inaction in reliance in good faith upon advice of legal counsel. If the Crusader Representative shall dissolve, resign or otherwise be unable to fulfill its responsibilities hereunder, the Crusader Parent Entities, acting by consent of Crusader Parent Entities having an interest in the Share Consideration equal to a majority of the Common Shares constituting the Share Consideration (a “Majority”) shall, as soon as practicable after such dissolution or resignation, appoint a successor to the Crusader Representative and immediately thereafter notify the Company of the identity of such successor. If a Majority chooses to remove the Crusader Representative for any reason, such Majority shall simultaneously appoint a successor to the Crusader Representative and immediately thereafter notify the Company of the identity of such successor. Any such successor pursuant to either of the preceding two sentences shall succeed the Crusader Representative as Crusader Representative hereunder.

(c) A decision, act, consent or instruction of the Crusader Representative shall constitute a decision of the Crusader Entities and shall be final, binding and conclusive upon the Crusader Entities. The Company may rely upon any decision, act, consent or instruction of the Crusader Representative as being the decision, act, consent or instruction of the Crusader Entities. Although the Crusader Representative shall not be obligated to obtain instructions from the Crusader Entities, prior to any decision, act, consent or instruction, if, and to the extent that, the Crusader Representative receives any written instructions from a Majority, the Crusader Representative shall comply with such instructions.

(d) The Crusader Representative shall not be liable to the Crusader Entities for any act taken or omitted to be taken as Crusader Representative, except for the commission of actual fraud or willful misconduct. Each Crusader Entity shall severally indemnify the Crusader Representative and hold the Crusader Representative harmless against any damages or expenses incurred without bad faith on the part of the Crusader Representative and arising out of or in connection with the acceptance or administration of the Crusader Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Crusader Representative.

(e) The power of attorney granted by the Crusader Entities pursuant to this section is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Crusader Entity.

(f) Each of Knight I, Knight II, RCH and Hawk hereby agrees to pay to the Crusader Representative its pro rata portion (in accordance with the ratio of (i) the number of Common Shares to be received by their respective Crusader Parent Entity pursuant to this Agreement as part of the Share Consideration to (ii) the aggregate number of Common Shares to be received by all such Crusader Parent Entities pursuant to this Agreement as part of the Share Consideration) of the reasonable costs and expenses incurred by the Crusader Representative in connection with its acting as the Crusader Representative in accordance with this Agreement.

Section 10.3 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

Section 10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

Section 10.7 Entire Agreement. This Agreement, all documents contemplated herein or required hereby, the Confidentiality Agreements and the Voting Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

Section 10.8 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Texas, without reference to rules relating to conflicts of law, except that the corporate laws of the State of Nevada shall govern the internal operations of the Company.

Section 10.9 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of the court of the State of Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court except for the enforcement of judgments referred to in the next sentence. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity in any court having jurisdiction over the party. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 10.10 Attorneys’ Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

Section 10.11 No Third Party Beneficiaries. Except as provided in Section 6.4, no Person other than the parties to this Agreement is an intended beneficiary of this Agreement or any portion hereof.

Section 10.12 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Crusader Disclosure Schedule and the Company Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Crusader Material Adverse Effect or a Company Material Adverse Effect, as applicable.

Section 10.13 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Transactions by the stockholders of the Company and prior to the Closing, this Agreement may be amended or supplemented in writing by the Company and the Crusader Entities with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of the Company there shall be no amendment or change to the provisions hereof unless permitted by the NRS without further approval by the stockholders of the Company.

Section 10.14 Extensions, Waivers, Etc. At any time prior to the Closing, either party may:

(a) extend the time for the performance of any of the obligations or acts of the other party;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) subject to the proviso of Section 10.13, waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or the Crusader Entities in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.15 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate” or “Crusader Affiliate”, as applicable: (i) any direct or indirect holder of equity interests or securities in the Company or a Crusader Entity, as applicable (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, manager, Company Employee, consultant, representative or agent of (A) the Company or a Crusader Entity, as applicable, or (B) any Person who controls the Company or a Crusader Entity, as applicable. Except to the extent that a Company Affiliate is an express party thereto, no Company Affiliate shall have any liability or obligation to any Crusader Entity of any nature whatsoever in connection with or under this Agreement and the Transactions as a result of such Person’s status as a Company Affiliate, and the Crusader Entities hereby waive and release all claims of any such liability and obligation. Except to the extent that a Crusader Affiliate is an express party thereto, no Crusader Affiliate shall have any liability or obligation to the Company of any nature whatsoever in connection with or under this Agreement or the Transactions as a result of such Person’s status as a Crusader Affiliate, and the Company hereby waives and releases all claims of any such liability and obligation.

Section 10.16 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, prior to any termination of this Agreement pursuant to Section 9.1, but subject to the last sentence of this Section 10.16, the parties shall be entitled to specific performance of the terms hereof. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each hereby waives the defense, that there is an adequate remedy at law. Notwithstanding the foregoing, the Company shall not be entitled to an injunction to prevent breaches of this Agreement by a Crusader Entity or to enforce specifically the terms and provisions of this Agreement if the Company is in material breach of any of its representations, warranties, covenants or obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied. Notwithstanding the foregoing, no Crusader Entity shall be entitled to an injunction to prevent breaches of this Agreement by the Company or to enforce specifically the terms and provisions of this Agreement if any Crusader Entity is, or collectively are, in material breach of its or their respective representations, warranties, covenants and obligations under this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied.

Section 10.17 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY, OR TO ANY INDEMNITEE, UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES, AND NO CLAIM SHALL BE MADE OR AWARDED AGAINST ANY PARTY, FOR ANY SUCH DAMAGES.

Section 10.18 Authorship; Representation by Counsel. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.

Section 10.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.20 Rules of Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a Section, Article, Paragraph, Clause or Schedule refers to a Section, Article, Paragraph or Clause of or a Schedule to this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.

Section 10.21 No Other Representations or Warranties.

(a) THE COMPANY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS SET FORTH IN ARTICLE II AND ARTICLE III, NO CRUSADER ENTITY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF A CRUSADER ENTITY, AND ANY SUCH OTHER REPRESENTATIONS OR

WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND (ii) THE COMPANY SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE II AND III OF THIS AGREEMENT. IN CONNECTION WITH THE COMPANY’S INVESTIGATION OF THE CRUSADER OPERATING ENTITIES AND THEIR BUSINESSES AND OPERATIONS, THE COMPANY AND THEIR REPRESENTATIVES HAVE RECEIVED FROM THE CRUSADER OPERATING ENTITIES OR THEIR REPRESENTATIVES CERTAIN PROJECTIONS AND OTHER FORECASTS FOR THE CRUSADER OPERATING ENTITIES AND CERTAIN ESTIMATES, PLANS AND BUDGET INFORMATION. THE COMPANY ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, ESTIMATES, PLANS AND BUDGETS; THAT THE COMPANY IS FULLY RESPONSIBLE FOR MAKING ITS OWN EVALUATION OF THE CRUSADER OPERATING ENTITIES INCLUDING AS TO THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO THEM OR THEIR REPRESENTATIVES, AND THAT THE CRUSADER OPERATING ENTITIES DO NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS; PROVIDED HOWEVER THAT THIS SECTION 10.21 SHALL NOT AFFECT OR DIMINISH THE REPRESENTATIONS SET FORTH IN SECTION 3.15(a).

(b) THE CRUSADER ENTITIES ACKNOWLEDGE AND AGREE THAT (A) EXCEPT AS SET FORTH IN ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, AND (B) THE CRUSADER ENTITIES SHALL ONLY BE ENTITLED TO RELY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN ARTICLE IV OF THIS AGREEMENT. IN CONNECTION WITH THE CRUSADER ENTITIES’ INVESTIGATION OF THE COMPANY AND ITS BUSINESSES AND OPERATIONS, THE CRUSADER ENTITIES AND THEIR REPRESENTATIVES HAVE RECEIVED FROM THE COMPANY OR ITS REPRESENTATIVES CERTAIN PROJECTIONS AND OTHER FORECASTS FOR THE COMPANY AND CERTAIN ESTIMATES, PLANS AND BUDGET INFORMATION. THE CRUSADER ENTITIES ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, FORECASTS, ESTIMATES, PLANS AND BUDGETS; THAT THE CRUSADER ENTITIES ARE FULLY RESPONSIBLE FOR MAKING THEIR OWN EVALUATION OF THE COMPANY INCLUDING AS TO THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS SO FURNISHED TO THEM OR THEIR REPRESENTATIVES, AND THAT THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS AND BUDGETS; PROVIDED HOWEVER THAT THIS SECTION 10.21 SHALL NOT AFFECT OR DIMINISH THE REPRESENTATIONS SET FORTH IN SECTION 4.16(a).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KNIGHT ENERGY GROUP I HOLDING CO., LLC		WESTSIDE ENERGY CORPORATION

By:	Crusader Energy Group Holding Co., LLC, its Manager	By:	/s/ DOUGLAS G. MANNER Douglas G. Manner, President

By:	/s/ DAVID D. LE NORMAN
David D. Le Norman, Manager

KNIGHT ENERGY GROUP II HOLDING COMPANY, LLC		KNIGHT ENERGY GROUP, LLC
By:	Knight Energy Management Holding Company, LLC, its Manager	By:	Knight Energy Group I Holding Co., LLC, its sole member
By:	/s/ DAVID D. LE NORMAN David D. Le Norman, Manager	By:	Crusader Energy Group Holding Co., LLC, its Manager
By:	/s/ ROBERT J. RAYMOND	By:	/s/ DAVID D. LE NORMAN David D. Le Norman, Manager
Robert J. Raymond, Manager

KNIGHT ENERGY MANAGEMENT HOLDING COMPANY, LLC		KNIGHT ENERGY GROUP II, LLC
By:	/s/ DAVID D. LE NORMAN	By:	Knight Energy Group II Holding Co., LLC, its sole member
By:	David D. Le Norman, Manager /s/ ROBERT J. RAYMOND	By:	Knight Energy Management Holding Company, LLC, its Manager
	Robert J. Raymond, Manager	By:	/s/ DAVID D. LE NORMAN
David D. Le Norman, Manager

		By:	/s/ ROBERT J. RAYMOND
Robert J. Raymond, Manager

HAWK ENERGY FUND I HOLDING COMPANY, LLC		KNIGHT ENERGY MANAGEMENT, LLC
By:	Hawk Holdings, LLC, its Manager	By:	Knight Energy Management Holding Company, LLC, its sole member
By:	/s/ DAVID D. LE NORMAN	By:	/s/ DAVID D. LE NORMAN
	David D. Le Norman, Manager		David D. Le Norman, Manager
		By:	/s/ ROBERT J. RAYMOND
Robert J. Raymond, Manager

RCH ENERGY OPPORTUNITY FUND I, L.P.		HAWK ENERGY FUND I, LLC

By:	RCH Energy Opportunity Fund I, GP, L.P., its general partner	By:	Hawk Energy Fund I Holding Company, LLC, its sole member

By:	RR Advisors, LLC, its general partner	By:	Hawk Holdings, LLC, its Manager
By:	/s/ ROBERT J. RAYMOND	By:	/s/ DAVID D. LE NORMAN
	Robert J. Raymond, Sole Member		David D. Le Norman, Manager

CRUSADER ENERGY GROUP, LLC		RCH UPLAND ACQUISITION, LLC
By:	Crusader Energy Group Holding Co., LLC, its sole member	By:	RCH Energy Opportunity Fund I, L.P., its sole member
By:	/s/ DAVID D. LE NORMAN David D. Le Norman, Manager	By:	RCH Energy Opportunity Fund I, GP, L.P., its general partner
		By:	RR Advisors, LLC, its general partner
		By:	/s/ ROBERT J. RAYMOND
Robert J. Raymond, Sole Member

CRUSADER ENERGY GROUP HOLDING CO., LLC		CRUSADER MANAGEMENT CORPORATION

By:	/s/ DAVID D. LE NORMAN	By:	/s/ DAVID D. LE NORMAN
	David D. Le Norman, Manager		David D. Le Norman, President
/s/ DAVID D. LE NORMAN
David D. Le Norman

Annex B

December 31, 2007

Board of Directors

Westside Energy Corporation

3131 Turtle Creek Blvd., Suite 1300

Dallas, Texas 75219

Attention:	Mr. Keith Spickelmier
Chairman of the Board of Directors

Dear Gentlemen,

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Westside Energy Corporation, a Nevada corporation (the “Company”), of the issuance of the Common Shares and the Cash Consideration, as defined in the Contribution Agreement (collectively, the “Consideration”), and the grant of the LTIP Options, as defined in the Contribution Agreement (the “LTIP Options”), in the transactions (the “Transactions”) contemplated by the Contribution Agreement dated December 31, 2007 (the “Contribution Agreement”) among the Company and Knight Energy Group I Holding Co., LLC, a Delaware limited liability company, Knight Energy Group II Holding Company, LLC, a Delaware limited liability company, Knight Energy Management Holding Company, LLC, a Delaware limited liability company, Hawk Energy Fund I Holding Company, LLC, an Oklahoma limited liability company, RCH Energy Opportunity Fund I, L.P., a Delaware limited partnership, David D. Le Norman, Crusader Energy Group Holding Co., LLC, an Oklahoma limited liability company, Knight Energy Group, LLC, a Delaware limited liability company, Knight Energy Group II, LLC, a Delaware limited liability company (“Knight II”), Knight Energy Management, LLC, a Delaware limited liability company, Hawk Energy Fund I, LLC, an Oklahoma limited liability company, RCH Upland Acquisition, LLC, a Delaware limited liability company, Crusader Management Corporation, an Oklahoma corporation, and Crusader Energy Group, LLC, an Oklahoma limited liability company (collectively, “Crusader”).

Tudor, Pickering, Holt & Co. Securities, Inc. (formerly Tudor, Pickering & Co. Securities, Inc. and hereafter referred to as “TudorPickering”) and its affiliates, successors and assigns as appropriate, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Contribution Agreement. We expect to receive fees for our services in connection with the Transactions, the principal portion of which are contingent upon consummation of the Transactions, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Heritage Plaza    |    1111 Bagby, Suite 5100    |    Houston, Texas 77002 USA    |    713.333.7100    |    www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.    |    Member FINRA/SIPC

We have provided and are currently providing certain investment banking services to the Company. In addition to our role as financial advisor in the Transactions, TudorPickering has provided advice to the Company related to the previous issuance of debt and equity securities. We also may provide investment banking services to the Company, certain of its shareholders and their affiliates and portfolio companies in the future. In connection with the above-described investment banking services, we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Contribution Agreement; certain communications from the Company to its stockholders; the reserve report for the Company dated December 13, 2007 prepared by LaRoche Petroleum Consultants, Ltd. (“LaRoche”), an independent engineering firm; the reserve report for Crusader (excluding Knight II) dated October 8, 2007, prepared by LaRoche and updated by Crusader; the reserve report prepared by Crusader for Knight II dated December 13, 2007; the $8,000,000 Knight II Revolving Note Agreement; the $25,000,000 Credit Agreement with Spindrift Partners; the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2006; the Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, June 30 and September 30, 2007; unaudited financial statements for Knight Energy Group, LLC and Hawk Energy Fund I, LP for the fiscal year ended December 31, 2006 and the periods ended June 30 and September 30, 2007 and for Knight II for the period ended September 30, 2007 prepared by Crusader; unaudited Statement of Combined Revenues and Direct Operating Expenses for RCH Upland Acquisition, LLC for the fiscal year ended December 31, 2006 and the period ended September 30, 2007; a schedule of Crusader Management Corporation assets to be transferred to Westside and certain internal financial analyses and forecasts for the Company and Crusader prepared by their respective managements.

In addition, we have reviewed interim financing arrangements under which Knight II purchased 1,192,982 shares of the Company for $2.85 per share and loaned the Company $8,000,000, of which $3,685,366 was outstanding as of November 30, 2007, while discussions were ongoing.

We also have held discussions with members of the senior management of the Company and Crusader regarding their assessment of the past and current business operations, financial condition and future prospects of their respective entities. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without independent verification. In that regard, we have assumed with your consent that the internal financial and reserve forecasts prepared by the management of the Company and Crusader have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Crusader. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or Crusader and we have not been furnished with any such evaluation or appraisal.

In rendering this opinion, we have assumed with your consent that (i) the final executed form of the Contribution Agreement does not differ in any material respect from the draft that we have examined, (ii) the Transactions will be consummated in accordance with the Contribution Agreement without any adverse waiver

Heritage Plaza    |    1111 Bagby, Suite 5100    |    Houston, Texas 77002 USA    |    713.333.7100    |    www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.    |    Member FINRA/SIPC

or amendment of any material term or condition thereof and (iii) that the audited financials to be provided by Crusader do not differ in any material respect from the draft financials provided by Crusader previously. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Company, the holders of the shares of the Company or the Transactions.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions and does not address the appropriateness of the amount or nature of compensation under any employment or executive services agreements, the allocation of the LTIP Options to the individual recipients thereof or of indemnification and insurance provided to officers and directors, nor are we expressing any opinion as to the price at which the shares of the Company will trade at any time. For the purposes of this opinion, we assume that Knight II draws no additional shares under its capital commitments. Our opinion does not address the relative merits of the Transactions contemplated pursuant to the Contribution Agreement as compared to that or any other alternative transaction that might be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments may affect our opinion, and we do not have any obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of interests in the Company should vote with respect to such Transactions.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the issuance of the Consideration in the Transactions and the grant of the aggregate number of LTIP Options is fair from a financial point of view to outstanding holders of Shares (other than Knight II and its shareholders).

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ LANCE GILLILAND
Name:	Lance Gilliland
Title:	Managing Director

Heritage Plaza    |    1111 Bagby, Suite 5100    |    Houston, Texas 77002 USA    |    713.333.7100    |    www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.    |    Member FINRA/SIPC

Annex C

WESTSIDE ENERGY CORPORATION

2008 LONG TERM INCENTIVE PLAN

i

Information Regarding Awards	Exhibit A
Option Award Agreement	Exhibit B

ii

WESTSIDE ENERGY CORPORATION

2008 Long-Term Incentive Plan

1. Purpose. The purpose of the Westside Energy Corporation 2008 Long-Term Incentive Plan (the “Plan”) is to provide a means through which Westside Energy Corporation, a Nevada corporation (the “Company”), and its Subsidiaries may attract and retain able persons as employees, directors and consultants of the Company and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, or awards the value of which is tied to the performance of the Company, thereby strengthening their concern for the welfare of the Company and their desire to remain in its devoted employ. A further purpose of this Plan is to provide such employees and directors with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, this Plan primarily provides for the granting of Incentive Stock Options, options which do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Units, Stock Appreciation Rights or any combination of the foregoing, as is best suited to the circumstances of the particular individual as provided herein.

2. Definitions. For purposes of this Plan, the following terms shall be defined as set forth below:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified year.

(b) “Award” means any Option, SAR (including Limited SAR), Restricted Stock Award, Restricted Stock Unit, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under this Plan.

(c) “Beneficiary” means one or more persons, trusts or other entities which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(a) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the persons, trusts or other entities entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” or “Beneficial Ownership” or “Beneficially Owns” shall have the meaning ascribed to such terms in, or be interpreted in a manner consistent with, Rule 13d-3 under the Exchange Act and any successor to such rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York or in the State of Oklahoma are authorized or obligated by law or executive order to close.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Subject to the last paragraph of this Section 2(g), the acquisition by any Person or Group of Beneficial Ownership of forty percent (40%) or more of either (x) the then outstanding shares of Stock (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or similar governing body (the “Outstanding Company Voting Securities” and, together with the Outstanding Company Stock, the “Company Securities”); or

(ii) Members of the Incumbent Board cease to constitute at least a majority of the members of the Board; or

(iii) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners of Company Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding Voting Securities, as the case may be, of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Securities, (B) no Person or Group (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) Beneficially Owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding Voting Securities of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i) of this Section 2(g): (x) the following acquisitions (whether the acquiring Person or Group acquires Beneficial Ownership of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or any such acquisition results in any other Person or Group (other than the acquiring Person or Group) Beneficially Owning forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities) shall not constitute a Change in Control unless, following such acquisition, any Person or Group (other than the acquiring Person or Group effecting the acquisition pursuant to the following clauses (A) through (D)) who becomes the Beneficial Owner of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities as a result of one or more of such acquisitions shall thereafter acquire any additional shares of Company Securities and, following such acquisition, Beneficially Owns forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, in which case such acquisition shall constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of the foregoing clause (iii) of this Section 2(g); and (y) the acquisition of Beneficial Ownership of shares of Stock by the Crusader Parent Entities pursuant to the Contribution Agreement, the corresponding acquisition of Beneficial Ownership of shares of Stock by any other Person or Group deemed to Beneficially Own the Stock so acquired by the Crusader Parent Entities (any such Person and/or Group, collectively with the Crusader Parent Entities and the Crusader Distributees, the “Crusader Group”) and the acquisition of Beneficial Ownership of shares of Stock as a result of the distribution by a Crusader Parent Entity to Crusader Distributees of shares of Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement shall not constitute a Change of Control, provided that if, (1) for so long as the shares of Stock Beneficially Owned by any member of the Crusader Group equals or exceeds forty percent (40%) of the Outstanding Company Stock or the Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an Award issued under this Plan) representing one percent (1%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or (2) at any time after such member of the Crusader Group shall cease to Beneficially Own forty percent (40%) or more of the Outstanding Company Stock and Outstanding Company

Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an Award issued under this Plan) representing forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, then in the case of either (1) or (2) a Change of Control shall be deemed to occur.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee of two or more directors designated by the Board to administer this Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be a Qualified Member except to the extent that administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code.

(j) “Contribution Agreement” means that certain Contribution Agreement, dated as of December 31, 2007, by and among the Company and Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Company, LLC, Knight Energy Management Holding Company, LLC, Hawk Energy Fund I Holding Company, LLC, RCH Energy Opportunity Fund I, L.P., David D. Le Norman, Crusader Energy Group Holding Co., LLC, Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC, Crusader Management Corporation, and Crusader Energy Group, LLC.

(k) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 8(e) of this Plan.

(l) “Crusader Distributees” means holders of equity interests in any Crusader Parent Entity who receives a distribution from such Crusader Parent Entity of Shares of Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement.

(m) “Crusader Parent Entities” has the meaning set forth in the Contribution Agreement.

(n) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(o) “Effective Date” means the closing date of the transactions contemplated by the Contribution Agreement.

(p) “Eligible Person” means all officers and employees of the Company or of any of its Subsidiaries, and other persons who provide services to the Company or any of its Subsidiaries, including directors of the Company. An employee on leave of absence may be considered as still in the employ of the Company or its Subsidiary for purposes of eligibility for participation in this Plan.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(r) “Fair Market Value” means, for a particular date, if the Stock is then listed or admitted to trading on a national securities exchange, is quoted on the OTC Bulletin Board or is quoted on any other interdealer quotation system or regularly quoted by member firms of the National Association of Securities Dealers, Inc. (if the Stock is so listed, traded or quoted it shall be referred to as “Publicly Traded”), the closing sales price on the date of determination (if such date is a trading day) or, if such date is not a trading day, on the last trading day immediately preceding the date of determination. In the event shares of Stock are not Publicly Traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

(s) “Group” shall have the meaning ascribed to such term in section 13(d)(3) or 14(d)(2) of the Exchange Act.

(t) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of section 422 of the Code or any successor provision thereto.

(u) “Incumbent Board” shall mean individuals who, as of the Effective Date, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

(v) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(w) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(x) “Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.

(y) “Performance Award” means a right, granted to a Participant under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

(z) “Person” or “person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a joint venture, a trust or other entity; a Person, together with that Person’s “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Exchange Act), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”

(aa) “Qualified Member” means a member of the Committee who is a “nonemployee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Treasury Regulation 1.162-27 under section 162(m) of the Code.

(bb) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof that is subject to certain restrictions and to a risk of forfeiture.

(cc) “Restricted Stock Unit” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(dd) “Reverse Stock Split” has the meaning set forth in the Contribution Agreement.

(ee) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(ff) “Stock” means the Company’s common stock, par value $.01 per share, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 9.

(gg) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c) hereof.

(hh) “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by that Person.

(ii) “Voting Securities” means, with respect to a specified Person, securities of such Person entitled to vote generally in the election of directors or similar governing body of such Person.

3. Administration.

(a) Authority of the Committee. This Plan shall be administered by the Committee except to the extent the Board elects to administer this Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan and Rule 16b-3 under the Exchange Act, the Committee shall have the authority, in its sole and absolute discretion, to (i) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (ii) determine the Eligible Persons to whom, and the time or times at which, Awards shall be granted; (iii) determine the amount of cash and the number of shares of Stock, Stock Appreciation Rights, Restricted Stock Units or Restricted Stock Awards, or any combination thereof, that shall be the subject of each Award; (iv) determine the terms and provisions of each Award agreement (which need not be identical), including provisions defining or otherwise relating to (A) the term and the period or periods and extent of exercisability of the Award, (B) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (C) except as otherwise provided herein, the effect of termination of employment of a Participant on the Award, and (D) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (v) accelerate the time of exercisability of any Award that has been granted; (vi) construe the respective Award agreements and the Plan; (vii) make determinations of the Fair Market Value of the Stock pursuant to the Plan; (viii) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to, or otherwise with respect to Awards granted to, Eligible Persons who are subject to section 16(b) of the Exchange Act or section 162(m) of the Code; (ix) terminate, modify or amend the Plan; and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3 under the Exchange Act and section 162(m) of the Code, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Section 3(a) shall be final and conclusive.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to section 16 of the Exchange Act in respect of the Company, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of section 162(m) of the Code and the regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of this Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, stockholders, Participants, Beneficiaries, and transferees under Section 10(a) hereof or other persons claiming rights from or through a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any of its Subsidiaries, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) under the Exchange Act for Awards granted to Participants subject to section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under section 162(m) of the Code to fail to so qualify. The Committee may appoint agents to assist it in administering this Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Subsidiaries, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the Company or its Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, (i) the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan shall not exceed 37,310,000 shares and (ii) the total number of shares of Stock reserved and available for delivery in connection with ISOs under this Plan shall not exceed 37,310,000 shares, in each case subject to adjustment in a manner consistent with Section 9 hereof; provided that the total number of shares of Stock that may be reserved and available for delivery under this Plan shall not exceed 37,310,000 in the aggregate. Notwithstanding the foregoing, if the Reverse Stock Split occurs prior to the Effective Date, then the total number of shares of Stock reserved and available for delivery in connection with Awards under this Plan shall not exceed 18,655,000 shares and the total number of shares of Stock reserved and available for delivery in connection with ISOs under this Plan shall not exceed 18,655,000 shares and the total number of shares of Stock that may be received and available for delivery under this Plan shall not exceed 18,655,000, in each case subject to adjustment in a manner consistent with Section 9 hereof (provided that no further adjustment for the Reverse Stock Split shall be made under Section 9 if the adjustments described in this Section 4(a) are made). No Award may be granted under the Plan on or after the ten (10) year anniversary of the Effective Date.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award exceeds the number of shares of Stock remaining available under this Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Issued under Awards. Shares of Stock subject to an Award under this Plan that expire or are canceled, forfeited, settled in cash or otherwise terminated without an issuance of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes relating to Awards, and (ii) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes relating to any Award, will again be available for Awards under this Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

(d) Stock Offered. The shares to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Per Person Award Limitations. Awards may be granted under this Plan only to Persons who are Eligible Persons at the time of grant thereof. In each fiscal year or twelve (12) month period, as applicable, during any part of which this Plan is in effect, a Covered Employee may not be granted (a) Awards (other than Awards designated to be paid only in cash) relating to more than 18,000,000 shares of Stock (or, if the Reverse Stock Split occurs prior to the Effective Date hereof, more than 9,000,000 shares of Stock), subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, and (b) Awards designated to be paid only in cash having a value determined on the date of grant in excess of $54,000,000.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(c)), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under this Plan; provided, however, that the Committee shall not have any discretion to accelerate, waive or modify any term or condition of an Award that is intended to qualify as “performance-based compensation” for purposes of section 162(m) of the Code if such discretion would cause the Award to not so qualify.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. Each Option agreement shall state the exercise price per share of Stock (the “Exercise Price”); provided, however, that the Exercise Price per share of Stock subject to an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) one hundred percent (100%) of the Fair Market Value per share of the Stock as of the date of grant of the Option; provided, further that, in the case of an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or any of its Subsidiaries, the Exercise Price per share of Stock subject to an ISO shall not be less than the greater of (1) the par value per share of the Stock and (2) one hundred and ten percent (110%) of the Fair Market Value per share of the Stock on the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such Exercise Price may be paid or deemed to be paid, the form of such payment, including without limitation cash, Stock, other Awards or awards granted under other plans of the Company or any of its Subsidiaries, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including, but not limited to, the delivery of Restricted Stock subject to Section 6(d). In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued as of the date of exercise.

(iii) ISOs. The terms of any ISO granted under this Plan shall comply in all respects with the provisions of section 422 of the Code. Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any ISO under section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten (10) years after the earlier of the adoption of this Plan or the approval of this Plan by the Company’s stockholders. Notwithstanding the foregoing, the Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or Subsidiary of the Company (within the meaning of sections 424(e) and (f) of the Code) subject to any other incentive stock option (within the meaning of section 422 of the Code) of the Company or of a parent or Subsidiary of the Company (within the meaning of sections 424(e) and (f) of the Code), as applicable, that first becomes purchasable by a Participant in any calendar year may not (with respect to that Participant) exceed $100,000, or such other amount as may be prescribed under section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the date the incentive stock options are granted. Failure to comply with this provision shall not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Rights Related to Options. A Stock Appreciation Right granted pursuant to an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Section 6(c)(ii)(B). That Option shall then cease to be exercisable to the extent surrendered. Stock Appreciation Rights granted in connection with an Option shall be subject to the terms of the Award agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(A) A Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferable.

(B) Upon the exercise of a Stock Appreciation Right related to an Option, a Participant shall be entitled to receive payment from the Company of an amount determined by multiplying:

(1) the difference obtained by subtracting the Exercise Price of a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the Stock Appreciation Right, by

(2) the number of shares as to which that Stock Appreciation Right has been exercised.

(iii) Right Without Option. A Stock Appreciation Right granted independent of an Option shall be exercisable as determined by the Committee and set forth in the Award agreement governing the Stock Appreciation Right, which Award agreement shall comply with the following provisions:

(A) Each Award agreement shall state the total number of shares of Stock to which the Stock Appreciation Right relates.

(B) Each Award agreement shall state the time or periods in which the right to exercise the Stock Appreciation Right or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the Stock Appreciation Right shall vest at each such time or period.

(C) Each Award agreement shall state the date at which the Stock Appreciation Rights shall expire if not previously exercised.

(D) Each Stock Appreciation Right shall entitle a Participant, upon exercise thereof, to receive payment of an amount determined by multiplying:

(1) the difference obtained by subtracting the Fair Market Value of a share of Stock on the date of grant of the Stock Appreciation Right from the Fair Market Value of a share of Stock on the date of exercise of that Stock Appreciation Right, by

(2) the number of shares as to which the Stock Appreciation Right has been exercised.

(iv) Terms. Except as otherwise provided herein, the Committee shall determine, at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. SARs may be either freestanding or in tandem with other Awards.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Certificates for Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iii) Dividends and Splits. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Participants, which are rights to receive Stock or cash (or a combination thereof) at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Settlement of an Award of Restricted Stock Units shall occur upon expiration of the deferral period specified for such Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Restricted Stock Units shall be satisfied by the delivery of cash or Stock in the amount equal to the Fair Market Value of the specified number of shares of Stock covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Restricted Stock Units shall be either (A) paid with respect to such Restricted Stock Units on the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Stock Units and the amount or value thereof automatically deemed reinvested in additional Restricted Stock Units, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Company or of one of its Subsidiaries in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of this Plan, including without limitation convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Section 6(h).

(i) Effective Date Awards. On the Effective Date after the consummation of the transactions contemplated by the Contribution Agreement, the Awards of Options as set forth on Exhibit A shall be issued to those persons, in such amounts, as set forth on Exhibit A, and all of such Awards set forth on Exhibit A shall be made pursuant to an Award agreement in the form attached hereto as Exhibit B. To the extent that any provision of such Award agreement conflicts with the expressly applicable terms of the Plan, the terms of such Award agreement shall control.

7. Certain Provisions Applicable to Awards.

(a) Termination of Employment. Except as provided herein, the treatment of an Award upon a termination of employment or any other service relationship by and between a Participant and the Company or any of its Subsidiaries shall be specified in the Award agreement controlling such Award.

(b) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, its Subsidiaries, or any business entity to be acquired by the Company or one of its Subsidiaries, or any other right of a Participant to receive payment from the Company or its Subsidiaries. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Subsidiary of the Company, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price “discounted” by the amount of the cash compensation surrendered).

(c) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten (10) years (or such shorter term as may be required in respect of an ISO under section 422 of the Code).

(d) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award agreement, payments to be made by the Company or its Subsidiaries upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including without limitation cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Except as otherwise provided herein, the settlement of any Award (other than Restricted Stock) may be accelerated, and cash may be paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control) stated in an Award agreement. Installment or deferred payments may be required by the Committee (subject to Section 10(c) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. This Plan shall not constitute an “employee benefit plan” for purposes of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(e) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to section 16 of the Exchange Act shall be exempt from such section pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 under the Exchange Act as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 under the Exchange Act so that such Participant shall avoid liability under section 16(b) of the Exchange Act.

(f) Non-Competition Agreement. Each Participant to whom an Award is granted under this Plan may be required to agree in writing as a condition to the granting of such Award not to engage in conduct in competition with the Company or any of its Subsidiaries for a period after the termination of such Participant’s employment with the Company and its Subsidiaries as determined by the Committee.

8. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under section 162(m) of the Code.

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Performance Award may be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this

Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee be “substantially uncertain” at the time the Committee actually establishes the performance goal or goals. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business and Individual Performance Criteria.

(A) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in revenues; (3) increase in cash flow; (4) increase in cash flow from operations; (5) increase in cash flow return; (6) return on net assets; (7) return on assets; (8) return on investment; (9) return on capital; (10) return on equity; (11) economic value added; (12) operating margin; (13) contribution margin; (14) net income; (15) net income per share; (16) pretax earnings; (17) pretax earnings before interest, depreciation, and amortization; (18) pretax earnings before interest, depreciation, amortization, and exploration expense; (19) pretax earnings before interest, depreciation, amortization, exploration expense and abandonment costs; (20) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (21) operating income; (22) total stockholder return; (23) debt reduction; (24) production growth; (25) production growth per share; (26) production growth and target variance; (27) general and administrative expenses; (28) reserve replacement; (29) reserves per share growth; (30) finding and development costs; (31) net asset value; (32) operating costs; (33) cash flow or cash flow per share; (34) reserve additions (including but not limited to reserve additions purchased in any acquisition); (35) lifting cost on a unit basis; and (36) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.

(B) Individual Performance Criteria. The grant, exercise and/or settlement of Performance Awards may also be contingent upon individual performance goals established by the Committee. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten (10) years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.

(v) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of (A) the Performance Award pool, and the maximum amount of the potential Performance Award payable to each Participant in the Performance Award pool, or (B) the amount of the potential Performance Award otherwise payable to each Participant. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(ii) Potential Annual Incentive Awards. Not later than the end of the ninetieth (90th) day of each applicable year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under section 162(m) of the Code, the Committee shall determine the Eligible Persons who will be eligible to receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under section 162(m) of the Code, the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in situations not governed by section 162(m) of the Code, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitations set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each applicable year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of the potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of the potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under section 162(m) of the Code. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of the applicable year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 8(c), shall be made in writing in the case of any Award intended to qualify under section 162(m) of the Code. The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Section 8(b) and Section 8(c) Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, who is likely to be a Covered Employee with respect to that fiscal year. If any provision of this Plan as in effect on the date of adoption or of any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9. Recapitalization or Reorganization; Change in Control.

(a) Existence of Plan and Awards. The existence of this Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares. The terms of an Award and the number of shares of Stock authorized pursuant to Section 4 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then A) the maximum number of shares of Stock available for the Plan as provided in Section 4 shall be increased proportionately, and the kind of shares or other securities available in connection with the Plan or Awards shall be appropriately adjusted, B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, A) the maximum number of shares of Stock available in connection with the Plan or Awards as provided in Section 4 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and C) the price (including the exercise price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(iii) Whenever the number of shares of Stock subject to outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Section 9(b), the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly give each Participant such a notice.

(iv) Adjustments under Sections 9(b)(i) and (ii) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.

(c) Corporate Recapitalization.

(i) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”) without the occurrence of a Change in Control, the number and class of shares of Stock covered by an Option or an SAR theretofore granted shall be adjusted so that such Option or SAR shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Option or SAR and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization.

(ii) In the event of changes in the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 9, any outstanding Awards and any Award agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion, which adjustment may, in the Committee’s discretion, be described in the Award agreement and may include, but not be limited to, adjustments as to the number and price of shares of Stock or other consideration subject to such Awards, accelerated vesting (in full or in part) of such Awards, conversion of such Awards into awards denominated in the securities or other interests of any successor Person, or the cash settlement of such Awards in exchange for the cancellation thereof. In the event of any such change in the outstanding Stock, the aggregate number of shares available under this Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(d) Additional Issuances. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

(e) Change in Control. Upon the occurrence of a Change in Control, at the discretion of the Committee (except, as to any individual Award, to the extent the mandatory occurrence of the following (i), (ii), or (iii), as applicable, shall be set forth in the Award agreement for such Award), (i) all outstanding Stock Appreciation Rights and Options shall immediately become fully vested and exercisable in full, including that portion of any Stock Appreciation Right or Option that, pursuant to the terms and provisions of the applicable Award agreement, had not yet become exercisable (the total number of shares of Stock as to which a Stock Appreciation Right or Option is exercisable upon the occurrence of a Change in Control is referred to herein as the “Total Shares”); (ii) the restriction period of any Restricted Stock Award or Restricted Stock Unit shall immediately be accelerated and the restrictions shall expire; and (iii) the performance goals established under Performance Awards will be deemed to have been met, at levels as determined by the Committee, for all performance periods upon the occurrence of a Change in Control and the holder will be paid a pro rata portion of all associated performance goals based on the level deemed met (based on the number of complete and partial calendar months elapsed as of the occurrence of the Change in Control) in cash within thirty (30) days following the Change in Control or in Stock effective as of the Change in Control, for cash and Stock-based Performance Awards respectively. In addition, upon the occurrence of a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any holder, may affect one or more of the following alternatives, which may vary among individual holders and which may vary among Options or SARs (collectively “Grants”) held by any individual holder: (i) accelerate the time at which Grants then outstanding may be exercised so that such Grants may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Grants and all rights of holders thereunder shall terminate, (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Grants held by such holders (irrespective of whether such Grants are then exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Grants and pay to each holder an amount of cash per share equal to the excess, if any, of the amount calculated in Section 9(f) (the “Change in Control Price”) of the shares subject to such Grants over the exercise price(s) under such Grants for such shares (except to the extent the exercise price under any such Grant is equal to or greater than the Change in Control Price, in which case no amount shall be payable with respect to such Grant), or (iii) make such adjustments to Grants then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Grants then outstanding; provided, further, however, that the right to make such adjustments shall include, but not require or be limited to, the modification of Grants such that the holder of the Grant shall be entitled to purchase or receive (in lieu of the Total Shares or other consideration that the holder would otherwise be entitled to purchase or receive under the Grant (the “Total Consideration”)), the number of shares of stock, other securities, cash or property to which the Total Consideration would have been entitled to in connection with the Change in Control (A) in the case of Options, at an aggregate exercise price equal to the exercise price that would have been payable if the Total Shares had been purchased upon the exercise of the Grant immediately before the consummation of the Change in Control and (B) in the case of SARs, if the SARs had been exercised immediately before the occurrence of the Change in Control.

(f) Change in Control Price. The “Change in Control Price” shall equal the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 9(f), the Fair Market Value per share of the shares that may otherwise be obtained with respect to such Grants or to which such Grants track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Grants. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 9(f) or 9(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(g) No Deferred Compensation. In no event will any action taken by the Committee pursuant to this Section 9 result in the creation of deferred compensation within the meaning of section 409A of the Code and the regulations and other guidance promulgated thereunder.

(h) Certain Additional Payments by the Company.

(i) Gross Up Payment. Unless specified to the contrary with respect to any individual Award in the Award agreement evidencing such Award, in the event that it shall be determined, according to the procedures set forth in Section 9(h)(ii) below, that any right to receive an Award, a payment or settlement of an Award, or any other benefit under this Plan (including, without limitation, acceleration of the vesting and/or exercisability of an Award) or that any part of any payment or benefit received or to be received by a Participant or for the benefit of a Participant pursuant to any other plan, arrangement or agreement of the Company (collectively, the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code, or if any interest or penalties are incurred by a Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Taxes”), the Company shall pay to such Participant an amount (the “Gross Up”) such that the net amount retained by the Participant with respect to such Payments, after the deduction of any Excise Taxes on the Payments and any federal, state and/or local income or other taxes on the Gross Up provided for by this Section 9(h), and any interest, penalties or additions to the tax payable by the Participant with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in section 1274 of the Code in such calculation) of the Payments at the time such Payments are to be made. Any Gross Up that becomes due pursuant to this Section 9(h) shall be paid to the Participant upon the earlier of (A) the payment to the Participant of any Payment, or (B) the imposition upon the Participant or payment by the Participant of any Excise Taxes.

(ii) Calculation of Gross Up Payment. For purposes of determining whether any of the Payments will be subject to Excise Taxes and the amount of such Excise Taxes, the total amount of the Payments will be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to Excise Taxes, unless and except to the extent that, in the opinion of a nationally recognized certified public accounting firm selected by the Company (the “Accountants”), such Payments (in whole or in part) either do not constitute “parachute payments,” including by reason of section 280G(b)(4) of the Code, or are not subject to Excise Taxes. All determinations required to be made under this Section 9(h), including whether and when a Gross Up is required, the amount of such Gross Up, and the assumptions utilized in arriving at such determination, shall be made by the Accountants; provided, that any such determinations shall be based upon “substantial authority” within the meaning of section 6662 of the Code. For purposes of determining the amount of any Gross Up, a Participant shall be deemed to pay (A) federal income taxes at the highest applicable marginal rate of federal taxation for the calendar year in which the Gross Up is to be made, and (B) any applicable state and/or local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid in such year.

10. General Provisions.

(a) Transferability.

(i) Permitted Transferees. The Committee may, in its discretion, permit a Participant to transfer all or any portion of an Option or Stock Appreciation Right, or authorize all or a portion of such Awards to be granted to an Eligible Person to be on terms which permit transfer by such Participant; provided that, in either case the transferee or transferees must be a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, in each case with respect to the Participant, an individual sharing the Participant’s household (other than a tenant or employee of the Company), a trust in which any of the foregoing individuals have more than fifty percent (50%) of the beneficial interest, a foundation in which any of the foregoing individuals (or the Participant) control the management of assets, and any other entity in which any of the foregoing individuals (or the Participant) own more than fifty percent (50%) of the voting interests (collectively, “Permitted Transferees”); provided further that, (X) there may be no consideration for any such transfer and (Y) subsequent transfers of Awards transferred as provided above shall be prohibited except subsequent transfers back to the original holder of the Award and transfers to other Permitted Transferees of the original holder. Award agreements evidencing Awards with respect to which such transferability is authorized at the time of grant must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 10(a)(i).

(ii) Qualified Domestic Relations Orders. An Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

(iii) Other Transfers. Except as expressly permitted by Sections 10(a)(i) and 10(a)(ii), Awards shall not be transferable other than by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 10, an Incentive Stock Option shall not be transferable other than by will or the laws of descent and distribution.

(iv) Effect of Transfer. Following the transfer of any Award as contemplated by Sections 10(a)(i), 10(a)(ii) and 10(a)(iii), (A) such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term “Participant” shall be deemed to refer to the Permitted Transferee, the recipient under a qualified domestic relations order, the estate or heirs of a deceased Participant, or other transferee, as applicable, to the extent appropriate to enable the Participant to exercise the transferred Award in accordance with the terms of this Plan and applicable law and (B) the provisions of the Award relating to exercisability hereof shall continue to be applied with respect to the original Participant and, following the occurrence of any such events described therein the Awards shall be exercisable by the Permitted Transferee, the recipient under a qualified domestic relations order, the estate or heirs of a deceased Participant, or other transferee, as applicable, only to the extent and for the periods that would have been applicable in the absence of the transfer.

(v) Procedures and Restrictions. Any Participant desiring to transfer an Award as permitted under Sections 10(a)(i), 10(a)(ii) or 10(a)(iii) shall make application therefor in the manner and time specified by the Committee and shall comply with such other requirements as the Committee may require to assure compliance with all applicable securities laws. The Committee shall not give permission for such a transfer if (A) it would give rise to short-swing liability under section 16(b) of the Exchange Act or (B) it may not be made in compliance with all applicable federal, state and foreign securities laws.

(vi) Registration. The Company shall not have any obligation to register the issuance of any shares of Stock to any transferee.

(b) Taxes. The Company and any of its Subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under this Plan, including from a distribution of Stock,

amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(c) Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate this Plan or the Committee’s authority to grant Awards under this Plan without the consent of stockholders or Participants, except that any amendment or alteration to this Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in this Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

(d) Limitation on Rights Conferred under Plan. Neither this Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Subsidiaries, (ii) interfering in any way with the right of the Company or any of its Subsidiaries to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and employees under the Plan, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(e) Unfunded Status of Awards. This Plan is intended to constitute an “unfunded” plan for certain incentive awards.

(f) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not qualify under section 162(m) of the Code. Nothing contained in this Plan shall be construed to prevent the Company or any of its Subsidiaries from taking any corporate action which is deemed by the Company or such Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award made under this Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Subsidiaries as a result of any such action.

(g) Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. If any of the terms or provisions of this Plan or any Award agreement conflict with the requirements of Rule 16b-3 under the Exchange Act (as those terms or provisions are applied to Eligible Persons who are subject to section 16(b) of the Exchange Act) or section 422 of the Code (with respect to Incentive Stock Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 under the Exchange Act (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3 under the Exchange Act) or section 422 of the Code. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, that Option (to that extent) shall be deemed an Option not subject to section 422 of the Code for all purposes of the Plan.

(h) Governing Law. All questions arising with respect to the provisions of the Plan and Awards shall be determined as follows: (i) with respect to any corporate matters, by application of the laws of the State of Nevada, and (ii) with respect to any non-corporate matters, by application of the laws of the State of Oklahoma; in each case, without giving effect to any conflict of law provisions thereof, except to the extent Nevada law or Oklahoma law, as applicable, is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

(i) Conditions to Delivery of Stock. Nothing herein or in any Award granted hereunder or any Award agreement shall require the Company to issue any shares of Stock with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award or Restricted Stock Unit, the Company may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or settlement of any Restricted Stock Award or Restricted Stock Unit, require from the Participant (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. No Option or Stock Appreciation Right shall be exercisable and no settlement of any Restricted Stock Award or Restricted Stock Unit shall occur with respect to a Participant unless and until the holder thereof shall have paid cash or property to, or performed services for, the Company or any of its Subsidiaries that the Committee believes is equal to or greater in value than the par value of the Stock subject to such Award.

EXHIBIT A

INFORMATION REGARDING AWARDS

Name of Award Recipient[1]	Award of Options to Purchase the Following Number of Shares of Stock[2]
David D. Le Norman	14,420,000
Robert J. Raymond	8,750,000
John G. Heinen	1,143,333
Paul E. Legg	1,143,333
Charlie A. Paulson	840,000
Dennis K. Lawson	676,667
Jeff A. Peles	630,000
Chris Mc Cormick	630,000
Chip L. Mullens	630,000
Randy von Netzer	466,667
Jason F. Hamilton	466,667
Garvin S. Williams	466,667
C. Preston Venable	466,667
Brent Umberham	466,667
Jerry Collins	466,667
Boyd Elliott	373,333
Roy Fletcher	373,333
Devin J. Giddens	280,000
Gil Messersmith	280,000
Merri G. Oliver	210,000
Doug Pierce	210,000
Debbie M. Benda	186,667
Cindy L. Clary	186,667
Barbie L. Heinen	186,667
TJ Hanaway	186,667
Jennifer LaBouff	163,333
Jeannie Humphrey	163,333
Jan R. Legg	140,000
Carrie D. Renner	140,000
Nancy Scott	140,000
Corky Chandler	116,665

[1]

An Award recipient must be an Eligible Person as of the Effective Date to receive an Award. If an Award recipient is not an Eligible Person as of the Effective Date, then the Award of shares of Stock set forth opposite such person’s name shall not be issued to such person and all such shares of Stock shall remain available for future Awards under the Plan.

[2]

The aggregate number of shares of Stock that may be purchased upon exercise of all Awards set forth on this Exhibit A shall equal 35,000,000 shares of Stock; provided, that if the record date for the Reverse Stock Split occurs prior to the date of grant of the Awards set forth above, then the aggregate number of shares of Stock that may be purchased upon exercise of all Awards set forth on this Exhibit A shall equal 17,500,000 shares of Stock, and the number of shares of Stock subject to each individual Award set forth on this Exhibit A shall be reduced by one-half ( 1/2), with any resulting fractional share being rounded down to the nearest whole share.

EXHIBIT B

OPTION AWARD AGREEMENT

WESTSIDE ENERGY CORPORATION

2008 LONG TERM INCENTIVE PLAN

Date of Grant: [                    ], 2008

THIS CERTIFIES THAT, [                    ] or his or her successors or assigns (such Person and such successors and assigns each being the “Holder” with respect to the Option held by it), subject to Section 2(a), at any time and from time to time on any Business Day on or prior to 5:00 p.m. (New York City time) on the Expiration Date (as herein defined), is entitled (a) to subscribe for the purchase from Westside Energy Corporation, a Nevada corporation (the “Company”), [            ] shares of Common Stock at a price per share equal to the Exercise Price (as herein defined) and (b) to the other rights set forth herein; provided that the number of shares of Common Stock issuable upon any exercise of this Option and the Exercise Price shall be adjusted and readjusted from time to time in accordance with Section 5. By accepting delivery hereof, the Holder agrees to be bound by the provisions hereof.

This option is issued pursuant to and under Section 6(i) of the Westside Energy Corporation 2008 Long Term Incentive Plan, as such plan may be amended from time to time (the “2008 LTIP”) (this option and each of the other options issued pursuant to Section 6(i) of the 2008 LTIP herein referred to collectively as the “Options” and individually as a “Option”). To the extent that any provision of this Option conflicts with the expressly applicable terms of the 2008 LTIP, the terms of this Option shall control.

IN FURTHERANCE THEREOF, the Company irrevocably undertakes and agrees for the benefit of Holder as follows:

1. Definitions and Construction.

(a) Certain Definitions. As used herein (the following definitions being applicable in both singular and plural forms):

“2008 LTIP” has the meaning set forth in the introductory paragraph to this Option.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

“Beneficial Owner” or “Beneficial Ownership” or “Beneficially Owns” shall have the meaning ascribed to such terms in, or be interpreted in a manner consistent with, Rule 13d-3 under the Exchange Act and any successor to such rule.

“Board” means the Company’s Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Change in Control” means the occurrence of any of the following events:

(i) Subject to the last paragraph of this definition, the acquisition by any Person or Group of Beneficial Ownership of forty percent (40%) or more of either (x) the then outstanding shares of Common Stock (the “Outstanding Company Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or similar governing body (the “Outstanding Company Voting Securities” and, together with the Outstanding Company Stock, the “Company Securities”); or

(ii) Members of the Incumbent Board cease to constitute at least a majority of the members of the Board; or

(iii) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners of Company Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding Voting Securities, as the case may be, of the entity resulting from such Business Combination (including without limitation an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Securities, (B) no Person or Group (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) Beneficially Owns, directly or indirectly, forty percent (40%) or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding Voting Securities of such entity except to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing clause (i) of this definition: (x) the following acquisitions (whether the acquiring Person or Group acquires Beneficial Ownership of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or any such acquisition results in any other Person or Group (other than the acquiring Person or Group) Beneficially Owning forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities) shall not constitute a Change in Control unless, following such acquisition, any Person or Group (other than the acquiring Person or Group effecting the acquisition pursuant to the following clauses (A) through (D)) who becomes the Beneficial Owner of forty percent (40%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities as a result of one or more of such acquisitions shall thereafter acquire any additional shares of Company Securities and, following such acquisition, Beneficially Owns forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, in which case such acquisition shall constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of the foregoing clause (iii) of this definition; and (y) the acquisition of Beneficial Ownership of shares of Common Stock by the Crusader Parent Entities pursuant to the Contribution Agreement, the corresponding acquisition of Beneficial Ownership of shares of Common Stock by any other Person or Group deemed to Beneficially Own the Common Stock so acquired by the Crusader Parent Entities (any such Person and/or Group, collectively with the Crusader Parent Entities and the Crusader Distributees, the “Crusader Group”) and the acquisition of Beneficial Ownership of shares of Common Stock as a result of the distribution by a Crusader Parent Entity to Crusader Distributees of shares of Common Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement shall not constitute a Change of Control, provided that if, (1) for so long as the shares of Common Stock Beneficially Owned by any member of the Crusader Group equals or exceeds forty percent (40%) of the Outstanding Company Stock or the Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Common Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing one percent

(1%) or more of the Outstanding Company Stock or Outstanding Company Voting Securities or (2) at any time after such member of the Crusader Group shall cease to Beneficially Own forty percent (40%) or more of the Outstanding Company Stock and Outstanding Company Voting Securities, such member of the Crusader Group shall obtain Beneficial Ownership of shares of Stock (other than as a result of any acquisition described in the foregoing clauses (A) through (D) of this paragraph or pursuant to an award issued under any equity based compensation plan of the Company, including without limitation the 2008 LTIP) representing forty percent (40%) or more of either the Outstanding Company Stock or Outstanding Company Voting Securities, then in the case of either (1) or (2) a Change of Control shall be deemed to occur.

“Closing Price” means, for any trading day with respect to a share of Common Stock, (a) the last reported sale price on such day on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (b) if such Common Stock is not then listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market; provided that if clause (a) or (b) applies and no price is reported in The Wall Street Journal for any trading day, then the price reported in The Wall Street Journal for the most recent prior trading day shall be deemed to be the price reported for such trading day.

“Code” means the Internal Revenue Code at 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act at the time.

“Common Stock” means the Company’s common stock, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for the Common Stock pursuant to Section 5.

“Company” has the meaning set forth in the introductory paragraph to this Option.

“Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

“Contribution Agreement” means that certain Contribution Agreement, dated as of December 31, 2007, by and among the Company and Knight Energy Group I Holding Co., LLC, Knight Energy Group II Holding Company, LLC, Knight Energy Management Holding Company, LLC, Hawk Energy Fund I Holding Company, LLC, RCH Energy Opportunity Fund I, L.P., David D. Le Norman, Crusader Energy Group Holding Co., LLC, Knight Energy Group, LLC, Knight Energy Group II, LLC, Knight Energy Management, LLC, Hawk Energy Fund I, LLC, RCH Upland Acquisition, LLC, Crusader Management Corporation, and Crusader Energy Group, LLC.

“Crusader Distributees” means holders of equity interests in any Crusader Parent Entity who receive a distribution from such Crusader Parent Entity of shares of Common Stock acquired pursuant to the Contribution Agreement or directly from the Company prior to the date of the Contribution Agreement.

“Crusader Parent Entities” has the meaning set forth in the Contribution Agreement.

“Effective Date” means the closing date of the transactions contemplated by the Contribution Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Exchange Act shall include a reference to the comparable section, if any, of any such successor federal statute.

“Exercise Amount” means for any number of Option Shares as to which this Option is being exercised, the product of (i) such number of Option Shares times (ii) the Exercise Price.

“Exercise Price” means $3.00 per Option Share, as adjusted from time to time pursuant to Section 5.

“Expiration Date” means December 31, 2012.

“Fair Market Value” means, for a particular date, the Closing Price. In the event there is no such Closing Price, at the time a determination of the value of shares of Common Stock is required to be made hereunder, the determination of their Fair Market Value shall be made by the Company in such manner as it deems appropriate.

“Group” shall have the meaning ascribed to such term in section 13(d)(3) or 14(d)(2) of the Exchange Act.

“Holder” has the meaning set forth in the introductory paragraph to this Option.

“Incumbent Board” shall mean individuals who, as of the date hereof, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

“Initial Holder” means [            ].

“Notice of Exercise” has the meaning set forth in Section 2(a).

“Option” means, as the context requires, (a) this option or (b) any successor option or options issued upon a whole or partial transfer or assignment of any such option to purchase shares of Common Stock or of any such successor option.

“Option Shares” means the number of shares of Common Stock issued or issuable upon exercise of this Option as set forth in the introductory paragraph to this Option, as adjusted from time to time pursuant to Section 5.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“recapitalization” has the meaning set forth in Section 5(b)(i).

“Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such successor federal statute.

“Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or Beneficial Ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) Transfer pursuant to a court order and (2) such actions pursuant to which the Holder maintains all voting rights with respect to such security.

“Voting Securities” means, with respect to a specified Person, securities of such Person entitled to vote generally in the election of directors or similar governing body of such Person.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with prior practice. When used herein, the term “financial statements” shall include the notes and schedules thereto. References to fiscal periods are to fiscal periods of the Company.

(c) Computation of Time Periods. With respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days shall be counted in calendar days unless otherwise stated.

(d) Construction. Unless the context requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Option refer to this Option as a whole and not to any particular provision of this Option. Section, subsection, clause, exhibit and schedule references are to this Option, unless otherwise specified. Any reference to this Option includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

(e) Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

(f) No Presumption Against Any Party. Neither this Option nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Option has been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

2. Exercise of Option.

(a) Exercise and Payment. The Holder may exercise this Option in whole or in part, (i) at any time or from time to time on any Business Day on or prior to 5:00 pm (New York City time) on the Expiration Date, or (ii) if the Exercise Price is less than the Fair Market Value on the Effective Date, to the extent and at such time or times provided in Appendix I. The Holder may exercise this Option by delivering to the Company a duly executed notice (a “Notice of Exercise”) in the form of Exhibit A and by paying to the Company the Exercise Price per Option Share, at the election of the Holder, either (A) by wire transfer of immediately available funds to the account of the Company in an amount equal to the Exercise Amount, (B) subject to approval by the Company’s Board or its designees, through a special sale and remittance procedure pursuant to which the Holder shall concurrently provide irrevocable instructions to a brokerage firm to effect the immediate sale of purchased shares and remit to the Company, out of the sale proceeds, sufficient funds to cover the Exercise Amount, or (C) any combination of the foregoing. For all purposes of this Option (other than this Section 2(a)), any reference herein to the exercise of this Option shall be deemed to include a reference to the exchange of this Option into Common Stock in accordance with the terms of clause (B). If Section 2(a)(i) is applicable, any shares of Common Stock not purchased upon the exercise of this Option on or prior to 5:00 p.m. (New York City time) on the Expiration Date shall be forfeited and cancelled, and all rights of the Holder under this Option shall cease; if Section 2(a)(ii) is applicable, rights under this Option to purchase shares of Common Stock shall be forfeited and cancelled as set forth in Appendix 1 attached hereto. Nothing contained in this Option shall be deemed to obligate the Holder to exercise this Option in whole or in part, whether such obligation is asserted by the Company or by creditors or stockholders of the Company or otherwise.

(b) Effectiveness and Delivery. As soon as practicable but not later than five Business Days after the Company shall have received a Notice of Exercise and payment of the Exercise Amount, the Company shall execute and deliver or cause to be executed and delivered, in accordance with such Notice of Exercise, a certificate or certificates representing the number of shares of Common Stock specified in such Notice of Exercise, issued in the name of the Holder or in such other name or names of any Person or Persons designated in such Notice of Exercise. This Option shall be deemed to have been exercised and such share certificate or certificates shall be deemed to have been issued, and the Holder or other Person or Persons designated in such Notice of Exercise shall be deemed for all purposes to have become a holder of record of shares of Common Stock, as of the date that such Notice of Exercise and payment of the Exercise Amount shall have been received by the Company.

(c) Surrender of Option. The Holder shall surrender this Option Award Agreement to the Company when it delivers the Notice of Exercise, and in the event of a partial exercise of the Option, the Company shall execute and deliver to the Holder, at the time the Company delivers the share certificate or certificates issued pursuant to such Notice of Exercise, a new Option Award Agreement for the unexercised portion of the Option, but in all other respects identical to this Option Award Agreement.

(d) Legend. Each certificate for Option Shares issued upon exercise of this Option, unless at the time of exercise the sale of such Option Shares pursuant to this Option are registered under the Securities Act, shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT AND ANY SUCH STATE SECURITIES LAWS OR UNTIL THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND STATE SECURITIES LAWS.

Any certificate for Option Shares issued at any time in exchange or substitution for any certificate bearing such legend (unless at that time such Option Shares are registered under the Securities Act) shall also bear such legend unless, in the written opinion of counsel selected by the holder of such certificate (who may be an employee of such holder), which counsel and opinion shall be reasonably acceptable to the Company, the Option Shares represented thereby need no longer be subject to restrictions on resale under the Securities Act.

(e) Fractional Shares. The Company shall not be required to issue any fraction of a share of Common Stock upon an exercise of this Option. If any fraction of a share would, but for this restriction, be issuable upon an exercise of this Option, in lieu of delivering such fractional share, the Company shall pay to the Holder, in cash, an amount equal to the same fraction times the Closing Price on the trading day immediately prior to the date of such exercise (or if there is no such Closing Price, then based on the Fair Market Value as of such day). The Holder hereby expressly waives any and all rights to receive any fraction of a share of Common Stock or a stock certificate or scrip representing a fraction of a share of Common Stock.

(f) Expenses and Taxes. The Company shall pay all expenses, taxes and owner charges payable in connection with the preparation, issuance and delivery of certificates for the Option Shares and any new Option Award Agreements, except that if the certificates for the Option Shares or the new Option Award Agreements are to be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of its delivery of the Notice of Exercise or promptly upon receipt of a written request by the Company for payment. The Company shall not be required to issue or deliver such Option Shares or Option Award Agreements unless and until such funds are received by the Company or the Holder has established to the satisfaction of the Company that such transfer tax has been paid or an exemption is available therefrom. In addition, the Company may from time to time require the Holder to pay to the Company the amount that the

Company deems necessary to satisfy the Company’s or its subsidiary’s current or future obligation, if any, to withhold federal, state or local income or other taxes that the Holder incurs as a result of the Option. With respect to any required tax withholding, unless another arrangement is permitted by the Company in its discretion, the Company shall either (i) withhold from the shares of Common Stock to be issued to the Holder the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be made by the Company in its sole discretion and to be based on the shares’ Fair Market Value at the time as of which such determination is made, or (ii) require the Holder, through a special sale and remittance procedure, to concurrently provide irrevocable instructions to a brokerage firm to effect the immediate sale of purchased shares and remit to the Company, out of the sale proceeds, sufficient funds (as determined by the Company) to satisfy the Company’s obligation to withhold taxes. In the event the Company subsequently determines that the aggregate Fair Market Value of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.

(g) Extension of Exercise. If the exercise of all or any portion of the Option within the applicable time period set forth in Section 2(a)(i) is prevented by the provisions of Section 3 or would constitute a violation of any applicable federal, state, or foreign securities law (including if at any time of a proposed exercise there shall be an effective registration statement registering under the Securities Act the issuance of the Option Shares upon exercise of the Option (a “Registration Statement”) and there shall have occurred an event which makes any statement made in the Registration Statement, related prospectus or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading) or other laws or regulations or the requirements of any stock exchange or market system upon which shares of Common Stock may then be listed, the Option will remain exercisable for a reasonable period of time after the date the Holder is notified by the Company that the Option is exercisable (but in no event will the Option remain exercisable longer than the period permitted by applicable law). The provisions of this Section 2(g) are only applicable if the Exercise Price is greater than or equal to the Fair Market Value on the Effective Date. The Company makes no representation as to the tax consequences of any such delayed exercise.

3. Investment Covenant.

By accepting this Option, the Holder agrees that the Holder will not, directly or indirectly, exercise the Option or offer, sell or otherwise Transfer the Option or the Option Shares, or solicit any offers to purchase or acquire the Option or the Option Shares, unless the issuance of Option Shares upon such exercise or such offer, sale or transfer, as applicable, is (i) pursuant to an effective registration statement under the Securities Act and has been registered under any applicable state securities or “blue sky” laws or (ii) pursuant to an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws.

4. Validity of Option and Issuance of Shares; Percentage Interest.

(a) The Company represents and warrants that this Option has been duly authorized, is validly issued, and constitutes the valid and binding obligation of the Company.

(b) The Company further represents and warrants that on the date hereof it is duly authorized and reserved, and the Company hereby agrees that it will at all times until the Expiration Date have duly authorized and reserved, such number of shares of Common Stock as will be sufficient to permit the exercise in full of the Option, and that all such shares are and will be duly authorized and, when issued upon exercise of the Option, will be validly issued, fully paid and non-assessable, and free and clear of all security interests, claims, liens, equities and other encumbrances.

5. Antidilution Provisions.

(a) Subdivision or Consolidation of Shares. The Exercise Price in effect at any time, and the number of Option Shares that may be purchased upon any exercise of this Option, shall be subject to change or adjustment as follows:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Common Stock split, by the issuance of a distribution on Common Stock payable in Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then A) the kind of Common Stock or other securities available upon the exercise of the Option shall be appropriately adjusted, B) the number of Option Shares (or other kind of shares or securities) that may be purchased upon the exercise of the Option shall be increased proportionately, and C) the Exercise Price for each Option Share (or other kind of shares or securities) shall be reduced proportionately.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, reverse Common Stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then A) the kind of Common Stock or other securities available upon the exercise of the Option shall be appropriately adjusted, B) the number of Option Shares (or other kind of shares or securities) that may be purchased upon the exercise of the Option shall be decreased proportionately, and C) the Exercise Price for each Option Share (or other kind of shares or securities) shall be increased proportionately.

(iii) Whenever the number of Option Shares and the Exercise Price are required to be adjusted as provided in this Section 5(a), the Company shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in Exercise Price and the number of Option Shares (or other kind of shares or securities) purchasable upon the exercise of the Option after giving effect to the adjustments. The Company shall promptly give such notice to the Holder.

(iv) Adjustments under Sections 5(a)(i) and (ii) shall be made by the Company, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional Option Shares shall be issued on account of any such adjustments.

(b) Corporate Recapitalization.

(i) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”) without the occurrence of a Change in Control, the number of Option Shares and class of shares of Common Stock covered by the Option shall be adjusted so that such Option shall thereafter cover the number of Option Shares and class of shares of Common Stock to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then purchasable upon the exercise of the Option.

(ii) In the event of changes in the outstanding Common Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change in capitalization occurring after the date hereof and not otherwise provided for by this Section 5(b), the Option Shares shall be subject to adjustment by the Company at its discretion, which adjustment may, in the Company’s discretion, may include, but not be limited to, adjustments as to the number of Option Shares, the Exercise Price, the kind of Common Stock or other securities available upon the exercise of the Option, or the cash settlement of the Option in exchange for the cancellation thereof.

(c) Additional Issuances. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock that may be purchased upon the exercise of the Option or the Exercise Price, if applicable.

(d) Change in Control. Upon the occurrence of a Change in Control, the Company, acting in its sole discretion without the consent or approval of the Holder, may affect one or more of the following: (i) require the mandatory surrender to the Company by the Holder of some or all of the Option Shares as of a date, before or after such Change in Control, specified by the Company in which event the Company shall thereupon cancel such Option and pay to the Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Section 5(e) (the “Change in Control Price”) of the Option Shares over the Exercise Price (except to the extent the Exercise Price is equal to or greater than the Change in Control Price, in which case no amount shall be payable with respect to such Option Shares), or (ii) make such adjustments to the Option as the Company deems appropriate to reflect such Change in Control; provided, however, that the Company may determine in its sole discretion that no adjustment is necessary to the Option; provided, further, however, that the right to make such adjustments shall include, but not require or be limited to, the modification to the Option such that the Holder shall be entitled to purchase or receive (in lieu of the Option Shares), the number of shares of stock, other securities, cash or property to which the Option Shares would have been entitled to in connection with the Change in Control at an aggregate exercise price equal to the Exercise Amount that would have been payable if the Option Shares had been purchased upon the exercise of the Option immediately before the occurrence of the Change in Control.

(e) Change in Control Price. The “Change in Control Price” shall equal the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the price per share offered to holders of Common Stock in any merger or consolidation, (ii) the per share Fair Market Value of the Common Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Common Stock in a dissolution transaction, (iv) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 5(e), the Fair Market Value per share of the shares that may otherwise be obtained with respect to such Option, as determined by the Company as of the date determined by the Company to be the date of cancellation and surrender of such Option. In the event that the consideration offered to stockholders of the Company in any transaction described in Section 5(e) or 5(d) consists of anything other than cash, the Company shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on the Holder.

(f) Adjustment of Par Value. If for any reason (including the operation of the adjustment provisions set forth in this Option), the Exercise Price on any date of exercise of this Option shall not be lawful and adequate consideration for the issuance of the relevant Option Shares, then the Company shall take such steps as are necessary (including the amendment of its articles of incorporation so as to reduce the par value of the Common Stock) to cause such Exercise Price to be adequate and lawful consideration on the date the payment thereof is due, but if the Company shall fail to take such steps, then the Company acknowledges that the Holder shall have been damaged by the Company in an amount equal to an amount, which, when added to the total Exercise Price for the relevant Option Shares, would equal lawful and adequate consideration for the issuance of such Option Shares, and the Company irrevocably agrees that if the Holder shall then forgive the right to recover such damages from the Company, such forgiveness shall constitute, and Company shall accept such forgiveness as, additional lawful consideration for the issuance of the relevant Option Shares.

(g) Other Actions Affecting Common Stock.

(i) Equitable Equivalent. In case any event shall occur as to which the provisions of this Section 5 set forth above hereof are not strictly applicable but the failure to make any adjustment would not, in the opinion of the Holder, fairly protect the rights represented by this Option in accordance with the essential intent and principles of this Section 5, then, in each such case, at the reasonable request of the Holder, the Company shall request the independent auditors of the Company to give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 5, necessary to preserve, without dilution, the rights represented by this Option. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

(ii) No Avoidance. The Company shall not, by amendment of its articles of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment as if the Holder was a stockholder of the Company entitled to the benefit of fiduciary duties afforded to stockholders under Nevada law.

(h) Certain Additional Payments by the Company.

(i) Gross Up Payment. In the event that it shall be determined, according to the procedures set forth in Section 5(h)(ii) below, that any right to receive Option Shares, or any other benefit under this Option Award Agreement (including, without limitation, acceleration of the time or times at which of all or any portion of the Option may be exercised) or that any part of any payment or benefit received or to be received by the Holder or for the benefit of the Holder pursuant to any other plan, arrangement or agreement of the Company (collectively, the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code, or if any interest or penalties are incurred by the Holder with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Taxes”), the Company shall pay to the Holder an amount (the “Gross Up”) such that the net amount retained by the Holder with respect to such Payments, after the deduction of any Excise Taxes on the Payments and any federal, state and/or local income or other taxes on the Gross Up provided for by this Section 5(h), and any interest, penalties or additions to the tax payable by the Holder with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in section 1274 of the Code in such calculation) of the Payments at the time such Payments are to be made. Any Gross Up that becomes due pursuant to this Section 5(h) shall be paid to the Holder upon the earlier of (A) the payment to the Holder of any Payment, or (B) the imposition upon the Holder or payment by the Holder of any Excise Taxes.

(ii) Calculation of Gross Up Payment. For purposes of determining whether any of the Payments will be subject to Excise Taxes and the amount of such Excise Taxes, the total amount of the Payments will be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) of the Code shall be treated as subject to Excise Taxes, unless and except to the extent that, in the opinion of a nationally recognized certified public accounting firm selected by the Company (the “Accountants”), such Payments (in whole or in part) either do not constitute “parachute payments,” including by reason of section 280G(b)(4) of the Code, or are not subject to Excise Taxes. All determinations required to be made under this Section 5(h), including whether and when a Gross Up is required, the amount of such Gross Up, and the assumptions utilized in arriving at such determination, shall be made by the Accountants; provided, that any such determinations shall be based upon “substantial authority” within the meaning of section 6662 of the Code. For purposes of determining the amount of any Gross Up, the Holder shall be deemed to pay (A) federal income taxes at the highest applicable marginal rate of federal taxation for the calendar year in which the Gross Up is to be made, and (B) any applicable state and/or local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross Up is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid in such year.

(iii) Notwithstanding anything to the contrary in this Option, the provisions of this Section 5(h) shall survive the Expiration Date and shall continue in full force and effect for so long as the Holder is a disqualified individual (within the meaning of section 280G(c) of the Code) with respect to the Company.

6. Registration of Option Shares; Exercise Block.

No rights shall be hereby granted which are in violation of applicable securities laws or regulations. The Company intends that the issuance of the Option Shares upon exercise of this Option shall be registered with the Commission under the Securities Act on a Form S-8 or other available form, provided that the Company shall have no obligation to effect or maintain any such registration.

7. Transfer of Option; Transfer of Option Shares.

(a) At all times during the period beginning on the date hereof and ending on and excluding                     , 2008 [180th day after the Effective Date to be inserted upon execution], the Holder shall not Transfer (or cause or permit any Transfer of) the Option, or any portion thereof, or any shares of Common Stock issued upon the exercise of the Option, or make any agreement relating thereto, in each case, without the prior written consent of the Company. The Holder agrees that any Transfer in violation of this Section 7(a) shall be void ab initio and of no force or effect. The Holder hereby agrees with, and covenants to, the Company that the Holder shall not request that the Company register the Transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of its shares of Common Stock, unless such Transfer is made in compliance with this Section 7(a).

(b) Beginning on and including                     , 2008 [180th day after the Effective Date to be inserted upon execution], the Option, or any portion thereof, shall not be transferable except in accordance with Section 10(a) of the 2008 LTIP. Upon transfer of the Option, the Holder must deliver to the Company a duly executed Option Assignment in the form of Exhibit B and upon surrender of this Option Award Agreement to the Company, the Company shall execute and deliver a new Option Award Agreement or Award Agreements in the form of this Option Award Agreement with appropriate changes to reflect such assignment, in the name or names of the assignee or assignees specified in the Option Assignment or other instrument of assignment and, if the Holder’s entire interest is not being transferred or assigned, in the name of the Holder, and upon the Company’s execution and delivery of such new Option Award Agreement or Award Agreements, this Option Award Agreement shall promptly be cancelled; provided that any assignee shall have all of the rights of an Initial Holder hereunder. The Holder shall pay any transfer tax imposed in connection with such assignment (if any). Any transfer or exchange of this Option Award Agreement shall be without charge to the Holder (except as provided above with respect to transfer taxes, if any) and any new Option Award Agreement or Award Agreements issued shall be dated the date hereof. Any transfer of this Option shall be in compliance with the other provisions hereof.

8. Covenants. The Company agrees that:

(a) Securities Filings; Rules 144 & 144A. The Company will (i) file any reports required to be filed by it under the Securities Act, the Exchange Act or the rules and regulations adopted by the Commission thereunder, (ii) use its reasonable commercial efforts to cooperate with the Holder and each holder of Option Shares in supplying such information concerning the Company as may be necessary for the Holder or holder to complete and file any information reporting forms currently or hereafter required by the Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Options or Option Shares, (iii) take such further action as the Holder may reasonably request to the extent required from time to time to enable the Holder to sell Option Shares without registration under the Securities Act within the limitations of the exemptions provided by Rule 144 or 144A under the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission, and (iv) upon the request of the Holder, deliver to the Holder a written statement as to whether it has complied with such reporting requirements; provided that this subsection (a) shall not require the Company to make any filing under the Securities Act or Exchange Act which the Company is not otherwise obligated to make.

(b) Obtaining of Governmental Approvals and Stock Exchange Listings. The Company will, at its own expense, (i) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to satisfy its obligations hereunder, and (ii) take all action which may be necessary so that the Option Shares, immediately upon their issuance upon the exercise of this Option, will be listed on each securities exchange, if any, on which the Common Stock is then listed.

(c) Notices Of Certain Events. In case:

(i) the Company shall authorize the distribution of capital stock of the Company of any class to the holders of Common Stock or any other distribution to the holders of Common Stock (other than (i) regular quarterly cash dividends payable out of consolidated earnings or earned surplus or (ii) dividends payable in shares of Common Stock or distributions referred to in Section 5(a)(i) hereof );

(ii) the Company shall authorize the issuance to all holders of shares of Common Stock options, convertible securities or any other rights or warrants to subscribe for or to purchase additional shares of capital stock of the Company of any class or any other securities, rights or options;

(iii) the Company shall authorize any reclassification of its Common Stock;

(iv) the Company shall authorize any consolidation or merger into or with, or any sale or other transfer (or permit one or more of its subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any other person or entity; or

(v) the Company shall propose to effect a Business Combination, submit to its stockholders a proposal to approve the liquidation, dissolution or winding up of the Company, or otherwise effect or enter into any agreement that reasonably would be expected to result in a Change in Control, then, in each such case, the Company shall give to the Holder, in accordance with Section 11(e) hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is to take place and the expected date of participation therein by the holders of the shares of Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least seven days prior to the record date for determining holders of the shares of Common Stock for purposes of such action, and in the case of any such other action, at least five days prior to the date of the taking of such proposed action or the expected date of participation therein by the holders of shares of Common Stock, whichever shall be the earlier. The failure to give the notice required by this Section 8(c) or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or Change in Control or the vote upon any action.

9. Lost, Mutilated or Missing Option Award Agreements.

Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Option Award Agreement, and, in the case of loss, theft or destruction, upon receipt of indemnification satisfactory to the Company (in the case of an Initial Holder its unsecured, unbonded agreement of indemnity or affidavit of loss shall be sufficient) or, in the case of mutilation, upon surrender and cancellation of the mutilated Option Award Agreement, the Company shall execute and deliver a new Option Award Agreement of like tenor and representing the right to purchase the same aggregate number of Option Shares.

10. Waivers; Amendments.

(a) Any provision of the Options, including this Option, may be amended or waived at any time upon the written approval of the Company and the holders of Options to purchase a majority of the shares of Common Stock then issuable upon exercise of the Options, and any such amendment or waiver of the Options so effected shall apply to this Option and be binding on Holder. The Company shall give Holder written notice of any amendment or waiver of this Option effected pursuant to this Section 10(a).

(b) Except as permitted under Section 10(a), any provision of this Option may be amended or waived with (but only with) the written consent of the Company and the Holder. Any amendment or waiver effected in compliance with this Section shall be binding upon the Company and the Holder.

(c) No failure or delay of the Company or the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereon or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Company and the Holder hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have.

11. Miscellaneous.

(a) Stockholder Rights. This Option shall not entitle the Holder, prior to the exercise of this Option, to any rights as a stockholder of the Company, including, without limitation, the right to vote or to receive any dividends or other payments or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or for the election of directors of the Company or to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company’s affairs or any other matter, or any rights whatsoever as a stockholder of the Company.

(b) Expenses. The Company shall pay all reasonable expenses of the Holder, including reasonable fees and disbursements of counsel, in connection with any waiver or consent hereunder or any amendment or modification hereof, or the enforcement of the provisions hereof; provided that the Company shall not be required to pay any expenses of the Holder arising solely in connection with a transfer of the Option.

(c) Successors and Assigns. All the provisions of this Option by or for the benefit of the Company or the Holder shall bind and, subject to Section 7, inure to the benefit of their respective successors and assigns.

(d) Severability. In case any one or more of the provisions contained in this Option shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(e) Notices. Any notice or other communication hereunder shall be in writing and shall be sufficient if sent by first-class mail or courier, postage prepaid, and addressed as follows: (a) if to the Company, addressed to the Company at its address for notices as set forth below its signature hereon or any other address as the Company may hereafter notify to the Holder and (b) if to the Holder, addressed to such address as the Holder may hereafter from time to time notify to the Company for the purposes of notice hereunder.

(f) Equitable Remedies. Without limiting the rights of the Company and the Holder to pursue all other legal and equitable rights available to such party for the other parties’ failure to perform its obligations hereunder, the Company and the Holder each hereto acknowledge and agree that the remedy at law for any failure to perform any obligations hereunder would be inadequate and that each shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(g) Continued Effect. Rights and benefits conferred on the holders of Option Shares pursuant to the provisions hereof, shall continue to inure to the benefit of, and shall be enforceable by, such holders, notwithstanding the surrender of this Option to, and its cancellation by, the Company upon the full or partial exercise or repurchase hereof.

(h) Governing Law. ALL QUESTIONS ARISING WITH RESPECT TO THE PROVISIONS OF THE OPTION SHALL BE DETERMINED AS FOLLOWS: (I) WITH RESPECT TO ANY CORPORATE MATTERS, BY APPLICATION OF THE LAWS OF THE STATE OF NEVADA, AND (II) WITH RESPECT TO ANY NON-CORPORATE MATTERS, BY APPLICATION OF THE LAWS OF THE STATE OF OKLAHOMA; IN EACH CASE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT NEVADA LAW OR OKLAHOMA LAW, AS APPLICABLE, IS PREEMPTED BY FEDERAL LAW. THE OBLIGATION OF THE COMPANY TO SELL AND DELIVER COMMON STOCK HEREUNDER IS SUBJECT TO APPLICABLE FEDERAL AND STATE LAWS AND TO THE APPROVAL OF ANY GOVERNMENTAL AUTHORITY REQUIRED IN CONNECTION WITH THE AUTHORIZATION, ISSUANCE, SALE, OR DELIVERY OF SUCH COMMON STOCK.

(i) Section Headings. The section headings used herein are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of the Option.

(j) Registration Rights Agreement. The execution by Holder of this Option also shall constitute the execution by Holder of, and the agreement by the Holder to the terms and provisions of, the Registration Rights Agreement of even date herewith by and among the Company and the parties receiving Common Stock and the parties receiving Options pursuant to Section 6(i) of the 2008 LTIP (the “Registration Rights Agreement”), and by its execution hereof the Company does hereby acknowledge that Holder shall be a Holder under the Registration Rights Agreement entitled to the benefits thereof to the same extent as if executing a counterpart thereof.

IN WITNESS WHEREOF, the Company has caused this Option to be duly executed by its authorized signatory as of the day and year first above written.

Westside Energy Corporation, a Nevada corporation

By
Name:
Title:

Address for Notices:

Westside Energy Corporation
4747 Gaillardia Parkway
Oklahoma City, Oklahoma 73142
Attention: President
Telephone: (405) 285-7555
Facsimile: (405) 285-7522

With copies (which shall not constitute notice) to:

Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Attention: Rodney L. Moore, Esq.
Telephone: 214-220-7781
Facsimile: 214-999-7781

APPENDIX I

EXERCISE SCHEDULE

The Holder may exercise this Option in accordance with the following schedule (the “Exercise Schedule”):

(a) with respect to one-fourth ( 1/4) of the Option Shares, at any time during calendar year 2009;

(b) with respect to one-fourth ( 1/4) of the Option Shares, at any time during calendar year 2010;

(c) with respect to one-fourth ( 1/4) of the Option Shares, at any time during calendar year 2011; and

(d) with respect to one-fourth ( 1/4) of the Option Shares, at any time during calendar year 2012 until 5:00 p.m. (New York City time) on the Expiration Date;

provided, that if all or any portion of any one-fourth (1/4) portion of the Option is not exercised during the period of time permitted by clause (a), (b), (c) or (d) above, as applicable, such portion of the Option not exercised shall no longer be exercisable and shall terminate and become null and void. Notwithstanding the foregoing, with respect to any portion of the Option that has not yet been exercised (and has not terminated as described in the preceding sentence), the Option shall become exercisable in its entirety during the period (the “Accelerated Exercise Period”) that begins on the date of the earliest to occur of:

(i) the date the Holder becomes “disabled” (within the meaning of the Nonqualified Deferred Compensation Rules), as determined by the Company in its discretion exercised in good faith;

(ii) the date of the Holder’s death;

(iii) the date of the Holder’s “separation from service” with the Company and its subsidiaries (within the meaning of the Nonqualified Deferred Compensation Rules) for any reason;

(iv) the date of (and immediately prior to, but contingent on the occurrence of) a Change in Control of the Company that is also a “change in control” (within the meaning of the Nonqualified Deferred Compensation Rules); and

(v) the date that the Holder experiences an “unforeseeable emergency” (within the meaning of the Nonqualified Deferred Compensation Rules), as determined by the Company in its discretion exercised in good faith;

and ends at 5:00 p.m. (New York City time) on (including) the later of (A) the last day of the calendar year that includes such date, and (B) the date that is the 15th day of the third calendar month following such date. Immediately following the end of the Accelerated Exercise Period, the Option will no longer be exercisable and the Option, to the extent not previously exercised, will terminate and become null and void.

Notwithstanding the foregoing provisions of this Appendix I: (x) in the event the exercise of this Option or a portion thereof would violate an applicable Federal, state, local, or foreign law (including if at any time of a proposed exercise there shall be an effective registration statement registering under the Securities Act the issuance of the Option Shares upon exercise of the Option (a “Registration Statement”) and there shall have occurred an event which makes any statement made in the Registration Statement, related prospectus or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in such Registration Statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading) or would jeopardize the ability to the Company to continue as a going concern, the Company may prohibit the exercise of this Option, the Company may prohibit the exercise of this Option, the expiration of the Option or a portion thereof (as provided in the preceding provisions of this Appendix I) may be tolled, provided that the period during which the Option, or any applicable portion thereof, may be exercised shall not be extended more than 30 days after the exercise of the Option, or any applicable portion thereof, first would no longer violate an applicable Federal, state, local, or foreign law or would first no longer jeopardize the ability of the Company to continue as a going concern; (y) if the Company reasonably anticipates that, as a result of the application of section 162(m) of the Code, the Company’s deduction with respect to the Holder’s exercise of the Option, or any portion thereof, would not be permitted, then the expiration of the Option or a portion thereof (as provided in the preceding provisions of this Appendix I) may be tolled, provided that the Holder shall be required to exercise the Option, or the applicable portion thereof, either during the Holder’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if exercise occurred during such year, the Company’s deduction with respect thereto would not be barred by application of section 162(m) of the Code or during the period beginning with the date of the Holder’s separation from service (within the meaning of the Nonqualified Deferred Compensation Rules) and ending on the later of the last day of the Company’s taxable year in which the Holder separates from service or the 15th day of the third month following the Holder’s separation from service, subject to certain other requirements specified in Treas. Reg. § 1.409A-2(b)(7)(i); and (z) the Company may provide that the expiration of the Option will be tolled upon such other events and conditions as may be prescribed in the Nonqualified Deferred Compensation Rules.

For purposes of this Appendix I, the term “Nonqualified Deferred Compensation Rules” means the limitations and requirements of section 409A of the Code and the regulations and any other authoritative guidance promulgated thereunder.

Exhibit A

Form of Notice of Exercise

                    ,20

To:	Westside Energy Corporation
4747 Gaillardia Parkway
Oklahoma City, Oklahoma 73142
Attention: President
Telephone: (405) 285-7555
Facsimile: (405) 285-7522

Reference is made to the Option Award Agreement, dated [                    ], issued by Westside Energy Corporation. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Option, hereby irrevocably elects and agrees to exercise [                    ] Option Shares represented by the Option and purchase the whole number of shares of Common Stock issuable upon the exercise of such Option, and herewith makes payment in full therefor at the Exercise Amount of $            in the following form:                     .

The undersigned requests that a certificate representing such shares of Common Stock be registered in the name of                     , whose address is                     , and that such certificate be delivered to                     , whose address is                     . Any cash payments to be paid in lieu of a fractional Share of Common Stock should be made to                     , whose address is                     , and the check representing payment thereof should be delivered to                     , whose address is                     .

If the number of shares of Common Stock as to which the Option is being exercised is a partial exercise of the Option, the undersigned hereby requests that a new Option Award Agreement representing the remaining balance of the shares of Common Stock issuable upon exercise of the Option be registered in the name of                     , whose address is:                     .

The undersigned hereby represents and warrants to the Company that (i) the Holder is exercising the Option [for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution, it is an “accredited investor” as that term is defined in Rule 501 under the Securities Act, and by reason if its business and financial experience has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment hereunder] OR [pursuant to an effective registration statement under the Securities Act and in compliance with any applicable state securities or “blue sky” laws] and (ii) the Holder will not offer, sell or otherwise dispose of the Option or any Option Shares in violation of applicable securities laws.

[NAME OF HOLDER]

By
Name:
Title:

[ADDRESS OF HOLDER]

Exhibit B

Form of Option Assignment

Reference is made to the Option Award Agreement, dated                     , issued by Westside Energy Corporation (the “Company”). Terms defined therein are used herein as therein defined.

FOR VALUE RECEIVED                     (the “Assignor”) hereby sells, assigns and transfers all of the rights of the Assignor as set forth in such Option, with respect to the number of shares of Common Stock issuable upon exercise of such Option, to the Assignee(s) as set forth below:

Name(s) of Assignee(s)	Address(es)	Number of Option Shares

All notices to be given by the Company to the Assignor as Holder shall be sent to the Assignee(s) at the above listed address(es), and, if the number of shares of Common Stock issuable upon exercise of the Option being hereby assigned is less than all of the shares purchasable upon exercise of the Option held by the Assignor, then also to the Assignor.

The Assignor requests that the Company execute and deliver a new Option Award Agreement or Option Award Agreements in the name or names of the Assignee or Assignees, as is appropriate, or, if the number of shares of Common Stock issuable upon exercise of the Option being hereby assigned is less than all of the shares purchasable upon exercise of the Option held by the Assignor, new Option Award Agreements in the name or names of the Assignee or the Assignees, as is appropriate, and in the name of the Assignor.

The undersigned represents that the Assignee has represented to the Assignor that the Assignee is acquiring the Option for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution, and that the Assignee will not offer, sell or otherwise dispose of the Option or the Option Shares except under circumstances as will not result in a violation of applicable securities laws.

Dated:                     , 20

[NAME OF ASSIGNOR]

By
Name:
Title:

[ADDRESS OF ASSIGNOR]

REVOCABLE PROXY

WESTSIDE ENERGY CORPORATION

PLEASE MARK VOTES AS IN THIS EXAMPLE  ☒

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

            , 2008

The undersigned stockholder of Westside Energy Corporation (the “Company”) hereby appoints Douglas G. Manner and Sean J. Austin as proxies, such persons being duly appointed by the Board of Directors with the power to act alone and to appoint appropriate substitutes, to cast all votes that the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the “Meeting”) to be held at 11:00 a.m., Central Time on                     ,                     , 2008 at                     , located at                     , Dallas, Texas, and at any postponement or adjournment thereof, upon the matters coming before the Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

Please be sure to sign and date—Date

Stockholder sign above—Co-holder (if any) sign above

1.	To issue an aggregate of approximately 171.7 million shares of common stock to the owners of Knight Energy Group, LLC, Knight Energy Group II, LLC, Hawk Energy Fund I, LLC and RCH Upland Acquisition, LLC in exchange for all of the equity ownership interests in such entities (Proposal 1)

For	Against	Abstain

2.	To adopt the Westside 2008 Long Term Incentive Plan and to approve the issuance of options to purchase 35 million shares of common stock under such plan (Proposal 2)

For	Against	Abstain

3.	To amend the Company’s articles of incorporation to increase the authorized number of shares of common stock to 500 million (Proposal 3)

For	Against	Abstain

4.	To amend the Company’s articles of incorporation to change its name to “Crusader Energy Group Inc.” (Proposal 4)

For	Against	Abstain

5.	To authorize the Company’s board of directors to effect a one-for-two reverse split of the Company’s common stock (Proposal 5)

For	Against	Abstain

6(a).	To elect seven directors for one-year terms to serve only if the transaction contemplated by Proposal 1 is consummated (Proposal 6)

Nominees: David D. Le Norman, Robert J. Raymond, Joe Colonnetta, James C. Crain, Phil D. Kramer, Robert H. Niehaus, and Shirley A. Ogden

For	Withhold	For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

6(b).	To elect five directors for one-year terms to serve if the transaction contemplated by Proposal 1 is not consummated (Proposal 6)

Nominees: Craig S. Glick, Douglas G. Manner, John T. Raymond, Keith D. Spickelmier, and Herbert C. Williamson, III

For	Withhold	For All Except

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

7.	To vote upon such other business as may properly come before the Meeting and any adjournments of the Meeting in accordance with the determination of a majority of the Company’s Board of Directors.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.  ☐

This proxy will be voted as directed by the above-signed stockholder. Unless contrary instructions are given, this proxy will be voted FOR the issuance of an aggregate of approximately 171.7 million shares of common stock in Proposal 1, FOR the approval of the Westside 2008 Long Term Incentive Plan and the initial grant of options thereunder as described in Proposal 2, FOR the amendment to the Company’s articles of incorporation to increase the authorized number of shares of common stock to 500 million as described in Proposal 3, FOR the amendment to the Company’s articles of incorporation to change its name to “Crusader Energy Group Inc.” as described in Proposal 4, FOR the authorization of the Company’s board of directors to effect a one-for-two reverse split of the Company’s common stock as described in Proposal 5, FOR the election of the nominees listed in Proposal 6 and in accordance with the determination of a majority of the Company’s Board of Directors as to any other matters. The above-signed stockholder may revoke this proxy at any time before it is exercised by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Meeting and voting in person. The above-signed stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated                     , 2008.

Detach above card, sign, date and mail in postage paid envelope provided.

WESTSIDE ENERGY CORPORATION

Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact, and any other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

If you receive more than one proxy card, please sign and return all cards in the accompanying return envelope.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.